As filed with the U.S. Securities and Exchange Commission on March 7, 2023.
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Himalaya Shipping Ltd.
(Exact name of Registrant as specified in its charter)
Bermuda	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
S.E. Pearman Bldg., 2nd floor, 9 Par-la-Ville Road, Hamilton HM 11, Bermuda
+1 (441) 542-4577
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
+1 (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
James A. McDonald Skadden, Arps, Slate, Meagher & Flom (UK) LLP 40 Bank Street, Canary Wharf London, E14 5DS United Kingdom +44 20 7519-7000	John R. Vetterli Jessica Y. Chen White & Case LLP 1221 Avenue of the Americas New York, NY 10020 United States +1 (212) 819-8200
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED   , 2023
PRELIMINARY PROSPECTUS
    Common Shares

Himalaya Shipping Ltd.
$    per common share
This is our initial public offering of common shares. We are offering a total of    common shares, $1.00 par value, of Himalaya Shipping Ltd.
Prior to this offering, our common shares have not been listed in a United States stock exchange. Our shares have traded on the Euronext Growth Oslo and, since April 29, 2022, our shares have traded on the Euronext Expand. Our common shares are listed on the Euronext Expand, operated by the Oslo Stock Exchange, under the symbol “HSHIP” and have been approved for listing on the New York Stock Exchange (the “Stock Exchange”) under the symbol “HSHP.” On   , 2023, the closing price of our Common shares on the Euronext Expand was    Norwegian Kroner, or NOK, per common share, which was equivalent to approximately $   per common share, based upon the noon buying rate of the Federal Reserve Bank of New York for NOK on   , 2023, which was NOK    to $1.00. We expect the initial public offering price will be substantially similar to the trading price for our common shares on the Euronext Expand. The initial public offering price will be determined based on the bookbuilding process and the closing price of our common shares on the Euronext Expand on the pricing date of the offering.
We are an “emerging growth company” under the U.S. federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common shares involves risks. See “Risk Factors” beginning on page 15 of this prospectus.
	Per Common Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us(1)	$	$
(1)	See “Underwriting (Conflicts of Interest)” for additional information regarding the total underwriters’ compensation.
We have also granted the underwriters an option for a period of 30 days to purchase up to an additional     common shares on the same terms as set forth above to cover over-allotments, if any. See “Underwriting (Conflicts of Interest).”
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
No offer or invitation to subscribe for common shares may be made to the public in Bermuda.
The underwriters expect to deliver the common shares to purchasers on or about    , 2023 through the book-entry facilities of The Depositary Trust Company.
DNB Markets

Clarksons Securities
Prospectus dated    , 2023.

We are responsible for the information contained in this prospectus and in any free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer to sell the common shares in any jurisdiction where the offer or sale is not permitted. This offering is being made in the United States and elsewhere solely on the basis of the information contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.
Certain market data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, reports of governmental and international agencies and industry publications and surveys. Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we will operate, including our general expectations and market position, market opportunity and market size, is based on industry publications and other published industry sources prepared by third parties, including Clarkson Research Services Limited (“Clarksons Research”), as well as publicly available information. Industry publications and third-party research, surveys and reports generally indicate that their information has been
i

obtained from sources believed to be reliable. We believe the data from third-party sources to be reliable based upon our management’s knowledge of the industry, but have not independently verified such data. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Because this information involves a number of assumptions and limitations, you are cautioned not to give undue weight to such information.
For investors outside the United States: neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION
We prepare and report our consolidated financial statements in accordance with U.S. GAAP (the “Consolidated Financial Statements”). We maintain our books and records in U.S. dollars.
We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that precede them.
Unless otherwise indicated, all references to “U.S. dollars,” “dollars,” “U.S. $” and “$” in this prospectus are to the lawful currency of the United States of America, and references to “Norwegian Kroner” and “NOK” are to the lawful currency of Norway.
Unless otherwise indicated, information presented in this prospectus which forms part of this registration statement on Form F-1 (i) assumes that the underwriters’ option to purchase additional common shares is not exercised and (ii) assumes that the initial public offering price of the common shares will be $  per common share (which is the closing price of our common shares on the Euronext Expand on  , 2023, converted at an exchange rate equal to NOK  per $1.00, which is the noon buying rate of the Federal Reserve Bank of New York for Norwegian Kroner on  , 2023).
Throughout this prospectus, unless the context otherwise requires, (i) references to “Himalaya Shipping Ltd.,” “Himalaya Shipping,” “Himalaya,” the “Company,” the “Registrant,” “we,” “us,” “Group,” “our” and words of similar import refer to Himalaya Shipping Ltd. and its consolidated subsidiaries, (ii) references to “our vessels” and “our newbuilding vessels” refer to the 12 Newcastlemax dry bulk vessels we have agreed to purchase, of which one vessel was delivered on March 2, 2023 and is currently in operation, and 11 are under construction at New Times Shipyard in China, (iii) references to “Magni” or “Magni Partners” refers to Magni Partners (Bermuda) Limited, (iv) references to “Drew Holdings” refer to Drew Holdings Limited, (v) references to “New Times” or “New Times Shipyard” refer to New Times SB Jingjiang shipyard in China, (vi) references to “1-4 Shipbuilding Contracts” refer to the shipbuilding contracts with New Times relating to four vessels with hull numbers 0120833, 0120834, 0120835 and 0120836, (vii) references to “5-8 Shipbuilding Contracts” refer to the shipbuilding contracts with New Times relating to four vessels with hull numbers 0120837, 0120838, 0120839 and 0120840, (viii) references to “9-12 Shipbuilding Contracts” refer to the shipbuilding contracts with New Times relating to four additional vessels with hull numbers 0120841, 0120842, 0120843 and 0120844, (ix) references to “Shipbuilding Contracts” refer to 1-4 Shipbuilding Contracts, 5-8 Shipbuilding Contracts and 9-12 Shipbuilding Contracts, as the context requires, (x) references to “Avic Leasing Arrangement” or “Avic Leasing” refer to agreements with subsidiaries of Avic International Leasing Co. Ltd. (“Avic”), which is the provider of pre-delivery financing and sale and leaseback financings in relation to the four vessels under our 1-4 Shipbuilding Contracts, (xi) references to “CCBFL Leasing Arrangement” or “CCBFL Leasing” refer to the agreements with subsidiaries of CCB Financial Leasing Company Limited (“CCBFL”), which is the provider of pre-delivery financing and sale and leaseback financings in relation to six vessels under our 5-8 Shipbuilding Contract and 9-12 Shipbuilding Contracts, (xii) references to “Jiangsu Leasing Arrangement,” or “ Jiangsu Leasing,” refer to the agreements with subsidiaries of Jiangsu Financial Leasing Co. Ltd. (“Jiangsu”) in relation to vessels with hull numbers 0120839 and 0120840, originally financed under the CCBFL Leasing, (xiii) references to “Leasing Providers” refer to Avic, CCBFL, and Jiangsu, and their subsidiaries, (xiv) references to the “Sale and Leaseback Agreements” refer to the Avic Leasing, the CCBFL Leasing, and the Jiangsu Leasing, (xv) references to our “Drew Holdings Revolving Credit Facility” or “Drew Holdings RCF” refer to our revolving credit facility with Drew Holdings Limited, (xvi) references to our “Bridge Facility” refer to our bridge facility agreement with DNB Bank ASA, DNB Markets and other lender parties from time to time, (xvii) references to our “Financing Arrangements” refer to our Avic Leasing, CCBFL Leasing, the Jiangsu Leasing, the Drew Holdings RCF, and the Bridge Facility, (xviii) references to “Corporate Support Agreement” refer to our corporate services agreement with Magni Partners, (xix) references to “Management Agreement” refer to our management agreement with 2020 Bulkers Management AS (“2020 Bulkers” or “Manager”), (xx) references to the “Supervision Agreement” refer to the building supervision agreement of our vessels with SeaQuest Marine S.A. (“SeaQuest”), (xxi) references to the “Ship Management Agreements” refer to management agreements with respect to each vessel in our fleet, with either Wilhelmsen Ship Management (Norway) AS, or “Wilhemsen,” or OSM Bergen Dry AS, or “OSM,” each a “ Ship Manager,” (xxii) references to “Address Commission” refer to the commissions that may be deducted from each of the final delivery installments to be paid under the Shipbuilding Contracts, (xxiii) references to the “SEC” refer to the United States Securities and Exchange Commission, (xxiv) references to our “Board” or “Board of Directors” refer to the board of directors of Himalaya Shipping Ltd., as constituted at any point in time and “Director” or “Directors” refers to a member or members of the Board, as applicable, (xxv) references to “Hell and High Water Terms” refer to our absolute obligation to pay the hire rates irrespective of any contingency under the bareboat charters in each of the Sale and Leaseback

Agreements, (xxvi) references to the “Norwegian FSA” refer to the Financial Supervisory Authority of Norway, (xxvii) references to the “Norwegian Prospectus” refer to the prospectus we intend to file before the Norwegian FSA for the admission to listing and trading of the common shares offered in this public offering on Euronext Expand, upon which will be published in Norway and (xxviii) references to “U.S. GAAP” refer to the generally accepted accounting principles in the United States as in effect at any point in time.
For references to certain terms used in this prospectus that are commonly used in the shipping industry, see the “Glossary of Shipping Terms” beginning on page 150 of this prospectus.
MARKET AND INDUSTRY DATA
Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we will operate, including our general expectations and market position, market opportunity and market size, is based on industry publications and other published industry sources prepared by third parties, including Clarksons Research, as well as publicly available information. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires. Because this information involves a number of assumptions and limitations, you are cautioned not to give undue weight to such information. We believe the data from third-party sources to be reliable based upon our management’s knowledge of the industry, but have not independently verified such data.
The discussion contained under this “Industry Overview” section has been compiled from Clarksons Research’s database and other industry sources. Clarksons Research compiles and publishes data for the benefit of its clients. In connection therewith, Clarksons Research has advised that: (i) certain information in Clarksons Research’ database is derived from estimates or subjective judgments, (ii) the information in the databases of other shipping data collection agencies may differ from the information in Clarksons Research’s database and (iii) while Clarksons Research has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures. Although data is taken from the most recently available published sources, these sources do revise figures and forecasts from time to time. Market data and statistics are inherently predictive and subject to uncertainty and do not, necessarily, reflect actual market conditions. Such statistics are based on market research, which, itself, is based on sampling and subjective judgments by both the researchers and the respondents, including judgments about what types of products, services and transactions should be included in the relevant market.
Forward-looking information obtained from third-party sources is subject to the same qualifications and the uncertainties regarding the other forward-looking statements in this prospectus. See the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
TRADEMARKS
We own or have the rights to use various trademarks, service marks and trade names that we use in connection with the operation of our business, including Himalaya Shipping Ltd. and our logos. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third-parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsement or sponsorship by, us.
EXCHANGE CONTROL
Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our common shares to and between non-residents of Bermuda for exchange control purposes provided our common shares remain listed on an appointed stock exchange, which includes the Stock Exchange. In granting such consent, the Bermuda Monetary Authority accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our Consolidated Financial Statements and notes to those statements, included elsewhere in this prospectus, before deciding to invest in our common shares. For the definition of certain terms used in this prospectus that are commonly used in the shipping industry, see the “Glossary of Shipping Terms” beginning on page 150 of this prospectus.
We are an independent bulk carrier company with contracts to acquire 12 Newcastlemax dry bulk vessels, of which one vessel was delivered on March 2, 2023 and is in operation and 11 are under construction. We were founded in March 2021 for the purpose of operating high-quality dry bulk vessels in the range of 210,000 dwt.
We have agreements to acquire 12 Newcastlemax dry bulk vessels with an aggregate carrying capacity of 2.5 million dwt, of which one vessel has been delivered and is in operation and 11 are under construction at New Times Shipyard in China. These vessels will be equipped with the latest generation dual fuel LNG technology, with fuel-saving devices, exhaust gas cleaning systems or “scrubbers”, and ammonia ready engines, which we believe will make our vessels more fuel efficient, more cost effective, and environmentally friendly as compared to older dry bulk vessels without these features, which we believe will make our fleet more attractive to charterers.
We expect the dual fuel capability to be a benefit when LNG is economical to use.
The estimated delivery of our vessels is between March 2023 and August 2024. Pursuant to agreements with the Leasing Providers, upon delivery from New Times, each acquired vessel will be sold to a special purpose vehicle (“SPV”) owned by the Leasing Providers, and each SPV has agreed to charter back the vessels under bareboat charters, under Hell and High Water Terms, subject to the effective transfer of ownership of the vessels to the SPVs. Each of the vessels will be flagged in Liberia. Accordingly, the first vessel recently delivered by New Times was sold to an Avic SPV and immediately thereafter chartered back to us under a bareboat charter.
Pursuant to the Shipbuilding Contracts, we agreed to acquire 12 vessels for an average purchase price of $69.3 million per vessel to be paid in four pre-delivery installments for each vessel, in the amount equal to approximately 5%, 5%, 10% and 10% of the initial purchase price of each vessel, respectively, with the remaining delivery installments, in the amount of approximately 70% of the initial purchase price payable upon the delivery of each vessel. The total average purchase price, including estimated variation orders, Address Commissions and the cost of scrubbers we are installing on each of our vessels is $71.6 million.
The total purchase price payable for the vessels is $859.7 million, including estimated variation orders, Address Commissions and the cost of scrubbers we are installing on all our vessels. As of March 6, 2023, we have paid $206.8 million for certain pre-delivery installments under the Shipbuilding Contracts and the delivery installments on one vessel (including amounts paid by our Leasing Providers and Magni on our behalf), with the remaining installments totaling $652.9 million, and we have financing for substantially all of the remaining payments under the Shipbuilding Contracts other than the cost of scrubbers we are installing on our vessels with respect to eight vessels under the 5-8 and 9-12 Shipbuilding Contracts. We have entered into agreements for pre-delivery financing and delivery financing with Avic, CCBFL, and Jiangsu to provide the financing for a substantial portion of the installments under the newbuilding program for our vessels, other than the cost of scrubbers we are installing on our vessels with respect to eight vessels under the 5-8 and 9-12 Shipbuilding Contracts.
We have agreements in place with New Times to install scrubbers on all of our vessels for a cost of $2.4 million per vessel. We have secured financing for a substantial portion of this cost for the four vessels under the 1-4 Shipbuilding Contracts and we intend to finance (i) the remaining cost of scrubbers (a) for the second vessel with hull numbers 0120834 under the 1-4 Shipbuilding Contracts with funds available to the Company under the Drew Holdings RCF or the Bridge Facility and (b) for the third and fourth vessel with hull numbers 0120835 and 0120836 under the 1-4 Shipbuilding Contract, respectively, with the net proceeds from this offering; and (ii) the respective cost of scrubbers for the eight vessels under the 5-8 and 9-12 Shipbuilding Contracts with the net proceeds of this offering or through debt financing with our existing lenders, or a combination thereof. In case we decide to finance these scrubbers through debt financing, there is no assurance that we will be able to execute this scrubber financing.

We are planning to raise financing through the offering contemplated by this prospectus. Assuming additional equity financing, based on our track record in terms of raising equity, and/or completion of debt financing for scrubber installation, we believe we will be able to meet anticipated liquidity requirements for our business for at least the next twelve months.
The vessels will operate worldwide, with key trades for our Newcastlemax vessels expected to be Brazil to China and Australia to China. Our vessels are expected to transport a broad range of major bulk commodities, including iron ore, coal, and bauxite. We plan to employ our vessels on index-linked rate time charters, fixed rate time charters or voyage charters, with counterparties that are expected to typically be large dry bulk operators, commodity traders and end users. Currently, six of our vessels under construction have been chartered out on index-linked rate time charters for periods of between 24 to 38 months, plus certain extension options, and we have chartered the first vessel with hull number 0120833 on a fixed-rate time charter at $30,000 per day, gross, for two years. We expect to charter the remaining vessels prior to their respective delivery from New Times.
Our Manager, 2020 Bulkers, has experience operating in the dry bulk shipping industry. Our Chief Executive Officer, Mr. Herman Billung, who is contracted from 2020 Bulkers under the Management Agreement, has extensive experience in the dry bulk shipping industry including overseeing newbuilding projects, sales and purchase activities and commercial and chartering activities. During his career, Mr. Billung has gained deep experience in and insight into the dry bulk market.
In April 2022, our common shares began trading on the Euronext Expand under the symbol “HSHIP.”
The dry bulk shipping industry is highly cyclical and experiences volatility in profitability, vessel values and freight rates. Freight rates are strongly influenced by the supply of dry bulk vessels and the demand for dry bulk seaborne transportation.
We plan to maximize shareholder returns from our fleet of 12 Newcastlemax vessels. We plan to charter the vessels to strong counterparties and will focus on returning capital to the shareholders in the form of monthly dividends, subject to available cash and capital requirements, including requirements under capital expenditure programs, market prospects, contractual restrictions under our Financing Arrangements, and other considerations. See “Dividends and Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financing Arrangements” and “Description of Share Capital.”
We may consider growth and acquisition opportunities if we believe they are in the best interest of our shareholders; however, our primary focus is the 12 newbuilding vessels we have agreed to acquire (one of which has already been delivered).
Our Fleet
We have one dual fueled Newcastlemax 210,000 dwt (delivered in March 2023) in operation and 11 newbuildings of the same type under construction at New Times Shipyard in China, which are expected to be delivered between March 2023 and August 2024. A significant part of the purchase price of these vessels will be financed under the Sale and Leaseback Agreements and, upon delivery to us, these vessels will be sold to SPVs owned by our Leasing Providers and then leased back to us under bareboat charters. These vessels will comprise our fleet when delivered, and we expect the majority of our fleet to be contracted on index-linked charters.
In connection with the IMO sulfur cap regulations that came into force in January 2020, which limits the emission of sulfur content to 0.5% m/m, all of our vessels will have scrubbers installed upon delivery to us. We believe that having scrubbers on all of our vessels will distinguish us from Capesize vessel owners that do not have scrubbers on their vessels and therefore will not be able to consume less expensive bunker fuel with higher sulfur content. Approximately 47.9% of the Capesize fleet in the market has installed scrubbers.
We estimate that each incremental $50 per tonne increase in the Very Low Sulphur Fuel Oil (“VLSFO”) – High Sulfur Fuel Oil (“HSFO”) fuel spread would yield a potential scrubber-driven saving for the Company of around $1.0 thousand per day for a scrubber-fitted dual fuel Newcastlemax vessel, assuming 27.4 tonnes per day fuel consumption and 75% retention of the scrubber premium by the Company. Between 2018 and 2022, the VLSFO–HSFO spread has been approximately $121 per tonne, while the 2023, 2024, and 2025 forward curves imply approximately $142, $110, and $93 per tonne, respectively.
Although LNG is not currently economical to use for dual fuel vessels at current LNG market prices, we expect the dual fuel capability to be a benefit in the future. Once LNG becomes economical to use, we estimate that each $50 per tonne increase in the VLSFO – LNG fuel spread would yield a potential LNG-driven saving of around

$1.4 thousand per day for a scrubber-fitted dual fuel Newcastlemax vessel, assuming 27.4 tonnes per day VLSFO fuel consumption and 22.7 tonnes per day LNG fuel consumption where the spread differential is driven by increasing VLSFO prices.
Between 2014 and 2022, the VLSFO–LNG spread has been approximately $75 per tonne while the 2026, 2027, and 2028 forward curves imply approximately $72, $97, and $84 per tonne, respectively.
The following table summarizes key information about the 12 newbuilding vessels we have agreed to purchase under the Shipbuilding Contracts (one of which has already been delivered).
Vessel Name(1)	Hull No.	Type	Delivery Date or Estimated Delivery Date	Size (dwt)	Intended Flag	Shipyard	Type of Employment
Mount Norefjell	0120833	Newcastlemax dry bulk carrier	March 2, 2023	210,000	Liberia	New Times	Fixed-time charter
Mount Ita	0120834	Newcastlemax dry bulk carrier	March 9, 2023	210,000	Liberia	New Times	Index-linked time charter(2)
Mount Etna	0120835	Newcastlemax dry bulk carrier	April 10, 2023	210,000	Liberia	New Times	Index-linked time charter(2)
Mount Blanc	0120836	Newcastlemax dry bulk carrier	June 5, 2023	210,000	Liberia	New Times	Index-linked time charter(2)
Mount Matterhorn	0120837	Newcastlemax dry bulk carrier	July 24, 2023	210,000	Liberia	New Times	Index-linked time charter(2)
Mount Neblina	0120838	Newcastlemax dry bulk carrier	September 7, 2023	210,000	Liberia	New Times	Index-linked time charter(2)
Mount Bandeira	0120839	Newcastlemax dry bulk carrier	January 3, 2024	210,000	Liberia	New Times	Index-linked time charter(2)
Mount Hua	0120840	Newcastlemax dry bulk carrier	January 10, 2024	210,000	Liberia	New Times
Mount Elbrus	0120841	Newcastlemax dry bulk carrier	February 19, 2024	210,000	Liberia	New Times
Mount Denali	0120842	Newcastlemax dry bulk carrier	June 10, 2024	210,000	Liberia	New Times
Mount Aconcagua	0120843	Newcastlemax dry bulk carrier	July 23, 2024	210,000	Liberia	New Times
Mount Emai	0120844	Newcastlemax dry bulk carrier	August 2, 2024	210,000	Liberia	New Times
(1)
All our vessels are subject to Sale and Leaseback Agreements, effective upon delivery and effective transfer of ownership to the SPV owned by the Leasing Providers, as further described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Arrangements”.

(2)	These charters will be effective upon delivery.

Charter Agreements
In October 2022, we entered into charter agreements for six of our vessels on index-linked time charters for periods of between 24 to 38 months, plus certain extension options. In addition, in December 2022, we entered into a fixed-rate time charter on a seventh vessel for a two-year charter at a fixed-rate of $30,000 per day gross. Each such agreement will commence and be effective upon the delivery of the respective vessel.
Vessel Name	Hull No.	Delivery Date or Estimated Delivery Date(1)	Rate (in U.S, dollars)	Charter period
Mount Norefjell	0120833	March 2, 2023	30,000 per day gross	24 months(3)
Mount Ita	0120834		BCI 5TC plus premium, scrubber benefit(2)	32-38 months(4)
Mount Etna	0120835		BCI 5TC plus premium, scrubber benefit(2)	32-38 months(4)
Mount Blanc	0120836		BCI 5TC plus premium, scrubber benefit(2)	24 months(5)
Mount Matterhorn	0120837		BCI 5TC plus premium, scrubber benefit(2)	24 months(5)
Mount Neblina	0120838		BCI 5TC plus premium, scrubber benefit(2)	24 months(5)
Mount Bandeira	0120839		BCI 5TC plus premium, scrubber benefit(2)	24 months(5)
(1)
The estimated delivery dates to our charterers are expected to be one to two business days after the vessels are delivered to us by New Times. See “Delivery Date or Estimated Delivery Dates” under the table summarizing key information about the 12 newbuilding vessel under “—Our Fleet”.

(2)
We will earn revenues based on the Baltic 5TC Capesize Index published by the Baltic Exchange plus a premium which will vary depending on contract terms. In addition, we will earn a scrubber benefit based on the spread between high sulphur fuel oil and very low sulphur fuel oil or the spread between liquified natural gas and very low sulphur fuel oil, as applicable depending upon the type of fuel the vessel is using.

(3)	Minimum of 24 months to a maximum of 26 months with an evergreen structure thereafter.
(4)	Extension options for 11-13 months.
(5)	Minimum of 24 months with an evergreen structure thereafter.
For more details of our charter agreements and certain terms and conditions thereunder see “Business—Charter Agreements”.
Ship Management Agreements
We have outsourced technical management of our vessels to third party ship managers OSM and Wilhemsen. The Ship Managers provide services including, ship maintenance, repairs, alterations and the upkeep of the vessel, appointing surveyors and technical consultants, including arranging the transportation of shore personnel when servicing the vessel, technical support, arranging supervisory visits to the vessel, and maintaining a safety management system and related services to us.
Management of Our Business
Our Board of Directors is responsible for determining the strategic vision and ultimate direction of our business, determining the principles of our business strategy and policies and promoting our long-term interests. Our Board of Directors exercises oversight authority over our business and, subject to our governing documents and applicable law, generally delegates day-to-day operational and commercial management of the Company to our contracted senior management team.
The contracted senior management team responsible for the day-to-day operational and commercial management has extensive experience in the dry bulk shipping market. Management of our business services, including the services of our contracted Chief Executive Officer and contracted Chief Financial Officer, are provided to us by 2020 Bulkers under the Management Agreement. The services provided include negotiating contracts related to the vessels, negotiating terms of employment of the vessels, making all necessary arrangements for the proper employment of the vessels and negotiating the terms of all contracts for the purchase or sale of the vessels, in each case subject to the express limitations and guidelines imposed by us, as well as newbuilding supervision, assistance with delivery of vessels and supervising SeaQuest, among others. Our Manager, 2020 Bulkers, which has experience operating in the dry bulk shipping industry, is a subsidiary of 2020 Bulkers Ltd., a company incorporated in Bermuda and listed on the Oslo Stock Exchange. Our contracted Chief Executive Officer, Mr. Herman Billung, has extensive experience in the dry bulk shipping industry including overseeing newbuilding projects, sales and purchase activities and commercial and chartering activities. During his career, Mr. Billung has gained deep experience in and insight into the dry bulk market.
In addition, pursuant to the Corporate Support Agreement, Magni, an affiliate of our largest shareholder, Drew Holdings, sources and advises on strategic opportunities for our Board of Directors’ consideration, and has a key role in identifying and pursuing business opportunities to the Company. For more information on management and related parties, see the sections entitled “Management—Board of Directors & Board Practices” and “Certain Relationships and Related Party Transactions.”
Our Competitive Strengths
High quality fleet of vessels to be newly delivered in 2023 and 2024
Our fleet will initially consist of 12 dual fuel Newcastlemax dry bulk vessels currently under construction with estimated deliveries between March 2023 and August 2024, of which one vessel was delivered on March 2, 2023 and is currently in operation. Once delivered, we will have a young fleet in the market where the average age of the Capesize fleet is 9.9 years. These new and modern vessels will offer technically advanced, operationally flexible, safe and reliable contracting, including optimized hull lines, fuel-saving devices to improve propeller efficiency, advanced but robust machinery, and other features that offer relatively low fuel consumption and CO2 emission per tonne-mile. We believe that owning a young, high-quality, well-maintained fleet will afford us significant benefits, including reduced operating costs, improved quality of service and a competitive advantage in securing favorable charters with high-quality counterparties.
Our modern vessels will also benefit from dual fueled LNG technology and be installed with fuel-saving devices, scrubbers, and ammonia ready engines, which we believe will assist us in chartering our vessels, enhance our operating performance by reducing voyage costs, allow us to adhere to increasingly stringent environmental standards and make our vessels more environmentally friendly than vessels without these features. Although LNG is not currently economical to use for dual fuel vessels at current LNG market prices, we expect the dual fuel capability to be a benefit in the future. Since charterers pay for bunker fuel, they benefit from efficiency savings on our vessels, which makes our vessels more attractive to charterers than less efficient vessels.
In addition, all of our fleet will belong to the same size segment (Newcastlemax), with identical specifications and capabilities, which will help us market our fleet together with the support and collaboration of our Manager and Ship Managers.
Further, in light of the relatively low fuel consumption of our vessels and their dual fueled capability, we will be one of the only fleets in the market which will be capable of doing full-round routes in the key trade of Brazil to China and other similar long-haul routes without the need for rebunkering, providing our customers additional flexibility. We believe this capability makes our fleet more attractive to charterers and will enable us to focus on the most profitable routes with our customers.
Demonstrated access to capital and financing for substantially all of the remaining payments for our 11 newbuildings
Our 11 newbuildings on order and the newbuild that has been delivered are substantially funded by our equity financings completed prior to this offering and the debt financing (including the Sale and Leaseback Agreements) we have entered into to finance our pre-delivery and delivery installments under each Shipbuilding Contract up to the delivery date of our newbuilding vessels, from which time we expect to start to generate cash flows from operations. We have not yet secured financing for (i) remaining cost of scrubbers relating to the third and fourth vessels with hull numbers 0120835 and 0120836, respectively, under the 1-4 Shipbuilding Contract, (ii) the costs to install scrubbers on eight of our vessels under the 5-8 and 9-12 Shipbuilding Contracts, expected to be $19.2 million in the aggregate, and (iii) our working capital requirements in the upcoming months, and we intend to use a portion of the proceeds of this offering to fund a certain part of the costs to install scrubbers as described in (i) and (ii), as well as our working capital requirements.
We are planning to raise financing through the offering contemplated by this prospectus. We have financing in place for a substantial portion of the pre-delivery and delivery installments to be paid under the Shipbuilding

Contracts (other than for the financing of the scrubbers for eight of our vessels under the 5-8 and 9-12 Shipbuilding Contracts). Assuming additional equity financing, based on our track record in terms of raising equity, and/or completion of debt financing for scrubber installation, we believe we will be able to meet anticipated liquidity requirements for our business for at least the next twelve months.
Management team with extensive experience in the dry bulk shipping industry
Our contracted management team has extensive experience and a strong operational track record of over 33 years in the dry bulk shipping industry. The members of our management team (contracted to us from 2020 Bulkers) have held and currently hold leadership positions at prominent dry bulk companies, including Golden Ocean Group Limited, 2020 Bulkers Ltd., Torvald Klaveness Group, Star Bulk Norway AS, among others, and have solid and long-term relationships with companies in the industry which complement one another and have assisted, and continue to assist, in our development. Since our inception, we have been able to capitalize on the 2020 Bulkers team’s track record in the dry bulk shipping industry and more specifically in the Newcastlemax segment, having chartered a total of 15 Newcastlemax vessels to different customers, including seven of our vessels. We believe the experience of our management team will help us in securing charters and in successfully operating our business.
Commitment to safety and the environment
We are focused on developing a strong Quality, Health, Safety and Environment (“QHSE”) culture and operations. We believe that the combination of quality vessels and experienced and skilled management coordinating our business will contribute to the safety and effectiveness of our operations. Our commitment to strong QHSE culture and performance is reflected in our fleet of modern, dual fuel vessels with scrubbers and ammonia ready engines. We believe that our vessels, particularly when running on LNG (when economical, which will depend upon LNG market prices), will have lower emissions of CO2 compared to a standard Capesize and that by installing scrubbers we will further mitigate our vessels’ environmental impact. We believe that these features of our vessels and our commitment to QHSE will enhance our growth prospects as we work toward becoming one of the preferred providers in the industry.
Our Strategy
Maximize shareholder returns
Our strategy is to maximize shareholder returns from our fleet of 12 Newcastlemax vessels once the vessels are delivered by New Times Shipyard. We plan to return capital to the shareholders in the form of monthly dividends, subject to cash requirements and availability and other considerations. We may consider growth and acquisition opportunities if we believe in the best interest of our shareholders; however, our primary focus is the 12 newbuilding vessels we have agreed to acquire (one of which has already been delivered).
Establish a high-quality, modern, and young Newcastlemax dry bulk fleet
All of our newbuildings on order are Newcastlemax vessels with a capacity of 210,000 dwt. We believe that Newcastlemax vessels present the most attractive value and upside potential in the current market, and as such, our management has focused on this vessel type.
As all of our vessels are newbuildings, we will have a young fleet in the market upon delivery. We intend to leverage our young and modern fleet to become a preferred provider to the industry and we have already secured charters for seven of our 12 vessels.
Leverage dual fuel LNG technology, fuel-saving technology and lower environmental impact of our fleet
All of our newbuildings on order are Newcastlemax vessels with dual fuel capability, scrubbers, ammonia ready engines, fuel-saving devices and improved propeller efficiency, which offer relatively low fuel consumption and CO2 emission per tonne-mile. We believe these capabilities present a very attractive opportunity for our charterers when compared to less efficient and environmental vessels in the industry, and we believe this will help us to capture additional business opportunities, as these features will enhance our operating performance by reducing voyage costs, while allowing our charterers to benefit from efficiency savings on our vessels, as they pay for less bunker fuel.
Although the price of LNG is volatile and it might not always be economical to use, we believe that LNG is a good alternative fuel in the shipping industry at this time. We see this fuel as the most suitable environmentally friendly alternative for the dry bulk vessel industry during the worldwide transition to carbon neutral fuels.

We will have one of the most fuel-efficient fleets in the market upon delivery, whether used under LNG or traditional bunkers. We intend to leverage our efficient, modern fleet to become a preferred provider to the industry, while having at the same time a lower environmental impact than older vessels without the dual fuel LNG capability and/or scrubbers and/or ammonia ready engines.
Pursue our simple business model with a focus on the Newcastlemax segment
Our primary focus is the 12 newbuilding we have agreed to acquire from New Times (one of which has already been delivered), all of which belong to the same size segment (Newcastlemax), with the same characteristics and capabilities. We believe this is a fairly simple business model and easy to operate given the synergies and efficiencies of managing a fleet of vessels with identical specifications in the market together with the support and collaboration of our Manager and Ship Managers.
Dividend Policy
We have not paid any dividends to our shareholders since our incorporation. Our Board of Directors has adopted a dividend policy to distribute monthly dividends to our shareholders once our vessels generate sufficient cash flow to allow for such payments. Any dividends will be subject to the discretion of our Board of Directors, requirements of Bermuda law and other applicable laws, our results of operation, financial condition, cash requirements and availability, including requirements under capital expenditure programs, market prospects, contractual restrictions under our Financing Arrangements, the ability of our subsidiaries to distribute funds to us and other factors deemed relevant by our Board of Directors. See “Dividends and Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financing Arrangements” and “Description of Share Capital.” We cannot assure that we will be able to pay regular dividends as intended. We have not adopted a separate written dividend policy to reflect our Board’s policy.
Conflicts of Interest
As described in “Use of Proceeds,” we intend to use the net proceeds from this offering to repay a portion of the Bridge Facility, for which DNB Markets is acting as arranger and DNB Bank ASA is acting as the lender and as agent. Because DNB Markets, Inc. is expected to receive 5% or more of the net proceeds of this offering, not including underwriting compensation, DNB Markets, Inc., an underwriter participating in this offering, is deemed to have a “conflict of interest” within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. or Rule 5121. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121, which requires that a qualified independent underwriter, or QIU, participate in the preparation of this prospectus and perform the usual standards of due diligence with respect thereto. Clarksons Securities, Inc. has agreed to act as the QIU for this offering. Clarksons Securities, Inc. will not receive any additional compensation for acting as the QIU. We have agreed to indemnify Clarksons Securities, Inc. against certain liabilities incurred in connection with acting as a QIU, including liabilities under the Securities Act. In accordance with Rule 5121, DNB Markets, Inc. will not confirm sales to discretionary accounts without the prior written approval of the customer. Please see “Underwriting (Conflicts of Interest)” for more information.
Corporate Information
We were incorporated in Bermuda on March 17, 2021.
Our principal executive offices are located at S. E. Pearman Building, 2nd Floor, 9 Par-la-Ville Road, Hamilton HM11, Bermuda and our telephone number is +1 (441) 542-4577. Our principal website is https://himalaya-shipping.com/. The information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
We maintain a registered office in Bermuda at S. E. Pearman Building, 2nd Floor, 9 Par-la-Ville Road, Hamilton HM11, Bermuda. The telephone number of our registered office is +1 (441) 542-4577.
Risk Factors Summary
We face a number of risks associated with our business and industry and must overcome a variety of challenges to utilize our strengths and implement our business strategies, including those described in “Risk Factors” immediately following this Prospectus summary. These risks include, but are not limited to, the following:

•	changes in the international shipping industry, including charter hire rates and related volatility;
•	the current state of the global financial markets and economic conditions;
•	political instability, possible acts of piracy, terrorist or other attacks, war and international hostilities in countries where vessels may be employed;
•	outbreaks of epidemic and pandemic diseases, including COVID-19, and governmental responses thereto;
•	an over-supply of dry bulk vessel capacity which may lead to reductions in current charter rates, vessel values and profitability;
•	the environmental regulatory landscape relating to ballast water discharge;
•	high prices of fuel, or bunker, may adversely affect our profits;
•	inherent operational risks of the shipping industry;
•	risks with respect to our counterparties on contracts, and failure of such counterparties to meet their obligations;
•	not being successful in finding employment for all of our vessels;
•	dependency on the ability of our subsidiaries to distribute or loan funds to us in order to make dividend payments;
•	potential conflicts of interests between us and 2020 Bulkers;
•	a decrease in the level of China’s export of goods;
•	our dependency upon a limited number of significant customers for a large part of our revenues and the loss of one or more of these customers;
•	our inability to make required payment under certain of our Financing Arrangements if our vessel charters do not provide sufficient revenue to service our debt service obligations;
•	restrictive covenants in our existing Credit Arrangements imposing financial and other restrictions on us;
•	potential inability to comply with the financial covenants in our CCBFL Leasing;
•	inability to successfully take delivery of and employ our newbuilding vessels; and
•	other factors described under “Risk Factors” in this prospectus.
You should carefully consider all of the information set forth in this prospectus and, in particular, those risks described in “Risk Factors” and the other information in this prospectus before deciding whether to invest in our common shares. These risks could, among other things, prevent us from successfully executing our strategies and could have a material adverse effect on our business, financial condition and results of operations.
Implications of Being an Emerging Growth Company
As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include an exemption from the auditor attestation requirement in the auditor assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act.
We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company (i) upon the last day of the fiscal year (A) in which we had more than $1.235 billion in annual revenue, or (B) we are deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our common shares held by non-affiliates exceeds $700.0 million as of the prior June 30th, or (ii) upon the date on which we have issued more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. To the extent that we take advantage of these reduced reporting burdens, the information that we provide shareholders may be different than you might obtain from other public companies in which you hold equity interests.

The JOBS Act permits an “emerging growth company” like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. Our decision to opt out of the extended transition period is irrevocable.
Implications of Being a Foreign Private Issuer
In general, under the Stock Exchange corporate governance standards, foreign private issuers, as defined under the Exchange Act, are permitted to follow home country corporate governance practices instead of the corporate governance practices of the Stock Exchange. Accordingly, we intend to follow certain corporate governance practices of our home country, Bermuda, in lieu of certain of the corporate governance requirements of the Stock Exchange. A brief summary of those differences is provided as follows:
•
Our by-laws do not require shareholder approval for the issuance of shares (i) in connection with the acquisition of stock or assets of another company; (ii) when it would result in a change of control; (iii) when a share option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which shares may be acquired by officers, directors, employees, or consultants; or (iv) in connection with a transaction (other than a public offering) involving the sale, issuance or potential issuance of shares at a price less than market value.

In addition, as a foreign private issuer, we will not be subject to the following requirements under US securities laws applicable to domestic issuers:
•	The requirement to file quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders;
•	The requirement to file reports on Form 8-K disclosing significant events within four business days of their occurrence;
•	The requirements of Regulation FD;
•	Section 16 rules regarding sales of common shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act;
If at any time we cease to be a “foreign private issuer” under the rules of the Stock Exchange and the Exchange Act, as applicable, our Board of Directors will take all action necessary to comply with the Stock Exchange corporate governance rules.
Due to our status as a foreign private issuer and our intent to follow certain home country corporate governance practices, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all the Stock Exchange corporate governance standards. See “Description of Share Capital.”

THE OFFERING
Issuer
Himalaya Shipping Ltd.
Offering
  common shares (assuming the underwriters exercise in full their option to purchase     additional common shares).
Voting rights
Our common shares have one vote per share.
Over-allotment option
We have granted the underwriters the right to purchase up to an additional     common shares from us within 30 days of the date of this prospectus, to cover over-allotments, if any, in connection with the offering.
Share capital before and after offering
Our issued and outstanding share capital before the offering consists of 32,152,857 common shares.

Immediately after the offering, we will have     common shares outstanding, assuming no exercise of the underwriter’s over-allotment option.
Use of proceeds
We expect to receive total estimated net proceeds of approximately $    million (or $    million if the underwriters exercise in full their option to purchase additional common shares), assuming an initial public offering price of $    per common share, which is the closing price of our common shares on the Euronext Expand on    , 2023, converted at an exchange rate equal to NOK     per $1.00, which is the noon buying rate of the Federal Reserve Bank of New York for Norwegian Kroner on    , 2023, after deducting estimated underwriting discounts and commissions and expenses of the offering that are payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, which may include funding acquisitions or maintaining liquidity, funding the cost of scrubber installations, repayment of indebtedness, and funding our working capital needs. We will have broad discretion in allocating the net proceeds from this offering. In particular we intend to use the proceeds of the offering primarily to (i) repay $1.7 million drawn under our Drew Holdings RCF, drawn to fund working capital requirements and fees payable to lenders, (ii) repay $7.5 million drawn under our Bridge Facility to fund working capital requirements, (iii) repay $2.2 million to our Ship Managers relating to advanced short-term funding provided to us to cover actual costs and expenses arising from or in connection with the Ship Management Agreements, (iv) pay the remaining cost of scrubbers relating to the third and fourth vessels with hull numbers 0120835 and 0120836, respectively, under the 1-4 Shipbuilding Contract, (v) pay the costs to install scrubbers on eight of our vessels under the 5-8 and 9-12 Shipbuilding Contracts, and (vi) pay $    of loan fees to be paid to the Leasing Providers. See “Use of Proceeds”.

Conflicts of Interest
As described in “Use of Proceeds,” we intend to use the net proceeds from this offering to repay a portion of the Bridge Facility, for which DNB Markets is acting as arranger and DNB Bank ASA is acting as the lender and as agent. Because DNB Markets, Inc. is expected to receive 5% or more of the net proceeds of this offering, not including underwriting compensation, DNB Markets, Inc., an underwriter participating in this offering, is deemed to have a “conflict of interest” within the meaning of Rule 5121. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121, which requires that a QIU participate in the preparation of this prospectus and perform the usual standards of due diligence with respect thereto. Clarksons Securities, Inc. has agreed to act as the QIU for this offering. Clarksons Securities, Inc. will not receive any additional compensation for acting as the QIU. We have agreed to indemnify Clarksons Securities, Inc. against certain liabilities incurred in connection with acting as a QIU, including liabilities under the Securities Act. In accordance with Rule 5121, DNB Markets, Inc. will not confirm sales to discretionary accounts without the prior written approval of the customer. Please see “Underwriting (Conflicts of Interest)” for more information.
Dividend policy
Our Board of Directors has not declared or paid any dividends to shareholders since our incorporation. Our Board of Directors has adopted a dividend policy to distribute monthly dividends to our shareholders once our vessels generate sufficient cash flow allowing such payments. Any dividends will be subject to the discretion of our Board of Directors, requirements of Bermuda law and other applicable laws, our results of operations, financial condition, cash requirements and availability, including requirements under capital expenditure programs, contractual restrictions under our Financing Arrangements, the ability of our subsidiaries to distribute funds to us and other factors deemed relevant by our Board of Directors. See “Dividends and Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financing Arrangements” and “Description of Share Capital.”
Lock-up agreements
We have agreed with the underwriters, subject to certain exceptions, not to offer, sell, or dispose of any shares of our share capital or securities convertible into or exchangeable or exercisable for any shares of our share capital during the 180-day period following the date of this prospectus, subject to certain exceptions. Members of our Board of Directors and our contracted executive officers, comprising an aggregate of 1.2% of our outstanding share capital as of the date of this prospectus, have agreed to substantially similar lock-up provisions, subject to certain exceptions.

Risk factors
See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our common shares.
Listing
We have applied to list our common shares on the Stock Exchange under the symbol “HSHP.” Our previously issued common shares will remain listed on the Euronext Expand and we intend to file the Norwegian Prospectus before the Norwegian FSA for the admission to listing and trading of the common shares offered in this public offering on Euronext Expand, upon which approval the Company intends to publish the Norwegian Prospectus and our common shares will be tradeable from the Stock Exchange to the Euronext Expand.
Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the option granted to the underwriters to purchase up to    additional common shares to cover over-allotments, if any, in connection with the offering.

SUMMARY FINANCIAL INFORMATION
We were incorporated in Bermuda on March 17, 2021 and all financial information for the period ended December 31, 2021 is from this date. The following table sets forth our selected consolidated financial data. The selected financial data as of and for the year ended December 31, 2022 and as of and for the period ended December 31, 2021 of Himalaya Shipping Ltd. has been derived from our Consolidated Financial Statements included elsewhere in this prospectus, which have been prepared in accordance with U.S. GAAP. This financial information should be read in conjunction with the sections entitled “Capitalization,” “Presentation of Financial and Other Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements, including the notes thereto, included elsewhere in this prospectus.
Selected Statements of Operation Data:
(in millions of U.S. dollars except share and per share data)	Year ended December 31, 2022	Period from March 17 (Inception) to December 31, 2021
Operating expenses
Total operating expenses	(2.0)	(1.0)
Operating loss	(2.0)	(1.0)
Interest, expense, net of capitalized interest	—	—
Net loss attributable to shareholders of Himalaya Shipping	(2.0)	(1.0)
Loss per share
Basic and diluted loss per share	(0.06)	(0.06)
Weighted average shares outstanding	32,152,857	18,316,970
Selected Balance Sheet Data:
(in millions of U.S.$)	As of December 31, 2022	As of December 31, 2021
ASSETS

Current Assets
Cash and cash equivalents	0.3	11.3
Other current assets	1.4
Total current assets	1.7	11.3

Non-current assets
Newbuildings	176.1	83.5
Other non-current assets	—	0.4
Total non-current assets	176.1	83.9
Total assets	177.8	95.2

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Current portion of long-term debt	7.0	—
Account payable	14.9	0.8
Amounts due to related parties	2.7	—
Accrued expenses	1.1	—
Other current liabilities	0.3	—
Total current liabilities	26.0	0.8

(in millions of U.S.$)	As of December 31, 2022	As of December 31, 2021
Non-current liabilities
Long-term debt	60.5	—
Amounts due to related parties	1.0	2.5
Total non-current liabilities	61.5	2.5
Total liabilities	87.5	3.3
Commitments and contingencies

Shareholders’ equity
Common shares of par value $1.0 per share: authorized at December 31, 2022 and 2021: 140,010,000 shares, issued and outstanding at December 31, 2022 and 2021: 32,152,857 shares	32.2	32.2
Additional paid-in capital	61.1	60.7
Retained loss	(3.0)	(1.0)
Total shareholders’ equity	90.3	91.9
Total liabilities and shareholders’ equity	177.8	95.2
Selected Cash Flow Data:
(in millions of U.S.$)	Year ended December 31, 2022	Period from March 17 (Inception) to December 31, 2021
Cash flows from operating activities
Net loss for the period	(2.0)	(1.0)
Shared based compensation	0.4	—
Other current assets	(0.5)	—
Account payables	0.4	0.4
Other current liabilities	0.3	0.1
Net cash used in operating activities	(1.4)	(0.5)
Cash flows from investing activities
Additions to newbuildings	(78.3)	(68.8)
Net cash used in investing activities	(78.3)	(68.8)
Cash flows from financing activities
Proceeds, net of deferred loan costs paid to lender, from issuance of long term debt	69.6	—
Other deferred loan costs paid	(1.4)	—
Proceeds from issuance of long-term debt from related parties	1.0	—
Proceeds from the issuance of common shares, net of paid issuance costs	(0.5)	80.6
Net cash provided by financing activities	68.7	80.6
Net increase (decrease) in cash and cash equivalents and restricted cash	(11.0)	11.3
Cash and cash equivalents and restricted cash at beginning of period	11.3	—
Cash and cash equivalents and restricted cash at end of period	0.3	11.3
Supplemental disclosure of cash flow information
Non-cash settlement of debt	—	(13.6)
Non-cash share issuance	—	13.6
Non-cash additions in respect of newbuildings	(13.7)	(13.6)
Issuance of liabilities for newbuilding installments	13.7	13.6
Interest paid, net of capitalized interest	(0.4)	—

RISK FACTORS
You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our common shares. Our business, financial condition or results of operations could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our common shares could decline and you could lose all or part of your investment. Additional risks and uncertainties not currently known to us, or which we currently deem immaterial, may also adversely affect our business, financial condition or results of operations. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including the risks facing our Company described below and elsewhere in this prospectus.
Risks Related to Our Industry
Charter hire rates for dry bulk vessels are volatile, have fluctuated significantly over the past years, and may continue to decrease below our cash break-even rates in the future, which may adversely affect our business, results of operations and financial condition.
The dry bulk shipping industry is cyclical and charter hire rates and profitability are volatile. Time charter and spot market rates for dry bulk vessels have in the recent past declined below operating costs of vessels. When we charter our vessels pursuant to time charters, we will be exposed to changes in charter rates for dry bulk carriers and such changes may adversely affect our earnings and the value of our dry bulk carriers at any given time.
Fluctuations in charter rates result from changes in the supply of and demand for vessel capacity for the major commodities carried on water internationally and the degree of charter hire rate volatility among different types of dry bulk vessels has varied widely. Volatility in charter rates in the dry bulk market affects our earnings and results of operations and also affects the value of our dry bulk vessels, which follows the trends of dry bulk charter rates. The Baltic Dry Index, or the BDI, a daily average of charter rates for key dry bulk routes published by the Baltic Exchange Limited, has long been viewed as the main benchmark to monitor the movements of the dry bulk vessel charter market and the performance of the entire dry bulk shipping market and has been very volatile. The BDI declined from a peak of 11,793 in May 2008 to a low of 663 in December 2008 and has remained volatile since then, reaching a record low of 290 in February 2016. In 2020, the BDI ranged from a low of 393 in May to a high of 2,097 in October, increased to a high of 5,650 in October 2021, and dropped to 2,217 in December 2021. The BDI further increased to a high of 3,369 in May 2022, further dropped to 965 in August 2022 and as of December 14, 2022 slightly increased to 1,357. Because the volatility in the dry bulk carrier charter and factors affecting the supply of and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in charter rates are also unpredictable, and may continue to have an adverse consequences for our industry, including an absence of financing for vessels, charterers seeking to renegotiate the rates for existing time charters, and widespread loan covenant defaults in the dry bulk shipping industry. Volatility and low charter rates could also cause the value of our common shares to be substantially reduced or eliminated.
In January 2022, spot rates fell to low levels, following normal seasonal patterns as well as the impact of the Winter Olympic games in China, which reduced industrial activity in the region. The rates were volatile during 2022 and on March 6, 2023 are at $11,026 per day for the standard BCI vessel. In addition, there are many uncertainties in the market and rates could also decline as a result of the hostilities between Russia and Ukraine or for any other reason. We may not be able to successfully charter our vessels when they are delivered at rates sufficient to allow us to break even, meet our obligations or pay any dividends in the future. See “—Our future results of operations will be subject to seasonal fluctuations, which may adversely affect our financial condition.”
Factors that influence demand for dry bulk vessel capacity include:
•
supply of and demand for, changes in the exploration or production of, and the location of consuming regions for energy resources, commodities, and semi-finished and finished consumer and industrial products;

•	the location of regional and global exploration, production and manufacturing facilities;
•	globalization and nationalization of production and manufacturing;

•
global and regional economic and political conditions, armed conflicts, terrorist activities, embargoes, strikes, tariffs and “trade wars,” including the war in Ukraine, developments in international trade and fluctuations in industrial and agricultural production;

•	economic slowdowns caused by public health events such as the COVID-19 outbreak and other diseases and viruses, affecting livestock and humans;
•	disruptions and developments in international trade;
•	changes in seaborne and other transportation patterns, including the distance cargo is transported by sea and trade patterns;
•	environmental and other regulatory developments; and
•	currency exchange rates.
Demand for dry bulk vessels is dependent upon economic growth in the world’s economies, seasonal and regional changes in demand and changes to the capacity of the global dry bulk fleet and the sources and supply of dry bulk cargo transported by sea. Continued adverse economic, political or social conditions or other developments could negatively impact charter rates and have a material adverse effect on our business, results of operations and financial condition.
Factors that influence the supply of dry bulk vessel capacity include:
•	the number of newbuilding orders and deliveries, including delays in deliveries;
•	the number of shipyards and ability of shipyards to deliver vessels;
•	the scrapping rate of older vessels;
•	port and canal congestion;
•	the degree of scrapping of older vessels, depending, among other things, on recycling rates and international recycling regulations;
•	disruption of shipping routes due to accidents or political events;
•	speed of vessel operation;
•	vessel casualties;
•	the number of vessels that are out of service, namely those that are laid-up, dry docked, awaiting repairs or otherwise not available for hire;
•	sanctions (in particular, sanctions on Russia, Iran, and Venezuela, among others);
•	availability of financing for new vessels and shipping activity;
•
changes in national or international regulations that may limit the useful life of vessels or effectively cause reductions in the carrying capacity of vessels or early obsolescence of tonnage and encourage the construction of vessels; and

•	changes in environmental and other regulations that may limit the useful lives of vessels.
In addition to the prevailing and anticipated freight rates, factors that affect the level of newbuilding, scrapping and laying-up include newbuilding prices, second-hand vessel values in relation to scrap prices, costs of bunker and other operating costs, costs associated with classification society surveys, normal maintenance costs and insurance coverage costs, the efficiency and age profile of the existing dry bulk fleet in the market, and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for dry bulk shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions.
We anticipate that the future demand for our dry bulk vessels will be dependent upon economic growth in the world’s economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the global dry bulk fleet and the sources and supply of dry bulk cargo to be transported by sea. While there has been a general decrease in new dry bulk carrier ordering since 2014, the capacity of the global dry bulk carrier fleet could increase and economic growth may not resume in areas that have experienced a recession or continue in other areas. In addition, adverse economic, political, social or other developments could have a material adverse effect on our business, results of operations and financial condition. Further, the dry bulk market may fluctuate widely based on a variety of factors including changes in overall market movements, political and economic events, wars, acts of terrorism, natural disasters (including disease, epidemics and pandemics) and changes in interest rates or inflation rates.
The current state of the global financial markets and current economic conditions may adversely impact our business, results of operation, financial condition and our ability to obtain additional financing.
Global financial markets and economic conditions have been, and continue to be, volatile. Beginning in February 2020, due in part to fears associated with the spread of COVID-19, global financial markets, and starting in late February 2022, financial markets in the U.S., experienced even greater relative volatility which may continue as the COVID-19 pandemic and governmental responses to it continue to develop. On February 24, 2022, Russian troops invaded Ukraine starting a military conflict, the length and breadth of which remains highly unpredictable. Coupled with existing supply disruptions and changes in U.S. Federal Reserve policies on interest rates, this war has exacerbated, and may continue to exacerbate, inflation and significant volatility in commodity prices, credit and capital markets, as well as supply chain disruptions. The U.S., the members of the European Union, and other countries, as well as other public and private actors and companies have imposed sanctions and other penalties on Russia including removing Russian-based financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system and restricting imports of Russian oil, liquefied natural gas and coal. These sanctions have caused supply disruptions in the oil and gas markets and could continue to cause significant volatility in energy prices, which could have a material effect on inflation and may trigger a recession in the U.S. and China, among other areas. These factors may result in the weakening of the financial condition of our charterers, suppliers, counterparties and other agents in the shipping industry. As a result, our financial condition and results of operations may be negatively affected since our operations are dependent on the success and economic viability of our counterparties. In addition, the U.S. government has warned of the potential for Russian cyberattacks. The risk of Russian cyberattacks may also create market volatility and economic uncertainty particularly if these attacks occur and spread to a broad array of countries and networks.
These and other sanctions that may be imposed as well as the ongoing conflict could further adversely affect the global economy and financial markets and cause further instability, negatively impacting liquidity in the capital markets and potentially making it more difficult for us to access additional debt or equity financing on attractive terms in the future, to the extent needed. Credit markets and the debt and equity capital markets have been distressed and the uncertainty surrounding the future of the global credit markets has resulted in reduced access to credit worldwide, particularly for the shipping industry. These issues, along with significant write-offs in the financial services sector, the repricing of credit risk and the current economic conditions, may make it difficult to obtain financing in the future. The current state of global financial markets and current economic conditions might adversely impact our ability to issue additional equity at prices that will not be dilutive to our shareholders or preclude us from issuing equity at all. Economic conditions may also adversely affect the market price of our common shares.
As a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, as well as interest rate increases by central banks across the world, the availability and cost of obtaining money from the public and private equity and debt markets has become more difficult. Many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt and reduced, and in some cases ceased to provide funding to borrowers and other market participants, including equity and debt investors, and some have been unwilling to invest on attractive terms or even at all. Due to these factors, we cannot be certain that additional financing will be available if needed and to the extent required, on acceptable terms or at all. If financing or refinancing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to meet our obligations as they come due or we may be unable to enhance our existing business, complete additional vessel acquisitions or otherwise take advantage of business opportunities as they arise.
Credit markets in the United States and Europe have in the past experienced significant contraction, deleveraging and reduced liquidity, and there is a risk that the U.S. federal government and state governments and European authorities continue to implement a broad variety of governmental action and/or new regulation of the financial markets. Global financial markets and economic conditions have been, and continue to be, disrupted and volatile. We face risks attendant to changes in economic environments, changes in interest rates, and instability in the banking and securities markets around the world, among other factors, which may have a material adverse effect on our business, results of operations and financial condition.
We may be adversely affected by political instability, terrorist or other attacks, war and international hostilities and global public health threats can affect the seaborne transportation industry, which could adversely affect our business, results of operations and financial condition.
We may be adversely affected by changing economic, political and government conditions in the countries and regions where our vessels will be employed or registered. Moreover, the dry bulk shipping industry is likely to be adversely impacted by the effects of political conflicts.
Currently, the world economy faces a number of challenges, including the war in Ukraine, tensions between the United States and Iran, trade tensions between the United States and China, stabilizing growth in China, continuing threat of terrorist attacks around the world, continuing instability and conflicts and other recent occurrences in the Middle East and in other geographic areas and countries, including hostilities between the United States and North Korea which may lead to armed conflict or acts of terrorism around the world, as well as the impact of the ongoing COVID-19 outbreak, which may contribute to further economic instability in the global financial markets, and international commerce.
In the past, political instability has also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region and most recently in the Black Sea in connection with the recent conflicts between Russia and Ukraine. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea and the Gulf of Aden off the coast of Somalia. Any of these occurrences could have a material adverse impact on our business, results of operations, and financial condition.
Furthermore, the continuing war in Ukraine may also adversely impact our business and may lead to further regional and international conflicts or armed action. Such conflict could further disrupt supply chains and cause instability in the global economy. Additionally, Brexit, or similar events in other jurisdictions, could impact global markets, including foreign exchange and securities markets; any resulting changes in currency exchange rates, tariffs, treaties and other regulatory matters could in turn adversely impact our business and operations. Any violations of sanctions by our charter parties, any extension or worsening of the conflict in these regions, as well as any significant sanctions resulting from the conflicts that affect, among other things, the performance of our charter party agreements specifically or the dry bulk industry more generally, may have a material adverse effect on our business, results of operations and financial condition.
Outbreaks of epidemic and pandemic diseases, including COVID-19, and governmental responses thereto could adversely affect our business, results of operations and financial condition.
Global public health threats, such as COVID-19 (as described more fully below), influenza and other highly communicable diseases or viruses, outbreaks of which have from time to time occurred in various parts of the world in which we will operate, including China, could adversely impact our operations, the timing of completion of our outstanding or future newbuilding projects, as well as the operations of our charterers, upon delivery of our vessels. The ongoing COVID-19 pandemic has, among other things, caused delays and uncertainties relating to newbuildings, dry dockings and other functions of shipyards.
The ongoing outbreak of the COVID-19 has already caused severe global disruptions and may continue to negatively affect economic conditions regionally as well as globally and otherwise impact our operations and the operations of our charterers and suppliers. Certain governments in affected countries continue to impose travel bans, quarantines and other emergency public health measures. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses. These restrictions, and future prevention and mitigation measures, are likely to continue to have an adverse impact on global economic conditions, which could materially and adversely affect our future operations. Uncertainties regarding the economic impact of the COVID-19 outbreak is likely to result in sustained market turmoil, which could also negatively impact our business, financial condition and cash flows. As a result of these measures, our vessels may not be able to call on ports, or may be restricted from disembarking from ports, located in regions affected by the outbreak. In addition we may experience severe operational disruptions and delays, unavailability of normal port infrastructure and services including limited access to equipment, critical goods and personnel, disruptions to crew change, quarantine of ships and/or crew, counterparty solidity, closure of ports and custom offices, as well as disruptions in the supply chain and industrial production, which may lead to reduced cargo demand, among other potential consequences attendant to epidemic and pandemic diseases.

The COVID-19 pandemic and measures to contain its spread have negatively impacted regional and global economies and trade patterns in markets in which we will operate, the way we operate our business, and the businesses of our charterers and suppliers. These negative impacts could continue or worsen, even after the pandemic itself diminishes or ends. Companies, including us, have also taken precautions, such as requiring employees to work remotely and imposing travel restrictions, while some other businesses have been required to close entirely. Moreover, we face significant risks to our personnel and operations due to the COVID-19 pandemic. Our crews face risk of exposure to COVID-19 as a result of travel to ports in which cases of COVID-19 have been reported.
Measures against COVID-19 in a number of countries have restricted crew rotations in the vessel industry, which may continue. As a result, in 2022, although to a lesser extent than in 2021, vessel operators experienced and may continue to experience disruptions to normal vessel operations caused by increased deviation time associated with positioning vessels to countries in which they can undertake a crew rotation in compliance with such measures. Delays in crew rotations have led to issues with crew fatigue, physical health, and the safe operation of vessels, and may continue to do so, which may result in delays or other operational issues. We expect to incur increased expenses due to incremental fuel consumption and days in which our vessels are unable to earn revenue if our vessels are required to deviate to certain ports on which we would ordinarily not call during a typical voyage. We may also incur additional expenses associated with testing, personal protective equipment, quarantines, and travel expenses such as airfare costs in order to perform crew rotations in the current environment.
The COVID-19 pandemic and measures in place against the spread of the virus have led to a highly difficult environment in which to dispose of vessels given the difficulty of physically inspecting vessels. The impact of COVID-19 has also resulted in reduced industrial activity in China with temporary closures of factories and other facilities, labor shortages and restrictions on travel. We believe these disruptions along with other seasonal factors, including lower demand for some of the cargoes we carry such as iron ore and coal, contributed to lower dry bulk rates in 2020.
Although the Chinese economy has been recovering steadily from the impact of COVID-19 since the second half of 2020, any recurrence of the COVID-19 outbreak in China, such as the recurrence of COVID-19 toward the end of 2020 and in early 2022, or continuance of the outbreak in other parts of the world with the spread of the highly contagious new variants could, upon delivery of our vessels, adversely impact our company’s business operations or the business operations of our company’s charterers, provides and counterparties thus in turn having an adverse impact on our business, results of operations and financial condition. In the first quarter of 2022, the Omicron variant became the dominant variant and led to a new wave of COVID-19 recurrence in China, causing local outbreaks in a number of areas. To achieve “Dynamic zero COVID-19 cases,” the Chinese government has adopted strict disease containment measures, including lock-down in certain cities and areas with rapidly rising COVID-19 cases and infection risks (e.g., Shanghai, Shenzhen, Xi’an and a number of cities in Jilin province), epidemiological investigations on infection sources and close contacts, large-scale nucleic acid testing, travel restrictions, and continuous booster vaccination measures. Although the Chinese government has recently announced a relaxation of its strict containment measures, failure to contain the further spread of COVID-19 in China or strict measures taken to address the outbreak in China may prolong and exacerbate the general economic downturn. Our business operations could be disrupted, as the vessels we agreed to purchase are being constructed in China, and, once delivered, our vessels will be chartered for commercial routes to China. Although there has been no impact on the construction of our newbuildings to date, it remains possible that the impact of COVID-19 could affect the construction and therefore the delivery of our vessels and could also impact the expected trade of our vessels with China following delivery.
The occurrence of any of the foregoing events or other epidemics or an increase in the severity or duration of the COVID-19 or other epidemics could have a material adverse effect on our business, results of operations and financial condition
The extent of the COVID-19 outbreak’s effect on our operational and financial performance will depend on future developments, including the duration, spread and intensity of the outbreak, any resurgence or mutation of the virus, the continued availability of vaccines and their global deployment, the development of effective treatments, the imposition of effective public safety and other protective measures and the public’s response to such measures. There continues to be certain level of uncertainty relating to how the pandemic will evolve and how governments and consumers will react, all of which are uncertain and difficult to predict considering the rapidly evolving landscape.

As a result, the ultimate severity of the COVID-19 outbreak is uncertain at this time and therefore we cannot predict the impact it may have on our future operations upon delivery of our vessels, which impact could be material and adverse, particularly if the pandemic continues to evolve into a severe worldwide health crisis.
The fair market values of our vessels, which are under construction, may decline, and we may incur a loss if we sell vessels following a decline in their market value.
The market values of dry bulk vessels are related to prevailing freight charter rates, which have fluctuated significantly in recent years. While the market values of vessels and the freight charter market have a very close relationship as the charter market moves from trough to peak, the time lag between the effect of charter rates on market values of ships can vary.
The market values of dry bulk vessels have generally experienced high volatility, and you should expect the market values of our vessels, once delivered, to fluctuate depending on a number of factors including:
•	prevailing level of charter hire rates;
•	general economic and market conditions affecting the shipping industry;
•	types, sizes and ages of vessels;
•	supply of and demand for vessels;
•	the need to upgrade vessels as a result of charterer requirements;
•	technological advances in vessel design or equipment or otherwise;
•	cost of newbuildings;
•	applicable governmental or other regulations;
•	distressed asset sales, including the Shipbuilding Contract sales below acquisition costs due to lack of financing; and
•	competition from other shipping companies and other modes of transportation.
Furthermore, if we sell any of the 12 vessels, after exercising any of our options to repurchase any such vessels under the Avic Leasing, CCBFL Leasing and Jiangsu Leasings, at a time when prices are depressed and before we have recorded an impairment adjustment to our financial statements, the sale may be less than the vessel’s carrying value on our financial statements, resulting in a loss and a reduction in earnings, and may have a material adverse impact on our business, results of operations and financial condition.
An over-supply of dry bulk vessel capacity may lead to reductions in current charter rates, vessel values and profitability.
The market supply of dry bulk carriers increased materially between 2009 and 2013 due to a high level of new deliveries. Although dry bulk newbuilding deliveries have tapered off since 2014, newbuildings continue to be delivered. While vessel supply will continue to be affected by the delivery of new vessels and the removal of vessels from the global fleet, either through scrapping or accidental losses, an over-supply of dry bulk carrier capacity could result in low charter rates for an extended period of time.
A significant decrease of the market values of our vessels could cause us to incur an impairment loss and could have a material adverse effect on our business, results of operations, financial condition and our ability to obtain additional financing.
We will review for impairment of our vessels held and used whenever events or changes in circumstances indicate that the carrying amount of the vessels has deteriorated significantly and may not be recoverable. Such indicators include declines in the fair market value of vessels, decreases in market charter rates, vessel sale and purchase considerations, fleet utilization, regulatory changes in the dry bulk shipping industry or changes in business plans or overall market conditions that may adversely affect our financial condition. We may be required to record an impairment charge with respect to our vessels and any such impairment charge resulting from a decline in the market value of our vessels or a decrease in charter rates may have a material adverse effect on our business, results of operations, financial condition and our ability to obtain additional financing.

Regulations relating to ballast water discharge may adversely affect our revenues and profitability.
Although the 2013 Vessel General Permit (“VGP”) program and U.S. National Invasive Species Act (“NISA”) are currently in effect to regulate ballast discharge, exchange and installation, the Vessel Incidental Discharge Act (“VIDA”), which was signed into law on December 4, 2018, requires that the Environmental Protection Agency (“EPA”) develop national standards of performance for approximately 30 discharges, similar to those found in the VGP, within two years of enactment. By approximately 2023, the U.S. Coast Guard (“USCG”) must develop corresponding implementation, compliance, and enforcement regulations regarding ballast water. On October 26, 2020, the EPA published a Notice of Proposed Rulemaking for Vessel Incidental Discharge National Standards of Performance under VIDA, and in November 2020, held virtual public meetings. The new regulations, which are not yet finalized, could require the installation of new equipment, which may cause us to incur substantial costs. Under VIDA, all provisions of the VGP and USCG ballast water regulations remain in force and effect as currently written until the EPA publishes standards and the corresponding Coast Guard regulations are published. The EPA will regulate these ballast water discharges and other discharges incidental to the normal operation of certain vessels within United States waters pursuant to VIDA. Several U.S. states have added specific requirements to the Vessel General Permit and, in some cases, may require vessels to install ballast water treatment technology to meet biological performance standards.
We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.
Our business is and the operations of our vessels will be subject to numerous environmental regulations in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which our vessels will operate, as well as in the country or countries where we plan to register them, including those governing the storage, management and disposal of hazardous and non-hazardous substances and wastes, the cleanup of oil spills and other contamination, air emissions (including greenhouse gases), water discharges and ballast water management, liability for damage to natural resources and occupational health and safety. These regulations include European Union regulations, the U.S. Oil Pollution Act of 1990 (“OPA”), requirements of the USCG and the U.S. EPA, the U.S. Clean Air Act of 1970 (including its amendments of 1977 and 1990), the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the U.S. Clean Water Act, the U.S. Maritime Transportation Security Act of 2002, regulations of the IMO, including the International Convention on Civil Liability for Oil Pollution Damage of 1969, the International Convention for the Prevention of Pollution from Ships of 1973, as modified by the Protocol of 1978, collectively referred to as MARPOL 73/78 or MARPOL, including designations of Emission Control Areas, thereunder, International Convention for the Safety of Life at Sea of 1974 (“SOLAS Convention”), the International Convention on Load Lines of 1966, the International Convention of Civil Liability for Bunker Oil Pollution Damage, the IMO’s International Safety Management Code (the “ISM Code”), and regulations established by flag state administrations. Because such conventions, laws, and regulations are often revised, we cannot predict the ultimate cost of complying with such requirements or the impact thereof on the resale price or useful life of any vessel that we own or will acquire. Additional conventions, laws and regulations may be adopted that could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations. Government regulation of vessels, particularly in the areas of safety and environmental requirements, continue to change, which may require us to incur significant capital expenditures on our vessels currently which are under construction, to keep them in compliance, or even to scrap or sell certain vessels altogether. In addition, we may incur significant costs in meeting new maintenance and inspection requirements, in developing contingency arrangements for potential environmental violations and in obtaining insurance coverage.
Certain environmental laws impose strict and joint and several liability for remediation of spills, discharges of oil and releases of hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under the OPA, for example, owners and operators are jointly and severally strictly liable for the discharge of oil within the 200-mile exclusive economic zone around the United States.
In addition, we are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates, approvals and financial assurances with respect to our operations, and satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Our failure to maintain necessary permits, licenses, certificates, approvals or financial assurances could require us to incur substantial costs or temporarily suspend operation of one or more of the vessels in our fleet, or lead to the invalidation or reduction of our insurance coverage. We have not entered into agreements with insurers for coverage of our vessels to be delivered. Any insurance we obtain may not be sufficient to cover all such risks and any claims may have a material adverse effect on our business, results of operations and financial condition.
Environmental requirements can also affect the resale value or useful lives of our vessels, require a reduction in cargo capacity, ship modifications or operational changes or restrictions, lead to decreased availability of insurance coverage for environmental matters or result in the denial of access to certain jurisdictional waters or ports, or detention in certain ports. Under local, national and foreign laws, as well as international treaties and conventions, we could incur material liabilities, including for cleanup obligations and natural resource damages, in the event that there is a release of petroleum or hazardous substances from our vessels or otherwise in connection with our operations. We could also become associated with our existing or historic operations. Violations of, or liabilities under, environmental requirements can result in substantial penalties, fines and other sanctions, including in certain instances, seizure or detention of our vessels.
The operation of our vessels will also be affected by other safety regulations in the form of international conventions, including the Maritime Labor Convention of 2006 (“MLC”), and national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration, including those established by flag state administrations. Such conventions, laws, and regulations are often revised, and could increase the ultimate cost of compliance which could impact the resale prices or useful lives of our vessels. Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations. Please see “Regulation” for a discussion of the environmental and other regulations applicable to us.
We will be subject to requirements and standards imposed by charterers and the failure to comply with these may subject us to increased costs and adversely affect our operations.
Certain of our charterers may apply the Rightship rating system to our vessels. Rightship is the ship vetting service owned by Rio Tinto and BHP-Billiton, which has become the major vetting service in the dry bulk shipping industry, Rightship rates vessels based on certain criteria for seaworthiness. We may be required to incur costs to ensure that our vessels achieve adequate Rightship ratings or otherwise meet the standards set by our charterers. While our newbuilding vessels under construction are expected to meet such standards, if any of our vessels fail to meet these standards in the future, our ability to operate these vessels may be limited.
If our vessels fail to maintain their class certification imposed by classification societies and/or fail any annual survey, intermediate survey, dry docking or special survey, those vessels would be unable to carry cargo, thereby reducing our revenues and profitability and violating certain covenants in our credit agreements.
The hull and machinery of every commercial vessel must be “classed” by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel, the IMO and the SOLAS Convention. Most insurance underwriters make it a condition for insurance coverage and lending that a vessel be certified “in class” by a classification society which is a member of the International Association of Classification Societies, the IACS. The IACS has adopted harmonized Common Structural Rules, or “the Rules,” which apply to oil tankers and bulk carriers contracted for construction on or after July 1, 2015. The Rules attempt to create a level of consistency between IACS Societies.
Additionally, a vessel must undergo annual surveys, intermediate surveys, dry dockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period.
Every vessel will also undergo two underwater hull surveys during a five-year classification cycle. The intermediate survey at approximately every 36 months may, in lieu of a full drydocking, be credited by classification society, by conducting a diving survey, propeller inspection, tails shaft bearing clearance and overall hull condition, all of which to be verified in the presence of a class surveyor. If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, dry docking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable. Any such inability to carry cargo or be employed could have a material adverse effect on our business, results of operations and financial condition.
Compliance with the above requirements may require significant additional investments by us. If any vessel does not maintain its class or fails any annual, intermediate or special survey or dry docking, the vessel will be unable to trade between ports and will be unemployable and uninsurable, which could cause us to be in violation of certain covenants in our credit agreements. Any such inability to carry cargo or be employed, or any such violation of covenants, could have a material adverse effect on our business, results of operations and financial condition.
Our operations may be adversely impacted by severe weather, including as a result of climate change.
Tropical storms, hurricanes, typhoons and other severe maritime weather events could result in the suspension of operations at the planned ports of call for our vessels and require significant deviations from our vessels’ routes. In addition, climate change could result in an increase in the frequency and severity of these extreme weather events. The closure of ports, rerouting of vessels, damage of mining sites and productive facilities, as well as other delays caused by increasing frequency of severe weather, could stop operations or shipments for indeterminate periods and have a material adverse effect on our business, results of operations and financial condition.
Climate change and greenhouse gas restrictions may be imposed.
Due to concern over the risk of climate change, a number of countries and the IMO have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures may include, among others, the adoption of cap and trade regimes, carbon taxes, increased efficiency standards and incentives or mandates for renewable energy. For instance, the IMO imposed a global 0.5% sulfur cap on marine fuels that came into force on January 1, 2020. In addition, the IMO has adopted an initial strategy which identifies “levels of ambition” toward reducing greenhouse gas emissions, including (1) decreasing the carbon intensity from ships; (2) reducing carbon dioxide emissions per transport work, as an average across international shipping, by at least 40% by 2030, pursuing efforts towards 70% by 2050, compared to 2008 emission levels; and (3) reducing the total annual greenhouse emissions by at least 50% by 2050 compared to 2008 while pursuing efforts towards phasing them out entirely. These regulations and any additional regulations addressing similar goals could cause us to incur additional substantial expenses. See “Regulation” for a discussion of these and other environmental regulations applicable to our operations.
In addition, although the emissions of greenhouse gases from international shipping currently are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change (as this task was delegated under the Kyoto Protocol to the IMO for action), which required adopting countries to implement national programs to reduce emissions of certain gases, a new treaty may be adopted in the future that includes restrictions on shipping emissions. Compliance with changes in laws, regulations and obligations relating to climate change could increase our costs related to operating and maintaining our vessel and other vessels we may acquire and require us to install new emission controls, acquire allowances or pay taxes related to our greenhouse gas emissions, or administer and manage a greenhouse gas emissions program. Revenue generation and strategic growth opportunities may also be adversely affected.
Adverse consequences of climate change, including growing public concern about the environmental impact of climate change, may also adversely affect demand for our services. For example, increased regulation of greenhouse gases or other concerns relating to climate change may reduce the demand for coal in the future, one of the primary cargoes carried by dry bulk vessels and other vessels we may acquire. In addition, the physical effects of climate change, including changes in weather patterns, extreme weather events, rising sea levels and scarcity of water resources may negatively impact our operations. Any long-term economic consequences of climate change could have a significant financial and operational adverse impact on our business that we cannot predict with certainty at this time.
Increased scrutiny of environmental, social and governance matters may impact our business and reputation.
In addition to the importance of their financial performance, companies are increasingly being judged by their performance on a variety of environmental, social and governance matters, or “ESG”, which are considered to contribute to the long-term sustainability of companies' performance.
A variety of organizations measure the performance of companies on such ESG topics, and the results of these assessments are widely publicized. In addition, investment in funds that specialize in companies that perform well in such assessments are increasingly popular, and major institutional investors have publicly emphasized the importance of such ESG measures to their investment decisions. Topics taken into account in such assessments include, among others, the company's efforts and impacts on climate change and human rights, ethics and compliance with law, and the role of the company's board of directors in supervising various sustainability issues.

In light of investors' increased focus on ESG matters, there can be no certainty that we will manage such issues successfully, or that we will successfully meet society's expectations as to our proper role. Any failure or perceived failure by us in this regard could have a material adverse effect on our reputation and on our business, share price, financial condition, or results of operations, including the sustainability of our business over time.
Natural or man-made disasters and other similar events may significantly disrupt our business and could have an adverse effect on our business, results of operations and financial condition.
Natural or man-made disasters, including earthquakes, power outages, fires, floods, nuclear disasters, terrorist attacks or other criminal activities or acts of crew malfeasance, may render it difficult or impossible for us to operate our business for some period of time. Any disruptions in our operations related to the repair or replacement of our vessels or disruption of or reduced demand for shipping could have a material adverse impact on our business, results of operations and financial condition. In addition, we may not carry business insurance sufficient to compensate for losses that may occur.
Political decisions may affect our vessels’ trading patterns and could have an adverse effect on our business, results of operations and financial condition.
Our vessels are planned to trade globally, and the operation of our vessels will be therefore exposed to political risks that might result in a closure of major waterways. For instance, political disturbances in Egypt, Iran and the Middle East in general may potentially result in a closure of the Suez Canal and prevailing economic and political conditions in Panama, though currently stable, could, in the future, result in a closure of the Panama Canal. Geopolitical risks are outside of our control, could potentially limit or disrupt our access to markets and operations and could have a material adverse effect on our business, results of operations and financial condition.
Acts of piracy on ocean-going vessels may have an adverse effect on our business, results of operations and financial condition.
Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, Strait of Malacca, Arabian Sea, Red Sea, the Indian Ocean, the Gulf of Aden off the coast of Somalia, Sulu Sea, Celebes Sea and in the Gulf of Guinea. Sea piracy incidents continue to occur, particularly in the South China Sea, the Indian Ocean, in the Gulf of Guinea and the Strait of Malacca, with dry bulk vessels particularly vulnerable to such attacks. Although the frequency of sea piracy worldwide has generally decreased since 2013, sea piracy incidents continue to occur, with dry bulk vessels particularly vulnerable to such attacks. Acts of piracy could result in harm or danger to the crews that man our vessels. If these piracy attacks result in regions in which our vessels are deployed being characterized as “war risk” zones by insurers or Joint War Committee “war and strikes” listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including due to employing on-board security guards, could increase in such circumstances. Furthermore, while we believe the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and is therefore entitled to cancel the charter party, a claim that we would dispute. Although we plan to obtain insurance to cover risks associated with piracy acts, we may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, any detention or hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability, of insurance for our vessels, could have a material adverse effect on our business, results of operations and financial condition.
If our vessels call on ports located in countries that are subject to restrictions imposed by the U.S., the European Union, the United Nations or other governments, this could lead to monetary fines or penalties and adversely affect our reputation and the market for our common shares and trading price.
If our vessels call on ports or operate in countries subject to sanctions and embargoes imposed by the U.S. government or other governmental authorities (“Sanctioned Jurisdictions”) in violation of sanctions or embargoes laws, such activities may result in a sanctions violation and we could be subject to monetary fines, penalties, or other sanctions, and our reputation and the market for our common shares could adversely affected. Although we will endeavor to take precautions reasonably designed to mitigate such risks, it is possible for example that, in the future, our vessels may call on ports located in Sanctioned Jurisdictions on charterer’s instructions and/or without our consent. If such activities result in a violation of sanctions or embargo laws, we could be subject to monetary fines, penalties, or other sanctions, and our reputation and the market for our securities could be adversely affected. As another example, charterers or other parties that we enter into contracts with may be affiliated with persons or entities that are the subject of sanctions imposed by the U.S., the EU or other applicable jurisdictions as a result of the Russian invasion of Ukraine. If the Company determines that such sanctions require it to terminate contracts, there would be risk of loss and periods of off-hire and there is a connected risk of reputational harm.
U.S. and other sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws affiliated with persons or entities that are or may be in the future the subject of sanctions or embargoes may be imposed by the governments of the U.S., the U.K., the EU, and/or other international bodies. If we determine that such sanctions require us to terminate existing or future contracts to which we, or our subsidiaries, are party or if we are found to be in violation of such applicable sanctions, our results of operations may be adversely affected or we may suffer reputational harm.
We intend to comply with the applicable sanctions laws and regulations. However, the regulatory landscape is rapidly changing and is subject to changing interpretations, thus we cannot guarantee that our business will not be affected by the situation and the related sanctions regimes or be in compliance with applicable sanctions, laws, regulations and orders. Any such violation could result in fines, penalties or other sanctions that could negatively impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations, which in turn could have an adverse effect on our results.
In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our common shares may adversely affect the price at which our common shares trade. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into charters with individuals or entities that are not controlled by the governments of countries or territories that are the subject of certain U.S. sanctions or embargo laws, or engaging in operations associated with those countries or territories pursuant to contracts with third-parties that are unrelated to those countries or territories or entities controlled by their governments. We outsource various functions to carry out certain screening procedures on our charterers and other third parties, including confirmation that such counterparties are compliant with sanctions laws and not included in sanctions lists, including sanctions administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, and therefore our ability to implement our related sanctions policies is more difficult, which can increase such risks. Investor perception of the value of our common shares may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in the countries or territories in which we will operate.
Any failure to comply with the U.S. Foreign Corrupt Practices Act could result in fines, criminal penalties, contract terminations and an adverse effect on our business, results of operations and financial condition.
We expect to operate our vessels in a number of countries, such as China, Brazil, Singapore and in some developing economies, including countries known to have a reputation for corruption, which can involve inherent risks associated with fraud, bribery and corruption and where strict compliance with anti-corruption laws may conflict with local customs and practices. As a result, we may be subject to risks under the U.S. Foreign Corrupt Practices Act, as amended, or the FCPA, the U.K. Bribery Act 2010, the Bermuda Bribery Act 2016 and similar laws in other jurisdictions that generally prohibit companies and their intermediaries from making, offering or authorizing improper payments to government officials for the purpose of obtaining or retaining business.
We are committed to doing business in accordance with applicable anti-corruption laws and have policies and procedures, including a code of business conduct and ethics, which are designed to promote legal and regulatory compliance with such laws and regulations. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties and curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. Our customers in relevant jurisdictions could seek to impose penalties or take other actions adverse to our interests. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our contracted senior management.
Increased inspection procedures, tighter import and export controls and security standards could increase costs and disrupt our business.
International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination and trans-shipment points. In addition, pursuant to the SOLAS Convention, dry bulk vessels and the ports in which we plan to operate are subject to the International Ship and Port Facility Security Code (“ISPS Code”), which is designed to enhance the security of ports and ships against terrorism. Inspection procedures may result in the seizure of contents of our vessels, delays in the loading, offloading, trans-shipment or delivery and the levying of customs duties, fines or other penalties against us.
It is possible that changes to inspection procedures and security standards could impose additional financial and legal obligations on us. Changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business results, results of operations and financial condition.
Our future results of operations will be subject to seasonal fluctuations, which may adversely affect our financial condition.
We plan to operate our dry bulk vessels in markets that have historically exhibited seasonal variations in demand, particularly in the Capesize segment given its share of the iron ore trade, and, as a result, in charter hire rates. As China is the most significant market for dry bulk shipping, the public holidays in relation to the Chinese New Year during the first quarter usually results in a decrease in market activity during this period. In addition, unpredictable and adverse weather conditions and patterns in the Southern Hemisphere, which often occur during the first quarter, in the past have had a negative impact on iron ore exports from Australia and from Brazil. Further, certain of the largest iron ore producers in Brazil usually schedule maintenance works on their plants in the first quarter, which also results in a decrease in iron ore export from Brazil. This seasonality may affect our business, results of operations, financial condition, and could affect our ability to pay dividends, if any, in the future.
High prices of fuel, or bunker, may adversely affect our profits.
While we generally will not bear the cost of fuel or bunker for vessels operating on time charters, fuel is a significant factor in negotiating charter rates. As a result, an increase in the price of fuel beyond our expectations may adversely affect our profitability at the time of charter negotiation. Fuel is also a significant, if not the largest, expense in shipping when vessels are under voyage charter. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, particularly economic developments in emerging markets such as China and India, the US-China trade war, concerns related to the global recession and financial turmoil, geopolitical developments, supply of and demand for oil and gas, actions by the Organization of Petroleum Exporting Countries, or OPEC, and other oil and gas producers and production cuts, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns and regulations. Particularly, bunker price moves in close interdependence with crude oil prices which are dependent on such events and which prices in the third quarter of 2022 averaged approximately $100 per barrel compared to approximately $113 per barrel in the second quarter of 2022, and the price decreasing below $80 on December 7, 2022 for the first time since January 2022, compared to approximately $130.0 per barrel reached on March 7, 2022. However, fuel prices may continue to increase in the future, including as a result of the continuing impact of the regulations mandating a reduction in sulfur emissions to 0.5% from the previous threshold of 3.5% as of January 2020. The current conflict in Ukraine and the response of the international community to such conflict is also having a significant impact on the price of oil and, as result, is resulting in significant increases in the cost of fuel for bunker for the shipping industry as a whole. Our vessels will be equipped with the latest generation dual fuel LNG technology, with fuel-saving devices and improved propeller efficiency, which will allow us to operate with low fuel consumption. Although LNG is not currently economical to use for dual fuel vessels at current LNG market prices, we expect the dual fuel capability to be a benefit in the future; however, we are still subject to the volatility of international fuel prices. In addition, further increases in fuel prices in the future may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail. Other future regulations may have a similar impact.

We will operate dry bulk vessels worldwide and our business has inherent operational risks, which may reduce our revenue or increase our expenses.
The international shipping industry is an inherently risky business involving global operations. Our vessels and their cargoes will be at risk of being damaged or lost because of events such as marine disasters, bad weather, mechanical failures, human error, environmental accidents, war, terrorism, piracy and other circumstances or events. In addition, transporting cargoes across a wide variety of international jurisdictions creates a risk of business interruptions due to political circumstances in foreign countries, hostilities, labor strikes and boycotts, the potential for changes in tax rates or policies, and the potential for government expropriation of our vessels. Any of these events may result in loss of revenues, increased costs and decreased cash flows to our customers, which could impair their ability to make payments to us under our charters.
Furthermore, the operation of certain vessels, such as dry bulk carriers, has certain unique risks. With a dry bulk carrier, the cargo itself and its interaction with the vessel can be an operational risk. By their nature, dry bulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, dry bulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach at sea. Hull breaches in dry bulk carriers may lead to the flooding of the vessels’ holds.
If a dry bulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel’s bulkheads, leading to the loss of a vessel. If we are unable to adequately repair our vessels after such damages, we may be unable to prevent these events. Any of these circumstances or events may have a material adverse effect on our business, results of operations and financial condition, if any, in the future, on our common shares. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable shipping company.
If our vessels suffer damage due to the inherent operational risks of the shipping industry, we may experience unexpected dry docking costs and delays or total loss of our vessels, which may adversely affect our business, results of operations and financial condition.
The operation of an ocean-going vessel carries inherent risks. The vessels and their cargoes are at risk of being damaged or lost because of events such as marine disasters, bad weather and other acts of God, business interruptions caused by mechanical failures, grounding, fire, explosions and collisions, human error, war, terrorism, piracy, labor strikes, boycotts and other circumstances or events. These hazards may result in death or injury to persons, loss of revenues or property, the payment of ransoms, environmental damage, higher insurance rates, damage to our customer relationships and market disruptions, delay or rerouting. Epidemics and other public health incidents may also lead to crew member illness, which can disrupt the operations of our vessels, or to public health measures, which may prevent our vessels from calling on ports or discharging cargo in the affected areas or in other locations after having visited the affected areas.
If our vessels suffer damage, they may need to be repaired at a dry docking facility. The costs of dry dock repairs are unpredictable and may be substantial. We may have to pay dry docking costs that our insurance does not cover in full. The loss of revenues while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, may adversely affect our business and financial condition. In addition, space at dry docking facilities is sometimes limited and not all dry docking facilities are conveniently located. We may be unable to find space at a suitable dry docking facility or our vessels may be forced to travel to a dry docking facility that is not conveniently located to our vessels’ positions. The loss of earnings while these vessels are forced to wait for space or to travel or be towed to more distant dry docking facilities, as well as the cost of such repositioning, may adversely affect our business, results of operations and financial condition. Further, the total loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator. If we are unable to adequately maintain or safeguard our vessels, we may be unable to prevent any such damage, costs, or loss, which could negatively impact our business, results of operations and financial condition.
Maritime claimants could arrest or attach one or more of our vessels, which could interrupt our cash flows.
Crew members, suppliers of goods and services to a vessel, shippers of cargo, lenders, and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by “arresting” or “attaching” a vessel through judicial or foreclosure proceedings.

The arrest or attachment of one or more of our vessels could interrupt the cash flows of the charterer and/or our cash flow and require us to pay large sums of money to have the arrest or attachment lifted, which would have an adverse effect on our business, results of operations and financial condition. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel that is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert “sister ship” liability against one vessel in our fleet for claims relating to another of our vessels.
Governments could requisition our vessels during a period of war or emergency, which could negatively impact our business, results of operations and financial condition.
A government could requisition one or more of our vessels for title or for hire and any such requisition could give the Leasing Providers the right to terminate our Sale and Leaseback Agreements. Requisition for title occurs when a government takes control of a vessel and becomes its owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes its charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our business, results of operations and financial condition, and reduce the amount of cash we may have available for distribution as dividends to our shareholders, if any such dividends are declared.
The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.
Our vessels, when delivered, may call in ports in areas where smugglers may attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent our vessels are found with contraband, whether inside or attached to the hull of our vessel and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims which could have a material adverse effect on our business, results of operations and financial condition.
Risks Related to Our Business
We are a recently incorporated company with a limited operating history upon which investors can evaluate our future prospects.
We were incorporated in March 2021 and our most significant assets are agreements to acquire 12 vessels for delivery in 2023 and 2024, of which one vessel was delivered on March 2, 2023 and is in operation. We have a limited performance record, operating history and limited historical financial statements upon which an evaluation of our business, operations, prospects and our ability to implement and achieve our business strategy can be made. Our business and prospects must be considered in the light of risks and potential problems, delays, uncertainties and complications encountered in connection with a newly established business, and these factors may make evaluating an investment in the Company difficult. Such risks include, but are not limited to, risks of delays, the failure of New Times, our counterparty under our Shipbuilding Contracts, to deliver the remaining 11 newbuilding dry bulk carriers as scheduled and the possibility that we will not successfully manage our fleet once delivered to us. We cannot assure you that we will be successful in addressing these challenges and in implementing our business strategy.
Liquidity risk could impair our ability to fund operations and jeopardize our financial condition, growth and prospects.
We are largely dependent on cash generated by our future operations, cash on hand, borrowings under our Financing Arrangements and the proceeds of this offering to cover our operating expenses, service our indebtedness and fund our other liquidity needs. The level of cash available to us depends on numerous factors, including the rates we are paid by our customers, the price of oil, current global economic conditions, rising bunker prices, demand for our services, our ability to control and reduce costs, our access to capital markets and amounts available to us under our Financing Arrangements. One or more of such factors could be negatively impacted and our sources of liquidity could be insufficient to fund our operations and service our obligations such that we may require capital in excess of the amount available from those sources. Our access to funding sources in amounts adequate to finance our operations and planned capital expenditures and repay our indebtedness on terms that are acceptable could be impaired by factors such as negative views and expectations about us, the oil and gas industry or the economy in general and disruptions in the financial markets.

Our financial flexibility will be severely constrained if we experience a significant decrease in cash generated from our operations once we start chartering our vessels upon delivery, or are unable to maintain our access to or secure new sources of financing. If additional financing sources are unavailable, or not available on reasonable terms, our financial condition, results of operations, growth and future prospects could be materially adversely affected, and we may be unable to continue as a going concern. As such, we cannot assure you that cash flow generated from our business and other sources of cash, including future borrowings under Financing Arrangements and debt financings and new debt and equity financings, will be sufficient to enable us to pay our indebtedness and to fund our other liquidity needs. For the substantial doubt over our ability to continue as a going concern, please refer to Note 3 – Basis of Preparation and Significant Accounting Policies to our Consolidated Financial Statements included herein.
We charter and will charter our vessels on time charters in a volatile shipping industry and a decline in charter hire rates could affect our business, results of operations and financial condition.
While the number of vessels in our fleet that participate in the time charter market will vary from time to time, we anticipate that a significant portion of our fleet will be chartered out on index-linked time charters to large dry bulk operators, commodity traders and end users. The time charter market is highly competitive and spot market charter hire rates (which affect time charter rates) may fluctuate significantly based upon available charters and the supply of, and demand for, seaborne shipping capacity. While the time charter market may enable us to benefit in periods of increasing charter hire rates, we must consistently renew our charters in a volatile dry bulk market, which makes us vulnerable to declining charter rates. As a result of the volatility in the dry bulk carrier charter market, we may not be able to employ our vessels upon the termination of their existing charters at their current charter hire rates or at all. We cannot assure you that future charter hire rates will enable us to operate our vessels profitably, or to pay dividends.
Rising crew costs, inflation, and connected increase in wages could adversely affect our results of operations.
Due to an increase in the size of the global shipping fleet, the limited supply of and increased demand for crew has created upward pressure on crew costs. Continued higher crew costs or further increases in crew costs coupled with a persistent inflationary environment and the connected increase in crew wages could adversely affect our results of operations.
The aging of our fleet may result in increased operating costs in the future, which could adversely affect our business, results of operations and financial condition.
In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. We have a newbuilding program for 12 newbuilding dry bulk carriers scheduled to be delivered in 2023 and 2024, with the first ship delivered on March 2, 2023. Upon delivery of such vessels and as they start aging, typically the vessels will become less fuel-efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations and safety or other equipment standards related to the age of vessels may also require expenditures for alterations or the addition of new equipment to our vessels and may restrict the type of activities in which our vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.
We are subject to risks with respect to our counterparties on contracts, and failure of such counterparties to meet their obligations could cause us to suffer losses or negatively impact our business, results of operations and financial condition.
We have entered, and plan to enter, into various contracts, including charter parties with our customers, newbuilding contracts (with related refund guarantees), vessel management, the Avic Leasing, CCBFL Leasing and Jiangsu Leasing (our Sale and Leaseback Agreements), and other agreements. Such agreements subject us to counterparty risks. Such risk may be relevant for the contracts which we currently have entered into, including the Shipbuilding Contracts with New Times and the related refund guarantees, the Avic Leasing, CCBFL Leasing and Jiangsu Leasing, the Supervision Agreement, the Management Agreement and the Corporate Support Agreement. The ability of each of our counterparties to perform their obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the maritime industry, the overall financial condition of the counterparty, charter rates received for our Newcastlemax dry bulk carriers, the supply and demand for commodities and various expenses. In addition, in the event New Times does not perform under its contracts, and we are unable to enforce certain refund guarantees with third-party lenders that have provided the refund guarantees for any reason, we may lose all or part of our investment, and we may not be able to operate the vessels we ordered in accordance with our business plan. Should our counterparties fail to honor their obligations under agreements with us, in particular, the Shipbuilding Contracts and the related refund guarantees and the Avic Leasing and CCBFL Leasing, we could sustain significant losses, which could have a material adverse effect on our business, results of operations and financial condition.
Charterers are sensitive to the commodity markets and may be impacted by market forces affecting commodities. In addition, in depressed market conditions, charterers may no longer need a vessel that is currently under charter or may be able to obtain a comparable vessel at lower rates. As a result, charterers may have incentive to renegotiate their charters or default on their obligations under charters. Should a charterer in the future fail to honor its obligations under agreements with us, it may be difficult to secure substitute employment for such vessel, and any new charter arrangements we secure on the spot market or on charters may be at lower rates, depending on the then existing charter rate levels, compared to the rates currently being charged for our vessels. If our charterers fail to meet their obligations to us or attempt to renegotiate our charter agreements, we could sustain significant losses which could have a material adverse effect on our business, results of operations and financial condition. The Company will seek to mitigate such consequences for example through re-negotiation of terms with its lenders, and strive to re-charter or seek remedies from defaulting charterers, however such efforts may not be successful and may lead to negative reactions from its lenders which may be detrimental for the Company’s business.
Newbuilding projects are subject to risks that could cause delays, cost overruns or cancellation of the Shipbuilding Contracts.
We are party to the Shipbuilding Contracts with New Times for the construction of 12 newbuilding dry bulk carriers, which are estimated to be delivered between March 2023 and August 2024, of which one vessel was delivered on March 2, 2023. Risks of delays and failure of New Times to deliver exist until the vessels are delivered. Vessel construction projects are generally subject to risks of delay or cost overruns inherent in any large construction project from numerous factors, including shortages of equipment, materials or skilled labor, unscheduled delays in the delivery of ordered materials and equipment or shipyard construction, failure of equipment to meet quality and/or performance standards, financial or operating difficulties experienced by equipment vendors or the shipyard, unanticipated actual or purported change orders, inability to obtain required permits or approvals, unanticipated cost increases between order and delivery, design or engineering changes and work stoppages and other labor disputes, adverse weather conditions or any other events of force majeure. Many of these factors, including, for example, movement of equipment, materials and labor forces, have been increasingly relevant during the COVID-19 pandemic, with border and travel restrictions and lock-downs. The lock-downs, shortage of personnel, quarantine restrictions and other issues caused by the COVID-19 pandemic may also cause delays and challenges for the newbuilding program for New Times. Although there has been no impact on the construction of our newbuildings to date, it remains possible that the impact of COVID-19 could affect the construction and therefore the delivery of our vessels and could also impact the expected trade of our vessels with China following delivery. The Chinese government has recently announced an easing of COVID-19 related restrictions, but we remain subject to risks of the impact of strict containment measures.
Significant cost overruns or delays could adversely affect our results of operations, cash flows and financial condition. Additionally, failure to complete a project on time may result in the delay of revenue from that vessel, and we may continue to incur costs and expenses related to delayed vessels, such as supervision expense and interest expense on the Company’s pre-delivery Financing Arrangements. Failure by New Times to complete and deliver the vessels to us will impact our ability to achieve our ambitions or result in increased costs in connection with relocation and completion of the construction elsewhere. Our rights to claim a refund of pre-delivery installments are guaranteed by reputable financial institutions, but failure of any guarantor to make payment to us of any claim made under these refund guarantees would result in a financial loss to the Company or us losing all or part of our investment, which would adversely affect our overall financial position and have a material adverse effect on our business, results of operations and financial condition. Relatedly, a refund guarantor and/or New Times may dispute our entitlement to a refund, and the refund guarantor’s obligation to pay may become subject to lengthy arbitral or court proceedings, which could have a material adverse impact on our business and our financial conditions.

In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources, and as a result, we may be unable to employ our vessels profitably.
Our vessels will be employed in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Competition for the transportation of dry bulk cargo by sea is intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Through our operating subsidiaries, we compete with other vessel owners, and, to a lesser extent, owners of other size vessels. The dry bulk market is highly fragmented. Due in part to the highly fragmented market, competitors with greater resources could enter the dry bulk shipping industry and operate larger fleets through consolidations or acquisitions and may be able to offer lower charter rates and higher quality vessels than we are able to offer. If we are unable to successfully compete with other dry bulk shipping companies and to successfully find continued timely employment of our existing vessel, our business, results of operations and financial condition would be adversely impacted.
We may not be successful in finding employment for all of our vessels.
Our fleet of 12 vessels will have an aggregate capacity of approximately 2.5 million dwt. We intend to employ our vessels primarily in the index-linked time charter market to large dry bulk operators, commodity traders and end users. We have chartered out six vessels on index linked charters and one on a fixed-rate time charter. However, we may not be successful in finding employment for the rest of our fleet prior to or upon their deliveries to us and any such employment may not be at profitable rates, and we may not be able to maintain continued timely employment of all of our vessels.
We expect we will depend upon a limited number of significant customers for a large part of our revenues and the loss of one or more of these customers could adversely affect our business, results of operations and financial condition.
We expect we will derive a significant part of our revenues from a limited number of charterers. If one or more of our charterers chooses not to charter our vessels or is unable to perform under one or more charters with us and we are not able to find a replacement charter, we could suffer a loss of revenues that could have a material adverse effect on our business, results of operations and financial condition.
We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on our business, results of operations and financial condition.
We may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, asbestos and other toxic tort claims, employment matters, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. The ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases and/or insurers may not remain solvent which may have a material adverse effect on our business, results of operations and financial condition.
We are a holding company, and we depend on the ability of our subsidiaries to distribute or loan funds to us in order to make dividend payments.
We are a holding company and our subsidiaries, which are all wholly owned by us, conduct all of our operations and will own all of our operating assets. As a result, our ability to satisfy our financial obligations and make dividend payments depends on our subsidiaries and their ability to distribute funds to us. In addition, pursuant to the Avic Leasing Arrangement, a dividend or cash or other distributions by our subsidiaries is only allowed if immediately following such payment or distribution there will be maintained in the relevant subsidiary’s account a total amount no less than the higher of (a) $3.6 million, and (b) the aggregate of approximately $2.8 million and the operating expenses for the relevant vessel that are payable within the next six months on a pro forma basis after such payment distribution; and the obligation of each of our subsidiaries to maintain a minimum cash balance in its account equivalent to three months’ charter hire under the applicable CCBFL Leasing and Jiangsu Leasing, which amounts to approximately $1.5 million.
The ability of a subsidiary to make these distributions could be affected by a claim or other action by a third-party, including a creditor, and the laws of the Republic of Liberia, where our subsidiaries are incorporated, which may in the future regulate the payment of dividends by companies. For a description of the restrictions under the Avic Leasing, CCBFL Leasing and Jiangsu Leasing, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Arrangements.” If we are unable to obtain funds from our subsidiaries, our Board of Directors may exercise its discretion not to declare or pay dividends.
A decrease in the level of China’s export of goods could have a material adverse effect on our business.
The key trades for our vessels will be Brazil to China and Australia to China and therefore our business depends to some extent on the level of imports and exports to and from China. As China exports considerably more goods than it imports, any reduction in or hindrance to China-based exports, whether due to decreased demand from the rest of the world, an economic slowdown in China, seasonal decrease in manufacturing levels due to the Chinese New Year holiday or other factors, could have a material adverse effect on our business. For instance, the Chinese government has recently implemented economic policies aimed at increasing domestic consumption of Chinese-made goods and national security measures for Hong Kong, which may have the effect of reducing the supply of goods available for export and may, in turn, result in decreased demand for cargo shipping. In recent years, China has experienced an increasing level of economic autonomy and a gradual shift toward a “market economy” and enterprise reform. However, many of the reforms implemented, particularly some price limit reforms, are unprecedented or experimental and may be subject to revision, change or abolition. The level of imports to and exports from China could be adversely affected by changes to these economic reforms by the Chinese government, as well as by changes in political, economic and social conditions or other relevant policies of the Chinese government. Changes in laws and regulations, including with regard to tax matters, and their implementation by local authorities could affect our vessels calling on Chinese ports and could have a material adverse effect on our business, financial condition and results of operations.
We may be subject to United States federal income tax on United States source income, which may reduce our earnings.
In general, under Section 883 of the Code, certain non-U.S. corporations, such as us, are not subject to U.S. federal income tax or branch profits tax on U.S. source income derived from, or incidental to, the international operation of a ship or ships. Applicable U.S. Treasury Regulations generally provide that a non-U.S. corporation will qualify for the benefits of Section 883 if, in relevant part, (i) the country in which the non-U.S. corporation is organized grants an equivalent exemption to corporations organized in the United States in respect of each category of shipping income for which an exemption is being claimed under Section 883 and (ii), for more than half of the days of the year for which the non-U.S. corporation claims the benefits of Section 883, shares of stock of the non-U.S. corporation are primarily and regularly traded on one or more established securities markets.
Whether we qualify for the benefits of Section 883 after this offering may, in certain circumstances, depend on a specified percentage of our common shares being owned, directly or indirectly, by shareholders who meet certain tests, including being resident in the United States or certain other countries. In such circumstances, we would be required to satisfy certain substantiation and reporting requirements to establish that we so qualify, which in turn would require such shareholders (and certain intermediaries through which they indirectly own our common shares) to provide us with certain documentation. The ownership of our common shares may not allow us to so qualify for the benefits of Section 883, or, even if the ownership of our common shares would allow us to so qualify, we may not be able to satisfy the substantiation and reporting requirements that we would need to meet to establish that we so qualify. As a result, there can be no assurance that we will qualify for the benefits of Section 883 for 2023 taxable year or any subsequent taxable year.
If we do not qualify for the benefits of Section 883 for any taxable year, we could be subject to a 4% U.S. federal income tax on the shipping income we derive during the year, on a gross income basis, that is attributable to the transport of cargoes to or from the United States. The imposition of this tax may adversely affect our business and would result in decreased earnings available for distribution to our shareholders. See the “Tax Considerations” section of this prospectus for a more comprehensive discussion of U.S. federal income tax considerations.
There can be no assurance that we will not be classified as a “passive foreign investment company,” which could result in adverse U.S. federal income tax consequences to U.S. Holders.
A non-U.S. corporation, such as us, will be classified as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for any taxable year if either (i) 75% or more of its gross income consists of passive income (the “income test”) or (ii) 50% or more of its assets (determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income (the “asset test”). PFIC status is a factual determination that must be made annually after the close of each taxable year. This determination will depend on, among other things, the composition of our income, assets and operations, as well as the value of our assets (which may be determined, in part, by reference to the public price of our common shares, which may fluctuate significantly), from time to time. Although not free from doubt, we intend to take the position that the contracts entered into to acquire dry bulk vessels that are currently under construction are “active” assets for purposes of the asset test.
Based on the current composition of our income and assets, our expected income and operations and the application of the start-up exception, we believe that we were not a PFIC for our most recent taxable year ending December 31, 2022. There can be no assurance, however, that we will not be classified as a PFIC for the current taxable year or for future taxable years. If we are treated as a PFIC for any taxable year during which a U.S. Holder (as defined below) holds our common shares, such U.S. Holder could be subject to adverse U.S. federal income tax consequences. See “Tax Considerations—U.S. Federal Income Tax Considerations—General—Passive Foreign Investment Company Considerations.”
A change in tax laws in any country in which we operate or loss of a major tax dispute or a successful tax challenge to our operating structure, intercompany pricing policies or the taxable presence of our subsidiaries in certain countries could adversely affect us.
Tax laws, treaties and regulations are highly complex and subject to interpretation. Consequently, we and our subsidiaries are subject to changing laws, treaties and regulations in and between the countries in which we operate. Our tax expense is based on our interpretation of the tax laws in effect at the time the expense was incurred. A change in tax laws, treaties or regulations, or in the interpretation thereof, could result in a materially higher tax expense or a higher effective tax rate on our earnings. Such changes may include measures enacted in response to the ongoing initiatives in relation to fiscal legislation at an international level such as the Action Plan on Base Erosion and Profit Shifting of the Organization for Economic Co-Operation and Development.
In addition, if any tax authority successfully challenges positions we may take in tax filings, our operational structure, intercompany pricing policies, the taxable presence of our subsidiaries in certain countries or any other situation, or if the terms of certain income tax treaties are interpreted in a manner that is adverse to our structure, or if we lose a material tax dispute in any country, our effective tax rate on our worldwide earnings could increase substantially and our earnings and cash flows from operations could be materially adversely affected.
As an exempted company incorporated under Bermuda law, our operations may be subject to economic substance requirements.
The Economic Substance Act 2018 and the Economic Substance Regulations 2018 of Bermuda (the “Economic Substance Act” and the “Economic Substance Regulations” respectively) became operative on December 31, 2018. The Economic Substance Act applies to every registered entity in Bermuda that engages in a relevant activity and requires that every such entity shall maintain a substantial economic presence in Bermuda. Relevant activities for the purposes of the Economic Substance Act are banking business, insurance business, fund management business, financing and leasing business, headquarters business, shipping business, distribution and service center business, intellectual property holding business and conducting business as a holding entity.
The Bermuda Economic Substance Act provides that a registered entity that carries on a relevant activity complies with economic substance requirements if (a) it is directed and managed in Bermuda, (b) its core income-generating activities (as may be prescribed) are undertaken in Bermuda with respect to the relevant activity, (c) it maintains adequate physical presence in Bermuda, (d) it has adequate full-time employees in Bermuda with suitable qualifications and (e) it incurs adequate operating expenditure in Bermuda in relation to the relevant activity.
A registered entity that carries on a relevant activity is obliged under the Bermuda Economic Substance Act to file a declaration in the prescribed form (the “Declaration”) with the Registrar of Companies (the “Registrar”) on an annual basis.
If we fail to comply with our obligations under the Bermuda Economic Substance Act or any similar law applicable to us in any other jurisdictions, we could be subject to financial penalties and spontaneous disclosure of information to foreign tax officials in related jurisdictions and may be struck from the register of companies in Bermuda or such other jurisdiction. Any of these actions could have a material adverse effect on our business, results of operations and financial condition.

We rely on our information technology, and if we are unable to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, our operations could be disrupted and our business could be negatively affected.
We rely on information technology systems and networks in our operations and administration of our business. The safety and security of our vessels and efficient operation of our business, including processing, transmitting and storing electronic and financial information, will depend on computer hardware and software systems, which are increasingly vulnerable to security breaches and other disruptions. Any significant interruption or failure of our information systems or any significant breach of security could adversely affect our business, results of operations and financial condition.
Our vessels will rely on information systems for a significant part of their operations, including navigation, provision of services, propulsion, machinery management, power control, communications and cargo management. We plan to have in place safety and security measures on our vessels and onshore operations to secure our vessels against cybersecurity attacks and any disruption to their information systems. However, these measures and technology may not adequately prevent security breaches despite our continuous efforts to upgrade and address the latest known threats, which are constantly evolving and have become increasingly sophisticated. If these threats are not recognized or detected until they have been launched, we may be unable to anticipate these threats and may not become aware in a timely manner of such a security breach, which could exacerbate any damage we experience. A disruption to the information system of any of our vessels could lead to, among other things, incorrect routing, collision, grounding and propulsion failure.
Beyond our vessels, we rely on industry accepted security measures and technology to securely maintain confidential and proprietary information maintained on our information systems. However, these measures and technology may not adequately prevent security breaches. The technology and other controls and processes designed to secure our confidential and proprietary information, detect and remedy any unauthorized access to that information were designed to obtain reasonable, but not absolute, assurance that such information is secure and that any unauthorized access is identified and addressed appropriately. Such controls may in the future fail to prevent or detect unauthorized access to our confidential and proprietary information. In addition, the foregoing events could result in violations of applicable privacy and other laws. If confidential information is inappropriately accessed and used by a third-party or an employee for illegal purposes, we may be responsible to the affected individuals for any losses they may have incurred as a result of misappropriation. In such an instance, we may also be subject to regulatory action, investigation or liable to a governmental authority for fines or penalties associated with a lapse in the integrity and security of our information systems.
We may be required to expend significant capital and other resources to protect against and remedy any potential or existing security breaches and their consequences. A cyber-attack could also lead to litigation, fines, other remedial action, heightened regulatory scrutiny and diminished customer confidence. In addition, our remediation efforts may not be successful and we may not have adequate insurance to cover these losses. The unavailability of the information systems or the failure of these systems to perform as anticipated for any reason could disrupt our business and could have a material adverse effect on our business, results of operations and financial condition.
Additionally, due to Russia’s invasion of Ukraine, we may be subject to elevated cybersecurity risk. Cyberattacks against the Ukrainian government and other countries in the region have been reported in connection with the aforementioned invasion. To the extent such attacks have collateral effects on global critical infrastructure or financial institutions, such developments could adversely affect our business, operating results and financial condition. At this time, it is difficult to assess the likelihood of such threat and any potential impact.
We are subject to data privacy laws, including the European Union’s General Data Protection Regulation, and any failure by us to comply could result in proceedings or actions against us and subject us to significant fines, penalties, judgments and negative publicity.
We are subject to numerous data privacy laws, in particular the European Union’s General Data Protection Regulation (2016/679), or the GDPR, which relates to the collection, use, retention, security, processing and transfer of personally identifiable information about our customers and employees in the countries where we operate. The EU data protection regime expands the scope of the EU data protection law to all companies processing data of EEA individuals, imposes a stringent data protection compliance regime, including administrative fines of up to the greater of 4% of worldwide turnover or €20 million (as well as the right to compensation for financial or non-financial damages claimed by any individuals), and includes new data subject rights such as the “portability” of personal data.

Although we are generally a business that serves other businesses, we still process and obtain certain personal information relating to individuals, and any failure by us to comply with the GDPR or other data privacy laws where applicable could result in proceedings or actions against us, which could subject us to significant fines, penalties, judgments and negative publicity.
The shipping industry has inherent operational risks that may not be adequately covered by our insurances. Further, because we obtain some of our insurances through protection and indemnity associations, we may also be retrospectively subject to calls or premiums in amounts based not only on our own claim records, but also on the claim records of all other members of the protection and indemnity associations.
We procure insurance for our fleet against risks commonly insured against by vessel owners and operators. Our current insurances include hull and machinery insurance, war risks insurance, demurrage and defense insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). We do not expect to maintain for our vessels and other vessels we may acquire insurance against loss of hire, which covers business interruptions that result from the loss of use of a vessel, except in cases when our vessel transits through or call at high risk areas. We may not be adequately insured against all risks or our insurers may not pay a particular claim. Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. Our insurance policies also contain deductibles, limitations and exclusions which, although we believe are standard in the shipping industry, may nevertheless increase our costs. If our insurances are not enough to cover claims that may arise, the deficiency may have a material adverse effect on our financial condition and results of operations. We may also be retrospectively subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability, including pollution-related liability. Our payment of these calls could result in significant expenses to us.
Risks Related to Our Relationship with 2020 Bulkers and our Ship Managers
We depend on our Manager to operate our business and our business could be harmed if our Manager or the Ship Managers fail to perform their services satisfactorily.
Pursuant to our Management Agreement, our Manager provides us with certain operational, commercial and management services, including newbuilding supervision and assistance with delivery of vessels, supervising SeaQuest, who is in charge of the supervision of the building process at New Times pursuant to the Supervision Agreement, liaising with flag states and classification societies, finding technical and operational management services for the vessels, and assisting us with procuring insurances for our vessels and operations.
Our operational success depends in part upon our Manager’s satisfactory performance of these services and upon our Manager’s relationships within the industry. Our business would be harmed if our Manager failed to perform these services satisfactorily or if our Manager suffered reputational harm. The Management Agreement has an indefinite duration and may be terminated by either party with one-month written notice. If the Management Agreement were to be terminated or if its terms were to be altered, our business could be adversely affected, as we may not be able to immediately replace the services provided under this agreement, and even if replacement services were immediately available, the terms offered could be less favorable than those under the existing agreements.
Our ability to compete for and enter into charters and to expand our relationships with our existing charterers will depend largely on our relationship with our Manager and its reputation and relationships in the shipping industry. If our Manager suffers material damage to their reputation or relationships, it may harm our ability to:
•	renew existing charters upon their expiration;
•	obtain new charters;
•	successfully interact with shipyards during periods of shipyard construction contracts;
•	obtain financing on commercially acceptable terms;
•	maintain satisfactory relationships with our charterers and suppliers; and
•	successfully execute our business strategies.
If our ability to do any of the things described above is impaired, it could have a material adverse effect on our business results, results of operations and financial condition.

In addition, we will rely on the Ship Managers to provide technical management of our vessels, and any failure by such managers to perform such services satisfactorily could impact our operations and our customers.
Management fees are payable to our Manager and Ship Managers regardless of our profitability or whether our vessels are employed.
Pursuant to the Management Agreement, we pay our Manager a management fee based on annual estimates which are calculated based on, among other things, the payroll and infrastructure costs incurred by the Manager in providing its services to the Company in the respective year, adjusted by an applicable mark-up, and payable quarterly in four equal tranches. The management fee will be adjusted annually to account for the difference between estimated and actual costs incurred in such year. Pursuant to the Ship Management Agreements for vessels to be delivered in 2023, we expect to pay to our Ship Managers an average annual fee for each vessel of $150,000, to be revised annually with an expected increase between 2% and 5% per annum, once the vessels have been delivered and are under operation. The fees under the Management Agreement and Ship Management Agreements are payable whether or not our vessels are employed, and regardless of our profitability, and we have no ability to require our Manager and Ship Managers to reduce the fees under such agreements if our profitability decreases.
We are dependent on our Ship Managers and their ability to hire and retain key personnel, as well as on our Manager to obtain higher charter rates to compensate crew cost increases.
We have entered into Ship Management Agreements to outsource the technical management of our vessels to Wilhemsen and OSM. There may be conflicts of interest between us and the Ship Managers that may not be resolved in our favor. Our success depends to a significant extent upon the abilities and efforts of our Ship Managers and their ability to hire and retain key members to perform their activities under the Ship Management Agreements. The loss of any of these individuals could adversely affect our business prospects and financial condition.
Our continued success will also depend upon our Ship Managers’ ability to hire and retain key personnel. In crewing our vessels, we require technically skilled employees with specialized training who can perform physically demanding work. Competition to attract and retain qualified crew members is intense due to the increase in the size of the global shipping fleet. If our Manager is not able to obtain higher charter rates to compensate for any crew cost increases, it could have a material adverse effect on our business, results of operations, cash flows and financial condition. As the vessels in our fleet are delivered, we will also need to expand our operational and financial systems and hire new shoreside staff and seafarers to crew our vessels; if our Ship Managers cannot expand these systems or recruit suitable employees, it may have an adverse effect on our results of operations.
Our contracted Chief Executive Officer and Chief Financial Officer pursuant to the Management Agreement do not devote all of their time to our business, which may hinder our ability to operate successfully and we may face conflicts of interest as our Manager’s parent is also engaged in the operation of dry bulk vessels.
Our contracted Chief Executive Officer and Chief Financial Officer, part of the Manager team pursuant to the Management Agreement, participate in other business activities not associated with us, including serving as members of the management team of 2020 Bulkers Ltd., and are not required to work full-time on our affairs. As a result, such contracted executive officers may devote less time to us than if they were not engaged in other business activities and may owe fiduciary duties to the shareholders of both us as well as shareholders of other companies which they may be affiliated with, including 2020 Bulkers Ltd. In addition, we and 2020 Bulkers Ltd. operate dry bulk vessels. This may create conflicts of interest in matters involving or affecting us and our customers and it is not certain that any of these conflicts of interest will be resolved in our favor. Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.
We face risks in connection with our dependence on 2020 Bulkers who provide management services to us.
Our key management functions are carried out by 2020 Bulkers and its ability to render management services will depend in part on its own financial strength. Circumstances beyond our control could impair its financial strength, and because it is a privately held company, information about its financial strength is not fully available, although its parent company, 2020 Bulkers Ltd. is listed on the Oslo Stock Exchange. As a result, we and our shareholders might have little advance warning of financial or other problems affecting our Manager even though any financial or other problems affecting 2020 Bulkers could have a material adverse effect on our business, results of operations and financial condition.

Risks Relating to Our Indebtedness
If our vessel charters do not provide sufficient revenue to service our obligations under our Sale and Leaseback Agreement, we may be unable to make required payment thereunder, which may have a material adverse effect on our business, results of operations and financial condition.
For the substantial financing required for installments under the newbuilding program for the dry bulk carriers, we have entered into the Sale and Leaseback Agreements, which includes pre-delivery financing of the third and fourth installment and certain delivery financing under each Shipbuilding Contract for an estimated amount of $757.6 million. For the four vessels under the 1-4 Shipbuilding Contracts, we have entered into the Avic Leasing for pre-delivery and delivery financing by way of a sale and leaseback financing for a substantial part of the remaining payment obligations. Pursuant to the Avic Leasing, we shall receive financing for the third and fourth pre-delivery installments and the fifth installments under the 1-4 Shipbuilding Contracts. In addition, upon delivery of the relevant vessels from New Times, each buyer (a vessel owning subsidiary of Himalaya Shipping) has agreed to sell its vessel to a special purpose vehicle (SPV) owned by Avic, and the SPVs have agreed to charter the vessel back to its respective buyer subsidiary, under bareboat charters, under which we have the absolute obligation to pay the hire rates irrespective of any contingency (the Hell and High Water Terms), subject to the effective transfer of ownership of the vessels to the SPVs.
In addition to the Avic Leasing, the Company has entered into the CCBFL Leasing (for six vessels) and Jiangsu Leasing (for two vessels), two similar sale and leaseback arrangements to the Avic Leasing that will cover a substantial part of the remaining payment obligations for the eight vessels under the 5-8 and 9-12 Shipbuilding Contracts.
We will be required to pay our Leasing Providers an aggregate amount of lease payments under the lease agreements of approximately $76.2 million per year. If our vessel charters do not provide sufficient revenue to pay the corresponding hire (in addition to our operative, administrative and other expenses), we may be unable to make required payment under our leases which may result in events of default under such arrangements, and eventually, the leasing providers to take control of the vessels. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Arrangements.” which provides an overview of such installments, how they have been financed and how they are intended to be financed going forward.
If we are unable to meet our lease obligations or if some other default occurs under our Sale and Leaseback Agreements or other Financing Arrangements, our lenders could exercise remedies under our Financing Arrangements. We will seek to mitigate such consequences (for example, through re-negotiation of terms), and strive to re-charter or seek remedies from defaulting charterers. However, we have no guarantees that such efforts will be successful to avoid such negative reactions from our lenders, which may have a material adverse effect on our business results, results of operations and financial condition.
We may require additional capital in the future, which may not be available on favorable terms, or at all.
Depending on many factors, including market developments, our future earnings, the value of our assets and expenditures for any new projects, we may need additional funds. We may not be able to obtain additional financing at all or on terms acceptable to us. If adequate funds are not available, it could prevent us from realizing potential revenues from prior investments and have a material adverse effect on our business, results of operations and financial condition.
Restrictive covenants in our existing Credit Arrangements impose, and any future credit facilities, leasing and financing agreements may impose, financial and other restrictions on us, and any breach of these covenants could result in the acceleration of our indebtedness and foreclosure on our vessels.
Our existing Credit Arrangements impose, and any future credit facility, financing and leasing agreement may impose, customary operating and financial restrictions on us. These restrictions generally require us to maintain, among other things, minimum cash balance requirements, and limit our ability to incur new indebtedness, among other things, pay dividends. Pursuant to the Bridge Facility, (which we intend to repay with the proceeds of this offering), we may not declare, make or pay any dividends. Under the Avic Leasing, a dividend or other distribution by our subsidiaries is only allowed if immediately following such payment or distribution there will be maintained in the relevant subsidiary’s account a total amount no less than the higher of (i) $3.6 million, and (ii) the aggregate of approximately $2.8 million and the operating expenses for the relevant vessel that are payable within the next six months on a pro forma basis after such distribution. This may also limit our ability to pay dividends to our stockholders, finance our future operations or pursue business opportunities.
A failure to meet our payment and other obligations or to maintain compliance with the applicable financial covenants could lead to defaults under our Credit Arrangements. Upon an event of default, our Leasing Providers could declare default under our bareboat charters, terminate such arrangements, and any outstanding amounts and unpaid charter hire shall become payable, including other amounts representing the Leasing Providers’ losses as a result for the early termination, as applicable (the “Termination Sum”), upon which payment the vessel will be transferred to our respective subsidiary. If the outstanding amounts are not paid, the vessel may be redelivered to the Leasing Provider, which will also have the right to lease the vessel to any other parties or have absolute discretion to enter into any sale of the relevant vessel and apply the net sale proceeds against the Termination Sum and claim from us for any shortfall. The loss of these vessels would have a material adverse effect on our business, results of operations and financial condition.
Because we expect to generate all of our revenues in U.S. dollars but incur certain expenses in other currencies, exchange rate fluctuations could adversely affect our results of operations.
We expect to generate all of our revenues in U.S. dollars and the majority of our expenses are also expected to be in U.S. dollars. However, certain limited expenses are currently incurred and expected to be in other currencies. Changes in the value of the U.S. dollar relative to the other currencies or the amount of expenses we incur in other currencies could cause fluctuations in our net income.
Risks Relating to Our Common Shares and the Offering
We do not know whether a market for our common shares will develop in the U.S. If our stock price fluctuates after this offering, you could lose a significant part of your investment.
Prior to this offering, our common shares have not been listed in a United States stock exchange and have traded on Euronext Growth Oslo and, since April 29, 2022, on the Euronext Expand. We have applied to list our common shares on the Stock Exchange. An active trading market may not develop in the U.S. and, if it does, it may not persist. If an active trading market does not develop, you may have difficulty selling any of our common shares that you buy. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the stock exchange, or otherwise or how liquid that market might become. The initial public offering price for the common shares will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our common shares at prices equal to or greater than the price paid by you in this offering.
In addition to the risks described above, the market price of our common shares may be influenced by many factors, some of which are beyond our control, including:
•	actual or anticipated variations in our operating results;
•	whether or not financial analysts cover our common shares after this offering;
•
changes in financial estimates by financial analysts, or any failure by us to meet or exceed any of these estimates, or changes in the recommendations of any financial analysts that elect to follow our common shares or the shares of our competitors;

•	changes in market valuations of similar companies;
•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships or joint ventures;
•	future sales of our common shares by us or our shareholders;
•	investor perceptions of us and the industry in which we operate;
•	general economic, industry or market conditions; and
•	the other factors described in this “Risk Factors” section.
In addition, the stock markets in general have experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies affected. These broad market and industry factors may materially harm the market price of our common shares, regardless of our operating performance. In the past, following periods of volatility in the market price of certain companies’ securities, securities class action litigation has been instituted against these companies. This litigation, if instituted against us, could have a material adverse effect on our business, results of operations and financial condition.
Our common shares offered in this public offering will not be immediately tradeable between the Stock Exchange and Euronext Expand. We intend to file the Norwegian Prospectus before the Norwegian FSA for the admission to listing and trading of such common shares on Euronext Expand, but we cannot assure such prospectus and listing will be approved and therefore, that a market for these shares will develop in Norway.
Our common shares issued in this initial public offering will not be immediately tradeable between the Stock Exchange and Euronext Expand and investors who purchase our common shares in this offering will not be able to trade their shares between these stock exchanges at the time of the settlement of this offering. To allow for trades of the shares issued in this offering on the Euronext Expand, we intend to file the Norwegian Prospectus before the Norwegian FSA for the admission to listing and trading of such common shares on Euronext Expand, and upon which approval the Company intends to publish the Norwegian Prospectus and our common shares will be tradeable from the Stock Exchange to the Euronext Expand. Until such approval and publication, there will be no ability to settle trades in shares offered in this offering on the Euronext Expand. The Norwegian FSA’s approval is expected before the end of March and publication of the Norwegian prospectus immediately thereafter; however, we cannot assure that the Norwegian Prospectus and the corresponding listing and trading on Euronext Expand will be approved in such timeframe or at all, and we cannot assure that a market for the common shares offered in this offering will develop in Norway which may adversely affect the trading price for our common shares.
Sales of substantial amounts of our common shares in the public market, or the perception that these sales may occur, could cause the market price of our common shares to decline, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.
Sales of substantial amounts of our common shares in the public market, or the perception that these sales may occur, could cause the market price of our common shares to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Under our authorized share capital, we are authorized to issue up to 140,010,000 common shares, of which   common shares will be outstanding following this offering. We and our directors and officers comprising an aggregate of 1.2% of our outstanding share capital as of the date of this prospectus have agreed with the underwriters, subject to certain exceptions, not to offer, sell, or dispose of any shares of our share capital or securities convertible into or exchangeable or exercisable for any shares of our share capital during the 180-day period following the date of this prospectus. Certain of the underwriters may, in their sole discretion and without notice, release all or any portion of the common shares from the restrictions in any of the lock-up agreements described above. Sales of common shares by our shareholders could have a material adverse effect on the trading price of our common shares.
In addition, following the expiration of the lock-up period, certain of our existing shareholders will have the right to demand that we file a registration statement covering the offer and sale of their securities under the Securities Act of 1933 (the “Securities Act”), and such shares will be eligible for sale in the United States at various times after the date of this prospectus under the provisions of Rule 144 under the Securities Act (“Rule 144”) or in offshore transactions in accordance with Regulation S under the Securities Act. Any sales of securities by these shareholders pursuant to a registration statement or otherwise could have a material adverse effect on the trading price of our common shares. We cannot predict the size of future issuances of our common shares or the effect, if any, that future sales and issuances of shares would have on the market price of our common shares.
Future issuances and sales of common shares or other equity securities may have a negative impact on the market price of our common shares. In particular, sales of substantial amounts of our common shares (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our common shares.
New investors in our common shares will experience immediate and substantial book value dilution after this offering.
The initial public offering price of our common shares will be substantially higher than the as adjusted net tangible book value per share of the outstanding common shares immediately after the offering. Based on an assumed initial public offering price of $    per share (which is the closing price of our common shares on the Euronext Expand on    , 2023, converted at an exchange rate equal to NOK     per $1.00, which is the noon buying

rate of the Federal Reserve Bank of New York for Norwegian Kroner on    , 2023, after deducting estimated underwriting discounts and commissions and expenses of the offering that are payable by us) and our net tangible book value as of December 31, 2022, if you purchase our common shares in this offering, you will pay more for your common shares than the amounts paid by our existing shareholders for their shares and you will suffer immediate dilution of approximately $    per share in as adjusted net tangible book value. As a result of this dilution, investors purchasing shares in this offering may receive significantly less than the full purchase price that they paid for the shares purchased in this offering in the event of a liquidation. For additional information on the dilution that you will experience immediately after this offering, see the section titled “Dilution.”
Transformation into a U.S. public company will increase our costs and may disrupt the regular operations of our business.
This offering will have a significant transformative effect on us. We expect to incur significant additional legal, accounting, reporting and other expenses as a result of having U.S. publicly traded common shares. We will also incur costs which we have not incurred previously, including, but not limited to, costs and expenses for directors’ fees, increased directors and officers insurance, investor relations, and various other costs of a U.S. public company.
We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as well as rules implemented by the SEC and the Stock Exchange. We expect these rules and regulations to increase our legal and financial compliance costs and make some management and corporate governance activities more time-consuming and costly, particularly after we are no longer an “emerging growth company.” These rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.
The additional demands associated with being a public company may disrupt regular operations of our business by diverting the attention of some of our contracted senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. Any of these effects could harm our business, financial condition and results of operations.
For as long as we are an “emerging growth company” under the recently enacted JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We could be an emerging growth company for up to five years. See “Summary—Implications of Being an Emerging Growth Company.” We intend to take advantage of the reduced reporting requirements and exemptions until we are no longer an emerging growth company or we become a large accelerated filer. We have taken advantage of certain reduced reporting and other requirements in this prospectus. Even if our contracted management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management's assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, in connection with our efforts to develop, implement and maintain the necessary procedures and practices related to internal control over financial reporting, we cannot be certain that will be able to maintain adequate controls over our financial processes and reporting in the future, and we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In connection with our efforts to maintain effective internal controls, we will need to hire additional accounting personnel as well as to make additional investments in software and systems. Failure to comply with Section 404 could subject us to regulatory scrutiny and sanctions, impair our ability to raise revenue, cause investors to lose confidence in the accuracy and completeness of our financial reports and negatively affect our share price.
As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain Stock Exchange corporate governance standards applicable to U.S. issuers, including the requirement that a majority of an issuer’s directors consist of independent directors. This may afford less protection to holders of our common shares.
As a foreign private issuer, we are not subject to the same disclosure and procedural requirements as domestic U.S. registrants under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For instance, we are not required to prepare and file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, we are not subject to the proxy requirements under Section 14 of the Exchange Act, and we are not generally required to comply with Regulation FD, which restricts the selective disclosure of material nonpublic information. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act. Moreover, we will be permitted to disclose compensation information for our executive officers on an aggregate, rather than an individual, basis because individual disclosure is not required under Bermuda law. We do, however, intend to furnish our shareholders with annual reports containing our financial statements audited by our independent auditors and to make available to our shareholders quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.
The Stock Exchange corporate governance listing rules require listed companies to have, among other things, a majority of their board members be independent. As a foreign private issuer, however, we are permitted to follow home country practice in lieu of the above requirement, under which there is no requirement that a majority of our directors be independent. See “Management—Foreign Private Issuer Exemption.”
We will lose our foreign private issuer status if we fail to meet the requirements under U.S. securities laws necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. We would be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. We may also be required to modify certain of our policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on the Stock Exchange that are available to foreign private issuers.
We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common shares less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. We cannot predict if investors will find our common shares less attractive because we will rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.
In addition, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) for so long as we are an emerging growth company.
Also, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such an extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
For as long as we take advantage of the reduced reporting obligations, the information that we provide our shareholders may be different from information provided by other public companies.
Our largest shareholder will continue to have substantial control over us after this offering and could limit your ability to influence the outcome of key transactions, including a change of control.
Drew Holdings, our largest shareholder, owns 38.7%. As a result, this shareholder may be able to influence matters requiring approval by our shareholders, including the election of directors and the approval of amalgamations, mergers or other extraordinary transactions. It may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our shareholders of an opportunity to receive a premium for their common shares as part of a sale of our company and might ultimately affect the market price of our common shares.
Certain of our major shareholders may have interests that are different from the interests of our other shareholders.
Certain of our major shareholders may have interests that are different from, or are in addition to, the interests of our other shareholders. In particular, Drew Holdings owns approximately 38.7% of our outstanding shares. There may be real or apparent conflicts of interest with respect to matters affecting such shareholders and their affiliates whose interests in some circumstances may be adverse to our interests.
For instance, Drew Holdings is also a principal shareholder of a number of other large publicly traded companies involved in various sectors of the shipping and oil services industries (the “Drew Related Companies”). In addition, certain of our directors, including Carl Steen and Georgina Sousa, also serve on the boards of one or more of the Drew Related Companies, including but not limited to Golar LNG Limited. There may be real or apparent conflicts of interest with respect to matters affecting Drew and other Drew Related Companies whose interests in some circumstances may be adverse to our interests.
For so long as such shareholders continue to own a significant percentage of our common shares, they will be able to significantly influence the composition of our Board of Directors and the approval of actions requiring shareholder approval through their voting power. Accordingly, for such a period of time, they will have significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers. In particular, for so long as such shareholders continue to own a significant percentage of our common shares, they may be able to cause or prevent a change of control of our company or a change in the composition of our Board of Directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could deprive you of an opportunity to receive a premium for your common shares as part of a sale of our company and ultimately might affect the market price of our common shares.
Such shareholders and their affiliates engage in a broad spectrum of activities. In the ordinary course of their business activities, they may engage in activities where their interests conflict with our interests or those of our shareholders. For example, they may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, they may have an interest in our pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to us and our shareholders. Such potential conflicts may delay or limit the opportunities available to us, and it is possible that conflicts may be resolved in a manner adverse to us or result in agreements that are less favorable to us than terms that would be obtained in arm’s-length negotiations with unaffiliated third parties.
We depend on directors who are associated with affiliated companies, which may create conflicts of interest.
Our principal shareholder is Drew Holdings and certain of our directors are associated with affiliates thereof, including Magni Partners (collectively with Drew Holdings, the “Related Parties”). We maintain commercial relationships with our Related Parties, including the Corporate Support Agreement that is currently in place and under which services continue to be provided to us. Certain of our Related Parties have also provided facilities to us, including our Drew Holdings RCF. Please see the section entitled “Certain Relationships and Related Party Transactions” for more information, including information on the commercial arrangements between us and the Related Parties.
We cannot assure you that our Board of Directors will declare cash dividends in the foreseeable future.
We have not paid any dividends to our shareholders since incorporation. While our Board of Directors has adopted a dividend policy and we expect to return capital to shareholders through monthly cash dividends, our Board of Directors may not declare dividends in the future. Any dividends will be subject to the discretion of our Board of Directors, requirements of Bermuda law and any other applicable laws, our results of operations, financial condition, cash requirements and availability, including requirements under capital expenditure programs, market prospects, contractual limitations under our Financing Arrangements, the ability of our subsidiaries to distribute funds to us and other factors deemed relevant by our Board of Directors. See “Dividends and Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financing Arrangements” and “Description of Share Capital.” The international dry bulk shipping industry is highly volatile, and we cannot predict with certainty the amount of cash, if any, that will be available for distribution as dividends in any period. Also, there may be a high degree of variability from period to period in the amount of cash that is available for the payment of dividends. We have not adopted a separate written dividend policy to reflect our Board’s policy.
We may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends, including as a result of the risks described herein. If financing is not available to us on acceptable terms, our Board of Directors may determine to finance or refinance acquisitions with cash from operations, which would reduce the amount of any cash available for the payment of dividends.
We are a Bermuda company and it may be difficult for you to enforce judgments against us or our directors and executive officers.
We are a Bermuda exempted company. As a result, the rights of holders of our common shares are governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. A number of our directors and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult or impossible for investors to bring an action against us or against these individuals in the United States if they believe that their rights have been infringed under securities laws or otherwise, effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. Even if you are successful in bringing an action of this kind, it is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.
Bermuda law differs from the laws in effect in the United States and may afford less protection to holders of our common shares.
We are incorporated under the laws of Bermuda. As a result, our corporate affairs are governed by the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), which differs in some material respects from laws typically applicable to U.S. corporations and shareholders, including the provisions relating to interested directors, amalgamations, mergers and acquisitions, takeovers, shareholder lawsuits and indemnification of directors. Generally, the duties of directors and officers of a Bermuda company are owed to the company only. Shareholders of Bermuda companies typically do not have rights to take action against directors or officers of the company and may only do so in limited circumstances. Class actions are not available under Bermuda law. The circumstances in which derivative actions may be available under Bermuda law are substantially more proscribed and less clear than they would be to shareholders of U.S. corporations. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.
When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company. Additionally, subject to Section 14 of the Securities Act and Section 29(a) of the Exchange Act, which render void any purported waiver of the provisions of the Securities Act and Exchange Act, respectively, under our bye-laws and as permitted by Bermuda law, each shareholder has waived any claim or right of action against our directors or officers for any action taken by directors or officers in the performance of their duties, except for actions involving fraud or dishonesty. In addition, the rights of holders of our common shares and the fiduciary responsibilities of our directors under Bermuda law are not as clearly established as under statutes or judicial precedent in existence in jurisdictions in the United States, particularly the State of Delaware. Therefore, holders of our common shares may have more difficulty protecting their interests than would shareholders of a corporation incorporated in a jurisdiction within the United States.

Our bye-laws restrict shareholders from bringing legal action against our officers and directors.
Subject to Section 14 of the Securities Act and Section 29(a) of the Exchange Act, which renders void any purported waiver of the provisions of the Securities Act and Exchange Act, respectively, our bye-laws contain a broad waiver by our shareholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. This waiver limits the right of shareholders to assert claims against our officers and directors unless the act or failure to act involves fraud or dishonesty. The waiver would not be effective as a waiver of the right to sue for violations of the Securities Act or the Exchange Act, the waiver of which would be prohibited by Section 14 of the Securities Act and Section 29(a) of the Exchange Act, respectively.
Our bye-laws provide that the federal district courts of the United States of America are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. This choice of forum provision could limit the ability of shareholders of the Company to obtain a favorable judicial forum for disputes with directors, officers or employees.
Our amended bye-laws provide that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933. In the absence of these provisions, under the Securities Act, U.S. federal and state courts have been found to have concurrent jurisdiction over suits brought to enforce duties or liabilities created by the Securities Act. This choice of forum provision will not apply to suits brought to enforce duties or liabilities created by the Exchange Act, which already provides that such federal district courts have exclusive jurisdictions over such suits. Additionally, investors cannot waive the Company’s compliance with federal securities laws of the United States and the rules and regulations thereunder.
The choice of forum provision contained in our amended bye-laws may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, which may discourage such lawsuits against the Company and its directors, officers and other employees. However, the enforceability of similar choice of forum provisions in other companies’ governing documents has been challenged in recent legal proceedings, and it is possible that a court in the relevant jurisdictions with respect to the Company could find the choice of forum provision contained in our amended bye-laws to be inapplicable or unenforceable. While the Delaware Supreme Court ruled in March 2020 that U.S. federal forum selection provisions purporting to require claims under the Securities Act be brought in a U.S. federal court are “facially valid” under Delaware law, there can be no assurance that the courts in Norway and Bermuda, and other courts within the United States, reach a similar determination regarding the choice of forum provision contained in our amended bye-laws. If the relevant court were to find the choice of forum provision contained in our amended bye-laws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and operating results.
We have anti-takeover provisions in our bye-laws that may discourage a change of control.
Our bye-laws contain provisions that could make it more difficult for a third-party to acquire us without the consent of our Board of Directors. These provisions provide for:
•	our Board of Directors to determine the powers, preferences and rights of our preference shares and to issue the preference shares without shareholder approval;
•
our Board of Directors, with the sanction of a resolution passed by a simple majority of votes cast at a general meeting with the necessary quorum for such meeting of two persons at least holding or representing by proxy 33 1∕3% of our issued common shares (or the class, where applicable), to amalgamate or merge us with another company; and

•	our Board of Directors to reduce the company’s issued share capital selectively with the authority of a resolution of the shareholders.
These provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains statements that constitute forward-looking statements. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate” and “potential,” among others.
Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management.
Forward-looking statements include such matters as:
•	plans to acquire newbuilding vessels and any associated contracts thereof;
•	expectations to maintain existing and secure additional charters;
•	expected trends in our industry, including those discussed under “Industry Overview”;
•	expected trends in the global fleet and demand of Newcastlemax vessels;
•	expected market trends and expected impact of sanctions;
•	our strategy and plans;
•	our planned used of proceeds;
•	our plans to meet our liquidity requirements; and
•	our dividend policy.
Additionally, such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under the section entitled “Risk Factors” in this prospectus. These risks and uncertainties include factors relating to:
•	general economic, political and business conditions;
•	our ability to complete the purchase of the vessels we have agreed to acquire;
•	our ability to meet the conditions and covenants in our financing agreements;
•	general dry bulk market conditions, including fluctuations in charter hire rates and vessel values;
•	changes in demand in the dry bulk shipping industry, including the market for our vessels;
•	changes in the supply of dry bulk vessels;
•	our ability to successfully employ our dry bulk vessels;
•	changes in our operating expenses, including fuel or bunker prices, dry docking and insurance costs;
•	compliance with, and our liabilities under, governmental, tax environmental and safety laws and regulations;
•	changes in governmental regulation, tax and trade matters and actions taken by regulatory authorities;
•	potential disruption of shipping routes due to accidents or political events;
•	our expectations regarding the availability of vessel acquisitions and our ability to complete acquisition transactions planned;
•	our ability to procure or have access to financing and refinancing;
•	our continued borrowing availability under our Sale and Leaseback Agreements and compliance with the financial covenants therein;
•	fluctuations in foreign currency exchange rates;
•	potential conflicts of interest involving members of our board and management and our significant shareholder;

•	our ability to pay dividends; and
•	other factors that may affect our financial condition, liquidity and results of operations.
Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS
We expect to receive total estimated net proceeds of approximately $     million (or $     million if the underwriters exercise in full their option to purchase additional common shares), assuming an initial public offering price of $    per common share, which is the closing price of our common shares on the Euronext Expand on    , 2023, converted at an exchange rate equal to NOK     per $1.00, which is the noon buying rate of the Federal Reserve Bank of New York for Norwegian Kroner on    , 2023, after deducting estimated underwriting discounts and commissions and expenses of the offering that are payable by us.
We intend to use the net proceeds from this offering for general corporate purposes, which may include funding acquisitions or maintaining liquidity, repayment of indebtedness and funding our working capital needs. We will have broad discretion in allocating the net proceeds from this offering. In particular we intend to use the proceeds of the offering primarily to (i) repay $1.7 million drawn under our Drew RCF to fund working capital requirements and fees payable to lenders, (ii) repay $7.5 million drawn under our Bridge Facility to fund working capital requirements, (iii) repay $2.2 million to our Ship Managers relating to advanced short-term funding provided to us to cover actual costs and expenses arising from or in connection with the Ship Management Agreements, (iv) pay the remaining cost of scrubbers relating to the third and fourth vessels with hull numbers 0120835 and 0120836, respectively, under the 1-4 Shipbuilding Contract, (v) pay the costs to install scrubbers on eight of our vessels under the 5-8 and 9-12 Shipbuilding Contracts, and (vi) pay $  loan fees to be paid to the Leasing Providers.
The Drew Holdings RCF being repaid matures on December 31, 2024, bears interest of LIBOR for a three-month interest period plus a margin of 8% per annum and has a total outstanding balance of $1.7 million as of March 6, 2023. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financing Arrangements—Drew Holdings Revolving Credit Facility.” The Bridge Facility being repaid matures on September 1, 2023 and bears interest at a rate which is the aggregate of certain margin per annum and SOFR, and has a total outstanding balance of $7.5 million as of the date of this prospectus. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financing Arrangements—Bridge Facility.”
The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business and customer base. Pending their use, we intend to invest the net proceeds of this offering in short-term, investment grade, interest-bearing instruments or hold them as cash.
Each $1.00 increase (decrease) in the public offering price per common share would increase (decrease) our net proceeds, after deducting estimated underwriting discounts and commissions and expenses, by approximately $   million, assuming the number of common shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1.0 million in the number of common shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $   million, assuming the assumed initial public offering price stays the same.
Although we currently anticipate that we will use the net proceeds from this offering as described above, there may be circumstances where a reallocation of funds is necessary. The amounts and timing of our actual expenditures will depend upon numerous factors, including the factors described in the section entitled “Risk Factors” in this prospectus. Accordingly, our management will have flexibility in applying the net proceeds from this offering.

DIVIDENDS AND DIVIDEND POLICY
Under our bye-laws, our Board of Directors may declare cash dividends or distributions. We are subject to Bermuda legal constraints that may affect our ability to pay dividends on our common shares and make other payments. Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereby be less than its liabilities.
Since we are a holding company with no material assets other than the shares of our subsidiaries through which we conduct our operations, our ability to pay dividends will depend on our subsidiaries distributing their earnings and cash flow to us. In addition, certain covenants under our existing Avic Leasing subject dividends to certain conditions which if not met would require the approval of Avic prior to the distribution of any dividend. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Arrangements.”
We have not paid any dividends to our shareholders since our incorporation. Our Board of Directors has adopted a dividend policy to distribute monthly dividends to our shareholders once our vessels generate sufficient cash flow allowing such payments. Any future determination related to our dividend policy will be subject to the discretion of our Board of Directors, requirements of Bermuda law and other applicable laws, our results of operation, financial condition, cash requirements and availability, including requirements under capital expenditure programs, market prospects, contractual restrictions under our Financing Arrangements, the ability of our subsidiaries to distribute funds to us and other factors deemed relevant by our Board of Directors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financing Arrangements” and “Description of Share Capital.” We have not adopted a separate written dividend policy to reflect our Board’s policy.
Although we are incorporated in Bermuda, we are classified as a non-resident of Bermuda for exchange control purposes by the Bermuda Monetary Authority. Other than transferring Bermuda Dollars out of Bermuda, there are no restrictions on our ability to transfer funds into or out of Bermuda to pay dividends to U.S. residents who are holders of our common shares or other non-resident holders of our common shares in currency other than Bermuda Dollars.

CAPITALIZATION
The table below sets forth our cash and cash equivalents and total capitalization as of December 31, 2022:
•	on an actual basis; and
•
on an as adjusted basis to give effect to (i) the incurrence of debt under our Drew Holdings RCF, Bridge Facility and our Sale and Leaseback Agreements subsequent to December 31, 2022, (ii) the delivery of the first vessel, and (iii) our sale of the    common shares in the offering, and the receipt of approximately $   million in estimated net proceeds from this offering, assuming an initial public offering price as set forth in the section entitled “Use of Proceeds” and assuming that the underwriters’ option to purchase additional common shares is not exercised.

Investors should read this table in conjunction with the sections titled “Summary Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, and the related notes thereto, included in this prospectus.
	As of December 31, 2022
	Actual	As Adjusted(1)
	(in millions of U.S. dollars)
Cash and cash equivalents:
Cash and cash equivalents	0.3	(2)(3)(4)

Current Liabilities:
Current portion of long-term debt(5)	7.0
Bridge Facility	—	—(2)
Amounts due to related parties(6)	2.7

Non-current liabilities
Long-term debt(5)	60.5
Amounts due to related parties(6)	1.0

Shareholders’ equity:
Common shares of par value $1.0 per share: authorized at December 31, 2022 and 2021: 140,010,000 shares, issued and outstanding at December 31, 2022 and 2021: 32,152,857 shares	32.2
Additional paid-in capital	61.1
Retained loss	(3.0)
Total shareholders’ equity	90.3
Total capitalization(7)(8)	161.5
(1)
Reflects the net proceeds of this offering (assuming an offering price of $ per common share, assuming an initial public offering price of $  per common share, which is the closing price of our common shares on the Euronext Expand on    , 2023).

(2)	Reflects the payment of $7.5 million previously drawn under the Bridge Facility on March 1, 2023.
(3)	Reflects the payment of $1.7 million previously drawn under the Drew Holdings RCF.
(4)	The repayment of $22 million to our Ship Managers in relation to advanced short-term funding.
(5)	Secured and guaranteed.
(6)	Unsecured and unguaranteed.
(7)	Each $1.00 increase (decrease) in the offering price per common share would increase (decrease) our as adjusted total capitalization and as adjusted total shareholders’ equity by $ million.
(8)	Total capitalization consists of total debt plus total shareholders’ equity.

DILUTION
If you invest in our common shares, your interest will be diluted to the extent of the difference between the initial public offering price per share and the net tangible book value per share after this offering.
After giving effect to the sale by us of the    common shares offered by us in the offering, and considering an offering price of $   per common share (the last reported sale price of our common shares on the Euronext Expand), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our “as adjusted” net tangible book value estimated at December 31, 2022 would have been approximately $   million, representing $   per share. This represents an immediate increase in net tangible book value of $   per share to existing shareholders and an immediate dilution in net tangible book value of $   per share to new investors purchasing common shares in this offering. Dilution for this purpose represents the difference between the price per common shares paid by these purchasers and net tangible book value per common share immediately after the completion of the offering.
The following table illustrates this dilution to new investors purchasing common shares in the offering.
Assumed initial public offering price per share	$
Net tangible book value per share at December 31, 2022	$2.81
Increase in net tangible book value per share attributable to new investors	$
As adjusted net tangible book value per share after the offering	$
Dilution per common share to new investors	$
Each $1.00 increase (decrease) in the offering price per common share, respectively, would increase (decrease) the net tangible book value after this offering by $   per common share and the dilution to investors in the offering by $   per common share.
The following table summarizes the total number of common shares purchased from us, the total cash consideration paid to us, and the average price per share paid by existing owners and by investors in this offering. The table below reflects an assumed initial public offering price of $   per share (which is the closing price of our common shares on the Euronext Expand on    , 2023, converted at an exchange rate equal to NOK    per $1.00, which is the noon buying rate of the Federal Reserve Bank of New York for Norwegian Kroner on    , 2023, after deducting estimated underwriting discounts and commissions and expenses of the offering that are payable by us), for common shares purchased in this offering and excludes underwriting discounts and commissions and estimated offering expenses payable by us.
	Common Shares Purchased		Total Consideration		Average Price Per Share
(in thousands, except percentages and per share amounts)	Number	Percent	Amount	Percent
Pre-IPO owners
Investors in this offering
Total
Each $1.00 increase (decrease) in the offering price per common share, respectively, would increase (decrease) total consideration paid by investors in this offering and total consideration paid by all shareholders by $   million.
The foregoing tables assume no exercise of the underwriters’ option to purchase additional common shares. If the underwriters exercise their option to purchase additional common shares, there will be further dilution in the aggregate to new investors.
The dilution information above is for illustrative purposes only. Our as adjusted net tangible book value following the consummation of this offering is subject to adjustment based on the actual initial public offering price of our common shares and other terms of this offering determined at pricing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes thereto, included elsewhere in this prospectus, as well as the information presented under “Presentation of Financial and Other Information” and “Summary Financial Information.” The following discussion and analysis include forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed elsewhere in this prospectus. See in particular “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”
Overview
Founded in March 2021, for the purpose of operating high-quality dry bulk vessels in the range of 210,000 dwt, we are a newly formed company with one Newcastlemax dry bulk vessel in operation and contracts to acquire 11 vessels of the same type under construction at New Times Shipyard in China, with dual fuel LNG technology, fuel-saving devices, scrubbers and ammonia ready engines. We believe that the installation of scrubbers on all our vessels, together with dual fuel LNG technology, and ammonia ready engines on our vessels, will make our vessels more fuel efficient, cost effective and environmentally friendly as compared to older dry bulk vessels without these features, and make our fleet more attractive to charterers. The vessels are estimated to be delivered between March 2023 and August 2024 and will have an aggregate carrying capacity of 2.5 million dwt. The acquisition of these vessels has been financed in a substantial portion through a combination of equity capital and sale and leaseback financing.
Our vessels will operate worldwide, with key trades for our Newcastlemax carriers being Brazil to China and Australia to China.
Our vessels will transport a broad range of major bulk commodities, including iron ore, coal, and bauxite, across global shipping routes. We plan to employ our vessels on index-linked rate time charters, fixed rate time charters or voyage charters, with counterparties that will typically be large dry bulk operators, commodity traders and end users.
Currently, six of our vessels under construction have been chartered out on index-linked rate time charters and we have chartered the first vessel with hull number 0120833 on a fixed-rate time charter at $30,000 per day, gross, for two years. We expect to charter the remaining vessels prior to their respective deliveries from New Times.
Our strategy is to maximize shareholder returns from our fleet of 12 Newcastlemax vessels once the vessels are delivered by New Times Shipyard. We plan to return capital to the shareholders in the form of monthly dividends. However, any dividends will be subject to the discretion of our Board of Directors, requirements of Bermuda law and other applicable laws, our results of operation, financial condition, cash requirements and availability, including requirements under capital expenditure programs, market prospects, contractual restrictions under our Financing Arrangements, the ability of our subsidiaries to distribute funds to us and other factors deemed relevant by our Board of Directors. See “Dividends and Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financing Arrangements” and “Description of Share Capital.”
Factors that have and are expected to affect our results of operations
Our results of operations will be affected by a range of factors many of which are beyond the Company’s control. Our future results may not be comparable to our historical results of operations for the periods presented. In addition, when evaluating our historical results of operations and assessing our prospects in the periods under review, you should consider the factors discussed below.
Our Newbuilding Contracts
We have entered into contracts to acquire 12 Newcastlemax dry bulk vessels of which the first vessel was delivered on March 2, 2023. 11 are currently under construction at New Times Shipyard in China and are estimated to be delivered between March 2023 and August 2024. These vessels will have an aggregate carrying capacity of 2.5 million dwt. The Shipbuilding Contracts have had a significant impact on our balance sheet during the periods presented in our Consolidated Financial Statements.

We depend on New Times’ ability to perform its obligations under the Shipbuilding Contracts. As security to all payments made by us prior to the delivery of our vessels, New Times has provided refund guarantees to each of our subsidiaries covering all of the pre-delivery installments paid, or to be paid, under each of the Shipbuilding Contracts, two of which have been provided by Bank of China (Jiangsu Branch) and ten of which have been provided by The Agricultural Bank of China (Jiangsu Branch) (all together, the “Refund Guarantees”). Default or non-performance by New Times of its obligations may have material adverse consequences. See “Risk Factors—We are subject to risks with respect to our counterparties on contracts, and failure of such counterparties to meet their obligations could cause us to suffer losses or negatively impact our business, results of operations and financial condition.”
Vessel construction and chartering
The technical operation of our vessels by third party ship management companies have, or will have, a significant impact on the vessels’ economic life. Technical risks will always be present and there can be no guarantee that the ship management companies will perform their duties according to Ship Management Agreements. Failure to adequately maintain the technical operation of a vessel may adversely impact our operating results.
Financing Arrangements
The total average purchase price, including estimated variation orders, Address Commissions and the cost of scrubbers we are installing on each of our vessels is $71.6 million. As of March 6, 2023, we have paid $206.8 million for certain pre-delivery installments under the Shipbuilding Contracts (including amounts paid by our Leasing Providers and Magni on our behalf), with the remaining installments totaling $652.9 million, and we have financing for substantially all of the remaining payments under the Shipbuilding Contracts, other than the cost of scrubbers we are installing on our vessels with respect to eight vessels under the 5-8 and 9-12 Shipbuilding Contracts.
As of March 6, 2023, the outstanding commitments under the Shipbuilding Contracts for the 12 newbuildings are as follows:
(in millions of U.S. dollars)
2023	$328.3
2024	$324.6
Total	$652.9
We have entered into Sale and Leaseback Agreements with our Leasing Providers to finance a significant part of the remaining purchase price of our 12 vessels, including the financing of a significant part of the purchase price of the vessel already delivered, equivalent to the pre-delivery financing of the third and fourth installments, at a fixed rate interest rate of 5% per annum (to be paid for each of the third and fourth instalment), and the delivery financing of the fifth installment under each of the Shipbuilding Contracts. Upon delivery, each vessel will be, or has been, sold to an SPV owned by the Leasing Providers, and each SPV has agreed to charter back the vessels back, under bareboat charters, under Hell and High Water Terms, subject to the effective transfer of ownership of the vessels to the SPVs.
In addition, the interest expenses we incur on the outstanding indebtedness under our existing Sale and Leaseback Agreements are included in our financial costs. Financial costs also include amortization of other loan issuance costs incurred in connection with establishing such facilities. We will incur additional interest expenses and other borrowing costs in the future on our outstanding borrowings and under future borrowings, particularly to cover our working capital requirements or payments of the sixth installments under the Shipbuilding Contracts relating to the extra cost for the installation of scrubbers. For additional details of our Financing Arrangements, see “—Liquidity and Capital Resources—Financing Arrangements.”
Other factors affecting our financial statements
Revenues
We have started to generate revenues from the first vessel recently delivered to us and we expect to generate more revenues as our remaining contracted newbuilding vessels are delivered in 2023 and 2024 pursuant to their respective Shipbuilding Contracts, which will be driven primarily by the amount of daily charter hire that they earn under time charters (or the amount of time charter equivalent they earn if employed on a voyage basis) and by the number of operating days during which they generate revenues.

A significant part of our fleet is to be employed on the index-linked rate time charter contracts.
Nature of our operating and general and administrative expenses
During 2022 and 2021, we have no vessel operating costs and the majority of our general and administrative costs relate to legal and advisory fees, expenses relating to our listing on Euronext Expand and management fees. When the vessels start being delivered to us, we will incur operating costs as follows:
•	vessel operating expenses;
•	chartering related expenses;
•	technical and commercial management fees;
•	voyage expenses and commissions; and
•	depreciation.
Factors Affecting Our Future Results
The principal factors which will affect our future results of operations include:
•	the earnings from our vessels;
•	gains (losses) from any sale of vessels;
•	vessel operating expenses,
•	voyage commissions;
•	administrative expenses;
•	depreciation; and
•	interest expense under our Sale and Leaseback Agreements.
We will derive our earnings from time charters and voyage charters of our vessels. The dry bulk industry has historically been highly cyclical, experiencing volatility in profitability, vessel values and freight rates.
Vessel operating costs are the direct costs associated with running a vessel and include crew costs, vessel supplies, repairs and maintenance, dry dockings, lubricating oils, insurance and management fees.
We may incur impairment losses in the future. An impairment loss on a newbuilding under construction is recognized when the estimated cost of completion, being the aggregate of the carrying value, the remaining installments to be paid, the estimated newbuilding supervision costs and the estimated capitalized interest at the assessment day, exceeds the estimated future net undiscounted cash flows expected to be earned over the estimated useful life of the newbuilding upon its delivery. An impairment loss on a vessel that has been delivered is recognized when the vessel’s carrying value exceeds the estimated future net undiscounted cash flows expected to be earned over the remaining estimated useful life of the vessel.
We may also incur losses from uncollectible receivables. Such losses are accrued when information is available before the financial statements are issued that indicates that it is probable that a receivable will not be collected.
Administrative expenses are comprised of general corporate overhead expenses, including personnel costs, property costs, audit fees, legal and professional fees, stock compensation costs and other general administrative expenses. Personnel costs may include, among other things, salaries, pension costs, fringe benefits, travel costs and health insurance. In addition, upon completion of this offering, we expect to incur direct, incremental general and administrative expenses as a result of our being a publicly traded company in the United States, including costs associated with hiring personnel for positions created as a result of our U.S. public company status, costs associated with publishing annual and interim reports to shareholders consistent with SEC and Stock Exchange requirements, expenses relating to compliance with the rules and regulations of the SEC, expenses related to compliance with the listing standards of Stock Exchange and the costs of independent director compensation. These incremental general and administrative expenses related to being a publicly traded company in the United States are not included in our historical consolidated results of operations.
Depreciation, or the periodic costs charged to our income for the reduction in usefulness and long-term value of our vessels, is also related to the number of vessels we will own or lease. We will depreciate the cost of vessels we own or have recorded on the balance sheet in failed sale leaseback transactions, less their estimated residual value, over their estimated useful life on a straight-line basis. We will depreciate the cost of vessels held under a finance lease over the term of the lease. No charge is made for depreciation of vessels under construction until they are delivered.
Interest costs are capitalized on all qualifying assets that require a period of time to get them ready for their intended use. Qualifying assets consist of our vessels under construction. The interest capitalized is calculated using our weighted average cost of borrowings, from commencement of the asset development until substantially all the activities necessary to prepare the asset for its intended use are complete. The Company does not capitalize amounts beyond the actual interest expense incurred in the period.
Impact of COVID-19
In March 2020, the World Health Organization declared COVID-19 a global pandemic. The COVID-19 outbreak has reached across the globe, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans intended to control the spread of the virus. While some of these measures have been relaxed in certain parts of the world, ongoing social distancing measures, and future prevention and mitigation measures, as well as the potential for some of these measures to be reinstituted in the event of repeat waves of the virus and any variants, are likely to have an adverse impact on global economic conditions and consumer confidence and spending, and could materially adversely affect global economic conditions, which could in turn impact demand for dry bulk shipping.
Our newbuilding vessels are being built in China and we expect our trade routes will include China. The Chinese government has pursued “Dynamic zero COVID-19 cases” by adopting strict disease containment measures, including lock-down in certain cities and areas with rapidly rising COVID-19 cases and infection risks. There has been no impact on the construction of our newbuildings to date; however, it remains possible that the impact of COVID-19 could affect the construction and therefore the delivery of our vessels and could also impact the expected trade of our vessels with China following delivery. The Chinese government has recently announced an ease of COVID-19 related restrictions, which are expected to increase economic activity and import demand, but we remain subject to risks of the impact of strict containment measures.
Sale and Leaseback Arrangements
We have entered into Sale and Leaseback Agreements with our Leasing Providers to finance a significant part of the remaining purchase price of our 12 vessels, including the financing of a significant part of the purchase price of the vessel already delivered. Upon delivery, each vessel will be, or has been, sold to an SPV owned by the Leasing Providers, and each SPV has agreed to charter back the vessels back, under bareboat charters, which we have the absolute obligation to pay the hire rates irrespective of any contingency (the Hell and High Water Terms), subject to the effective transfer of ownership of the vessels to the SPVs. For more details of our Financing Arrangements and the terms and conditions thereunder, see “Liquidity and Capital Resources—Financing Arrangements—Sale and Leaseback Agreements”.
Under the Sale and Leaseback Agreements, the average bareboat rate per day is currently $17,408 per vessel.
When a sale and leaseback transaction does not qualify for sale accounting, the transaction is accounted for as a financing transaction by the seller-lessee. To account for a failed sale and leaseback transaction as a financing arrangement, the seller-lessee does not derecognize the underlying asset; the seller-lessee continues depreciating the asset as if it was the legal owner. The sales proceeds received from the buyer-lessor are recognized as a financial liability. A seller-lessee will make rental payments under the leaseback. These payments are allocated between interest expense and principal repayment of the financial liability. The amount allocated to interest expense is determined by the incremental borrowing rate or imputed interest rate.
We expect that the Sale and Leaseback Agreements will be accounted for as financing arrangements.

Results of Operations for the Year Ended December 31, 2022 and the Period Ended December 31, 2021
The following table summarizes our results of operations for the year ended December 31, 2022 and period ended December 31, 2021.
(in millions of U.S. dollars except per share data)	Year ended December 31, 2022	Period from March 17 (Inception) to December 31, 2021
Operating expenses
General and administrative expenses	(2.0)	(1.0)
Total operating expenses	(2.0)	(1.0)
Operating loss	(2.0)	(1.0)
Net loss attributable to shareholders’ of Himalaya Shipping Ltd.	(2.0)	(1.0)
Basic and diluted loss per share	(0.06)	(0.06)
Weighted-average shares outstanding	32,152,857	18,316,970
Revenues
We did not have any revenues in the year ended December 31, 2022 and period ended December 31, 2021, as for these periods we did not own any vessels. We expect to generate revenues starting in 2023 upon commencement of the delivery of our newbuilding vessels. Future revenues will be driven primarily by the amount of daily charter hire that such vessels earn under time charters (or the amount of time charter equivalent they earn if employed on a voyage basis) and by the number of operating days during which they generate revenues.
General and Administrative (G&A) Expenses
General and administrative expenses were $2.0 million for the year ended December 31, 2022, compared to $1.0 million for the period ended December 31, 2021. Our G&A expenses for both periods reflect the startup nature of our operations and mainly relate to listing expenses in Euronext Growth and Euronext Expand, legal fees, share based compensation expenses and fees payable under our Management Agreement with 2020 Bulkers.
Net Financial Expense
Net financial expense was nil for both the year ended December 31, 2022 and the period ended December 31, 2021. We had $74.9 million and nil of outstanding borrowings under our Financing Arrangements at December 31, 2022 and December 31, 2021, respectively. In 2022, interest expense of $1.8 million was capitalized within newbuilding cost.
Loss for the Year
Net loss was $(2.0) million for the year ended December 31, 2022 compared to $(1.0) million for the period ended December 31, 2021. This increase is directly a result of the increase in general and administrative expenses described above.
Critical Accounting Estimates
Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses during the reporting periods. Certain accounting policies involve judgments and uncertainties to such an extent that there is a reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in the notes to our consolidated financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our financial condition and results of operations. For a more complete discussion of our accounting policies, see Note 2—“Basis of Preparation and Significant Accounting Policies” to our Consolidated Financial Statements.
Impairment of long lived assets
The carrying values of our newbuilding vessels may not represent their fair market value at any point in time since the cost of newbuildings tends to fluctuate with changes in charter rates. Historically, both charter rates and vessel values tend to be cyclical. The carrying amounts of newbuildings under construction are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular vessel or newbuilding may not be fully recoverable. Such indicators may include depressed spot rates and depressed second-hand vessel values. We assess recoverability of the carrying value of each asset or newbuilding on an individual basis by estimating the future undiscounted cash flows expected to result from the asset, including any remaining construction costs for newbuildings, and eventual disposal. If the future net undiscounted cash flows are less than the carrying value of the asset, or the current carrying value plus future newbuilding commitments, an impairment loss is recorded equal to the difference between the assets’ or newbuildings carrying value and fair value. Fair value is estimated based on values achieved for the sale/purchase of similar vessels and appraised valuations. In addition, long-lived assets to be disposed of are reported at the lower of carrying amount and fair value less estimated costs to sell.
In developing estimates of future cash flows, we must make assumptions about future performance, with significant assumptions being related to charter rates, ship operating expenses, utilization, dry docking requirements, residual value and the estimated remaining useful lives of the vessels. These assumptions are based on historical trends as well as future expectations. Specifically, in estimating future charter rates, management takes into consideration estimated daily time charter equivalent rates over the estimated remaining lives of each of the vessels. The estimated daily time charter equivalent rates used are based on a combination of (i) trading exchange forecasts for five years and (ii) estimate of implied charter rates based on the broker values received from third-party brokers on a quarterly basis. The implied rate is a calculated rate for each vessel based on the charter rate the vessel would need to achieve, given our expected future operating costs and discount factors that once discounted would equate to the average broker values. We then use the resultant undiscounted cash flows in our model. Recognizing that the transportation of dry bulk cargoes is cyclical and subject to significant volatility based on factors beyond our control, management believes the use of estimates based on the combination of internally forecasted rates and calculated average rates as of the reporting date to be reasonable. We believe that the estimated future undiscounted cash flows expected to be earned by each of our newbuilding vessels over their remaining estimated useful life will exceed the vessels’ carrying value as of December 31, 2022, plus estimated costs to complete and accordingly, has not recorded an impairment charge.
Estimated outflows for operating expenses and dry docking requirements are based on estimations and budgeted costs and are adjusted for assumed inflation. Finally, utilization is based on historical levels achieved and estimates of a residual value are consistent with the pattern of scrap rates used in management’s evaluation of salvage value.
Significant factors that could impact management’s assumptions regarding cash flows include (i) loss or reduction in business from significant customers, (ii) unanticipated changes in demand for transportation of dry bulk cargoes, (iii) greater than anticipated levels of newbuilding orders or lower than anticipated levels of vessel scrappings, and (iv) changes in rules and regulations applicable to the dry bulk industry, including legislation adopted by international organizations such as the IMO and the European Union or by individual countries.
Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. Actual results could differ from those estimates.
Going concern
Our financial statements have been prepared on a going concern basis. We are dependent on debt financing and equity financing to finance the scrubber installation under our Shipbuilding Contracts and working capital requirements which raises substantial doubt about the Company’s ability to continue as a going concern. As of December 31, 2022, the Company has not commenced operations, has cash and cash equivalents of $0.3 million and a working capital deficit of $24.3 million. The Consolidated Financial Statements do not include any adjustments that might result from the outcome of this uncertainty.
We are planning to raise financing through the offering contemplated by this prospectus. Assuming debt financing for scrubber installation and/or additional equity financing, based on our track record in terms of raising equity, we believe we will be able to meet anticipated liquidity requirements for our business for at least the next twelve months as of the date of our Consolidated Financial Statements for the year ended December 31, 2022. There is no assurance that we will be able to execute this scrubber financing.
Liquidity and Capital Resources
We operate in a capital-intensive industry and have substantially financed our purchase of newbuildings through a combination of equity capital, sale and leaseback financing. We have not yet secured financing for (i) the remaining cost of scrubbers relating to the third and fourth vessels with hull numbers 0120835 and 0120836, respectively, under the 1-4 Shipbuilding Contract, (ii) the cost to install scrubbers on eight of our vessels under the 5-8 and 9-12 Shipbuilding Contracts, expected to be $19.2 million in the aggregate, and (iii) our working capital requirements in the upcoming months, and we intend to use a portion of the proceeds of this offering to fund a certain part of the costs to install scrubbers as described in (i) and (ii), as well as our working capital requirements.
Our ability to generate adequate cash flows on a short and medium-term basis will depend substantially on the trading performance of our vessels when delivered in the market. Periodic adjustments to the supply of and demand for dry bulk vessels cause the industry to be cyclical in nature.
We expect continued volatility in dry bulk market rates for our vessels in the foreseeable future with a consequent effect on our short and medium-term liquidity.
Our cash and cash equivalents are held in U.S. dollars.
Our short-term liquidity requirements relate to funding working capital requirements, payment of newbuilding installments, and, following the delivery of our vessels, will include lease payments under our Sale and Leaseback Agreements. Sources of short-term liquidity include cash, amounts available under (i) our $15 million Drew RCF, which drawings shall be only allowed until December 31, 2023, (ii) our $15 million Bridge Facility, and (iii) the proceeds of this offering and, following the delivery of our vessels, will include payments from customers under charters. In addition, our Sale and Leaseback Agreements contain debt incurrence covenants which could limit our ability to raise debt financing to meet liquidity or other capital requirements.
As of December 31, 2022, we were in compliance with all of our covenants in each of our Financing Arrangements.
As of December 31, 2022, we had cash and cash equivalents of $0.3 million.
As of March 6, 2023, the remaining required payments for our 12 Shipbuilding Contracts amounted to $652.9 million. Under the Sale and Leaseback Agreements, the Company has committed financing for the pre-delivery and delivery installments under each Shipbuilding Contracts for an estimated amount of $632.7 million to cover its remaining obligations under the Shipbuilding Contracts, other than for the sixth installments under these contracts relating to the extra cost for the installation of scrubbers in eight of our vessels under the 5-8 and 9-12 Shipbuilding Contracts.
Our medium and long-term liquidity requirements include lease payments for our vessels and working capital requirements.

Cash Flow Statement
We will not generate cash from operating activities until delivery and chartering of our vessels. The following table summarizes our cash flows from operating, investing and financing activities for the periods indicated:
(in millions of US$)	Year ended - December 31, 2022	March 17 (Inception) to December 31, 2021
Net cash used in operating activities	(1.4)	(0.5)
Net cash used in investing activities	(78.3)	(68.8)
Net cash provided by financing activities	68.7	80.6
Net increase (decrease) in cash and cash equivalents and restricted cash	(11.0)	11.3
Cash and cash equivalents and restricted cash at beginning of period	11.3	—
Cash and cash equivalents and restricted cash at end of period	0.3	11.3
Supplemental disclosure of cash flow information
Non-cash settlement of debt	—	(13.6)
Non-cash share issuance	—	13.6
Non-cash additions in respect of newbuildings	(13.7)	(13.6)
Issuance of liabilities for newbuilding installments	13.7	13.6
Interest paid, net of capitalized interest	(0.4)	—
Net cash used in operating activities
Net cash used in operating activities increased by $0.9 million to $1.4 million for the year ended December 31, 2022 compared to $0.5 million for the period ended December 31, 2021. The increase was primarily due to higher general and administrative expenses for the year ended December 31, 2022 compared to the period ended December 31, 2021.
Net cash used in investing activities
Net cash used in investing activities was $78.3 million for the year ended December 31, 2022, reflecting capitalized interest, supervision cost and pre-delivery cost on our vessels under construction. $13.7 million of newbuilding installments have been classified as non-cash additions for the year ended December 31, 2022, based on newbuild liabilities owed to the Shipyard included in accounts payable as of December 31, 2022.
Net cash used in investing activities was $68.8 million for the period ended December 31, 2021, which primarily related to cash used on our newbuilding vessels installments. $13.6 million of newbuilding installments have been classified as non-cash payments in the period ended December 31, 2021 relating to a contribution by Magni as discussed under “Equity Issuances” below.
Net cash provided by financing activities
Net cash provided by financing activities was $68.7 million for the year ended December 31, 2022 and primarily related to amounts drawn by the Company under our Sale and Leaseback Agreements, in connection with the installments to be paid under our Shipbuilding Contracts.
Net cash provided by financing activities of $80.6 million in the period ended December 31, 2021 related to net proceeds received from the private placements completed during 2021. See “—Equity Issuances” below.
Equity Issuances
Upon our incorporation on March 17, 2021, we issued 10,000 shares at a subscription price of $1.00 per share.
On June 15, 2021, we issued 15,000,000 common shares to Magni at a subscription price of $1.00 per share in exchange for (i) a contribution by Magni of receivables in the aggregate amount of $13.6 million, which related to receivables due to Magni in connection with a loan made by Magni to pay the first installments under the 1-4 Shipbuilding Contract, and (ii) a capital contribution of $1.4 million in cash from Magni.

On July 16, 2021, we completed a private placement of 10,000,000 shares at a subscription price of $3.00 per share, raising gross proceeds of $30 million, a significant portion of which was (together with the proceeds of equity financings) used to finance the first and second installments of the Shipbuilding Contracts totaling $82.1 million.
On October 11, 2021, we completed a private placement of 7,142,857 shares at a subscription price of $7.00 per share, raising gross proceeds of $50 million, a significant majority of which was used to finance the first and second installments of the Shipbuilding Contracts totaling $82.1 million.
Financing Arrangements
Sale and Leaseback Agreements
Pursuant to the Shipbuilding Contracts, we agreed to acquire 12 vessels for an average purchase price of $69.3 million per vessel to be paid in four pre-delivery installments for each vessel, in the amount equal to approximately 5%, 5%, 10% and 10% of the initial purchase price of each vessel, respectively, with the remaining delivery installments, in the amount of approximately 70% of the initial purchase price payable upon the delivery of each vessel. The total average purchase price, including estimated variation orders, Address Commissions and the cost of scrubbers we are installing on each of our vessels is $71.6 million.
We have paid (including amounts paid by our Leasing Providers and Magni on our behalf): (i) the four pre-delivery installments on vessels No. 0120833, 0120834, 0120835, and 0120836, under the 1-4 Shipbuilding Contracts, in total amount equal to $81.5 million; (ii) the fifth and six installments on vessel No. 0120833 under the 1-4 Shipbuilding Contracts, in total amount equal to $49.9 million; (iii) the first, second, third and fourth installments on vessel No. 0120837 under the 5-8 Shipbuilding Contract, in total amount equal to $20.5 million; (iv) the first, second and third installments on vessel 0120838 under the 5-8 Shipbuilding Contracts, in total amount equal to $13.7 million; and (v) the first and second installments on vessels No. 0120839, 0120840, 0120841, 0120842, 0120843 and 0120844, under the 5-8 Shipbuilding Contracts and 9-12 Shipbuilding Contracts, as applicable, in total amount equal to $41.2 million. The two first installments on each vessel were financed with equity raised by the Company in 2021 and payment made by Magni (see “—Equity Issuances” above) and we subsequently entered into the Avic Leasing Arrangement, CCBFL Leasing Arrangement and Jiangsu Leasing Arrangement to finance the substantial part of the remaining financing required under the Shipbuilding Contracts, which includes pre-delivery financing of the third and fourth installment, at a fixed rate of 5%, and the delivery financing of the fifth installment under each Shipbuilding Contract, and which excludes the cost of scrubbers we are installing on each of our vessels, except for the cost of scrubbers for the first four vessels under the 1-4 Shipbuilding Contracts. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—¬Liquidity and Capital Resources—Financing Arrangements.”
Pursuant to the Sale and Leaseback Agreements, we shall receive pre-delivery financing at a fixed interest rate of 5% per annum for the third and fourth pre-delivery instalments of the Shipbuilding Contracts.
Set forth below is an overview of our Sale and Leaseback Agreements. The aggregate amount of lease payments under the lease agreements for all our vessels is approximately $76.2 million per year.
Avic Leasing Arrangements
For the four vessels under the 1-4 Shipbuilding Contracts, we entered into agreements with Avic International Leasing Co. Ltd., which covers a substantial part of the remaining payment obligations. Pursuant to the Avic Leasing, we shall receive financing for the remaining delivery installments under the 1-4 Shipbuilding Contracts, including the financing of 90% of the scrubber costs related to the four vessels under such contracts. As of March 6, 2023, an aggregate amount of $104.4 million was paid by Avic, on behalf of the Company, to New Times for the respective vessels. The sale and leaseback arrangement is accounted for as a financing transaction.
In addition, upon delivery of the relevant vessels from New Times, each buyer (a vessel-owning subsidiary of Himalaya Shipping) shall sell, or have sold, its vessel to a special purpose vehicle (SPV) owned by Avic, and charter the vessel back to our subsidiaries, on bareboat charters, on Hell and High Water Terms, subject to the effective transfer of ownership of the vessels to the SPVs. Accordingly, the first vessel recently delivered by New Times was sold to an Avic SPV and immediately thereafter chartered back to us under a bareboat charter.
Pursuant to the terms of each bareboat charter, we pay a fixed bareboat daily charter hire rate, payable every consecutive three months and we have options to purchase each vessel starting on the third anniversary of such vessel’s delivery to us at a pre-determined, amortizing purchase price (see “—Purchase Options”).

We have provided security and guarantees for the financing from the Avic Leasing, including assignment of the 1-4 Shipbuilding Contracts, the related Refund Guarantees, a parent company guarantee from Himalaya Shipping, account pledges over the related subsidiaries’ bank accounts and a share pledge over the shares in each related subsidiary. In addition, we have entered into an assignment of all rights, title and interest in and to the insurances, requisition compensation and charter earnings, in existence and have unconditionally agreed to assign all such rights to the same property to come into existence in the future. In addition, the subsidiaries shall arrange for a manager’s undertaking from each of the managers of the respective vessels.
The Avic Leasing Arrangement contains customary covenants for this type of arrangements, including (i) covenants relating to the vessels, class, flag, compliance with the ISM Code and ISPS Code, including restrictions on sales of the vessels, (ii) general compliance requirements relating to laws and regulations, and environmental protection, (iii) customary information covenants and financial reporting covenants, including requirements to provide our financial statements for each financial year and half year to Avic and to provide a valuation report of each of the vessels at Avic’s request, (iv) restrictions on change of control of subsidiaries, (v) restrictions on entering into any corporate restructuring, without the prior written consent of Avic, and (vi) certain financial covenants, as well as limitations to incur in any financial indebtedness or grant any loan without the prior written consent of Avic. In addition, a dividend or other distribution to our shareholders is only allowed if immediately following such payment or distribution there will be maintained in the relevant subsidiary’s account a total amount no less than the higher of (a) $3.6 million, and (b) the aggregate of the charter hire payable every consecutive three months and the operating expenses for the relevant vessel that are payable within the next six months on a pro forma basis after such distribution.
The Avic Leasing Arrangement has a charter period of 84 consecutive months and contains customary events of termination, which include non-payment, non-compliance with insurance requirement, any misrepresentation, cross default, insolvency and changes that have or are likely to have a material adverse change on Himalayas or our relevant subsidiary’s business, ability to perform its material obligations or undertakings under such arrangement or security documents.
CCBFL Leasing Arrangements
In addition to the Avic Leasing, we entered into similar sale and leaseback arrangement with CCBFL, which covers a substantial part of the remaining payment obligations for the eight vessels under the 5-8 Shipbuilding Contracts and the 9-12 Shipbuilding Contracts. We have provided a similar security and guarantee package for the CCBFL Leasing as under the Avic Leasing Arrangement. As of December 31, 2022, an aggregate amount of $20.5 million was paid by CCBFL, on behalf of the Company, to New Times for the respective vessels under such Shipbuilding Contracts. The sale and leaseback arrangement is accounted for as a financing transaction.
Pursuant to the terms of each bareboat charter, we pay a fixed bareboat daily charter hire rate, payable every consecutive three months and we have options to purchase each vessel starting on the third anniversary until the seventh anniversary of such vessel’s delivery to us, at a pre-determined, amortizing purchase price (see “—Purchase Options”). The CCBFL Leasing Arrangement also contains customary covenants for this type of arrangements, including (i) covenants relating to the vessels, class, flag, compliance with the ISM Code and ISPS Code, including restrictions on sales of the vessels, (ii) general compliance requirements relating to laws and regulations, environmental protection, (iii) customary information covenants and financial reporting covenants, including requirements to provide our financial statements for each financial year and half year to CCBFL and to provide a valuation report of each of the vessels at CCBFL’ request, (iv) restrictions on change of control of subsidiaries, (v) restrictions on entering into any corporate restructuring, without the prior written consent of CCBFL, and (vi) certain financial covenants, including limitations to incur any financial indebtedness or grant any loan without the prior written consent of CCBFL, and minimum cash requirements. On the latter, each relevant subsidiary is, beginning six months from the delivery date of its vessel and throughout the remaining lease period, required to maintain a minimum cash balance in its account equivalent to three months’ charter hire under each applicable CCBFL Leasing, which amounts to approximately $1.5 million.
The CCFBL Leasing Arrangement has a charter period of 84 consecutive months and contains customary events of termination, which include non-payment, non-compliance with insurance requirement, any misrepresentation, cross default, insolvency and changes that have or are likely to have a material adverse change on Himalayas or our relevant subsidiary’s business, ability to perform its material obligations or undertakings under such arrangement or security documents.

Jiangsu Financial Leasing Arrangements
Further, CCBFL, Jiangsu Financial and the Company have entered into novation and assignment agreements, in relation to the vessels with hull numbers No. 0120839 and No. 0120840, pursuant to which CCBFL transferred and assigned all of its rights and obligations to Jiangsu Financial, on the same terms and conditions as contemplated in the corresponding CCBFL Leasing for such two vessels, to be effective in March 2023.
Purchase Options
Under the Sale and Leaseback Agreements, we have options to purchase each vessel starting on the third anniversary until the seventh anniversary of such vessel’s delivery to us, at the following pre-determined, amortizing purchase prices:
Vessel Name	Hull No.	Third Anniversary	Fourth Anniversary	Fifth Anniversary	Sixth Anniversary	Seventh Anniversary
Mount Norefjell	0120833	$56,934,360	$54,492,480	$52,050,600	$49,608,720	$47,166,840
Mount Ita	0120834	$56,934,360	$54,492,480	$52,050,600	$49,608,720	$47,166,840
Mount Etna	0120835	$56,934,360	$54,492,480	$52,050,600	$49,608,720	$47,166,840
Mount Blanc	0120836	$56,934,360	$54,492,480	$52,050,600	$49,608,720	$47,166,840
Mount Matterhorn	0120837	$56,000,000	$54,000,000	$51,000,000	$48,000,000	$46,000,000
Mount Neblina	0120838	$56,000,000	$54,000,000	$51,000,000	$48,000,000	$46,000,000
Mount Bandeira	0120839	$56,000,000	$54,000,000	$51,000,000	$48,000,000	$46,000,000
Mount Hua	0120840	$56,000,000	$54,000,000	$51,000,000	$48,000,000	$46,000,000
Mount Elbrus	0120841	$56,000,000	$54,000,000	$51,000,000	$48,000,000	$46,000,000
Mount Denali	0120842	$56,000,000	$54,000,000	$51,000,000	$48,000,000	$46,000,000
Mount Aconcagua	0120843	$56,000,000	$54,000,000	$51,000,000	$48,000,000	$46,000,000
Mount Emai	0120844	$56,000,000	$54,000,000	$51,000,000	$48,000,000	$46,000,000
Pursuant to the Avic Leasing, if we do not exercise our option to purchase our vessels at the latest of the seventh anniversary date of the relevant vessel’s delivery to us, we are required to pay to Avic, on the date falling on the such anniversary, an amount equal to $25 million per vessel for which the option was not exercised on such date. Our CCBFL and Jiangsu Leasing Agreements do not provide for such compensation if we do not exercise any of our options to purchase the vessels.
Purchase Price of Vessels
The total average purchase price, including estimated variation orders, Address Commissions and the cost of scrubbers we are installing on each of our vessels is $71.6 million. As of March 6, 2023, we have paid $206.8 million for certain pre-delivery installments under the Shipbuilding Contracts (including amounts paid by our Leasing Providers and Magni on our behalf). The remaining installments, totaling $652.9 million, have financing for substantially all of the remaining payments under the Shipbuilding Contracts, other than the cost of scrubbers we are installing on our vessels with respect to eight vessels under the 5-8 and 9-12 Shipbuilding Contracts.
The following table provides an overview of the installments, how they have been financed and how they are intended to be financed going forward:
Vessel Name	Hull No.	First Installment(1)(*)	Second Installment(1)(*)	Third Installment(*)	Fourth Installment(*)	Fifth Installment(*)(**)	Sixth Installment (Scrubbers)	Purchase Price(18)
Mount Norefjell	0120833	$3,395,850(2)	$3,395,850(5)	$6,791,700(7)(15)	$6,791,700(11)(15)	$47,541,900(15)(18)	$2,400,000(18)	$70,317,000
Mount Ita	0120834	$3,395,850(2)	$3,395,850(5)	$6,791,700(7)(15)	$6,791,700(11)(15)	$47,541,900(15)	$2,400,000	$70,317,000
Mount Etna	0120835	$3,395,850(2)	$3,395,850(5)	$6,791,700(7)(15)	$6,791,700(12)(15)	$47,541,900(15)	$2,400,000	$70,317,000
Mount Blanc	0120836	$3,395,850(2)	$3,395,850(5)	$6,791,700(8)(15)	$6,791,700(13)(15)	$47,541,900(15)	$2,400,000	$70,317,000
Mount Matterhorn	0120837	$3,420,850(3)	$3,420,850(4)	$6,841,700(9)(16)	$6,841,700(14)(16)	$49,241,900(16)	$2,400,000	$72,167,000
Mount Neblina	0120838	$3,420,850(3)	$3,420,850(4)	$6,841,700(10)(16)	$6,841,700(16)	$49,241,900(16)	$2,400,000	$72,167,000
Mount Bandeira	0120839	$3,420,850(3)	$3,420,850(4)	$6,841,700(17)	$6,841,700(17)	$49,241,900(17)	$2,400,000	$72,167,000
Mount Hua	0120840	$3,420,850(3)	$3,420,850(4)	$6,841,700(17)	$6,841,700(17)	$49,241,900(17)	$2,400,000	$72,167,000
Mount Elbrus	0120841	$3,445,850(4)	$3,445,850(6)	$6,891,700(16)	$6,891,700(16)	$49,591,900(16)	$2,400,000	$72,667,000
Mount Denali	0120842	$3,445,850(4)	$3,445,850(6)	$6,891,700(16)	$6,891,700(16)	$49,591,900(16)	$2,400,000	$72,667,000

Vessel Name	Hull No.	First Installment(1)(*)	Second Installment(1)(*)	Third Installment(*)	Fourth Installment(*)	Fifth Installment(*)(**)	Sixth Installment (Scrubbers)	Purchase Price(18)
Mount Aconcagua	0120843	$3,445,850(4)	$3,445,850(6)	$6,891,700(16)	$6,891,700(16)	$49,591,900(16)	$2,400,000	$72,667,000
Mount Emai	0120844	$3,445,850(4)	$3,445,850(6)	$6,891,700(16)	$6,891,700(16)	$49,591,900(16)	$2,400,000	$72,667,000
Total aggregate purchase price for the 12 vessels								$860,604,000(18)
(1)
Paid installments which have been financed with (i) a loan made by Magni to pay the first installments under the 1-4 Shipbuilding Contract in the aggregate amount of $13.6 million; and (ii) equity raised by the Company in 2021 (see “—Equity Issuances”).

(2)	Payments made on May 5, 2021.
(3)	Payments made on July 23, 2021.
(4)	Payments made on October 15, 2021, except for Mount Aconcagua, made on October 19, 2021.
(5)	Payments made on July 19, 2021.
(6)	Payments made on December 2, 2021.
(7)	Payments made on March 14, 2022.
(8)	Payments made on May 10, 2022.
(9)	Payments made on June 28, 2022.
(10)	Payments made on September 6, 2022.
(11)	Payments made on August 5, 2022.
(12)	Payments made on September 28, 2022.
(13)	Payments made on November 11, 2022.
(14)	Payments made on December 28, 2022.
(15)	Installments paid or to be paid substantially with proceeds from the financing available pursuant to the Avic Leasing.
(16)	Installments paid or to be paid substantially with proceeds from the financing available pursuant to the CCBFL Leasing.
(17)	Installments to be paid substantially with proceeds from the financing available pursuant to the Jiangsu Leasing, effective in March 2023.
(18)	Payments made on February 28, 2023.
(19)
Does not reflect the variation orders and deductions of the Address Commission to be deducted from the purchase price. The average Address Commission for the vessels is $679,000; whereas the currently anticipated variation orders $606,950 per vessel as further described below.

(*)
The table indicates the (i) installments that have been paid (in grey), (ii) installments to be paid which have financing secured (in green), and (iii) installment to be paid which are unfinanced (in white).

(**)
The delivery installments are expected to be increased as a consequence of variation orders under the Shipbuilding Contracts, currently anticipated to be $606,950 per vessel, which relate in part to an increase of the size of the Low Sulphur Fuel Oil (LSFO)/Marine Gas Oil (MGO) tanks on each vessel to 4,750 cbm in order to offer maximum flexibility in trading of the ships.

In addition, the Company is required to pay loan fees to Avic, CCBFL and Compass Advisory Services Pte. Ltd. from the date we entered into the Sale and Leaseback Agreements up to the delivery date of the vessels, totaling $15.2 million of which $5.4 million has been paid as of December 31, 2022.
Magni Corporate Support Agreement
The Company is obliged to pay Magni a total of $2.7 million in support fees in four equal tranches at delivery of the first four vessels from New Times Shipyard, which equals the aggregate agreed Address Commissions payable to our relevant subsidiaries in connection with the first four vessels, which Address Commissions were agreed with New Times, before we issued shares to external investors, in recognition of our efforts and cooperation in connection with the negotiation, agreement and execution of each Shipbuilding Contract. See “Certain Relationships and Related Party Transactions-Corporate Support Agreement.”
Drew Holdings Revolving Credit Facility
Drew Holdings has provided us with an unsecured revolving credit facility of $15.0 million, which is available to the Company in tranches if it has no other liquid funds available to meet its working capital requirements. The Drew Holdings RCF is an unsecured revolving credit facility, bearing an interest rate of LIBOR for the applicable interest period under the facility, plus a margin of 8% p.a. The Company may select an interest period for each tranche of one, three or six months as specified in each relevant drawdown notice.
As of December 31, 2022, there was $1.0 million outstanding under the Drew Holdings RCF.

As of March [6], 2023, there is $1.7 million outstanding under the Drew Holdings RCF, which shall be repaid in full no later than December 31, 2024, or upon the sale or purchase of a major asset not already contracted for. Any additional amounts not drawn down under the Drew Holdings RCF, and currently available thereunder, will be allowed only until December 31, 2023.
Based on the latest guidance from the applicable LIBOR administrator, the reference rates currently in use are expected to be available until June 30, 2023 and the Company expects to agree alternative reference rates with Drew Holdings before the applicable discontinuation date. In addition, the Company has determined that reference rate reforms will potentially impact any outstanding amount under the Drew Holdings RCF.
Bridge Facility
On March 1, 2023, we entered into a $15 million unsecured Bridge Facility with DNB Markets as arranger and DNB Bank ASA as lender and agent, which is available to the Company for general corporate purposes.
Our Bridge Facility has a maturity date on September 1, 2023 and bears interest with a three month interest period at a rate which is the aggregate of (A) the “Margin”, being equal to (i) 6% per annum (“p.a.”) in respect of the period from March 1, 2023 to the date falling one month after the applicable utilization date, (ii) 7% p.a. in respect of the period from date the date falling one month after the applicable utilization date to the date falling three months after such utilization date; (iii) 8% p.a. in respect of the period from the date falling three months after the applicable utilization date to the date falling five months after the applicable utilization date; (iv) 9% p.a. in respect of the period from the date falling five months after the applicable utilization date to September 1, 2023; and (B) SOFR. The company is also required to pay a fee computed at the rate of 40% of the applicable Margin for any unutilized amounts until August 1, 2023, among other fees.
As of March 6, 2023, the Bridge Facility had been utilized in the amount of $7.5 million, which shall be repaid in full no later than September 1, 2023, and $7.5 million remained unutilized. Any additional amounts unutilized under the Bridge Facility, and currently available thereunder, will be available only until August 1, 2023, and the Company may only submit two additional utilization requests. Our Bridge Facility contains certain financial covenants, including a requirement that we maintain: (i) minimum liquidity of no less than $1 million at all times from April 1, 2023, (ii) a positive working capital from April 1, 2023, and (iii) an aggregate market value of our vessels of at least 105% of the amount of the outstanding debt under the facility. In addition, our Bridge Facility contains a “most favored nation” clause which provides that the financial covenants in this facility shall be amended to reflect any more lender favorable covenants that we agree in any other loan agreement.
The agreement contains various covenants, including, among others, restrictions on incurring additional indebtedness and on making acquisitions or incurring capital expenditures, a prohibition against entering into any merger or corporate reorganization, prohibitions against making or paying any dividend or other distribution on or in respect of the Company’s share capital; a prohibition against disposal of any of our vessels or other material assets; and restrictions on the repurchase of our shares and restrictions on changing the general nature of our business.
The agreement also contains customary events of default which include non-payment, cross default, breach of covenants, insolvency and changes which have or are likely to have a material adverse effect on the Company’s business and ability to perform its obligations under the Bridge Facility.
Furthermore, a change of control event occurs if (i) Drew Holdings and/or other entities owned by Mr. Tor Olav Trøim ceases to own, directly or indirectly, 33.33% of the shares of the Company or (ii) any person or group of persons (other than those owned by Mr. Tor Olav Trøim owns, directly or indirectly, more than 33.33% of the shares of the Company.
The Bridge Facility agreement provides that if the Company raises capital in the equity or debt capital markets, then the Company shall cancel the commitments under this facility, and if utilized, prepay the outstanding debt, on the date of receipt by it of the proceeds of the corresponding transaction.
As of December 31, 2022, we were in compliance with all of our covenants in each of our Financing Arrangements to the extent applicable.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements as of December 31, 2022.

Key Performance Indicators
We plan to use cash break-even as a key performance indicator. Our management believes cash-break even is useful to investors in evaluating our expected performance, upon delivery of our vessels, because it provides an additional tool to compare our business across companies in the same sector. This measure is used by other companies in our industry who may calculate it differently than we do, limiting its usefulness as a comparative measure. Therefore, cash break-even may have limitations as an analytical tool.
Cash break-even is defined as the minimum amount of cash revenue the Company believes that it needs to generate to achieve neutral cash flow in light of our cash costs. Our cash costs include vessel operating expenses, selling, general and administrative expenses and fixed bareboat rate per day.
The descriptions under “—Cash-break even” and “—Earnings Premium” are illustrative only and are not historical figures.
Cash-break even
On a fully delivered basis of our 12 scrubber-fitted dual-fuel Newcastlemax vessels, we estimate to have a cash break-even day-rate of approximately $24,440 reflecting a blended bareboat day-rate of approximately $17,400, estimated vessel operational costs of approximately $6,300 per day, and estimated $732 of administrative costs per day.
Further, for comparability, the Company estimates that an equivalent Capesize cash break-even day rate is approximately $13,921, reflecting an average premium of our Newcastlemax vessels to the BCI 5TC of approximately 41% (calculated based upon our 6 index-linked time charters which have rates that are at a 40-42%) premium to the BCI 5TC and approximately $4,800 per day scrubber benefit when sailing (based upon a HSFO – VLSFO spread (being the increased cost of what a vessel with no scrubber pays for bunker, as such vessel must buy a VLSFO, whereas a vessel with a scrubber can buy HSFO) of $236 basis Singapore bunkering average in January, 2023).
The cash-break even estimates, including the related estimated future expenses (the “Cash-break Even Information”), included in this document has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers AS has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Cash-break Even Information and, accordingly, PricewaterhouseCoopers AS does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers AS report included in this document relates to the Company’s previously issued financial statements. It does not extend to the Cash-Break Even Information and should not be read to do so.
Earnings Premium
We estimate that our vessels may earn a significant premium to conventional Capesize vessels due to their improved fuel efficiency and flexibility. A Himalaya-built vessel is estimated to have a 205 KT cargo intake (approximately 17% more than is estimated for a comparable 180KT BIMCO BCI 5TC 2014-built Capesize vessel). Furthermore, each of our vessels is estimated to consume 32 m/t bunker fuel at 12 knots laden/13 knots ballast (approximately 26% less than is estimated for a comparable 180KT BIMCO BCI 5TC 2014-built Capesize vessel of 43 m/t at 12 knots laden/13 knots ballast). Including a theoretical scrubber premium of approximately $4,858 per day based on a VLSFO – HSFO spread of $236 basis Singapore bunkering average in January 2023, the Company estimates that a Himalaya-built vessel could earn up to 70% more than a comparable conventional Capesize vessel.
Quantitative and Qualitative Disclosures about Market Risk
In addition to the risks inherent in our operations, we are exposed to a variety of financial risks, such as market risk (including interest rate risk and currency risk), liquidity risk and credit risk, and further information can be found in Note 8 to the Consolidated Financial Statements included elsewhere in this prospectus.
Emerging Growth Company
As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act. As an emerging growth company we are also exempt from certain other disclosure requirements applicable to other SEC reporting companies such as the requirement for our auditor to disclose critical audit matters in its audit report, and therefore investors will not benefit from such disclosures as they would if we were not an emerging growth company.
To the extent that we cease to qualify as a foreign private issuer but remain an emerging growth company, we may also take advantage of (i) reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements (if any) and registration statements and (ii) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company (i) upon the last day of the fiscal year (A) in which we had more than $1.235 billion in annual revenue, or (B) we are deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our common shares held by non-affiliates exceeds $700.0 million as of the prior June 30, or (ii) upon the date on which we have issued more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. To the extent that we take advantage of these reduced reporting burdens, the information that we provide shareholders may be different than you might obtain from other public companies in which you hold equity interests.
The JOBS Act permits an “emerging growth company” like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. Our decision to opt out of the extended transition period is irrevocable.

INDUSTRY OVERVIEW
The discussion contained under this “Industry Overview” section has been compiled from Clarksons Research from its database and other industry sources. Clarksons Research compiles and publishes data for the benefit of its clients. In connection therewith, Clarksons Research has advised that: (i) certain information in Clarksons Research’ database is derived from estimates or subjective judgments, (ii) the information in the databases of other shipping data collection agencies may differ from the information in Clarksons Research’s database and (iii) while Clarksons Research has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures. Although data is taken from the most recently available published sources, these sources do revise figures and forecasts from time to time. Market data and statistics are inherently predictive and subject to uncertainty and do not, necessarily, reflect actual market conditions. Such statistics are based on market research, which, itself, is based on sampling and subjective judgments by both the researchers and the respondents, including judgments about what types of products, services and transactions should be included in the relevant market.
We have compiled, extracted and reproduced data from Clarksons Research and confirm that such information has been accurately reproduced and, as far as we are aware and are able to ascertain, no facts have been omitted that would render the reproduced information inaccurate or misleading. Forward-looking information obtained from third-party sources, including Clarksons Research, is subject to the same qualifications and the uncertainties regarding the other forward-looking statements in this prospectus. See the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
Dry bulk overview
Set forth below is an overview of some of the key industry trends:
•
Bulk carriers transport a wide range of essential commodities in bulk form, with the largest vessel classes, Capesize (including Newcastlemax), focused on the transportation of iron ore, coal and bauxite.

•	A highly competitive and volatile charter market is driven by the demand for, and supply of, shipping capacity.
•	Improved charter rates in 2021 and 2022 were reflective of an initial strong Covid-19 demand recovery, increased congestion limiting available supply and underlying slower rates of fleet growth.
•	Global and Chinese economic headwinds and an unwinding of congestion weakened charter rates in the second half of 2022, with seasonal factors leading to further weakness in early 2023.
•
Demand outlook highly dependent on global economic trends and, for Capesize in particular, the potential for activity in the Chinese economy and its steel industry to increase as its Covid-19 measures are relaxed.

•
Highly favorable supply outlook, with the bulk carrier orderbook at a 25 year low of 7% of the fleet (6% for Capesize) and immediate shipyard availability dominated by the container and LNG shipping sectors.

•	Long term reductions in global shipbuilding capacity and uncertainty around propulsion technology are also limiting to an extent newbuilding investment.
•
Accelerating emissions regulation and policies may limit effective supply by reducing the speed of vessels, increasing longer term demolition levels and placing older non-eco designed vessels at a disadvantage in the charter market.

Dry bulk supply summary
The current dry bulk supply situation stands out from an historical perspective due to several factors, including: the Capesize orderbook-to-fleet ratio is at an historical low of approximately 6%; that shipyard lead-times from order to delivery are at their highest level since 2009, due to stretched shipyard capacity driven by high containership and liquified natural gas (“LNG”) vessel ordering in 2021–2022; an ageing Capesize fleet; inflation in newbuilding prices; and uncertainty relating to propulsion technology to satisfy future regulatory emission requirements. The above factors are expected to limit newbuilding ordering in the near-term.
Furthermore, the number of active shipyards globally building vessels larger than 20,000 dwt has shrunk since 2008. Only 131 shipyards are now active, compared to the 321 active shipyards globally during the peak in 2008.

The limited Capesize yard slots available before 2025 and 2026 provides reasonable supply visibility for Capesize vessels and the reduction in active shipyards constrains new supply of Capesize vessels. In any given year, there is potential for some 'slippage' of delivery schedules to reduce supply growth, while also some 'late reporting' of orders may expand the delivery schedule, particularly in Japan; both of these factors could have some limited impact on the supply outlook.
Figure 1.1: Capesize orderbook-to-fleet ratio (in terms of dwt) at historical record low levels

Source: Clarksons Research
Figure 1.2: Limited capacity of shipyards globally

Source: Clarksons Research, January 2023. Newbuild yard lead time calculate from shipyard forward cover estimate.
Dry bulk supply is affected by the delivery of new vessels, the scrapping of older vessels, port turnarounds with associated congestion, and average sailing speeds. The latter may be affected by International Maritime Organization (“IMO”) regulations, including EEXI and CII which take effect from 2023. EEXI sets minimum ship-by-ship efficiency standards, that may result in limits to some vessel’s maximum engine Power, while CII is an ongoing annual efficiency improvement program based on operational performance that may necessitate slower sailing speeds or retrofitting for the least efficient vessels. Older and less-fuel efficient ships may need to undertake retrofitting and incur some capital expenditures and, or, slow-steam at a reduced speed, or potentially be scrapped in the medium term. The IMO is targeting a 40% reduction in the average carbon intensity of the shipping industry by 2030, with a 70% reduction in intensity targeted by 2050. Additionally, the IMO is targeting a reduction of at least 50% in the shipping industry’s total annual greenhouse gas emissions by 2050 and is under some pressure to accelerate this target. While there are some uncertainties around the impact of CII/EEXI (e.g. variation in enforcement, regulatory changes at future IMO meetings, policy of charterers, the timing of impacts, etc.), trends towards some speed reductions, the increase of longer term demolition levels and tiering of charter markets seem feasible. Besides IMO regulations, policies from other stakeholders including the EU, financiers and insurers though the Poseidon principles, and charter initiatives (e.g. the Sea Cargo Charter) may also support similar trends going forwards.
The Capesize fleet, including the current orderbook, counts 2,063 vessels, of which 311 vessels or 15% of the fleet were built before 2009 and 1,072 vessels or 52% were built between 2009 and 2015. A further c.1,100 Capesize vessels, or over half of fleet capacity, are defined as “non-eco” having mechanical rather than electronic main engines and being less fuel efficient and emissions efficient than their “eco” counterparts. According to Clarksons Research, the current average sailing speed of the dry bulk fleet is 11.2 knots. Based on a port time factor of 30%, a 1 knot reduction in speed scenario would lower effective dry bulk fleet supply by 6%, which is equal to the current dry bulk orderbook. As of December 2022, it has been observed that scrubber fitted Capesize vessels and eco Capesize vessels have held a slightly higher average speed, ranging from 0.3 to 0.4 knots, when compared to Capesize vessels without such technology.
Figure 1.3: Regulations to impact fleet efficiency

Source: Clarksons Research and Company estimates
•	Dry bulk demand summary
After rebounding by 3.1% to 5.4 billion tonnes in 2021 (3.4% in ton-miles), seaborne dry bulk trade is estimated to have eased back by -2.7% in tonnes (1.9% in ton miles) in 2022. Macroeconomic headwinds, weak trends in China’s steel industry and impacts from the Russia-Ukraine conflict all dragged on volumes, though trends varied between commodities. Capesize vessel demand was impacted by weaker iron ore trade in 2022, although stronger trends in long-haul bauxite trade and shifting coal trade patterns (including long-haul European imports) provided some elements of support.
Subject to economic assumptions, including some improvements in the Chinese economy, Clarksons Research forecasts a compound annual growth rate (“CAGR”) of 2.1% for seaborne dry bulk trade in ton-miles for the period from 2022 to 2024, above the 1.6% growth in tonnes for the same period. The average haul of global seaborne dry bulk trade has risen 5% over the past 10 years to 5.4 thousand miles in 2022, up from 5.0 thousand in 2012 and 5.0 thousand in 2002 and Clarksons Research forecasts this to increase steadily through 2023-24 as trade patterns continue to shift in a number of commodities.
Seaborne iron ore trade is the key driver of Capesize vessel demand, with exports from Australia and Brazil to China accounting for the vast majority of trade volumes globally. Brazilian exports to China, given the much longer distance than Australia-China flows, have a particularly strong impact on Capesize vessel demand. Brazilian iron ore exports declined by around 4% to c.344mt in full year 2022, on the back of weaker Chinese demand and pressure on the steel industry in Europe, while volumes remained well below peak 2018 levels (c.390mt) once again following lingering knock-on impacts from the 2019 Brumadinho tailings dam collapse. Brazilian iron ore exports have started 2023 seasonally weakly amid weather disruption, but guidance from miners is for improved volumes across 2023-24 overall. Vale S.A. expects a gradual capacity increase going forwards, with latest iron ore production guidance of 310-320mt for 2023 (2022: 308mt), and is targeting more than 360mt of production by 2030 (Source: Vale Day 2022 in New York). Australian exports increased by c.1.5% in 2022 to c.885mt, a new high, but are currently projected to see only modest growth in 2023-24. Trends in China's property and steel sectors will be a key driver of iron ore demand going forwards; seaborne imports declined in both 2021 and 2022 but could see some improvements if economic trends pick up.
Larger vessels, like Capesize vessels, could benefit from attractive demand drivers such as the following:
•	The lifting of quarantine and lockdown restrictions in China may increase economic activity and dry bulk import demand, while property sector trends could also start to benefit from government support
•	A global economic “soft landing” followed by global economic recovery should support dry bulk import demand generally
•	The easing of traditional first quarter seasonal demand impacts including Chinese New Year and weather disruptions
•	Continued energy security concerns encouraging long haul coal trade
Figure 1.4: Dry bulk demand growth

Source: Clarksons Research
•	Drivers for Dry Bulk Shipping
Demand for seaborne transportation of major and minor bulk is correlated to general economic activity, industrialization/urbanization of developing countries, population growth (including shifts in dietary habits), and regional changes in cargo supply/demand balances.
General economic activity and GDP growth have an indirect impact on demand for raw materials and finished products. The dry bulk trade has grown in part due to global economic growth. However, in developed countries, GDP is traditionally a less strong indicator of dry bulk demand as services generally constitute a larger share of GDP, while the sectors affecting dry bulk demand account for a smaller share of economic activity.
Industrialization and urbanization in developing countries traditionally imply high intensity steel and energy consumption driven by construction of infrastructure, housing, and industrial facilities. In the preliminary phase of industrialization, investment in fixed assets tends to account for a high share of GDP and boost dry bulk demand.
Population growth alone is a driver of dry bulk demand, as the need for necessities such as housing, transportation, and infrastructure increases in line with a growing population. In addition, shifts in dietary habits and rising demand for meat lead to disproportionately higher grain demand due to the need for animal feed grain.

Furthermore, global disparities in the supply and demand of raw materials affect dry bulk shipping demand. Shipment distances exhibit regional surpluses and deficits in commodities, and shifts occur due to the depletion of local resources or if local demand exceeds local supply.
Seaborne dry bulk trade, as illustrated in figure 1.4 has had a 3.8% CAGR in the period 2000-2022 and ton-miles transported a 4.0% CAGR over the same period due to an increase in longer trade routes.
The figure below shows global seaborne trade volumes of key dry bulk cargoes from 1990 to 2022 million tonnes.
Figure 1.5: Global Seaborne Dry Bulk Trade Volumes

Source: Clarksons Research

The tables below show in greater detail dry bulk shipping demand by key cargoes over the past 10 years:
Figure 1.6: Dry bulk shipping demand (mT)

Figure 1.7: Dry bulk shipping demand (billion ton-miles)

•	Selected Bulk Commodities
Iron ore
Iron ore accounts for around a third of total seaborne dry bulk demand and is the most transported commodity for Capesize vessels, including Newcastlemax vessels. In the past 10 years, seaborne iron ore trade volume has had a 2.9% CAGR, and while this is a reduction from the previous decade's growth rates, it reflects some increased Chinese demand and available Australian production.
•	Global iron ore importers
In 2022, Asia (predominantly China) imported approximately 90% of global seaborne iron ore. European imports of global seaborne iron ore accounted for approximately 6% in 2022. This means Chinese economic activity – specifically steel production – largely determines demand for Capesize vessels.

The table below shows the volume of seaborne iron ore shipped by key region from 2000 to 2022:
Figure 1.8: Key seaborne global iron ore importers (mT)

Source: Clarksons Research
•	Global iron ore exporters
Iron ore is the main ingredient in steelmaking, and major producers include Vale, Rio Tinto Group, BHP Billiton, FMG, and Roy Hill. The main exporting countries of iron ore are Australia and Brazil. In 2022, Brazil exported approximately 23% of global seaborne iron ore and it accounted for around 43% of total iron ore vessel demand in ton-mile terms because of the long distance between Brazil and China. Others (predominantly Australia) exported approximately 77% of global seaborne iron ore export volume in 2022.

The table below shows the volume of iron ore shipped from key export regions from 2000 to 2022:
Figure 1.9: Key seaborne global iron exporters (mT)

mT
1,600
1,400
1,200
1,000
800
600
400
200
0
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
Brazil
Other

Source: Clarksons Research
Chinese steel production
Chinese steel production expanded rapidly between 2000 and 2020, though growth has moderated somewhat more recently, with approximately 3.8% CAGR in the past five years. The industry is responsible for 10–20% of the country’s carbon emissions and government policy means that a more moderate growth phase likely lies ahead, with debate around the timing of a potential ‘peak steel’ in China. Chinese domestic iron ore production is usually associated with higher production costs because of generally lower iron content in ores compared to Brazilian and Australian exported iron ore’s iron content. The production of iron from iron ore involves an oxidation-reduction reaction usually carried out in a blast furnace. As iron ore contains vast quantities of impurities, iron must first be separated from the impurities before it is converted to pure iron. The process involves a method called pyrometallurgy, a process requiring high temperatures. Lower iron content increases the required energy in the refining process, making steel production less profitable with domestic ore than with imported ore.

The figure below shows Chinese steel production volumes from 1996 to 2022.
Figure 1.10: Chinese steel production volumes (1996 to 2022)

1,200
1,000
800
600
400
200
0
million tonnes
2000
2002
2004
2006
2008
2010
2012
2014
2016
2018
2020
2022*

Source: Clarksons Research, *2022 basis latest estimate
There is a push from iron ore miners to increase production as the iron ore price in July 2021 hit a 10-year high at $214/per ton. It had fallen by around 48% by December 31, 2022 to around $112/per ton, but was still above the 10-year average of approximately $98/per ton. Brazil’s iron ore production was suppressed in 2019–2020 by the collapse of the Brumadinho dam, maintenance of mines, COVID-19 pandemic, and bad weather. The Brazil iron ore export industry has historically been a strong driver of Capesize and hence also Newcastlemax rates.
Coal
Coal is the second most transported bulk cargo (after iron ore) and is used primarily: for electricity and heat generation (thermal coal); and in blast furnace steel making (coking coal). The coal market has experienced average growth over the past decade (approximately 1.0% CAGR), but with year-to-year volatility, and the longer-term outlook is likely to be impacted by the energy transition.
•	Global coal importers
Historically, the largest importers of coal were Europe and Japan, but the thermal coal market has evolved and grown in recent decades, with Europe shifting its energy mix away from coal to reduce carbon emissions, whereas Asia is increasing its coal-fired power plant capacity. The drivers of coal market growth since 2009 have been China, India, Malaysia, the Philippines, Thailand, and Vietnam. This growth is particularly apparent when looking at Chinese coal imports across this period, which have increased substantially to become the world's number one importer. Chinese imports have fluctuated though, with a notable decline in 2015 caused by economic restructuring in China and import demand coming under pressure at times more recently from increasing domestic production. The trend of moving away from coal-fuelled power generation could spread to developing countries as well over time.

The figure below shows volumes of coal shipped from 2000 to 2022 to key importers.
Figure 1.11: Key seaborne coal importers (mT)

mT
1,400
1,200
1,000
800
600
400
200
0
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
China
Japan
Other

Source: Clarksons Research
•	Global coal exporters
The figures below show how Indonesia has grown to become the world’s largest seaborne coal exporter, providing approximately 38% of the total seaborne coal trade in 2022. Australia was the second-largest coal exporter in 2022, with approximately 27% of global seaborne coal exports. Russia is also a large exporter of coal and the war in Ukraine is likely to affect the coal market in the future. Due to decreasing European coal production and tightness in the coal market, alternatives to Russian coal are likely to be intercontinental imports. The increased shipping distance could drive dry bulk ton-miles, while reduced European imports of Russian coal have led Russia to export more coal to Asia, further supporting dry bulk ton-miles. There is, however, a risk of demand destruction from increased coal prices and weaker economic trends in some key regions.

The figure below shows coal export volumes shipped from key exporters from 2000 to 2022.
Figure 1.12: Key seaborne coal exporters (mT)

mT
1,400
1,200
1,000
800
600
400
200
0
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
Indonesia
Australia
Other

Source: Clarksons Research
Grain
‘Grain’ is the collective term for wheat, coarse grains (maize, rye, oats, barley, and sorghum) and soybeans. Together with iron ore and coal, grain is a major bulk. In 2022, the seaborne trade in grain was 505m tonnes, generating nearly 3,660bn ton-miles in demand. Grain is not typically moved on Capesize vessels but is an overall influence on bulk carrier demand.
Transportation demand for grain has increased steadily in recent decades, albeit outpaced by iron ore and coal growth across much of the 2000s and 2010s. Nevertheless, growth in seaborne grain transportation volumes has been high over the past decade with a 3.8% CAGR compared to 2.9% for seaborne iron ore trade volumes. Beneficial crop conditions in the Americas and Australia combined with continued shifts in East-Asian dietary habits have supported this trend.
Long-term demand for the transportation of grains is largely reflected in dietary habits, which are dependent on economic growth in different countries and regions. In an improving economy, food intake tends to rise, increasing demand for feed grain required for animals.
In the short term, grain represents a significant source of volatility in the freight market. This volatility is substantiated by the seasonal nature of crops and different harvesting times in the northern and southern hemispheres.

Another important factor is the weather, which has a significant impact on crops. Therefore, fluctuating weather conditions can shift trading patterns from one year to the next.
Global grain importers
Asia, Europe, the Middle East and Africa are the primary grain import markets, with China being a key market accounting for approximately 45% of total imports in 2022. China’s impact on imports is particularly evident in soybean trades, with imports increasing from approximately 128m tonnes in 2012 to approximately 228m tonnes in 2022. Most of China’s imports are sourced from the Americas, and the considerable transportation distance has contributed strongly to demand and the rise in ton-miles. Grains are usually shipped in Handysize-Panamax bulk carriers.
The table below shows seaborne grain import volumes from key import regions from 2000 to 2022.
Figure 1.13: Key seaborne grain importers (mT)

mT
600
500
400
300
200
100
0
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
China
Europe
Africa
Other

Source: Clarksons Research

•	Global grain exporters
The two largest exporters of grains and soybeans are the U.S. and Brazil, which together account for nearly 75% of total seaborne grain exports. Soybeans constitute of approximately 29% of exports of the three major grain categories, where Brazil, the U.S. and Argentina are the key producers and exporters.
The figure below shows grain export volumes, or expected volumes, from key exporters from 2000 to 2022:
Figure 1.14: Key seaborne grain exporters (mT)

mT
600
500
400
300
200
100
0
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
Brazil
US
Other

Source: Clarksons Research
Bauxite
Bauxite is a sedimentary rock with a high aluminium content used as a primary source in the production of aluminium and gallium. Aluminium is a strategic resource used across manufacturing and industrial sectors such as cars, defense, transportation, energy, aerospace, consumer durables and many others. In 2022, the global seaborne bauxite trade reached 147 million tonnes, growing 5.5% from 2021. The global seaborne bauxite trade has had a CAGR of 6.8% in the past 10 years, reflecting continued growth in Chinese aluminium production and increasing availability of bauxite. The global seaborne trade in bauxite is dominated by China’s imports, reflecting China’s importance in global aluminium production. Global bauxite supply has experienced significant disruption, with Indonesia banning bauxite exports in January 2014 to support the domestic refining industries, and Malaysia banning open-pit bauxite mining in January 2016. China has sought to diversify its bauxite supply and has invested heavily in infrastructure and mining projects in West Africa, with Guinea becoming one of the largest suppliers of bauxite to China in recent years. Guinea’s importance in dry bulk trade has become so important that Port Kamsar has given its name to the ‘Kamsarmax’ design, the largest bulk carrier that can be handled at Guinea’s main bauxite port. However, rising exports from Guinea have also provided opportunities for Capesize vessels, via barge-to-ship trans-shipments, which now account for the majority of long-haul exports
The figure below shows global seaborne bauxite trade from 2000 to 2022:
Figure 1.15: Seaborne bauxite trade (mT)

mT
160
140
120
100
80
60
40
20
0
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022

Source: Clarksons Research
•	Fleet
Dry bulk carriers are single-decked ships that transport dry bulk commodities that are either free-flowing (such as iron ore, bauxite, grain and coal) or unitized (such as steel). Free-flowing cargoes are carried ”loose”, i.e. put in the hold without any bags, nets, or even crates. Unitized cargoes can be bundled (such as steel beams or logs) or loose. The carriage of unitized commodities often requires the cargo to be secured by ‘dunnage’ to avoid shifting during the voyage.
Dry bulk vessels differ in size and characteristics, with large vessels benefiting from economies of scale and being best-suited for long hauls between large ports, and small vessels able to enter smaller ports. The largest vessels also require substantial point-to-point transportation demand, resulting in a focus on transporting major bulks. Smaller vessels have greater flexibility in cargo and ports and are often equipped with loading and discharging equipment.
The dry bulk carrier fleet consists of approximately 13,126 vessels at year end 2022. If measured in dwt capacity, the dry bulk carrier fleet has around 972 million dwt capacity.
The fleet can be divided into four main segments, with generic names, as set out in section 7.8.2 to 7.86.
Handysize
Handysize denotes bulk carrier vessels with carrying capacity of 10,000–c.45,000 dwt. They are widely used to transport a broad range of minor bulk cargoes on short-haul routes, serving small ports and routes with moderate demand. Some vessels are also designed specifically to transport specialized cargoes, such as logs, woodchips, or cement. The configuration of cargo holds and cranes depends on the vessel’s purpose. They are usually equipped with four to five cargo hulls and four cranes.

Handymax
Handymax denotes bulk carrier vessels with carrying capacity of typically between 40,000–69,999 dwt. They are widely used to transport minor bulk cargoes and some major bulks on short-haul routes. There is less variety in their design and configuration than Handysizes.
Supramax is a subcategory of Handymax, with carrying capacity of 50,000–59,999 dwt, while Ultramax vessels of c.63-65,000 dwt are now the most commonly built vessels in the sector. They are often equipped with cargo gear for loading and discharging independent of port facilities, making them flexible enough to carry all major and minor bulks.
Panamax
Panamax are bulk carrier vessels with carrying capacity of 65,000–99,999 dwt. The name refers to the traditional maximum size of vessels that can transit the Panama Canal, though changing vessel and lock dimensions have widened this definition. They are used for all major and some minor bulks, and They are generally gearless vessels (not equipped with cranes or conveyors) and rely on port facilities for loading and discharging.
Kamsarmax is a subcategory of Panamax, with carrying capacity of 80,000–88,999 dwt. This is the maximum size that can enter the world’s largest bauxite port, Port Kamsar in the Republic of Guinea. Kamsarmax vessels are now the dominant designs in the Panamax sector and trade on the full range of Panamax sector trade routes.
Capesize (and larger, including Newcastlemax)
Capesize denotes bulk carrier vessels with carrying capacities of over 100,000 dwt. The name is derived from the fact that such vessels are typically too large to transit the Suez or Panama canals and hence have to pass the Cape of Good Hope on their transit East. They are nearly always gearless and are primarily used to carry iron ore as well as coal and – to a much lesser extent – grain, primarily on long-haul routes.
Newcastlemax is a subcategory of Capesize and are the largest vessels that can enter the Port of Newcastle (east coast of Australia, a major coal export port facility). They are limited by a beam of 50m and length of 300m, resulting in carrying capacity of around 210,000 dwt.
The figure below shows the global dry bulk fleet (in m dwt) and number of vessels from 2000 to 2022.
Figure 1.16: Global dry bulk fleet and number of vessels (2000-2022), start year

Source: Clarksons Research
Fleet Composition
The dry bulk carrier fleet consists of approximately 13,126 vessels at year end 2022, with a total capacity of around 972m dwt. The Capesize fleet including orderbook counts 2,063 vessels, with a total capacity of around 408m dwt having grown by a below trend 2% in 2022.

•	Supply of dry bulk vessels and dynamics
Orderbook size and demolitions are the two main factors determining the supply-side dynamics of dry bulk shipping. The underlying drivers of these factors are the current fleet size, fleet age, government and international shipping regulations, future market expectations, access to financing, and other factors that can affect the shipping cycle such as congestion in ports.
The figure below shows deliveries and demolitions of dry bulk vessels since 2000.
Figure 1.17: Deliveries and demolitions of dry bulk vessels (2000-2022)

Source: Clarksons Research
Deliveries peaked between 2010 and 2012, following record high dry bulk rates and ordering in the period from 2007 to 2010. A rise in new shipbuilding capacity, particularly in China, was also an important driver of the rapid increase in deliveries of new tonnage in the period. In 2008, approximately 26 million dwt was delivered, fairly in line with the preceding three years. However, in 2009, around 47 million dwt was delivered, followed by 82 million dwt in 2010 and just over 100 million dwt in both 2011 and 2012. Significant net fleet growth caused freight markets to drop and the contracting of new tonnage to tick down, leading to fewer deliveries between 2013 and 2015. With lower rates from 2012 to 2022, demolitions increased as many older vessels were no longer profitable.
Fleet additions
The dry bulk orderbook has been low in a historical context since 2017, and as of the end of 2022 was around 72 million dwt or approximately 7% of the fleet (even lower for Capesize fleet at approximately 6%, and at 9%, 8% and 7% for Panamax, Handymax and Handysize, respectively).

The figure below shows the dry bulk fleet from 1996 to 2023, including specific data for the Capesize fleet:
Figure 1.18: Historical development of the dry bulk orderbook (1996-2023), start year

Source: Clarksons Research
Figure 1.19: Historical development of the Capesize bulker orderbook (1996-2023), start year

Source: Clarksons Research
The figure below shows dry bulk orderbooks by segment from 2010 to 2023:
FIGURE 1.20: START OF YEAR ORDERBOOK BY SEGMENT (DWTM)

Source: Clarksons Research (Handysize includes some vessels up to 45k dwt)

As of January 2023, the dry bulk carrier orderbook as a percentage of the existing fleet was among its lowest level in the past 25 years (as shown above) despite above average earnings for the last two years. There are several factors contributing to this:
1.
Shipowners are hesitant to order new vessels due to uncertainty about propulsion technology and emissions regulations, among other factors. Ammonia, hydrogen, and battery electric propulsion are considered long-term alternatives for greener shipping, but none are currently available and / or commercially feasible due to technological maturity, energy density, bunkering availability, energy costs and fuel production capabilities. These alternatives also require significant investment and may be expensive due to energy-intensive fuel production, among others. There are also health and safety concerns to be addressed, with ammonia being toxic and hydrogen being explosive. In addition, current options such as LNG, methanol, LPG, and biofuels reduce emissions but may not comply with IMO 2050 regulations. There is also a risk in investing in a propulsion technology that may not become the dominant alternative.

2.
Limited shipyard capacity. Several unprofitable years characterized by shipyard overcapacity have resulted in a long-term trends of reduced yard capacity. The number of shipyards yards actively building vessels above 20,000 dwt has fallen from 321 in 2008 to 131 today, although the drop in capacity terms is estimated at around 40%.

3.
High earnings in the container and LNG markets have resulted in owners ordering new buildings for these sectors, adding more than 75m dwt contracted orders in 2021–2022 combined. This leaves fewer available slots for other shipping sectors, such as dry bulk.

Demolition
Bulker demolition rates have been low for the past three years, averaging around 8 million dwt per year. The low rate can be explained by freight rates partially recovering in 2017, resulting in more vessels operating profitably. Furthermore, the least profitable vessels were demolished in 2012–2016 when dry bulk freight rates were lower.
While demolition currently remains modest despite softer market conditions recently, a changing regulatory environment and ageing fleet may see demolition rates increase over the next decade. As part of the IMO 2030 “short term” measures, EEXI/CII regulations come into effect in January 2023. Over 60% of Capesize fleet capacity is ‘non-eco’ and is likely to require some form of corrective action in order to comply with EEXI/CI. To manage this, some of the existing fleet would have to operate at reduced engine capacity, reducing speeds and impacting negatively effective fleet capacity. This engine power limitation is likely only a temporary solution as efficiency requirements are gradually increased. Retrofitting vessels could be required, but for older vessels this is generally not economically viable.
The traditional useful lifetime of a dry bulk vessel is 20–25 years, but shipowners may choose to retain vessels for longer when dry bulk earnings are strong. The introduction of EEXI regulation may impact this decision, as a larger share of vessels will face non-compliance by 2030 which may result in an increase in early demolitions.

The figure below shows how the average age of demolition by ship varied between 2017 and 2022 by segment. For the entire fleet, the average age of demolition was stable at around 28 years for the past three years. However, there has been an increase in the average age for Handymax and Panamax vessels.
Figure 1.21: Average age of demolition by ship (2017-2022)

Average age of demolition

Years
40
35
30
25
20
15
10
5
0
22
23
21
30
23
22
30
32
24
30
28
34
24
28
27
31
26
29
27
31
22
29
31
30
2017
2018
2019
2020
2021
2022
Capesize
Panamax
Handymax
Handysize

Source: Clarksons Research
The decision to scrap a vessel is normally reactive instead of proactive. This implies that owners tend to scrap vessels during a period of weak market conditions when a short-term market pick-up is unlikely. In addition, a vessel might require a special survey, which involves costs for the owners (which typically increase as a vessel ages), potentially impacting the decision to scrap a vessel when expectations of market improvements are low. The average age of the Capesize fleet today is 9.9 years, compared to 7.8 years five years ago.
Charter contracts
Chartering of bulk carriers can take various forms. The key difference between chartering contracts is the distribution of risk between owner and charterer. The most important forms of charter contracts are:
Voyage charter
The owner and charterer agree to carry out a single voyage. They further agree on loading and discharging ports, cargo and quantity, loading and discharging speed and the dates for loading. The charterer pays the owner a freight rate, traditionally in $/tonne cargo quantity loaded. During a voyage charter, the owner is liable for all voyage-related costs including the cost of bunkers, harbor costs and any canal costs, in addition to operating costs (insurance, staffing, repair and maintenance, among others) and capital costs. Also, the owner carries the risk of delays at sea (bad weather) and shifts in voyage-related costs. On the other hand, the charterer carries the risk of prolonged loading and discharging times.
Contracts of affreightment (COA)
The owner and charterer agree on the conditions of carrying a certain amount of cargo from one location to another, or any combination of ports, in a specified period. The cargoes are usually transported at regular intervals. Under a COA, the name of the vessel is usually not stipulated in the contract and the owner appoints vessels for each lifting according to agreed procedures. A freight rate is usually paid in $/tonne, and a COA is otherwise similar to a voyage charter with similar rights and obligations. COAs can cover a few cargoes in a short period up to dozens of cargoes annually for several years.
Time charters
A time charter contract involves the use of a vessel at specified daily rate for a fixed period. During a standard time charter, the shipowner provides crew and other services in relation to operating the vessel, for which the costs are included in the daily rate, and the charterer is responsible for essentially all vessel costs related to the voyage.

When the vessel is off-hire, the shipowner is usually responsible for all costs, meaning the customer is normally not obliged to pay the hire. Furthermore, the time and place of delivery and re-delivery are agreed upon in advance. The charterer is commercially responsible for the use of the vessel, and unlike a voyage charter the charterer assumes all risk for delays at sea and voyage-related costs. The charterer usually chooses a time charter if they want a dedicated vessel, and the duration of the contract can be up to several years.
Bareboat charters
A bareboat charter is essentially a lease. Similar to a time charter, the charterer is provided a vessel by the owner for a fixed period at a specified daily rate. However, the customer is responsible for crewing and all required services to operate the vessel, in addition to voyage-related costs. In reality, the customer acts as a shipowner without holding ownership rights to the ship. Over the charter period, a charterer must pay hire regardless of whether or not the vessel is in service, and operational risk is allocated to the charterer.
•	Charter rates
The balance, or imbalance, of supply and demand determines the freight rates for charter contracts. This balance can be split roughly into two parts: first, the global demand and supply balance that governs global market conditions; and; second, the short-term regional balance that can cause rates to temporarily fluctuate.
Clarksons Research's average Capesize spot earnings series for a scrubber-fitted, ‘eco’ vessel averaged c.$24,666/day in 2022, down from c.$35,000/day seen in 2021, though representing a premium on non-scrubber-fitted, non-‘eco’ vessels which averaged just c.$12,000/day last year. The Capesize market has started 2023 on a weak note, in part reflecting typical seasonal trends as well as continued demand headwinds and lower levels of port congestion, but looking ahead, earnings could benefit from both a seasonal improvement in demand through the year as well as an improvement in economic trends in China as Covid pressures potentially start to ease, also against a backdrop of a gradual easing of macroeconomic headwinds globally.
The chart below shows average time charter trip earnings for Handysize, Supramax, Panamax, and Capesize vessels from 2017 to 2022:
Figure 1.22: Average time charter trip earnings for Handysize, Supramax, Panamax, and Capesize vessels (2017-2022)

Time charter average spot earnings
USD/day
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
2017
2018
2019
2020
2021
2022
TC Avg BHSI
TC Avg BSI
TC Avg BPI
TC Avg BCI

Source: Clarksons Research, on basis of non-eco vessels – eco and scrubber vessels would earn a premium to the above.
The dry bulk market can also be illustrated by showing 12-month time charter rates, which are typically less volatile than voyage rates, and also convey some information about forwards market sentiment amongst market participants.

Figure 1.23: 12-month time charter rates (2000-2022)

Source: Clarksons Research
Asset values
The shipping market differs from other markets in that the market for buying and selling the production assets (vessels) is highly liquid and often seen as an important part of most shipowners’ business plans.
The price of new buildings is determined by the balance of supply and demand for new buildings, in addition to changes in production costs, currency exchange rates, and interest rates. Price differences between shipyards are often a result of the quality of their vessels in terms of design and workmanship.
The value of second-hand vessels is influenced by several factors. When shipowners think about ordering new vessels, they often consider modern second-hand vessels (usually less than five years old). Their decision is affected by pricing and short-term market trends. For instance, if the resale price of a newbuilding (a vessel ready for delivery from the shipyard within a few months) is considerably higher than a newbuilding contract and short-term expectations in the freight market are poor, shipowners could opt for a newbuilding contract. If short-term freight expectations are positive, owners could still consider it worthwhile to pay a premium for a resale/modern vessel to have an operational ship sooner.
The value of a vessel older than about five years is more likely to be affected by trends in the freight market. Prices tend to rise when the spot market is expected to be strong, and vice versa. The older a vessel, the more its value will be affected (in percentage terms) by fluctuating freight conditions, though pricing is also generally much lower and can also be influenced by demolition value.
To summarize, second-hand values are mainly influenced by actual and expected earnings, the replacement cost of new buildings (in relation to modern second-hand vessels) and demolition value for old vessels. For a single transaction, class position (when the next special survey is due) and technical conditions play an essential role in determining the value.

The figure below shows resale values for Capesize vessels of 180k dwt from 2006 to 2022:
Figure 1.24: Capesize resale values (2006-2022)

Source: Clarksons Research, please note historically the assumed vessel size was slightly smaller.

BUSINESS
Our Business
We are an independent bulk carrier company with contracts to acquire 12 Newcastlemax dry bulk vessels, of which one vessel was delivered on March 2, 2023 and is in operation and 11 are under construction. We were founded in March 2021 for the purpose of operating high-quality dry bulk vessels in the range of 210,000 dwt.
We have agreements to acquire 12 Newcastlemax dry bulk vessels, of which one vessel has been delivered and is in operation and 11 are under construction at New Times Shipyard in China with an aggregate carrying capacity of 2.5 million dwt. These vessels will be equipped with the latest generation dual fuel LNG technology, with fuel-saving devices, exhaust gas cleaning systems, or “scrubbers”, and ammonia ready engines, which we believe will make our vessels more fuel efficient, more cost effective, and more environmentally friendly compared to older dry bulk vessels without these features which we believe will make our fleet more attractive to charterers.
Although LNG is not currently economical to use for dual fuel vessels at current LNG market prices, we expect the dual fuel capability to be a benefit in the future.
The estimated delivery of our vessels under construction is between March 2023 and August 2024. Pursuant to agreements with the Leasing Providers, upon delivery from New Times, each acquired vessel will be sold to a special purpose vehicle (SPV) owned by the Leasing Providers, and each SPV has agreed to charter back the vessels under bareboat charters, under Hell and High Water Terms, subject to the effective transfer of ownership of the vessels to the SPVs. Each of the vessels will be flagged in Liberia. Accordingly, the first vessel recently delivered by New Times was sold to an Avic SPV and immediately thereafter chartered back to us under a bareboat charter.
Pursuant to the Shipbuilding Contracts, we agreed to acquire 12 vessels for an initial average purchase price of $69.3 million per vessel to be paid in four pre-delivery installments for each vessel, in the amount equal to approximately 5%, 5%, 10% and 10% of the initial purchase price of each vessel, respectively, with the remaining delivery installments, in the amount of approximately 70% of the initial purchase price payable upon the delivery of each vessel. The total average purchase price, including estimated variation orders, Address Commissions and the cost of scrubbers we are installing on each of our vessels is $71.6 million.
The total purchase price payable for all the vessels is $859.7 million, including estimated variation orders, Address Commissions and the cost of scrubbers we are installing on all our vessels. As of March 6, 2023, we have paid $206.8 million for certain pre-delivery installments under the Shipbuilding Contracts and the delivery installments on one vessel (including amounts paid by our Leasing Providers and Magni on our behalf), with the remaining installments totaling $652.9 million. We have entered into agreements for pre-delivery financing and delivery financing with Avic, CCBFL, and Jiangsu to provide the financing for substantially all of the remaining installments under the newbuilding program for our vessels, other than the cost of scrubbers we are installing on our vessels with respect to eight vessels under the 5-8 and 9-12 Shipbuilding Contracts.
We have agreements in place with New Times to install scrubbers on all of our vessels for a cost of $2.4 million per vessel and we have secured financing for a substantial portion of this cost for the four vessels under the 1-4 Shipbuilding Contracts and we intend to finance (i) the remaining cost of scrubbers (a) for the second vessel with hull number 0120834 under the 1-4 Shipbuilding Contracts with funds available to the Company under the Drew Holdings RCF and Bridge Facility, and (b) for the third and fourth vessel with hull numbers 0120835 and 0120836 under the 1-4 Shipbuilding Contract, respectively, with the net proceeds from this offering; and (ii) the respective cost of scrubbers for the eight vessels under the 5-8 and 9-12 Shipbuilding Contracts with the net proceeds of this offering or through debt financing with our existing lenders, or a combination thereof. There is no assurance that we will be able to execute this scrubber financing.
We are planning to raise financing through the offering contemplated by this prospectus. Assuming additional equity financing based on our track record in terms of raising equity, and/or completion of debt financing for scrubber installation, we believe we will be able to meet anticipated liquidity requirements for our business for at least the next twelve months.
Our vessels will operate worldwide, with key trades expected to be Brazil to China and Australia to China. Our vessels are expected to transport a broad range of major bulk commodities, including iron ore, coal, and bauxite. We plan to employ our vessels on index-linked rate time charters, fixed rate time charters or voyage charters, with counterparties that are expected to typically be large dry bulk operators, commodity traders and end users. Currently, six of our vessels under construction have been chartered out on index-linked rate time charters and we have chartered the first vessel with hull number 0120833 on a fixed-rate time charter at $30,000 per day, gross, for two years, and we expect to charter the remaining vessels prior to their respective delivery from New Times.
Our Manager, 2020 Bulkers, has experience operating in the dry bulk shipping industry. Our contracted Chief Executive Officer, Mr. Herman Billung, has extensive experience in the dry bulk shipping industry including overseeing newbuilding projects, sales and purchase activities and commercial and chartering activities. During his career, Mr. Billung has gained deep experience in and insight into the dry bulk market. Mr. Billung became the Chief Executive Officer of our Manager at the same time he assumed the role as our contracted Chief Executive Officer in February 2022.
In April 2022, our common shares began trading on the Euronext Expand under the symbol “HSHIP.”
We plan to maximize shareholder returns from the 12 Newcastlemax vessels once the vessels are complete and delivered by New Times Shipyard. We plan to charter the vessels to strong counterparties and will focus on returning capital to the shareholders in the form of monthly dividends, subject to available cash and capital requirements, including requirements under capital expenditure programs, market prospects, contractual restrictions under our Financing Arrangements, and other considerations. See “Dividends and Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financing Arrangements” and “Description of Share Capital.”
We may consider growth and acquisition opportunities if we believe in the best interest of our shareholders; however, our primary focus is to maximize shareholder returns for the 12 newbuilding vessels we have agreed to acquire (one of which has already been delivered).
Our Fleet
We have one newbuilding dual fueled Newcastlemax 210,000 dwt dry bulk vessel in operation and 11 of the same type under construction at New Times Shipyard in China, which are estimated to be delivered between March 2023 and August 2024. A significant part of the purchase price of these vessels will be financed under the Sale and Leaseback Agreements, and upon delivery to us, these vessels will be sold to SPVs owned by our Leasing Providers and then leased back to us under bareboat charters. These vessels will comprise our fleet when delivered, and we expect the majority to be contracted on index-linked time charters.
In connection with the IMO sulfur cap regulations that came into force in January 2020, which limits emission of sulfur content to 0.5% m/m, all of our vessels will have scrubbers installed upon delivery to us. We believe that having scrubbers on all of our vessels will distinguish us from Capesize vessel owners that do not have scrubbers on their vessels and therefore will not be able to consume less expensive bunker fuel with higher sulfur content. Approximately 47.9% of the Capesize fleet in the market has installed scrubbers.
We estimate that each incremental $50 per tonne increase in the Very Low Sulphur Fuel Oil (“VLSFO”) – High Sulfur Fuel Oil (“HSFO”) fuel spread would yield a potential scrubber-driven saving of around $1.0 thousand per day for a scrubber-fitted dual fuel Newcastlemax vessel, assuming 27.4 tonnes per day fuel consumption and 75% retention of the scrubber premium by the Company. Between 2018 and 2022, the VLSFO–HSFO spread has been approximately $121 per tonne, while the 2023, 2024, and 2025 forward curves imply approximately $142, $110, and $93 per tonne, respectively.
Although LNG is not currently economical to use for dual fuel vessels at current LNG market price, we expect the dual fuel capability to be a benefit in the future. Once LNG becomes economical to use, we estimate that each incremental $50 per tonne increase in the VLSFO – LNG fuel spread would yield a potential LNG-driven saving of around $1.4 thousand per day for a scrubber-fitted dual fuel Newcastlemax vessel, assuming 27.4 tonnes per day VLSFO fuel consumption and 22.7 tonnes per day LNG fuel consumption where the spread differential is driven by increasing VLSFO prices.
Between 2014 and 2022, the VLSFO–LNG spread has been approximately $75 per tonne while the 2026, 2027, and 2028 forward curves imply approximately $72, $97, and $84 per tonne, respectively.

The following table summarizes key information about the 12 newbuilding vessels we have agreed to purchase under the Shipbuilding Contracts (one of which has already been delivered).
Vessel Name(1)	Hull No.	Type	Delivery Date or Estimated Delivery Date	Size (dwt)	Intended Flag	Shipyard	Type of Employment
Mount Norefjell	0120833	Newcastlemax dry bulk carrier	March 2, 2023	210,000	Liberia	New Times	Fixed-time charter
Mount Ita	0120834	Newcastlemax dry bulk carrier	March 9, 2023	210,000	Liberia	New Times	Index-linked time charter(2)
Mount Etna	0120835	Newcastlemax dry bulk carrier	April 10, 2023	210,000	Liberia	New Times	Index-linked time charter(2)
Mount Blanc	0120836	Newcastlemax dry bulk carrier	June 5, 2023	210,000	Liberia	New Times	Index-linked time charter(2)
Mount Matterhorn	0120837	Newcastlemax dry bulk carrier	July 24, 2023	210,000	Liberia	New Times	Index-linked time charter(2)
Mount Neblina	0120838	Newcastlemax dry bulk carrier	September 7, 2023	210,000	Liberia	New Times	Index-linked time charter(2)
Mount Bandeira	0120839	Newcastlemax dry bulk carrier	January 3, 2024	210,000	Liberia	New Times	Index-linked time charter(2)
Mount Hua	0120840	Newcastlemax dry bulk carrier	January 10, 2024	210,000	Liberia	New Times
Mount Elbrus	0120841	Newcastlemax dry bulk carrier	February 19, 2024	210,000	Liberia	New Times
Mount Denali	0120842	Newcastlemax dry bulk carrier	June 10, 2024	210,000	Liberia	New Times
Mount Aconcagua	0120843	Newcastlemax dry bulk carrier	July 23, 2024	210,000	Liberia	New Times
Mount Emai	0120844	Newcastlemax dry bulk carrier	August 2, 2024	210,000	Liberia	New Times
(1)
All our vessels are subject to Leaseback Agreements, effective upon delivery and effective transfer of ownership to the SPV owned by the Leasing Providers, as further described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Arrangements”.

(2)	These charters will be effective upon delivery.

Charter Agreements
In October 2022, we entered into charter agreements for six of our vessels on index-linked time charters for periods of between 24 to 38 months, plus certain extension options. In addition, in December 2022, we entered into a fixed-rate time charter on a seventh vessel for a two-year charter at a fixed-rate of $30,000 per day gross. Each such agreement will commence and be effective upon the delivery of the respective vessel.
Vessel Name	Hull No.	Estimated Delivery Date(1)	Rate (in U.S, dollars)	Charter period
Mount Norefjell	0120833	March 2, 2023	30,000 per day gross	24 months(4)
Mount Ita	0120834		BCI 5TC plus premium, scrubber benefit(2)(3)	32-38 months(5)
Mount Etna	0120835		BCI 5TC plus premium, scrubber benefit(2)(3)	32-38 months(5)
Mount Blanc	0120836		BCI 5TC plus premium, scrubber benefit(2)	24 months(6)
Mount Matterhorn	0120837		BCI 5TC plus premium, scrubber benefit(2)	24 months(6)
Mount Neblina	0120838		BCI 5TC plus premium, scrubber benefit(2)	24 months(6)
Mount Bandeira	0120839		BCI 5TC plus premium, scrubber benefit(2)	24 months(6)
(1)
The estimated delivery dates to our charterers are expected to be one to two business days after the vessels are delivered to us by New Times. See “Delivery Date or Estimated Delivery Dates” under the table summarizing key information about the 12 newbuilding vessel under “-Our Fleet”.

(2)
We will earn revenues based on the Baltic 5TC Capesize Index published by the Baltic Exchange plus a premium which will vary depending on each contract terms. This index-linked rate is based on actual charter hire rates under charters entered into by market participants, as well as daily assessments provided to the Baltic Exchange by a panel of major shipbrokers. In addition, we will earn a scrubber benefit based on the spread between high sulphur fuel oil and very low sulphur fuel oil or the spread between liquified natural gas and very low sulphur fuel oil as applicable depending upon the type of fuel the vessel is using.

(3)	Contain a conversion provision which allows us to convert this index-linked time charters to fixed-rate charters, subject to certain conditions.
(4)
Minimum of 24 months to a maximum of 26 months with an evergreen structure thereafter pursuant to which the charters roll over automatically and indefinitely until one party gives the other notice to terminate it with a minimum 6-month notice period .

(5)	Extension options for 11-13 months to be exercised with a 30-day minimum period prior to the redelivery date of the vessels to us under the respective charter agreement.
(6)	Minimum of 24 months with an evergreen structure thereafter with a minimum 6-month notice period from either party to terminate it.
Under our time charters, the charterers pay us an average hire rate for 15 days in advance of each period and bear all voyage expenses, including the cost of bunker (fuel oil) and canal and port charges. We remain responsible for paying the chartered vessels’ operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessels.
The charter agreements contain customary events of termination in charter agreements, such as Himalaya being subject to sanctions, which prohibit or render unlawful any performance under these agreements, an event of insolvency, among others.
The minimum future undiscounted minimum lease payments to be received under our fixed rate contracts as of December 31, 2022 are as follows:
(in millions of U.S. dollars)
2023	$8.7
2024	$10.6
2025	$1.8
Total	$21.1
We intend to employ the rest of the vessels, or any other of such vessels upon the expiration of their respective time charters, primarily in the index-linked time charter, fixed rate time charter or voyage charter markets.

Our History and Development
We were incorporated in Bermuda on March 17, 2021 under the Companies Act. We and our subsidiaries have contracts to acquire 12 dry bulk vessels under construction, and upon delivery of the vessels will engage in the operation of dry bulk carriers, to provide worldwide seaborne transportation solutions. Our common shares have traded on the Euronext Growth Oslo and, since April 29, 2022, our shares have traded on the Euronext Expand, under the symbol “HSHIP.”
Our principal executive offices are located at S. E. Pearman Building, 2nd Floor, 9 Par-la-Ville Road, Hamilton HM11, Bermuda and our telephone number is +1 (441) 542-4577.
The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov. Our internet address is https://himalaya-shipping.com/. The information contained on our website is not incorporated by reference and does not form part of this prospectus.
Acquisition of Vessels from New Times
In March 2021, through subsidiaries we entered into shipbuilding agreements to purchase four Newcastlemax dry bulk vessels from New Times, for an initial purchase price of $67.9 million per vessel, to be paid in five installments (the “1-4 Shipbuilding Contracts”). In addition, we entered into an option for an additional 4+4 identical Newcastlemax dry bulk vessels.
In June 2021, pursuant to an exercise of the option described above, we entered into shipbuilding agreements to purchase four additional Newcastlemax dry bulk vessels from New Times, for an initial purchase price of $69.8 million per vessel, to be paid in five installments (the “5-8 Shipbuilding Contracts”).
On June 22, 2021, we entered into shipbuilding agreements to purchase four additional Newcastlemax dry bulk vessels from New Times, for an initial purchase price of $70.3 million per vessel, to be paid in five installments. (the “9-12 Shipbuilding Contracts”). As a result of the Shipbuilding Contracts described above, each of our 12 subsidiaries is party to a Shipbuilding Contract with New Times relating to the building of a Newcastlemax vessel, each with an aggregate capacity of 210,000 dwt.
In November 2022, we entered into amendments to our Shipbuilding Contracts to install scrubbers on all of our vessels, with an extra cost of $2.4 million per vessel, which constitutes the sixth installment of the contract price for each vessel, payable upon delivery.
The average purchase price for each vessel is $71.6 million, including estimated variation orders, Address Commissions and scrubber installation. The following table sets out the purchase price and the contracted and estimated delivery date for each vessel:
Vessel Name	Hull No.	Contractual Delivery Date(3)	Estimated Delivery Date	Purchase Price(1)(2)
Mount Norefjell	0120833	April 8, 2023	March 2, 2023	$70,317,000
Mount Ita	0120834	May 28, 2023	March 9, 2023	$70,317,000
Mount Etna	0120835	July 18, 2023	April 10, 2023	$70,317,000
Mount Blanc	0120836	September 8, 2023	June 5, 2023	$70,317,000
Mount Matterhorn	0120837	September 18, 2023	July 24, 2023	$72,167,000
Mount Neblina	0120838	October 31, 2023	September 7, 2023	$72,167,000
Mount Bandeira	0120839	February 8, 2024	January 3, 2024	$72,167,000
Mount Hua	0120840	February 28, 2024	January 10, 2024	$72,167,000
Mount Elbrus	0120841	April 22, 2024	February 19, 2024	$72,667,000
Mount Denali	0120842	July 8, 2024	June 10, 2024	$72,667,000
Mount Aconcagua	0120843	August 28, 2024	July 23, 2024	$72,667,000
Mount Emai	0120844	September 23, 2024	August 2, 2024	$72,667,000
(1)	Includes cost of scrubbers: $2.4 million per vessel.
(2)
Does not reflect the variation orders and the deduction of the Address Commission to be deducted from the purchase price. The average Address Commission for the vessels is $679,000; whereas the currently anticipated variation orders $606,950 per vessel as further described below.

(3)
In the event of delays in the construction of the vessels, or any performance required under the Shipbuilding Contracts due to certain causes that permit extension of the time for delivery, the contractual delivery dates shall be extended accordingly.

Pursuant to the Shipbuilding Contracts, we agreed to acquire 12 vessels for an initial average purchase price of $69.3 million per vessel to be paid in four pre-delivery installments for each vessel, in the amount equal to approximately 5%, 5%, 10% and 10% of the initial purchase price of each vessel, respectively, with the remaining delivery installments, in the amount of approximately 70% of the initial purchase price payable upon the delivery of each vessel. The total average purchase price, including estimated variation orders, Address Commissions and the cost of scrubbers we are installing on each of our vessels is $71.6 million.
Each delivery installment is expected to be increased as a consequence of variation orders under the Shipbuilding Contracts, currently expected to be approximately $606,950 per vessel. This additional cost primarily relates to an increase of the size of the Low Sulphur Fuel Oil (LSFO)/Marine Gas Oil (MGO) tanks on each vessel to 4,750 cbm, in order to offer maximum flexibility in trading of the ships.
In addition, New Times has agreed to pay an Address Commission to each our subsidiaries for its efforts and cooperation in connection with the negotiation, agreement and execution of each Shipbuilding Contract, which will be deducted from each of the final delivery installments, thus decreasing the purchase price payable for each vessel as follows:
Vessel Name	Hull No.	Address Commission
Mount Norefjell	0120833	$674,000(1)
Mount Ita	0120834	$674,000
Mount Etna	0120835	$674,000
Mount Blanc	0120836	$674,000
Mount Matterhorn	0120837	$679,000
Mount Neblina	0120838	$679,000
Mount Bandeira	0120839	$679,000
Mount Hua	0120840	$679,000
Mount Elbrus	0120841	$684,000
Mount Denali	0120842	$684,000
Mount Aconcagua	0120843	$684,000
Mount Emai	0120844	$684,000
(1)	Address commission was deducted from the final delivery instalments corresponding to the vessel “Mount Norefjell”.
We have paid (including amounts paid by our Leasing Providers and Magni on our behalf): (i) the four pre-delivery installments on vessels No. 0120833, 0120834, 0120835, and 0120836, under the 1-4 Shipbuilding Contracts, in total amount equal to $81.5 million; (ii) the fifth and six installments on vessel No. 0120833 under the 1-4 Shipbuilding Contracts, in total amount equal to $49.9 million; (iii) the first, second, third and fourth installments on vessel No. 0120837 under the 5-8 Shipbuilding Contract, in total amount equal to $20.5 million; (iv) the first, second and third installments on vessel 0120838 under the 5-8 Shipbuilding Contracts, in total amount equal to $13.7 million; and (v) the first and second installments on vessels No. 0120839, 0120840, 0120841, 0120842, 0120843 and 0120844, under the 5-8 Shipbuilding Contracts and 9-12 Shipbuilding Contracts, as applicable, in total amount equal to $41.2 million. The two-first installments on each vessel were financed with equity raised by the Company in 2021 and payments made by Magni on our behalf (see the section entitled “Description of Share Capital—History of Equity Issuances.”) on our behalf, and with funds made available under the Avic Leasing and CCBFL Leasing. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Arrangements.” for an overview of the installments under the Shipbuilding Contracts, how they have been financed, and how they are intended to be financed going forward.
Ship Management Agreements
We have outsourced technical management of our vessels to third party ship managers, OSM and Wilhemsen. The Ship Managers provide services including, ship maintenance, repairs, alterations and the upkeep of the vessel, appointing surveyors and technical consultants, including arranging the transportation of shore personnel when servicing the vessel, technical support, arranging supervisory visits to the vessel, and maintaining a safety management system and related services to us.

Management of Our Business
Our Board of Directors is responsible for determining the strategic vision and ultimate direction of our business, determining the principles of our business strategy and policies and promoting our long-term interests. Our Board of Directors exercises oversight authority over our business and, subject to our governing documents and applicable law, generally delegates day-to-day operational and commercial management of the Company to our contracted senior management team.
The contracted senior management team responsible for the day-to-day operational and commercial management has extensive experience in the dry bulk shipping market. Management of our business services, including the services of our contracted Chief Executive Officer and contracted Chief Financial Officer, are provided to us by 2020 Bulkers under the Management Agreement. The services provided include negotiating contracts related to the vessels, negotiating terms of employment of the vessels, making all necessary arrangements for the proper employment of the vessels and negotiating the terms of all contracts for the purchase or sale of the vessels, in each case subject to the express limitations and guidelines imposed by us, as well as newbuilding supervision, assistance with delivery of vessels and supervising SeaQuest, among others. Our Manager, 2020 Bulkers, which has experience operating in the dry bulk shipping industry, is a subsidiary of 2020 Bulkers Ltd., a company incorporated in Bermuda and listed on the Oslo Stock Exchange. Our contracted Chief Executive Officer, Mr. Herman Billung, has extensive experience in the dry bulk shipping industry including overseeing newbuilding projects, sales and purchase activities and commercial and chartering activities. During his career, Mr. Billung has gained deep experience in and insight into the dry bulk market.
In addition, pursuant to the Corporate Support Agreement, Magni, an affiliate of our largest shareholder, Drew Holdings, sources and advises on strategic opportunities for our Board of Directors’ consideration, and has a key role in identifying and pursuing business opportunities to the Company. For more information on management and related parties, see the sections entitled “Management—Board of Directors & Board Practices” and “Certain Relationships and Related Party Transactions.”
Our Competitive Strengths
High quality fleet of vessels to be newly delivered in 2023 and 2024
Our fleet will initially consist of 12 dual fuel Newcastlemax dry bulk vessels currently under construction with estimated deliveries between March 2023 and August 2024, of which one vessel was delivered on March 2, 2023 and is currently in operation. Once delivered, we will have a young fleet where the average age of the Capesize fleet is 9.9 years. These new and modern vessels will offer technically advanced, operationally flexible, safe and reliable contracting, including optimized hull lines, fuel-saving devices to improve propeller efficiency, advanced but robust machinery, and other features that offer relatively low fuel consumption and CO2 emission per tonne-mile. We believe that owning a young, high-quality, well-maintained fleet will afford us significant benefits, including reduced operating costs, improved quality of service and a competitive advantage in securing favorable charters with high-quality counterparties.
Our modern vessels will also benefit from dual fueled LNG technology and be installed with fuel-saving devices, scrubbers, and ammonia ready engines, which we believe will assist us in chartering our vessels, enhance our operating performance by reducing voyage costs, allow us to adhere to increasingly stringent environmental standards and make our vessels more environmentally friendly than vessels without these features. Although LNG is not currently economical to use for dual fuel vessels at current LNG market prices, we expect the dual fuel capability to be a benefit in the future. Since charterers pay for bunker fuel, they benefit from efficiency savings on our vessels, which makes our vessels more attractive to charterers than less efficient vessels.
In addition, all of our fleet will belong to the same size segment (Newcastlemax), with identical specifications and capabilities, which will help us market our fleet together with the support and collaboration of our Manager and Ship Managers.
Further, in light of the relatively low fuel consumption of our vessels and their dual fueled capability, we will be one of the only fleets in the market which will be capable of doing full-round routes in the key trade of Brazil to China and other similar long-haul routes without the need for rebunkering, providing our customers additional flexibility. We believe this capability makes our fleet more attractive to charterers and will enable us to focus on the most profitable routes with our customers.

Demonstrated access to capital and financing for substantially all of the remaining payments for our 11 newbuildings on order
Our 11 newbuildings on order and the newbuilding that has been delivered are substantially funded by our equity financings completed prior to this offering and the debt financing (including the Sale and Leaseback Agreements) we have entered into to finance our pre-delivery and delivery installments under each Shipbuilding Contract up to the delivery date of our newbuilding vessels, from which time we expect to start to generate cash flows from operations. We have not yet secured financing for (i) the remaining cost of scrubbers relating to the third and fourth vessels with hull numbers 0120835 and 0120836, respectively, under the 1-4 Shipbuilding Contract, (ii) the cost to install scrubbers on eight of our vessels under the 5-8 and 9-12 Shipbuilding Contracts, expected to be $19.2 million in the aggregate, and (iii) our working capital requirements in the upcoming months, and we intend to use a portion of the proceeds of this offering to fund a certain part of the costs to install scrubbers as described in (i) and (ii), as well as our working capital requirements.
We are planning to raise financing through the offering contemplated by this prospectus. We have financing in place for the pre-delivery and delivery installments to be paid under the Shipbuilding Contracts (other than for the financing of the scrubbers for eight of our vessels under the 5-8 and 9-12 Shipbuilding Contracts). Assuming additional equity financing, based on our track record in terms of raising equity, and/or debt financing for scrubber installation, we believe we will be able to meet anticipated liquidity requirements for our business for at least the next twelve months.
Management team with extensive experience in the dry bulk shipping industry
Our contracted management team has extensive experience and a strong operational track record of over 33 years in the dry bulk shipping industry. The members of our management team (contracted to us from 2020 Bulkers) have held and currently hold leadership positions at prominent dry bulk companies, including Golden Ocean Group Limited, 2020 Bulkers Ltd., Torvald Klaveness Group, Star Bulk Norway AS, among others, and have solid and long-term relationships with companies in the industry which complement one another and have assisted, and continue to assist, in our development. Since our inception, we have been able to capitalize such extensive experience together with the 2020 Bulkers team’s track record in the dry bulk shipping industry and more specifically in the Newcastlemax’ segment, having chartered a total of 15 Newcastlemax vessels to different customers, including seven of our vessels. We believe the experience of our management team will help us in securing charters and in successfully operating our business. Commitment to safety and the environment
We are focused on developing a strong Quality, Health, Safety and Environment (“QHSE”) culture and operations. We believe that the combination of quality vessels and experienced and skilled management coordinating our business will contribute to the safety and effectiveness of our operations. Our commitment to strong QHSE culture and performance is reflected in our fleet of modern, dual fuel vessels with scrubbers and ammonia ready engines. We believe that our vessels, particularly when running on LNG (when economical, which will depend upon LNG market prices), will have lower emissions of sulfur, CO2 and NOx compared to a standard Capesize and that by installing scrubbers we will further mitigate our vessels’ environmental impact. We believe that these features of our vessels and our commitment to QHSE will enhance our growth prospects as we work toward becoming one of the preferred providers in the industry.
Our Strategy
Maximize shareholder returns
Our strategy is to maximize shareholder returns from our fleet of 12 Newcastlemax vessels once the vessels are delivered by New Times Shipyard. We intend to charter the vessels to strong counterparties and we have already secured charters for seven of our 12 vessels. We plan to return capital to the shareholders in the form of monthly dividends, subject to available cash and capital requirements and availability and other considerations. We may consider growth and acquisition opportunities if we believe in the best interest of our shareholders, however our primary focus is to maximize shareholder returns for the 12 newbuilding vessels we have agreed to acquire (one of which has already been delivered).
Establish a high-quality, modern, and young Newcastlemax dry bulk fleet
All of our newbuildings vessels on order are Newcastlemax with a capacity of 210,000 dwt. We believe that Newcastlemax vessels present the most attractive value and upside potential in the current market, and as such, our management has focused on this vessel type.

As all of our vessels are newbuildings, we will have a young fleet in the market upon delivery. We intend to leverage our young and modern fleet to become a preferred provider to the industry and we have already secured charters for seven of our 12 vessels.
Leverage dual fuel LNG technology, fuel-saving technology and lower environmental impact of our fleet
All of our newbuildings on order are Newcastlemax vessels with dual fuel capability, scrubbers, ammonia ready engines, fuel-saving devices and improved propeller efficiency, which offer relatively low fuel consumption and CO2 emission per tonne mile. We believe these capabilities present a very attractive opportunity for our charterers when compared to less efficient and environmental vessels in the industry, and we believe this will help us to capture additional business opportunities, as these features will enhance our operating performance by reducing voyage costs, while allowing our LNG charterers, who pay for bunker fuel, to benefit from efficiency savings on our vessels .
Although the price of LNG is volatile, it might not always be economical to use. We believe that LNG is a good alternative fuel in the shipping industry at this time. We see this fuel as the most suitable environmentally friendly alternative for the dry bulk vessel industry during the worldwide transition to carbon neutral fuels.
We will have what we believe to be one of the most fuel-efficient fleets in the market upon delivery, whether used under LNG or traditional bunkers. We intend to leverage our efficient, modern fleet to become a preferred provider to the industry, while having at the same time a lower environmental impact than older vessels without dual fuel LNG capability and/or scrubbers and/or ammonia ready engines.
Pursue our simple business model with a focus on the Newcastlemax segment
Our primary focus is the 12 newbuilding vessels we have agreed to acquire from New Times (one of which has already been delivered), all of which belong to the same segment (Newcastlemax), with the same characteristics and capabilities. We believe this is a fairly simple business model and easy to operate given the synergies and efficiencies we can take advantage of by managing a fleet of the vessels with identical specifications in the market together with the support and collaboration of our Manager and Ship Managers.
Additional Features of our vessels
Environmental Savings
A Newcastlemax dry bulk vessel is also expected to be more environmentally friendly than a 180k dwt 2014/15-built Capesize vessel, with 43% lower CO2 mT per day (78 mT for a Himalaya Newcastlemax LNG propelled vessel versus a 138 mT for a Capesize vessel).
We have not yet secured financing for the costs to install scrubbers on eight of our vessels under the 5-8 and 9-12 Shipbuilding Contracts, expected to be $19.2 million in the aggregate. We intend to substantially finance this cost with the net proceeds of this offering or through debt financing with our existing lenders, or a combination thereof; however, there is no assurance that we will be able to execute this scrubber financing.
LNG prices and seasonality
LNG might not always be economical to use for dual fuel vessels at certain market prices. It is not currently economical to use at current LNG market prices; however, this could change in the future considering the volatility of the LNG market prices. LNG prices are determined by buyers and sellers, depending on what part of the world the fuel is being purchased in and moves in close interdependence with certain natural gas prices and benchmarks. For instance, average LNG prices in Japan in the fourth quarter of 2020 averaged approximately $6.90 per Metric Million British Thermal Unit (mmbtu) compared to approximately $20.15 per mmbtu in January 2023. Similarly, natural gas prices in Europe in the 2020 averaged approximately $3.24 per mmbtu compared to approximately $20.18 per mmbtu in January 2023.
Further, seasonality in LNG markets may offer an opportunity to bunker our vessels with LNG. For instance, future carbon taxes are likely to make LNG a more appealing alternative with prices expected to be at a discount to VLSFO by 2026.
Dividend Policy
We have not paid any dividends to our shareholders since our incorporation. Our Board of Directors has adopted a dividend policy to distribute monthly dividends to our shareholders once our vessels generate sufficient cash flow to allow for such payments. Any dividends will be subject to the discretion of our Board of Directors, requirements of Bermuda law and other applicable laws, our results of operation, financial condition, cash requirements and availability, including requirements under capital expenditure programs, market prospects, contractual restrictions under our Financing Arrangements, the ability of our subsidiaries to distribute funds to us and other factors deemed relevant by our Board of Directors. See “Dividends and Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financing Arrangements” and “Description of Share Capital.” We cannot assure that we will be able to pay regular dividends as intended. We have not adopted a separate written dividend policy to reflect our Board’s policy.
Employment of Our Fleet
One of our vessels was delivered on March 2, 2023 and is in operation. The remaining vessels we have agreed to purchase are estimated to be delivered between March 2023 and August 2024. In October 2022, we entered into charter agreements for six of these vessels on index-linked time charters for periods of between 24 to 38 months, plus certain extension options, to commence upon their delivery. In addition, in December 2022, we entered into a fixed-rate time charter on a seventh vessel for a two year charter. We intend to employ the rest of our vessels, or any other of such vessels upon the expiration of their respective time charters, primarily in the index-linked time charter, fixed rate time charter or voyage charter markets.
Our Customers
Our current and potential customers are major commodity companies and will also include regional and international companies, including large dry bulk operators and end users.
Under our time charters, the charterer typically pays us an average hire rate for 15 days and bears all voyage expenses, including the cost of bunker (fuel oil) and canal and port charges. We remain responsible for paying the chartered vessel’s operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel. Our time charters are for fixed terms and charter-hire is generally paid every 15 days in advance of each period.
A prospective charterer’s financial condition, creditworthiness, reliability and track record are important factors in negotiating our vessels’ employment.
We monitor developments in the dry bulk shipping industry on a regular basis and, subject to market demand, will seek to adjust the charter hire periods for our vessels according to prevailing market conditions. We will continuously evaluate the duration of our charters and extend or reduce the charter hire periods of the vessels in our fleet according to the developments in the dry bulk shipping industry.
Our Competition
We will operate in markets that are highly competitive and based primarily on supply and demand. We compete for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on our reputation and that of our manager. We compete primarily with other independent and state-owned dry bulk vessel-owners. Ownership of dry bulk vessels is highly fragmented.
Further, our relevant competitors are owners of VLOC, Newcastlemax and Capesize vessels, counting around 1,912 vessels in December 2022. The current Capesize orderbook stands at an historically low level of approximately 6.1% for vessels larger than 100,000 dwt, and with the new emission regulations commencing in 2023, the potential advantage of offering dual fuel LNG propelled Newcastlemaxes, which may give a significant benefit to the calculated CO2 emission per tonne-mile, may give us further competitive advantage over the average Capesize fleet. In addition, our vessels will include fuel-saving devices with improved propeller efficiency that will save fuel, and other ship systems that offer relatively low fuel consumption, which are increasingly preferred by customers.
Seasonality
We will operate our vessels in markets that have historically exhibited seasonal variations in demand, particularly in the Capesize segment given its share of the iron ore trade, and, as a result, in charter hire rates. As China is the most significant market for dry bulk shipping, the public holidays in relation to the Chinese New Year during the first quarter usually results in a decrease in market activity during this period. In addition, unpredictable and adverse weather conditions and patterns in the Southern Hemisphere, which often occur during the first quarter, in the past have had a negative impact on iron ore exports from Australia and from Brazil. Further, certain of the largest iron ore producers in Brazil usually schedule maintenance works on their plants in the first quarter which also results in a decrease on iron ore export from Brazil. This seasonality may materially affect our operating results and cash available for dividends.

Employees
We had no employees as of the date of this prospectus. We are planning to hire a limited number of employees to perform some of the roles currently contracted. See “Management” for additional information.
Organizational Structure
Himalaya Shipping Ltd. is incorporated under the laws of Bermuda. We will operate our vessels through separate wholly owned subsidiaries incorporated in Liberia. A full list of our subsidiaries is shown below.

Himalaya Shipping Ltd.
Bermuda
Reg. no. 56490
100% ownership
Jurisdiction
Bermuda
Liberian corporations
England & Wales
MOUNT NOREFJELL INC. (fka Lhotse Inc.)
Reg. no. C-122521
Hull no. 0120833
MOUNT BANDEIRA INC. (fka Yangra Inc.)
Reg. no. C-122824
Hull no. 0120839
MOUNT ITA INC. (fka Makalu Inc.)
Reg. no. C-122519
Hull no. 0120834
MOUNT HUA INC. (fka Dablam Inc.)
Reg. no. C-122821
Hull no. 0120840
MOUNT ETNA INC. (fka Manasiu Inc.)
Reg. no. C-122520
Hull no. 0120835
MOUNT ELBRUS INC. (fka Kangtega Inc.)
Reg. no. C-123158
Hull no. 0120841
MOUNT BLANC INC. (fka Nuptse Inc.)
Reg. no. C-122522
Hull no. 0120836
MOUNT DENALI INC. (fka Pumori Inc.)
Reg. no. C-123160
Hull no. 0120842
MOUNT MATTERHORN INC. (fka Everest Inc.)
Reg. no. C-122822
Hull no. 0120837
MOUNT ACONCAGUA INC. (fka Kamet Inc.)
Reg. no. C-123157
Hull no. 0120843
MOUNT NEBLINA INC. (fka Parbat Inc.)
Reg. no. C-122823
Hull no. 0120838
MOUNT EMAI INC. (fka Mera Inc.)
Reg. no. C-123159
Hull no. 0120844
Himalaya Shipping Management (UK) Limited
Reg. no. 14658318
England & Wales

The Company has recently incorporated Himalaya Shipping Management (UK) Limited, a wholly-owned limited liability company incorporated under the laws of England and Wales. The intended purpose of this company is to employ certain management functions and provide certain accounting functions to the Company and its subsidiaries. However, the Company has, as of the date of this prospectus, neither employed any employees in this subsidiary, nor entered into any intra-group agreements with it.
Property, plants and equipment
Other than our contracts to acquire vessels under construction, we do not own or lease any material property.
Environmental and Other Regulation
Governmental regulation and other regulations significantly affect the ownership and operation of our fleet. See “Regulation” for additional information.
Risk of Loss and Liability Insurance
The operation of any dry bulk vessel includes risks such as mechanical and structural failure, hull damage, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, piracy, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental incidents, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon owners, operators and demise charterers of vessels trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for ship owners and operators trading in the United States market.
We will maintain hull and machinery marine risks insurance, hull and machinery, war risks insurance and protection and indemnity insurance for our fleet in amounts that we believe to be prudent to cover normal risks in our operations. However, we may not be able to achieve or maintain this level of coverage throughout a vessel’s useful life. In addition, while we believe that the insurance coverage that we have obtained is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.
Hull & Machinery and War Risks Insurance
We maintain hull and machinery marine risks insurance and hull and machinery war risks insurance on the first vessel delivered to us, and upon delivery of the 11 vessels currently under construction we will maintain such insurances, which will cover loss of or damage to a ship due to marine perils such a collision, fire or lightning, and loss of or damage to a ship due to war perils such as acts of war, terrorism or piracy. We also maintain on such first vessel, or will maintain upon the delivery of such 11 vessels, hull disbursements and increased value insurance policies covering each of our ships, which provide, or will provide, additional coverage in the event of the total or constructive loss of a ship. Our marine risks insurance policies contain, and are expected to contain for the 11 vessels to be delivered to us, deductible amount of $200,000 for which we will be responsible. However, there are no, or we do not expect to have with respect to such 11 vessels, deductible amounts under the war risk policies or our total loss policies. Our first vessel delivered to us is covered up to at least fair market value and we expect the same for such 11 vessels upon delivery.
Protection and Indemnity Insurance
The first vessel delivered to us carries protection and indemnity insurance and each of the 11 vessels currently under construction will maintain such insurance (“P&I insurance”), which insures liabilities to third-parties in connection with our current and future shipping activities. This includes third-party liability and other related expenses resulting from the injury or death of crew, passengers and other third-parties, the loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances and salvage, towing and other related costs, including wreck removal.
Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations (“P&I Clubs”). Our current P&I insurance is provided by a P&I Club that is a member of the International Group of Protection and Indemnity Clubs, and we expect to obtain a P&I insurance from one or more P&I Clubs that are members of such clubs for the remaining 11 vessels currently under construction. Our P&I insurance is currently subject to customary limits in the range of $3 billion per ship per event in respect of liability to passengers and seamen and $1 billion per ship per event in respect of liability for oil pollution, and the P&I insurance to be obtained for the remaining 11 vessels to be delivered will be subject to the same customary limits.
The 13 P&I Associations that comprise the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. The International Group’s website states that the Pool provides a mechanism for sharing all claims in excess of $10 million up to, currently, approximately $8.9 billion. As member of a P&I Association, which is a member of the International Group, we are subject to calls payable to the associations based on our claim records as well as the claim records of all other members of the individual associations and members of the shipping pool of P&I Associations comprising the International Group. Each vessel comprising our fleet, upon delivery, may be subject to supplemental calls, which are based on estimates of premium income and anticipated and paid claims. Such estimates are adjusted each year by the Board of Directors of the P&I Association until the closing of the relevant policy year, which generally occurs within three years from the end of the policy year. Supplemental calls, if any, are expensed when they are announced and according to the period they relate to.
Loss of Hire Insurance
We plan to carry a loss of hire insurance for our fleet totaling between $30,000 and $35,000, with a deductible of 14 days, and, depending on a particular situation, we may decide to arrange loss of hire insurance covering certain ships.

Permits and Authorizations
We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our vessels. The kinds of permits, licenses and certificates required depend upon several factors, including the commodity transported, the waters in which the vessel operates, the nationality of the vessel’s crew and the age of a vessel. Additional laws and regulations, environmental or otherwise, may be adopted which could limit our ability to do business or increase the cost of us doing business.
Legal Proceedings
To our knowledge, we are not currently a party to any legal proceeding that would have a material adverse effect on our financial position, results of operations or liquidity, nor are we aware of any pending proceedings that may have a material adverse effect on our financial position, results of operations or liquidity. From time to time in the future, in the ordinary course of conducting our business, we may become involved in various legal actions and other claims. Litigation is subject to many uncertainties, the outcome of individual litigated matters is not predictable with assurance, and it is reasonably possible that some of these matters may be decided unfavorably to the Company.
Bermuda Exchange Control
We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares. The Bermuda Monetary Authority has given its consent for the issue and free transferability of all of the common shares that are the subject of this offering to and between non-residents of Bermuda for exchange control purposes, provided our common shares remain listed on an appointed stock exchange, which includes the Stock Exchange. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

REGULATION
Environmental and Other Regulations in the Shipping Industry
Government regulation and laws significantly affect the ownership and operation of our fleet. We are subject to international conventions and treaties, national, state and local laws and regulations in force in the countries in which our vessels may operate or are expected to be registered relating to safety and health and environmental protection including the storage, handling, emission, transportation and discharge of hazardous and non-hazardous materials, and the remediation of contamination and liability for damage to natural resources. Compliance with such laws, regulations and other requirements entails significant expense, including vessel modifications and implementation of certain operating procedures.
A variety of government and private entities subject our vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (applicable national authorities such as the USCG, harbor master or equivalent), classification societies, flag state administrations (countries of registry) and charterers, particularly terminal operators. Certain of these entities require us to obtain permits, licenses, certificates and other authorizations for the operation of our vessels. Failure to maintain necessary permits or approvals could require us to incur substantial costs or result in the temporary suspension of the operation of one or more of our vessels.
Increasing environmental concerns have created a demand for vessels that conform to stricter environmental standards. We will be required to maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, continuous training of our officers and crews to be hired and compliance with United States and international regulations. We believe that the operation of our vessels will be in substantial compliance with applicable environmental laws and regulations and that our vessels will have all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations. However, because such laws and regulations frequently change and may impose increasingly stricter requirements, we cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of our vessels. In addition, a future serious marine incident that causes significant adverse environmental impact could result in additional legislation or regulation that could negatively affect our profitability. Finally, we are subject, in connection with our international activities, to laws, directives, decisions and orders in various countries around the world that prohibit or restrict trade with certain countries, individuals and entities.
International Maritime Organization
The International Maritime Organization, the United Nations agency for maritime safety and the prevention of pollution by vessels (the “IMO”), has adopted the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto, collectively referred to as MARPOL 73/78 and herein as “MARPOL,” the International Convention for the Safety of Life at Sea of 1974 (“SOLAS Convention”), and the International Convention on Load Lines of 1966 (the “LL Convention”). MARPOL establishes environmental standards relating to oil leakage or spilling, garbage management, sewage, air emissions, handling and disposal of noxious liquids and the handling of harmful substances in packaged forms. MARPOL is applicable to dry bulk, tanker and LNG carriers, among other vessels, and is broken into six Annexes, each of which regulates a different source of pollution. Annex I relates to oil leakage and spilling; Annexes II and III relate to harmful substances carried in bulk in liquid or in packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively; and Annex VI, lastly, relates to air emissions. Annex VI was separately adopted by the IMO in September of 1997; new emissions standards, titled IMO-2020, took effect on January 1, 2020.
Air Emissions
In September of 1997, the IMO adopted Annex VI to MARPOL to address air pollution from vessels. Effective May 2005, Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from all commercial vessel exhausts and prohibits “deliberate emissions” of ozone depleting substances (such as halons and chlorofluorocarbons), emissions from the shipboard incineration of specific substances. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions, as explained below. We will ensure that upon delivery of our vessels, all will be compliant in all material respects with these regulations.
The Marine Environment Protection Committee, or “MEPC,” adopted amendments to Annex VI regarding emissions of sulfur oxide, nitrogen oxide, particulate matter and ozone depleting substances, which entered into force on July 1, 2010. The amended Annex VI seeks to further reduce air pollution by, among other things, implementing a progressive reduction of the amount of sulfur contained in any fuel oil used on board ships. On October 27, 2016, at its 70th session, the MEPC agreed to implement a global 0.5% m/m sulfur oxide emissions limit (reduced from 3.5%) starting from January 1, 2020. This limitation can be met by using low-sulfur compliant fuel oil, alternative fuels, or certain exhaust gas cleaning systems. Ships are now required to obtain bunker delivery notes and International Air Pollution Prevention (“IAPP”) Certificates from their flag states that specify sulfur content. Additionally, at MEPC 73, amendments to Annex VI to prohibit the carriage of bunker above 0.5% sulfur on ships were adopted and took effect March 1, 2020, with the exception of vessels fitted with “Exhaust Gas Cleaning System” (EGCS), or scrubbers, which can operate using fuel of higher sulfur content. These regulations subject ocean-going vessels to stringent emissions controls, and may cause us to incur substantial costs.
Sulfur content standards are even stricter within certain “ECAs. As of January 1, 2015, ships operating within an ECA were not permitted to use fuel with sulfur content in excess of 0.1% m/m. Amended Annex VI establishes procedures for designating new ECAs. Currently, the IMO has designated four ECAs, including specified portions of the Baltic Sea area, North Sea area, North American area and United States Caribbean area. Ocean-going vessels in these areas will be subject to stringent emission controls and may cause us to incur additional costs. Other areas in China are subject to local regulations that impose stricter emission controls. In December 2021, the member states of the Convention for the Protection of the Mediterranean Sea Against Pollution (“Barcelona Convention”) agreed to support the designation of a new ECA in the Mediterranean. If other ECAs are approved by the IMO, or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the U.S. Environmental Protection Agency (“EPA”) or the states where we operate, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of our operations.
Amended Annex VI also establishes new tiers of stringent nitrogen oxide emissions standards for marine diesel engines, depending on their date of installation. At the MEPC meeting held from March to April 2014, amendments to Annex VI were adopted which address the date on which Tier III Nitrogen Oxide (NOx) standards in ECAs will go into effect. Under the amendments, Tier III NOx standards apply to ships that operate in the North American and U.S. Caribbean Sea ECAs designed for the control of NOx produced by vessels with a marine diesel engine installed and constructed on or after January 1, 2016. Tier III requirements could apply to areas that will be designated for Tier III NOx in the future. At MEPC 70 and MEPC 71, the MEPC approved the North Sea and Baltic Sea as ECAs for nitrogen oxide for ships built on or after January 1, 2021. For the moment, this regulation relates to newbuilding vessels and has no retroactive application to existing fleet. The EPA promulgated equivalent (and in some senses stricter) emissions standards in 2010. As a result of these designations or similar future designations, we may be required to incur additional operating or other costs.
As determined at the MEPC 70, the new Regulation 22A of MARPOL Annex VI became effective as of March 1, 2018 and requires ships above 5,000 gross tonnage to collect and report annual data on fuel oil consumption to an IMO database, with the first year of data collection having commenced on January 1, 2019. The IMO intends to use such data as the first step in its roadmap (through 2023) for developing its strategy to reduce greenhouse gas emissions from ships, as discussed further below.
As of January 1, 2013, MARPOL made mandatory certain measures relating to energy efficiency for ships. All ships are now required to develop and implement Ship Energy Efficiency Management Plans (“SEEMPs”), and new ships must be designed in compliance with minimum energy efficiency levels per capacity mile as defined by the Energy Efficiency Design Index (“EEDI”). Under these measures, by 2025, all new ships built will be 30% more energy efficient than those built in 2014. Additionally, MEPC 75 adopted amendments to MARPOL Annex VI which brought forward the effective date of the EEDI’s “phase 3” requirements from January 1, 2025 to April 1, 2022 for several ship types, including gas carriers, general cargo ships, and LNG carriers.
MEPC 75 also introduced draft amendments to Annex VI which impose new regulations to reduce greenhouse gas emissions from ships. These amendments introduce requirements to assess and measure the energy efficiency of all ships and set the required attainment values, with the goal of reducing the carbon intensity of international shipping. The requirements include (1) a technical requirement to reduce carbon intensity based on a new EEXI, and (2) operational carbon intensity reduction requirements, based on a new operational carbon intensity indicator (“CII”). The attained EEXI is required to be calculated for ships of 400 gross tonnage and above, in accordance with different values set for ship types and categories. With respect to the CII, the draft amendments would require ships of 5,000 gross tonnage to document and verify their actual annual operational CII achieved against a determined required annual operational CII. Additionally, MEPC 75 proposed draft amendments requiring that, on or before

January 1, 2023, all ships above 400 gross tonnage must have an approved SEEMP on board. For ships above 5,000 gross tonnage, the SEEMP would need to include certain mandatory content. MEPC 75 also approved draft amendments to MARPOL Annex I to prohibit the use and carriage for use as fuel of heavy fuel oil (“HFO”) by ships in Arctic waters on and after July 1, 2024. The draft amendments introduced at MEPC 75 were adopted at the MEPC 76 session held in June 2021 and entered into force on November 1, 2022, with the requirements for EEXI and CII certification coming into effect from January 1, 2023.
We may incur costs to comply with these revised standards. Additional or new conventions, laws and regulations may be adopted that could require the installation of expensive emission control systems.
Safety Management System Requirements
The SOLAS Convention was amended to address the safe manning of vessels and emergency training drills. The Convention of Limitation of Liability for Maritime Claims (the “LLMC”) sets limitations of liability for a loss of life or personal injury claim or a property claim against ship owners. We believe that our vessels are in substantial compliance with SOLAS and LLMC standards.
Under Chapter IX of the SOLAS Convention, or the ISM Code, our operations are also subject to environmental standards and requirements. The ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. We will rely upon the safety management system that we aim to develop for compliance with the ISM Code together with the technical management team from our Ship Managers. The failure of a vessel owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports.
The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with the ISM Code requirements for a safety management system. No vessel can obtain a safety management certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code. We will obtain applicable documents of compliance for our offices and safety management certificates for all of our vessels for which the certificates are required by the IMO. The documents of compliance and safety management certificate will be renewed as required.
The SOLAS Convention regulation II-1/3-10 on goal-based ship construction standards for bulk carriers and oil tankers, which entered into force on January 1, 2012, requires that all oil tankers and bulk carriers of 150 meters in length and above, for which the shipbuilding contract is placed on or after July 1, 2016, satisfy applicable structural requirements conforming to the functional requirements of the International Goal-based Ship Construction Standards for Bulk Carriers and Oil Tankers.
Amendments to the SOLAS Convention Chapter VII apply to vessels transporting dangerous goods and require those vessels be in compliance with the International Maritime Dangerous Goods Code (“IMDG Code”). Effective January 1, 2018, the IMDG Code includes (1) updates to the provisions for radioactive material, reflecting the latest provisions from the International Atomic Energy Agency, (2) new marking, packing and classification requirements for dangerous goods, and (3) new mandatory training requirements. Amendments which took effect on January 1, 2020 also reflect the latest material from the UN Recommendations on the Transport of Dangerous Goods, including (1) new provisions regarding IMO type 9 tank, (2) new abbreviations for segregation groups, and (3) special provisions for carriage of lithium batteries and of vehicles powered by flammable liquid or gas. The upcoming amendments, which came into force on June 1, 2022, include (1) addition of a definition of dosage rate, (2) additions to the list of high consequence dangerous goods, (3) new provisions for medical/clinical waste, (4) addition to various ISO standards for gas cylinders, (5) a new handling code, and (6) changes to stowage and segregation provisions.
The IMO has also adopted the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers (“STCW”). As of February 2017, all seafarers are required to meet the STCW standards and be in possession of a valid STCW certificate. Flag states that have ratified the SOLAS Convention and STCW generally employ the classification societies, which have incorporated the SOLAS Convention and STCW requirements into their class rules, to undertake surveys to confirm compliance.
The IMO’s Maritime Safety Committee and MEPC, respectively, each adopted relevant parts of the International Code for Ships Operating in Polar Water (the “Polar Code”). The Polar Code, which entered into force on January 1,

2017, covers design, construction, equipment, operational, training, search and rescue as well as environmental protection matters relevant to ships operating in the waters surrounding the two poles. It also includes mandatory measures regarding safety and pollution prevention as well as recommendatory provisions. The Polar Code applies to new ships constructed after January 1, 2017, and after January 1, 2018, ships constructed before January 1, 2017 are required to meet the relevant requirements by the earlier of their first intermediate or renewal survey.
Furthermore, recent action by the IMO’s Maritime Safety Committee and United States agencies indicates that cybersecurity regulations for the maritime industry are likely to be further developed in the near future in an attempt to combat cybersecurity threats. For example, by 2021 it became mandatory for ship-owners and managers to incorporate cyber-risk management systems. The impact of such regulations is still hard to predict at this time as may be causing some companies to create additional procedures for monitoring cybersecurity, which could require additional expenses and/or capital expenditures.
Pollution Control and Liability Requirements
The IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatories to such conventions. For example, the IMO adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments, (the “BWM Convention”), in 2004. The BWM Convention entered into force on September 8, 2017. The BWM Convention requires ships to manage their ballast water to remove, render harmless, or avoid the uptake or discharge of new or invasive aquatic organisms and pathogens within ballast water and sediments. The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits, and require all ships to carry a ballast water record book and an international ballast water management certificate.
On December 4, 2013, the IMO Assembly passed a resolution revising the application dates of the BWM Convention so that the dates are triggered by the entry into force date and not the dates originally in the BWM Convention. This, in effect, makes all vessels delivered before the entry into force date “existing vessels” and allows for the installation of ballast water management systems on such vessels at the first International Oil Pollution Prevention (“IOPP”) renewal survey following entry into force of the convention. The MEPC adopted updated guidelines for approval of ballast water management systems (G8) at MEPC 70. At MEPC 71, the schedule regarding the BWM Convention’s implementation dates was also discussed and amendments were introduced to extend the date existing vessels are subject to certain ballast water standards. Those changes were adopted at MEPC 72. Ships over 400 gross tonnes generally must comply with a “D-1 standard,” requiring the exchange of ballast water only in open seas and away from coastal waters. The “D-2 standard” specifies the maximum amount of viable organisms allowed to be discharged, and compliance dates vary depending on the IOPP renewal dates. Depending on the date of the IOPP renewal survey, existing vessels must comply with the D-2 standard on or after September 8, 2019. For most ships, compliance with the D-2 standard will involve installing on-board systems to treat ballast water and eliminate unwanted organisms. Ballast water management systems, which include systems that make use of chemical, biocides, organisms or biological mechanisms, or which alter the chemical or physical characteristics of the ballast water, must be approved in accordance with IMO Guidelines (Regulation D-3). As of October 13, 2019, MEPC 72’s amendments to the BWM Convention took effect, making the Code for Approval of Ballast Water Management Systems, which governs assessment of ballast water management systems, mandatory rather than permissive, and formalized an implementation schedule for the D-2 standard. Under these amendments, all ships must meet the D-2 standard by September 8, 2024, and all of our vessels will be fitted with the D-2 standard water treatment system. Costs of compliance with these regulations may be substantial for dry bulk carriers. Additionally, in November 2020, MEPC 75 adopted amendments to the BWM Convention which require a commissioning test of the ballast water management system for the initial survey or when performing an additional survey for retrofits. This analysis will not apply to ships that already have an installed BWM system certified under the BWM Convention. These amendments entered into force on June 1, 2022.
Once mid-ocean exchange ballast water treatment requirements become mandatory under the BWM Convention, the cost of compliance could increase for ocean carriers and may have a material effect on our operations. However, many countries already regulate the discharge of ballast water carried by vessels from country to country to prevent the introduction of invasive and harmful species via such discharges. The U.S., for example, requires vessels entering its waters from another country to conduct mid-ocean ballast exchange, or undertake some alternate measure, and to comply with certain reporting requirements.

The IMO also adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage (the “Bunker Convention”) to impose strict liability on ship owners (including the registered owner, bareboat charterer, manager or operator) for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker. The Bunker Convention requires registered owners of ships over 1,000 gross tonnes to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the LLMC). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ship’s bunker typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.
Ships are required to maintain a certificate attesting that they maintain adequate insurance to cover an incident. In jurisdictions, such as the United States where the Bunker Convention has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or on a strict-liability basis. Upon delivery, our vessels will comply with the Bunker Convention and maintain such certificate.
Anti-Fouling Requirements
In 2001, the IMO adopted the International Convention on the Control of Harmful Anti-fouling Systems on Ships, or the “Anti-fouling Convention.” The Anti-fouling Convention, which entered into force on September 17, 2008, prohibits the use of organotin compound coatings to prevent the attachment of mollusks and other sea life to the hulls of vessels. Vessels of over 400 gross tonnes engaged in international voyages will also be required to undergo an initial survey before the vessel is put into service or before an International Anti-fouling System Certificate, or “IAFS Certificate,” is issued for the first time; and subsequent surveys when the anti-fouling systems are altered or replaced.
In November 2020, MEPC 75 approved draft amendments to the Anti-fouling Convention to prohibit anti-fouling systems containing cybutryne, which would apply to ships from January 1, 2023, or, for ships already bearing such an anti-fouling system, at the next scheduled renewal of the system after that date, but no later than 60 months following the last application to the ship of such a system. In addition, the IAFS Certificate has been updated to address compliance options for anti-fouling systems to address cybutryne. Ships which are affected by this ban on cybutryne must receive an updated IAFS Certificate no later than two years after the entry into force of these amendments. Ships which are not affected (i.e., with anti-fouling systems which do not contain cybutryne) must receive an updated IAFS Certificate at the next anti-fouling application to the vessel. These amendments were formally adopted at MEPC 76 in June 2021.
We will ensure that upon delivery of our vessels, we will have obtained Anti-fouling System Certificates for all of our vessels that are subject to the Anti-fouling Convention.
Compliance Enforcement
Non-compliance with the ISM Code or other IMO regulations may subject the ship owner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. The USCG and European Union authorities have indicated that vessels not in compliance with the ISM Code by applicable deadlines will be prohibited from trading in U.S. and European Union ports, respectively. We will ensure that upon delivery of our vessels, each of them will be ISM Code certified. However, there can be no assurance that such certificates will be maintained in the future. The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on our operations.
U.S. Regulations
The U.S. Oil Pollution Act of 1990 and Comprehensive Environmental Response, Compensation and Liability Act
The U.S. Oil Pollution Act of 1990 (“OPA”) established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all “owners and operators” whose vessels trade or operate within the U.S., its territories and possessions or whose vessels operate in U.S. waters, which includes the U.S.’s territorial sea and its 200 nautical mile exclusive economic zone around the U.S. The U.S. has also enacted the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), which applies to the discharge of hazardous substances other than oil, except in limited circumstances, whether on land or at sea. OPA and CERCLA both define “owner and operator” in the case of a vessel as any person owning, operating or chartering by demise, the vessel. Both OPA and CERCLA will impact our operations.

Under OPA, vessel owners and operators are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third-party, an act of God or an act of war) for all containment and cleanup costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunker (fuel). OPA defines these other damages broadly to include:
•	injury to, destruction or loss of, or loss of use of, natural resources and the costs of assessment costs;
•	injury to, or economic losses resulting from, the destruction of real and personal property;
•	loss of subsistence use of natural resources that are injured, destroyed or lost;
•	net loss of taxes, royalties, rents, fees or net profit revenues resulting from injury, destruction or loss of real or personal property, or natural resources;
•	lost profits or impairment of earning capacity due to injury, destruction or loss of real or personal property or natural resources; and
•
net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

OPA contains statutory caps on liability and damages; such caps do not apply to direct cleanup costs. Effective November 12, 2019, the USCG adjusted the limits of OPA liability for non-tank vessels, edible oil tank vessels, and any oil spill response vessels, to the greater of $1,200 per gross ton or $997,100 (subject to periodic adjustment for inflation). These limits of liability do not apply if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party’s gross negligence or willful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (i) report the incident as required by law where the responsible party knows or has reason to know of the incident; (ii) reasonably cooperate and assist as requested in connection with oil removal activities; or (iii) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311, (e)) or the Intervention on the High Seas Act.
CERCLA contains a similar liability regime whereby owners and operators of vessels are liable for cleanup, removal and remedial costs, as well as damages for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing the same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third-party, an act of God or an act of war. Liability under CERCLA is limited to the greater of $300 per gross ton or $5.0 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $500,000 for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages) if the release or threat of release of a hazardous substance resulted from willful misconduct or willful negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations. The limitation on liability also does not apply if the responsible person fails or refuses to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.
OPA and CERCLA each preserve the right to recover damages under existing law, including maritime tort law. OPA and CERCLA both require owners and operators of vessels to establish and maintain with the USCG evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, qualification as a self-insurer or a guarantee. We comply and plan to comply going forward with the USCG’s financial responsibility regulations by providing applicable certificates of financial responsibility.
The 2010 Deepwater Horizon oil spill in the Gulf of Mexico resulted in additional regulatory initiatives or statutes, including higher liability caps under OPA, new regulations regarding offshore oil and gas drilling, and a pilot inspection program for offshore facilities. However, several of these initiatives and regulations have been or may be revised. For example, the U.S. Bureau of Safety and Environmental Enforcement’s (“BSEE”) revised Production Safety Systems Rule (“PSSR”), effective December 27, 2018, modified and relaxed certain environmental and safety protections under the 2016 PSSR. Additionally, the BSEE amended the Well Control Rule, effective July 15, 2019, which rolled back certain reforms regarding the safety of drilling operations, and the former U.S. President Trump had proposed leasing new sections of U.S. waters to oil and gas companies for offshore drilling. The effects of these proposals and changes are currently unknown, and recently, current U.S. President Biden signed an executive order temporarily blocking new leases for oil and gas drilling in federal waters. However, attorney generals from 13 states filed suit in March 2021 to lift the executive order, and in June 2021, a federal judge in Louisiana granted a preliminary injunction against the Biden administration, stating that the power to pause offshore oil and gas leases “lies solely with Congress.” With these rapid changes, compliance with any new requirements of OPA and future legislation or regulations applicable to the operation of our vessels, once delivered, could impact the cost of our operations and adversely affect our business.
OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA and some states have enacted legislation providing for unlimited liability for oil spills. Many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law. Moreover, some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters, although in some cases, states which have enacted this type of legislation have not yet issued implementing regulations defining vessel owners’ responsibilities under these laws. We intend to comply with all applicable state regulations in the ports where our vessels call.
Title VII of the Coast Guard and Maritime Transportation Act of 2004, or CGMTA, amended OPA 90 to require the owner or operator of any non-tank vessel of 400 gross tonnes or more that carries oil of any kind as a fuel for main propulsion, including bunker fuel, to prepare and submit a response plan for each vessel. These vessel response plans include detailed information on actions to be taken by vessel personnel to prevent or mitigate any discharge or substantial threat of such a discharge of oil from the vessel due to operational activities or casualties.
Upon delivery of our vessels, we plan to obtain pollution liability coverage insurance in the range of $1 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage, it could have an adverse effect on our business and results of operation. In addition, we carry hull and machinery and P&I insurance to cover the risks of collision, grounding and machinery breakdown. Although our vessels only carry bunker fuel, a spill of oil from one of our vessels could be catastrophic under certain circumstances. While we believe that our present insurance coverage is adequate, not all risks can be insured, and if the damages from a catastrophic spill exceeded our insurance coverage, the payment of those damages could have an adverse effect on our business or the results of our operations. For additional information about our insurance policies, see “Business—Risk of Loss and Liability Insurance.”
Other U.S. Environmental Initiatives
The U.S. Clean Air Act of 1970 (including its amendments of 1977 and 1990) (“CAA”) requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. The CAA requires states to adopt State Implementation Plans, or SIPs, some of which regulate emissions resulting from vessel loading and unloading operations which may affect our vessels.
The U.S. Clean Water Act (“CWA”) prohibits the discharge of oil, hazardous substances and ballast water in U.S. navigable waters unless authorized by a duly issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. In 2015, the EPA expanded the definition of “waters of the United States” (“WOTUS”), thereby expanding federal authority under the CWA. Following litigation on the revised WOTUS rule, in December 2018, the EPA and Department of the Army proposed a revised, limited definition of WOTUS. In 2019 and 2020, the agencies repealed the prior WOTUS Rule and promulgated the Navigable Waters Protection Rule (“NWPR”) which significantly reduced the scope and oversight of EPA and the Department of the Army in traditionally non-navigable waterways. On August 30, 2021, a federal district court in Arizona vacated the NWPR and directed the agencies to replace the rule. On December 7, 2021, the EPA and the Department of the Army proposed a rule that would reinstate the pre-2015 definition. On February 24, 2022, the EPA announced ten roundtables to facilitate discussion on the implementation of WOTUS, which met in Spring and Summer of 2022. On January 24, 2022, the U.S. Supreme Court granted certiorari for Sackett v. EPA, for which oral arguments were held in October 2022, and addressed the scope of WOTUS and this may impact the rulemaking in the upcoming months.
The EPA and the USCG have also enacted rules relating to ballast water discharge, compliance with which requires the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial costs, and/or otherwise restrict our vessels from entering U.S. Waters. The EPA will regulate these ballast water discharges and other discharges incidental to the normal operation of certain vessels within United States waters pursuant to the Vessel Incidental Discharge Act (“VIDA”), which was signed into law on December 4, 2018 and replaces the 2013 Vessel General Permit (“VGP”) program (which authorizes discharges incidental to operations of commercial vessels and contains numeric ballast water discharge limits for most vessels to reduce the risk of invasive species in U.S. waters, stringent requirements for exhaust gas scrubbers, and requirements for the use of environmentally acceptable lubricants) and current Coast Guard ballast water management regulations adopted under the U.S. National Invasive Species Act (“NISA”), such as mid-ocean ballast exchange programs and installation of approved USCG technology for all vessels equipped with ballast water tanks bound for U.S. ports or entering U.S. waters. VIDA establishes a new framework for the regulation of vessel incidental discharges under the CWA, requires the EPA to develop performance standards for those discharges within two years of enactment, and requires the U.S. Coast Guard to develop implementation, compliance, and enforcement regulations within two years of EPA’s promulgation of standards. Under VIDA, all provisions of the 2013 VGP and USCG regulations regarding ballast water treatment remain in force and effect until the EPA and U.S. Coast Guard regulations are finalized. Non-military, non-recreational vessels greater than 79 feet in length must continue to comply with the requirements of the VGP, including submission of a Notice of Intent (“NOI”) or retention of a PARI form and submission of annual reports. We will ensure that upon delivery of our vessels, we will have submitted NOIs where required. Compliance with the EPA, U.S. Coast Guard and state regulations could require the installation of ballast water treatment equipment on our vessels or the implementation of other port facility disposal procedures at potentially substantial cost, or may otherwise restrict our vessels from entering U.S. waters.
European Union Regulations
In October 2009, the European Union amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. The directive applies to all types of vessels, irrespective of their flag, but certain exceptions apply to warships or where human safety or that of the ship is in danger. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims. Regulation (EU) 2015/757 of the European Parliament and of the Council of 29 April 2015 (amending EU Directive 2009/16/EC) governs the monitoring, reporting and verification of carbon dioxide emissions from maritime transport, and, subject to some exclusions, requires companies with ships over 5,000 gross tonnage to monitor and report carbon dioxide emissions annually, which may cause us to incur additional expenses.
The European Union has adopted several regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age, and flag as well as the number of times the ship has been detained. The European Union also adopted and extended a ban on substandard ships and enacted a minimum ban period and a definitive ban for repeated offenses. The regulation also provided the European Union with greater authority and control over classification societies, by imposing more requirements on classification societies and providing for fines or penalty payments for organizations that failed to comply. Furthermore, the EU has implemented regulations requiring vessels to use reduced sulfur content fuel for their main and auxiliary engines. The EU Directive 2005/33/EC (amending Directive 1999/32/EC) introduced requirements parallel to those in Annex VI relating to the sulfur content of marine fuels. In addition, the EU imposed a 0.1% maximum sulfur requirement for fuel used by ships at berth in the Baltic, the North Sea and the English Channel (the so called “SOx-Emission Control Area”). As of January 2020, EU member states must also ensure that ships in all EU waters, except the SOx-Emission Control Area, use fuels with a 0.5% maximum sulfur content.
On September 15, 2020, the European Parliament voted to include greenhouse gas emissions from the maritime sector in the European Union’s carbon market. On July 14, 2021, the European Parliament formally proposed its plan, which would involve gradually including the maritime sector from 2023 and phasing the sector in over a three-year period. This will require ship-owners to buy permits to cover these emissions. Contingent on negotiations and a formal approval vote, these proposed regulations may not enter into force for another year or two.
International Labor Organization
The International Labor Organization (the “ILO”) is a specialized agency of the UN that has adopted the Maritime Labor Convention 2006 (“MLC 2006”). A Maritime Labor Certificate and a Declaration of Maritime Labor

Compliance is required to ensure compliance with the MLC 2006 for all ships that are 500 gross tonnage or over and are either engaged in international voyages or flying the flag of a Member and operating from a port, or between ports, in another country. We will ensure that upon delivery of our vessels, all will be in substantial compliance with and certified to meet MLC 2006.
Greenhouse Gas Regulation
Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions with targets extended through 2020. International negotiations are continuing with respect to a successor to the Kyoto Protocol, and restrictions on shipping emissions may be included in any new treaty. In December 2009, more than 27 nations, including the U.S. and China, signed the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions. The 2015 United Nations Climate Change Conference in Paris resulted in the Paris Agreement, which entered into force on November 4, 2016 and does not directly limit greenhouse gas emissions from ships. The U.S. initially entered into the agreement, but on June 1, 2017, the former U.S. President Trump announced that the United States intends to withdraw from the Paris Agreement, and the withdrawal became effective on November 4, 2020. On January 20, 2021, U.S. President Biden signed an executive order to rejoin the Paris Agreement, which the U.S. officially rejoined on February 19, 2021.
At MEPC 70 and MEPC 71, a draft outline of the structure of the initial strategy for developing a comprehensive IMO strategy on reduction of greenhouse gas emissions from ships was approved. In accordance with this roadmap, in April 2018, nations at the MEPC 72 adopted an initial strategy to reduce greenhouse gas emissions from ships. The initial strategy identifies “levels of ambition” to reducing greenhouse gas emissions, including (1) decreasing the carbon intensity from ships through implementation of further phases of the EEDI for new ships; (2) reducing carbon dioxide emissions per transport work, as an average across international shipping, by at least 40% by 2030, pursuing efforts towards 70% by 2050, compared to 2008 emission levels; and (3) reducing the total annual greenhouse emissions by at least 50% by 2050 compared to 2008 while pursuing efforts towards phasing them out entirely. The initial strategy notes that technological innovation, alternative fuels and/or energy sources for international shipping will be integral to achieve the overall ambition. These regulations could cause us to incur additional substantial expenses.
The EU made a unilateral commitment to reduce overall greenhouse gas emissions from its member states from 20% of 1990 levels by 2020. The EU also committed to reduce its emissions by 20% under the Kyoto Protocol’s second period from 2013 to 2020. Starting in January 2018, large ships over 5,000 gross tonnage calling at EU ports are required to collect and publish data on carbon dioxide emissions and other information. As previously discussed, regulations relating to the inclusion of greenhouse gas emissions from the maritime sector in the European Union’s carbon market are also forthcoming.
In the United States, the EPA issued a finding that greenhouse gases endanger the public health and safety, adopted regulations to limit greenhouse gas emissions from certain mobile sources, and proposed regulations to limit greenhouse gas emissions from large stationary sources. However, in March 2017, the former U.S. President Trump signed an executive order to review and possibly eliminate the EPA’s plan to cut greenhouse gas emissions, and in August 2019, the Administration announced plans to weaken regulations for methane emissions, and on August 13, 2020, the EPA released rules rolling back standards to control methane and volatile organic compound emissions from new oil and gas facilities. However, U.S. President Biden recently directed the EPA to publish a proposed rule suspending, revising, or rescinding certain of these rules. The EPA or individual U.S. states could enact environmental regulations that would affect our operations.
Any passage of climate control legislation or other regulatory initiatives by the IMO, the EU, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol or Paris Agreement, that restricts emissions of greenhouse gases could require us to make significant financial expenditures which we cannot predict with certainty at this time. Even in the absence of climate control legislation, our business may be indirectly affected to the extent that climate change may result in sea level changes or certain weather events.
Vessel Security Regulations
Since the terrorist attacks of September 11, 2001 in the United States, there have been a variety of initiatives intended to enhance vessel security such as the U.S. Maritime Transportation Security Act of 2002 (“MTSA”). To

implement certain portions of the MTSA, the USCG issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States and at certain ports and facilities, some of which are regulated by the EPA.
Similarly, Chapter XI-2 of the SOLAS Convention imposes detailed security obligations on vessels and port authorities and mandates compliance with the International Ship and Port Facility Security Code (“the ISPS Code”). The ISPS Code is designed to enhance the security of ports and ships against terrorism. To trade internationally, a vessel must attain an International Ship Security Certificate (“ISSC”) from a recognized security organization approved by the vessel’s flag state. Ships operating without a valid certificate may be detained, expelled from, or refused entry at port until they obtain an ISSC. The various requirements, some of which are found in the SOLAS Convention, include, for example, on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including (i) information on a ship’s identity, position, course, speed and navigational status; (ii) on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore; (iii) the development of vessel security plans; (iv) ship identification number to be permanently marked on a vessel’s hull; (v) a continuous synopsis record kept on-board showing a vessel’s history including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship’s identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and (vi) compliance with flag state security certification requirements.
The USCG regulations, intended to align with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels have on board a valid ISSC that attests to the vessel’s compliance with the SOLAS Convention security requirements and the ISPS Code. Future security measures could have a significant financial impact on us. Upon delivery of our vessels, we intend to comply with the various security measures addressed by MTSA, the SOLAS Convention and the ISPS Code. The cost of vessel security measures has also been affected in the industry by the escalation in the frequency of acts of piracy against ships, notably off the coast of Somalia, including the Gulf of Aden and Arabian Sea area. Substantial loss of revenue and other costs may be incurred as a result of detention of a vessel or additional security measures, and the risk of uninsured losses could significantly affect our business. Costs may be incurred in taking additional security measures in accordance with Best Management Practices to Deter Piracy, notably those contained in the BMP5 industry standard.
Inspection by Flag Administration and Classification Societies
The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the SOLAS Convention. Most insurance underwriters make it a condition for insurance coverage and lending that a vessel be certified “in class” by a classification society which is a member of the International Association of Classification Societies, the IACS. The IACS has adopted harmonized Common Structural Rules, or “the Rules,” which apply to oil tankers and bulk carriers contracted for construction on or after July 1, 2015. The Rules attempt to create a level of consistency between IACS Societies. All of our vessels will be certified as being “in class” by all the applicable Classification Societies (e.g., American Bureau of Shipping, Lloyd’s Register of Shipping).
A vessel must undergo annual surveys, intermediate surveys, dry dockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be dry docked every 30 to 36 months for inspection of the underwater parts of the vessel. In all cases, the interval between any two such examinations is not to exceed 36 months. If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, dry docking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable and could prevent us from obtaining secured financing on that vessel. Any such inability to carry cargo or be employed, or any such violation of covenants, could have a material adverse impact on our financial condition and results of operations.

MANAGEMENT
Directors and Executive Officers
The following table sets forth information regarding our directors and executive officers:
Directors and Executive Officers	Age	Position/Title
Bjørn Isaksen	38	Director
Jehan Mawjee	35	Director
Georgina Sousa	72	Director
Carl Steen	73	Director
Mi Hong Yoon	52	Director and Company Secretary
Herman Billung	64	Chief Executive Officer(1)
Vidar Hasund	45	Chief Financial Officer(1)
(1)	Contracted by 2020 Bulkers Management AS.
The business address of the directors and officers is S. E. Pearman Building, 2nd Floor, 9 Par-la-Ville Road, Hamilton HM11, Bermuda.
Biographies
The following is a brief biography of each of our directors and executive officers (members of the Manager’s management team):
Bjørn Isaksen has been a member of our Board of Directors since June 2, 2021. Mr. Isaksen was employed by ABG Sundal Collier Ltd. as a partner from 2005 until 2014 and has been employed by Magni Partners as a partner since 2014. Magni Partners is wholly owned by Tor Olav Trøim. See “Certain Relationships and Related Party Transactions.”
The founder and sole shareholder of Magni Partners (Bermuda) Ltd. is Mr. Tor Olav Trøim. Drew Holdings Limited is wholly owned by Drew Trust, a trust established in Bermuda for the benefit of Mr. Trøim and his immediate family, controlling approximately 38.7% of the common shares of the Company.
Jehan Mawjee has been a member of our Board of Directors since December 19, 2022. Ms. Mawjee has been employed as Chief Accounting Officer of Borr Drilling Limited since April 2021. She previously served in various accounting roles at Golar LNG Limited from 2015 to 2021 and at KPMG from 2012 to 2015. Ms. Mawjee is a Chartered Accountant and holds a Master of Professional Accounting degree from the University of Saskatchewan.
Georgina Sousa has been a member of our Board of Directors since June 2, 2021, and currently serves on our Audit Committee. She is also a Director of Golar LNG Limited, a company listed on NASDAQ. Ms. Sousa was employed by Golar Management (Bermuda) Limited (“GMBL”) as Managing Director and Golar LNG Limited’s company secretary from January 2019 until March 11, 2022. She previously served as a director and secretary of both Borr Drilling Limited and 2020 Bulkers Ltd., from February 2019 to February 2022. Prior to joining GMBL, Ms. Sousa was employed by Frontline Ltd. as Head of Corporate Administration from February 2007 until December 2018. She previously served as a director of Frontline from April 2013 until December 2018, North Atlantic Drilling Ltd. from September 2013 until June 2018, Sevan Drilling Limited from August 2016 until June 2018, Northern Drilling Ltd. from March 2017 until December 2018, and FLEX LNG LTD. from June 2017 until December 2018. Ms. Sousa also served as a Director of Seadrill Limited from November 2015 until July 2018. Ms. Sousa served as Secretary for all of the above-mentioned companies at various times during the period between 2005 and 2018. She served as secretary of Archer Limited from 2011 until December 2018 and Seadrill Partners LLC from 2012 until 2017.
Carl Steen has been a member of our Board of Directors since November 1, 2021 and currently serves on our Audit Committee. Mr. Steen graduated in 1975 from ETH Zurich Switzerland with a M.Sc. in Industrial and Management Engineering. After working for a number of high profile companies, Mr. Steen joined Nordea Bank from January 2001 to February 2011 as head of the bank’s Shipping, Oil Services & International Division. Mr. Steen holds directorship positions in various Norwegian and international companies including Golar LNG Limited, Wilhelmsen Holding ASA and Belships ASA. is chairman of the Board of Directors of Wilhelm Wilhelmsen Holding ASA and Euronav NV, and is a director at Golar LNG Limited and Belships ASA.

Mi Hong Yoon has served as Company Secretary and been a member of our Board of Directors since May 23 2022. Ms. Yoon has served as Managing Director of Golar Management (Bermuda) Limited since February 2022. Prior to this role, she was employed by Digicel Bermuda as Chief Legal, Regulatory and Compliance Officer from March 2019 until February 2022 and also served as Senior Legal Counsel of Telstra Corporation Limited’s global operations in Hong Kong and London from 2009 to 2019. She has extensive international legal and regulatory experience. Ms. Yoon graduated from the University of New South Wales with a Bachelor of Law degree (LLB) and earned a Masters degree (LLM) in international economic law from the Chinese University of Hong Kong. She is a member of the Institute of Directors and has held several director positions over the years. From March 2022 to August 2022, Ms. Yoon was a Director and Secretary of 2020 Bulkers Ltd. Current directorships and management positions include Cool Company Ltd. (Director and Secretary) and Borr Drilling Ltd. (Director and Secretary).
Herman Billung has been Chief Executive Officer of the Manager since February 1, 2022. Mr. Billung has an extensive shipping experience. He was the Chief Executive Officer of Golden Ocean, from 2005 to 2016, Managing Director of Maritime Services, responsible for the Commercial management of the Torvald Klaveness Group’s dry bulk pools, Bulkhandling and Baumarine, from 1998 to 2005, Managing Director of the dry bulk operating company, Frapaco Shipping Ltd, from 1994 to 1998, held various positions within chartering in the Torvald Klaveness Group from 1989 to 1994 and was with the Royal Norwegian Navy from 1978 to 1989. Mr. Billung currently is the Chief Executive Officer of 2020 Bulkers Ltd., parent company of our Manager and Managing Director of Star Bulk Norway AS. For the last five years, Mr. Billung also held the positions of Senior Vice President of Star Bulk Carriers, Chief Executive Officer of Songa Bulk Management ASA, and Chief Executive Officer of Golden Ocean Management AS.
Vidar Hasund has been Chief Financial Officer of the Manager since January 1, 2019. Mr. Hasund was previously the Chief Accounting Officer of Borr Drilling during 2017-2018; other positions he held previously include being Financial Officer and International Tax Accounting Manager at PGS during 2008-2017, financial controller at BW Gas ASA during 2005-2007 and Auditor at KPMG during 2002-2004. He is a Norwegian state authorized public accountant and holds a Master of Accounting and Auditing degree from Norwegian School of Economics.
Board of Directors & Board Practices
Our Board of Directors is composed of five directors. A director is not required to hold any shares in our Company by way of qualification. A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our Company is required to declare the nature of his interest at a meeting of our directors. A director may vote in respect of any contract, proposed contract, or arrangement notwithstanding that he or she may be interested therein, and if he or she does so, their vote shall be counted and may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered. The directors may exercise all of our powers to borrow money, mortgage our undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any of our obligations or of any third party.
In addition, under Bermuda common law, members of the board of directors of a Bermuda company owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:
•	a duty to act in good faith in the best interests of the company;
•	a duty not to make a personal profit from opportunities that arise from the office of director;
•	a duty to avoid conflicts of interest; and
•	a duty to exercise powers for the purpose for which such powers were intended.
The Companies Act imposes a duty on directors of a Bermuda company to act honestly and in good faith with a view to the best interests of the company, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company. Directors and officers generally owe fiduciary duties to the company, and not to the company’s individual shareholders.
Our Board of Directors is elected annually by a vote of a majority of the common shares represented at the meeting at which at least two shareholders, present in person or by proxy, and entitled to vote (whatever the number of shares held by them) constitutes a quorum. In addition, the maximum and minimum number of directors is determined by a resolution of our shareholders, but no less than two directors shall serve at any given time. Each director shall hold office until the next annual general meeting following his or her election or until his or her successor is elected.
There are no service contracts between us and any member of our Board of Directors providing for the accrual of benefits, compensation or otherwise, upon termination of their employment or service.
Our Board of Directors has determined that a majority of our directors are considered “independent” under the Stock Exchange independence standards.
Committees
Audit Committee
The audit committee, which consists of Jehan Mawjee, Carl Steen and Georgina Sousa, assists the Board of Directors in overseeing our accounting and financial reporting processes and the audits of our Consolidated Financial Statements. In addition, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The audit committee is also responsible for reviewing and determining whether to approve certain transactions with related parties. See “Certain Relationships and Related Party Transactions.” The Board of Directors has determined that Jehan Mawjee qualifies as “audit committee financial expert,” as such term is defined in the rules of the SEC, and that Carl Steen is independent, as independence is defined under the rules of the SEC and the Stock Exchange applicable to foreign private issuers. Jehan Mawjee is chairperson of our audit committee.
Compensation Committee
In lieu of a compensation committee, our Board is responsible for establishing the executive officers’ compensation and benefits including our equity compensation plan.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee, which consists of Carl Steen, Bjørn Isaksen and Mi Hong Yoon, develops and recommends to the Board of Directors a set of corporate governance principles applicable to our company, oversees the evaluation of our Board of Directors and identifies and nominates candidates for election to the Board of Directors. Carl Steen has been appointed to act as chairperson of our nominating and corporate governance committee.
Management of the Company
Our Board of Directors is responsible for determining the strategic vision and ultimate direction of our business, determining the principles of our business strategy and policies and promoting our long-term interests. Our Board of Directors possesses and exercises oversight authority over our business and, subject to our governing documents and applicable law, generally delegates day-to-day operational and commercial management of the Company to our senior management team. Viewed from this perspective, our Board of Directors generally oversees risk management and our senior management team generally manages the material risks that we face. The Board of Directors must, however, be consulted on all matters of material importance and/or of an unusual nature and all commercial chartering decisions, and for such matters, will provide specific authorization to personnel in our senior management to act on its behalf.
The senior management team responsible for the day-to-day operational and commercial management has extensive experience in the dry bulk shipping services. The Board of Directors has defined the scope and terms of the services to be provided by our senior management. Management services are provided to us by 2020 Bulkers, a subsidiary of 2020 Bulkers Ltd. 2020 Bulkers Ltd. is listed on the Oslo Stock Exchange. For more information on management practice and related parties, please see the sections entitled “—Board of Directors & Board Practices” and “Certain Relationships and Related Party Transactions.”
Code of Business Conduct and Ethics
We have a Code of Business Conduct and Ethics, applicable to our employees, directors and officers, which is designed to promote legal and regulatory compliance with applicable anti-corruption laws as well as sanctions and embargo laws and regulations (including U.S. Department of the Treasury Office of Foreign Assets Control

requirements). Our Code of Business Conduct and Ethics covers a range of matters including the handling of conflicts of interest, compliance with applicable laws, rules and regulations of the countries where we do business, and the reporting of misconduct, as well as other corporate values such as transparency, fairness and equal opportunity, and will be available on our website upon consummation of this offering. Any amendments to the code, or any waivers of its requirements, may be made by our Board of Directors and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the Stock Exchange.
Compensation of Directors and Officers
The aggregate cash compensation, including benefits in kind, accrued or paid to our directors with respect to the year ended December 31, 2022, for services in all capacities was $95,000.
Each of our contracted executive officers is an employee of 2020 Bulkers, our Manager. Our contracted executive officers are compensated by our Manager and, except as described below in connection with our long-term incentive plan, do not receive any compensation directly from us. Other than through the fees we pay the Manager as set out in the Management Agreement, we do not reimburse our Manager or any of its affiliates for the compensation of any of our executive officers and do not make any decisions regarding the compensation of our executive officers. For a description of our Manager’s compensation, please refer to the section entitled “Certain Relationships and Related Party Transactions—Management Agreement with 2020 Bulkers.”
Our contracted Chief Executive Officer, Herman Billung and our contracted Chief Financial Officer, Vidar Hasund devote a substantial portion of their time to our affairs as is required for their performance of the duties of our Manager to us under the Management Agreement, although they have not exclusively provided services to us since inception. As a result, our contracted executive officers from time to time are not exclusively dedicated to performing services to us.
Equity Incentive Plan
We have adopted a long-term incentive plan and have authorized the issuance of up to 800,000 options pursuant to awards under our long-term incentive program (the “LTI Plan”), of which 180,000 options remain unallocated for further awards and recruitments. Any person who is contracted to work at least 20 hours per week in our service, the members of our Board and any person who is a member of the board of any of our subsidiaries and an individual who is employed by a regular service provider to the Company provided such individual participates in the team providing such services on a regular basis are eligible to participate in our LTI plan. The purpose of our LTI Plan is to align the long-term financial interests of our employees, contracted officers and directors with those of our shareholders, to attract and retain those individuals by providing compensation opportunities that are competitive with other companies, and to provide incentives to those individuals who contribute significantly to our long-term performance and growth. To accomplish this, our LTI Plan permits the issuance of our common shares.
In December 2021, our Board of Directors granted 500,000 share options under the LTI Plan to members of our contracted management team, key human resources, including to members of our manager’s team performing services for us but who are not considered to be performing executive management functions, and the Board of Directors.
In March 2022, our Board of Directors granted 120,000 share options under the LTI Plan under substantially the same terms as the grant in December 2021 described in the preceding paragraph.
For further details on share options please refer to Note 14 – Share Based Compensation of our Consolidated Financial Statements included herein.
Foreign Private Issuer Exemption
In general, under the Stock Exchange corporate governance standards, foreign private issuers, as defined under the Exchange Act, are permitted to follow home country corporate governance practices instead of the corporate governance practices of the Stock Exchange. Accordingly, we intend to follow certain corporate governance practices of our home country, Bermuda, in lieu of certain of the corporate governance requirements of the Stock Exchange. A brief summary of those differences is provided as follows:
•
Our bye-laws do not require shareholder approval for the issuance of shares (i) in connection with the acquisition of stock or assets of another company; (ii) when it would result in a change of control; (iii) when a share option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which shares may be acquired by officers, directors, employees, or consultants; or (iv) in connection with a transaction (other than a public offering) involving the sale, issuance or potential issuance of shares at a price less than market value.
In addition, as a foreign private issuer, we will not be subject to the following requirements under US securities laws applicable to domestic issuers:
•	The requirement to file quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders;
•	The requirement to file reports on Form 8-K disclosing significant events within four business days of their occurrence;
•	The requirements of Regulation FD; and
•	Section 16 rules regarding sales of common shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.
If at any time we cease to be a “foreign private issuer” under the rules of the Stock Exchange and the Exchange Act, as applicable, our Board of Directors will take all action necessary to comply with the Stock Exchange corporate governance rules.
Due to our status as a foreign private issuer and our intent to follow certain home country corporate governance practices, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all the Stock Exchange corporate governance standards. See “Description of Share Capital.”

PRINCIPAL SHAREHOLDERS
The following table and accompanying footnotes sets forth information relating to the beneficial ownership of our common shares by (i) each person, or group of affiliated persons, known by us to beneficially own 5% or more of our issued and outstanding common shares; (ii) each of our directors and executive officers; and (iii) all of our directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Himalaya Shipping Ltd., S.E. Pearman Bldg., 2nd floor, 9 Par-la-Ville Road, Hamilton HM 11, Bermuda.
The calculations in the table below are based on 32,152,857 common shares outstanding and    common shares outstanding immediately after the completion of this offering (   common shares assuming the underwriters exercise their option to purchase additional shares in full). All of our shareholders, including the shareholders listed in the table below, are entitled to one vote for each common share held.
The number of common shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all common shares held by that person.
Common Shares Beneficially Owned
	Prior to this offering		After Giving Effect to this offering Assuming Underwriters’ Option is Not Exercised		After Giving Effect to this offering Assuming Underwriters’ Option is Exercised in Full
Name of Beneficial Owner	Number	Percent	Number	Percent	Percent
Directors and Executive Officers
Herman Billung	*	*
Vidar Hasund	*	*
Bjørn Isaksen	*	*
Jehan Mawjee	—	—
Georgina Sousa	—	—
Carl Steen	—	—
Mi Hong Yoon	—	—
All executive officers and directors as a group (seven persons)(1)(2)	380,000	1.2%
5% Equity holders
Drew Holdings Ltd.(3)	12,446,185	38.7%
Affinity Shipholdings I LLP	3,228,096	10.0%
J.P. Morgan Securities LLC	2,095,238	6.5%
Citibank, N.A.	1,952,380	6.1%
*	Represents beneficial ownership of less than 1.0% of total outstanding shares, including share options granted under the LTI Plan.
(1)
On December 8, 2021, our Board of Directors approved the award of 500,000 share options under the LTI Plan to our executive officers and directors to vest within a period of three years of the grant, all of which are not included for purposes of this table.

(2)
On March 10, 2022, our Board of Directors approved the award of 120,000 share options under the LTI Plan to our executive officers and directors to vest within a period of three years of the grant, all of which are not included for purposes of this table.

(3)	Drew Holdings Ltd. is wholly owned by Drew Trust, a trust established in Bermuda for the benefit of Mr. Trøim and his immediate family.
As of March 5, 2023, 2,150,073 common shares, representing 6.7% of our issued and outstanding common shares, were held by five U.S. record holders.
We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See the section entitled “Description of Share Capital—History of Securities Issuances” for historical changes in our shareholding structure.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Himalaya Shipping and its affiliates are party to a number of significant contractual arrangements with related parties. In addition to the information contained in this section, you should carefully review the notes to our Consolidated Financial Statements included in this prospectus.
In addition to the director and executive officer compensation arrangements discussed in the section entitled “Management—Compensation of Directors and Officers,” the following is a description of transactions since inception to which we have been a party and in which any of our directors, executive officers, beneficial owners of more than 5% of our common shares, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.
Agreements and Other Arrangements with Magni Partners Limited and Drew Holdings
The founder and sole shareholder of Magni Partners (Bermuda) Ltd. is Mr. Tor Olav Trøim. Drew Holdings Limited is wholly owned by Drew Trust, a trust established in Bermuda for the benefit of Mr. Trøim and his immediate family, controlling approximately 38.7% of the common shares of the Company.
Corporate Support Agreement
Magni is party to a Corporate Support Agreement with Himalaya Shipping pursuant to which it is providing support the Company’s business development through assisting with the pre-financing and post-financing of the Company’s newbuilding program, including previous private placements made by the Company, in finding employment for the vessels, assistance in sourcing business opportunities, in recruiting suitable individuals to the Company’s organization and with general high-level administrative support, etc. This agreement was formalized on September 15, 2021.
The Company has agreed to pay to Magni $2.7 million in support fees, which shall be paid by the Company in four equal tranches. Such amount equals the aggregate agreed Address Commissions payable to our relevant subsidiaries in connection with the first four vessels, which Address Commissions were agreed with New Times, before we issued shares to external investors, in recognition of our efforts and cooperation in connection with the negotiation, agreement and execution of each Shipbuilding Contract. The effect of these transactions is that the Company will deduct from the purchase price payable for the 12 vessels under construction $8.1 million in Address Commissions corresponding to the 12 vessels from the payment of the fifth installment under the Shipbuilding Contracts and will pay $2.7 million in support fees to Magni.
The Company has not paid any amounts to Magni and such support fees will be paid when the fifth delivery installment for the first four vessels is paid under the 1-4 Shipbuilding Contracts. In the event, the Company requests Magni to provide additional services, Magni will be entitled to additional compensation.
Drew Holdings Revolving Credit Facility
Drew Holdings has provided us with an unsecured revolving credit facility of $15.0 million, which is available to the Company in tranches if it has no other liquid funds available to meet its working capital requirements. The Drew Holdings RCF is an unsecured revolving credit facility, bearing an interest rate of LIBOR for the applicable interest period under the facility, plus a margin of 8% p.a. The Company may select an interest period for each tranche of 1, 3 or 6 months as specified in each relevant drawdown notice.
As of December 31, 2022, there was $1.0 million outstanding under the Drew Holdings RCF.
As of February 2, 2023, we have drawn down $1.7 million under the Drew Holdings RCF, which is required to repaid in full no later than December 31, 2024, or upon the sale or purchase of a major asset not already contracted for. Any additional amounts not drawn down under the Drew Holdings RCF, and currently available thereunder, will be allowed only until December 31, 2023.
Based on the latest guidance from the applicable LIBOR administrator, the reference rates currently in use are expected to be available until June 30, 2023 and the Company expects to agree alternative reference rates with Drew Holdings before the applicable discontinuation date. In addition, the Company has determined that reference rate reforms will potentially impact any outstanding amount under the Drew Holdings RCF.
The Drew Holdings RCF replaces a similar facility that had been provided by Magni.

Registration Rights Agreement
In connection with the closing of this offering, we intend to enter into a registration rights agreement with Drew Holdings, pursuant to which we will grant certain rights to Drew Holdings and certain of its transferees, including the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act our common shares held by them. Drew Holdings will have certain demand registration rights, including the right to require us to file a shelf registration statement registering secondary sales of our common shares held by Drew Holdings and its affiliates if such form is available to us, as well as certain piggyback registration rights in respect of common shares held by them in connection with registered offerings requested by other registration rights holders, if any, or initiated by us.
One of our directors, Bjorn Isaksen, is employed by Magni Partners, an affiliate of Drew Holdings.
Agreements with Wilhelmsen
One of our directors, Carl Steen, sits on the board of directors of Wilhelmsen Holding ASA, the parent company of Wilhemsen, with whom we have signed Ship Management Agreements for certain of our vessels. In addition, Wilhelmsen has agreed to advance short-term funding in relation to actual costs and expenses arising from or in connection with the Ship Management Agreement relating to the vessel Mount Etna.
Other
On May 5, 2021, in connection with the payment of the first installments under the 1-4 Shipbuilding Contracts, Magni paid $13.6 million to the shipyard, New Times, on behalf of our vessel owning subsidiaries (MOUNT NOREFJELL INC., MOUNT ETNA INC., MOUNT ITA INC. and MOUNT BLANC INC.), creating a receivable owing by these subsidiaries. On June 15, 2021, these receivables were assigned to the Company pursuant to an assignment of a promissory note issued by each of such subsidiaries to Magni. The assignment of these receivables from Magni to the Company was made in exchange for 13,583,400 common shares of the Company issued to Magni on June 15, 2021.
Management Agreement with 2020 Bulkers
In February 2023, we entered into a new Management Agreement with our Manager, 2020 Bulkers, replacing a similar management agreement entered into in October 2021. The Manager is a wholly owned subsidiary of 2020 Bulkers Ltd, whereas of the date of the previous management agreement, Drew Holdings held a substantial part of the shares in 2020 Bulkers Ltd. Following a reduction of Drew Holdings’ ownership in 2020 Bulkers Ltd. to approximately 3.5%, 2020 Bulkers is no longer considered a related party to the Company.
Pursuant to the Management Agreement, our Manager provides us with certain operational, commercial and management services, including newbuilding supervision, assistance with delivery of vessels and supervising SeaQuest, our on-site supervisor of the construction of our vessels, liaising with flag state and classification society, oversight of technical and operational management services for our vessels, and assisting us with procuring insurances for our vessels and operations.
Since our inception until December 31, 2022, our Manager has charged us $1.0 million. Pursuant to the Management Agreement, the Company shall pay to the Manager a management fee subject to annual estimates and calculated, based on, among other things, expected activity level of the Company and the expected scope of services to be provided by 2020 Bulkers in relation to the Company in the such year, and payable quarterly, in four equal tranches. Such management fee shall equal certain marked-up costs, based on the sum of (i) the direct payroll costs for the Manager allocated to the performance of the services under the Management Agreement and (ii) certain shared costs corresponding to the Manager’s infrastructure costs in such year related to the performance of such services as allocated between the Manager and the Company, such sum to be marked-up by a margin of 13%. The management fee will be adjusted annually to account for the difference between estimated and actual costs incurred in such year. The Management Agreement is for an indefinite period and can be terminated by either party upon one month’s notice.
Also see Note 13—“Related Party Transactions” to our Consolidated Financial Statements for a discussion of our related party transactions. In addition, Magni and Drew Holdings have invested in our shares. See the section entitled “Description of Share Capital—History of Equity Issuances.”
Agreements with Affinity
Affinity Shipholdings I LLP (“Affinity”) controls approximately 10.0% of the common shares of the Company. Affinity is the broker between New Times and the company for the Shipbuilding Contracts. No consideration has or will be paid from Himalaya Shipping to Affinity. Affinity is also the broker on the fixed time charter agreement the Company has entered into. Affinity will receive 1.25% of the charter hire of US$30,000 per day.

DESCRIPTION OF SHARE CAPITAL
The following description of our share capital summarizes certain provisions of our memorandum of association and our bye-laws that will become effective as of the closing of this offering. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our memorandum of association and bye-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors are urged to read the exhibits for a complete understanding of our memorandum of association and bye-laws.
General
We are an exempted company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda (the “Registrar”) under registration number 56490. We were incorporated on March 17, 2021 under the name Himalaya Shipping Ltd. Our registered office is located at S.E. Pearman Bldg., 2nd floor, 9 Par-la-Ville Road, Hamilton HM 11, Bermuda.
The objects of our business are unrestricted, and the company has the capacity of a natural person. We can therefore undertake activities without restriction on our capacity.
Since our incorporation there have been no mergers, amalgamations or consolidations of us or any of our subsidiaries, no material changes in the mode of conducting our business, no material changes in the types of products produced or services rendered and no name changes. There have been no bankruptcy, receivership or similar proceedings with respect to us or our subsidiaries.
There have been no public takeover offers by third-parties for our common shares nor any public takeover offers by us for the shares of another company which have occurred during the last or current financial years.
We have applied to list our common shares on the Stock Exchange under the symbol “HSHP.”
Initial settlement of our common shares will take place on the closing date of this offering through The Depository Trust Company (“DTC”) in accordance with its customary settlement procedures for equity securities registered through DTC’s book-entry transfer system. Each person beneficially owning common shares registered through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the common shares.
Share Capital
Immediately following the completion of this offering, our authorized share capital of $140,010,000 will consist     of common shares, par value $1.00 per share. Upon completion of this offering, there will be    common shares issued and outstanding. All of our issued and outstanding common shares prior to completion of this offering are and will be fully paid, and all of our common shares to be issued in this offering will be issued fully paid.
Pursuant to our bye-laws, our Board of Directors is authorized to issue any of our authorized but unissued shares. Under our bye-laws, no shares shall be issued until they are fully paid except as may be prescribed by a resolution of the shareholders. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our common shares.
Common Shares
Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.
In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.
Preference Shares
Pursuant to Bermuda law and our bye-laws, our Board of Directors may, by resolution, establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the Board of Directors without any further shareholder approval. Such rights, preferences, powers and limitations, as may be established, could have the effect of discouraging an attempt to obtain control of the company.
Dividend Rights
Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of its assets would thereby be less than its liabilities. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our Board of Directors, subject to any preferred dividend right of the holders of any preference shares.
Any cash dividends payable to holders of our common shares listed on Stock Exchange will be paid to Broadridge Financial Solutions, our paying agent in the United States for disbursement to those holders.
Variation of Rights
If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either (i) with the consent in writing of the holders of 75% of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing by proxy any of the issued shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares.
Transfer of Shares
Our Board of Directors may, in its absolute discretion and without assigning any reason, refuse to register the transfer of a share that it is not fully paid. Our Board of Directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our Board of Directors shall reasonably require. Subject to these restrictions, a holder of common shares may transfer the title to all or any of his common shares by completing a form of transfer in the usual common form or in any other form which our Board of Directors may approve. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share our Board of Directors may accept the instrument signed only by the transferor.
Where our common shares are listed or admitted to trading on any appointed stock exchange, such as the Stock Exchange, they will be transferred in accordance with the rules and regulations of such exchange.
Meetings of Shareholders
Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year (the “annual general meeting”). However, the shareholders may by resolution waive this requirement, either for a specific year or period of time, or indefinitely. When the requirement has been so waived, any shareholder may, on notice to the company, terminate the waiver, in which case an annual general meeting must be called. We have chosen not to waive the convening of an annual general meeting.
Bermuda law provides that a special general meeting of shareholders may be called by the Board of Directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that our Board of Directors shall convene an annual general meeting and the Board of Directors may convene a special general meeting. Under our bye-laws, at least 7 days’ notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and shall specify the place, day and time of the meeting, and, in the case of a special general meeting, the general nature of the business to be considered. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. The quorum required for a general meeting of shareholders is two or more shareholders either present in person or represented by proxy, holding shares carrying voting rights entitled to be exercised at such meeting.
Access to Books and Records and Dissemination of Information
Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar. These documents include the company’s memorandum of association, including its objects and powers, and certain alterations to the memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented in the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. A company is also required to file with the Registrar a list of its directors to be maintained on a register, which register will be available for public inspection subject to such conditions as the Registrar may impose and on payment of such fee as may be prescribed. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.
Election and Removal of Directors
Our bye-laws provide that our Board of Directors shall consist of a minimum of two directors or such greater number as the shareholders may from time to time determine.
In accordance with our bye-laws, a director may be removed by the shareholders, provided notice of the shareholders meeting convened to remove the director is given to the director. The notice must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.
Proceedings of Board of Directors
Our bye-laws provide that our business is to be managed by our Board of Directors. Bermuda law permits individual and corporate directors and there is no requirement in our bye-laws or Bermuda law that directors hold any of our common shares. There is also no requirement in our bye-laws or Bermuda law that our directors must retire at a certain age.
The compensation of our directors is determined by the shareholders, and there is no requirement that a specified number or percentage of  “independent” directors must approve any such determination. Our directors may also be paid all travel, hotel and other reasonable out-of-pocket expenses properly incurred by them in connection with our business or their duties as directors.
Provided a director discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law, such director is entitled to vote in respect of any such contract or arrangement in which he or she is interested.
Indemnification of Directors and Officers
Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

Our bye-laws provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty, and that we shall advance funds to our officers and directors for expenses incurred in their defense upon receipt of an undertaking to repay the funds if any allegation of fraud or dishonesty is proven. Subject to Section 14 of the Securities Act and Section 29(a) of the Exchange Act, which render void any purported waiver of the provisions of the Securities Act and the Exchange Act, respectively, our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We are planning to purchase and maintain a directors’ and officers’ liability policy for such purpose. The waiver would not be effective as a waiver of the right to sue for violations of the Securities Act or the Exchange Act, the waiver of which would be prohibited by Section 14 of the Securities Act and Section 29(a) of the Exchange Act, respectively.
Amendment of Memorandum of Association and Bye-laws
Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders. Our bye-laws provide that our bye-laws may be amended from time to time in the manner provided for in the Companies Act, provided that any such amendment shall only become operative to the extent that it has been confirmed by a resolution of our shareholders, which includes the affirmative vote of a majority of all votes cast on the resolution.
Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Supreme Court of Bermuda. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.
Amalgamations, Mergers and Business Combinations
The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s Board of Directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that our Board of Directors may, with the sanction of a resolution passed by a simple majority of votes cast at a general meeting of our shareholders with the necessary quorum for such meeting of two persons at least holding or representing 33 1/3% of our issued shares (or the class, where applicable) amalgamate or merge with another company.
Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.
Shareholder Suits
Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.
Subject to Section 14 of the Securities Act and Section 29(a) of the Exchange Act, which render void any purported waiver of the provisions of the Securities Act and Exchange Act, respectively, our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. The waiver would not be effective as a waiver of the right to sue for violations of the Securities Act or the Exchange Act, the waiver of which would be prohibited by Section 14 of the Securities Act and Section 29(a) of the Exchange Act, respectively.
In addition, our bye-laws contain a provision by virtue of which unless we consent in writing to the selection of an alternative forum, the United States federal district courts will be the sole and exclusive forum resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933. In the absence of these provisions, under the Securities Act, U.S. federal and state courts have been found to have concurrent jurisdiction over suits brought to enforce duties or liabilities created by the Securities Act. If any action the subject matter of which is within the scope of the exclusive forum provision is filed in a court other than the United States federal district courts, the plaintiff or plaintiffs shall be deemed by this provision of the bye-laws (i) to have consented to removal of the action by us to the United States federal district courts, in the case of an action filed in a state court, and (ii) to have consented to transfer of the action pursuant to the United States federal district courts. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought.
Capitalization of Profits and Reserves
Pursuant to our bye-laws, our Board of Directors may recommend to the shareholders to approve a resolution to (i) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the shareholders; or (ii) capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.
Registrar or Transfer Agent
The transfer agent and registrar for our common shares is Broadridge Corporate Issuer Solutions, LLC. The transfer agent’s address is 51 Mercedes Way, Edgewood, NY 11717, and its telephone number is +1 800 353 0103.
Untraced Shareholders
Our bye-laws provide that our Board of Directors may forfeit any dividend or other monies payable in respect of any shares that remain unclaimed for six years from the date when such monies became due for payment.
Certain Provisions of Bermuda Law
We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.
The Bermuda Monetary Authority has given its consent for the issue and free transferability of all of the common shares that are the subject of this offering to and between non-residents of Bermuda for exchange control purposes, provided our common shares remain listed on an appointed stock exchange, which includes the Stock Exchange. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, neither the Bermuda Monetary Authority nor the Registrar shall be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.
In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust.
History of Securities Issuances
The following is a summary of our securities issuances from our inception through the date of this prospectus:
•	Upon our incorporation on March 17, 2021, we issued 10,000 common shares at a subscription price of $1.00 per share.
•
On June 15, 2021, we issued 15,000,000 common shares to Magni at a subscription price of $1.00 per share in exchange for (i) a contribution by Magni of receivables in the aggregate amount of $13.6 million, which related to receivables due from our subsidiaries to Magni in connection with a loan made by Magni to pay the first installments under the 1-4 Shipbuilding Contract, and (ii) a capital contribution of $1.4 million in cash from Magni.

•
On July 16, 2021, we completed a private placement of 10,000,000 shares at a subscription price of $3.00 per share, raising gross proceeds of $30 million, a significant portion of which was (together with the proceeds of equity financings) used to pay the first and second installments of the Shipbuilding Contracts totaling $82.1 million.

•
On October 11, 2021, we completed a private placement of 7,142,857 common shares at a subscription price of $7.00 per share, raising gross proceeds of $50 million, a significant majority of which was to finance the first and second installments of the Shipbuilding Contracts totaling $82.1 million.

CERTAIN BERMUDA COMPANY CONSIDERATIONS
Our corporate affairs are governed by our memorandum of association and bye-laws and by the corporate law of Bermuda. The provisions of the Companies Act, which applies to us, differ in certain material respects from laws generally applicable to U.S. companies incorporated in the State of Delaware and their stockholders. The following is a summary of significant differences between the Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us and our shareholders and the provisions of the Delaware General Corporation Law applicable to U.S. companies organized under the laws of Delaware and their stockholders.
Bermuda			Delaware
Shareholder meetings
-	May be called by the Board of Directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings.		-	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.
-	May be held in or outside Bermuda.		-	May be held in or outside of Delaware.
-	Notice:		-	Notice:
	-	Shareholders must be given at least seven clear days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting.		-	Written notice shall be given not less than 10 nor more than 60 days before the meeting.
	-	Notice of general meetings must specify the place, the day and time of the meeting and in the case of special general meetings, the general nature of the business to be considered.		-
Whenever stockholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

Shareholder’s voting rights
-	Shareholders may act by written consent to elect directors or appoint an auditor. Shareholders may not act by written consent to remove a director or auditor.		-	With limited exceptions, stockholders may act by written consent to elect directors.
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Generally, except as otherwise provided in the bye-laws, or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of the shareholders being all of the Shareholders who at the date of the resolution in writing represent the majority of votes that would be entitled to attend a meeting and vote on the resolution. Any person authorized to vote may authorize another person or persons to act for him or her by proxy, provided the instrument appointing the proxy is in any common form or such other form as the board of directors may determine.
			-	Any person authorized to vote may authorize another person or persons to act for him or her by proxy
-	The voting rights of shareholders are regulated by the company’s bye-laws and, in certain circumstances, by the Companies Act. The bye-laws may specify the number to constitute a quorum and if the bye-laws permit, a general meeting of the shareholders of a company may be held with only one individual present if the requirement for a quorum is satisfied.		-
For stock corporations, the certificate of incorporation or bylaws may specify the number to constitute a quorum, but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

Bermuda		Delaware
		-	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.
-	The bye-laws may provide for cumulative voting, although our bye-laws do not.	-	The certificate of incorporation may provide for cumulative voting.
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The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that the Board may, with the sanction of a resolution passed by a simple majority of votes cast at a general meeting with the necessary quorum for such meeting of two persons at least holding or representing 33 1∕3% of our issued common shares (or the class, where applicable), amalgamate or merge us with another company.
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Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by stockholders of each constituent corporation at an annual or special meeting.

-	Subject to its bye-laws, a company may at any meeting of its Board of Directors sell, lease or exchange all or substantially all of its property and assets as its Board of Directors deems expedient and in the best interests of the company to do so.	-
Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of a corporation entitled to vote.

-	Any company which is the wholly owned subsidiary of a holding company, or one or more companies which are wholly owned subsidiaries of the same holding company, may amalgamate or merge without the vote or consent of shareholders in accordance with the Companies Act, provided that the approval of the Board of Directors is obtained and that a director or officer of each such company signs a statutory solvency declaration in respect of the relevant company.	-
Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of stockholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called stockholder meeting.

-	Any mortgage, charge or pledge of a company’s property and assets may be authorized without the consent of shareholders subject to any restrictions under the bye-laws.	-
Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of stockholders, except to the extent that the certificate of incorporation otherwise provides.

Bermuda			Delaware
Transactions with Significant Shareholders
-	A company may enter into certain business transactions with its significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from our board of directors but without obtaining prior approval from our shareholders.		-
Subject to certain exceptions and conditions, a corporation may not enter into a business combination with an interested shareholder for a period of three years from the time the person became an interested shareholder without prior approval from shareholders holding at least 66 2∕3% of the corporation’s outstanding voting stock which is not owned by such interested shareholder.

Directors
-	The Board of Directors must consist of at least one director. Our bye-laws provide that our Board of Directors shall consist of a minimum of two directors or such greater number as the Board of Directors may determine.		-	The board of directors must consist of at least one member.
-	The number of directors is fixed by the bye-laws, and any changes to such number must be approved by the Board of Directors and/or the shareholders in accordance with the company’s bye-laws.		-
Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation.

-	Removal:		-	Removal:
	-	Under our bye-laws, any or all directors may be removed by the holders of a majority of the shares entitled to vote at a special meeting convened and held in accordance with the bye-laws for the purpose of such removal.		-	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.
				-	In the case of a classified board, stockholders may effect removal of any or all directors only for cause.

Bermuda			Delaware
Duties of directors
-
The Companies Act authorizes the directors of a company, subject to its bye-laws, to exercise all powers of the company except those that are required by the Companies Act or the company’s bye-laws to be exercised by the shareholders of the company. Our bye-laws provide that our business is to be managed by our Board of Directors. At common law, members of a Board of Directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:
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Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to stockholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its stockholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the stockholders generally.

	-	a duty to act in good faith in the best interests of the company;
	-	a duty not to make a personal profit from opportunities that arise from the office of director;
	-	a duty to avoid conflicts of interest; and
	-	a duty to exercise powers for the purpose for which such powers were intended.
-	The Companies Act imposes a duty on directors and officers of a Bermuda company:		-
In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

	-	to act honestly and in good faith with a view to the best interests of the company; and
	-	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.
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The Companies Act also imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company. Under Bermuda law, directors and officers generally owe fiduciary duties to the company itself, not to the company’s individual shareholders, creditors or any class thereof. Our shareholders may not have a direct cause of action against our directors.

Bermuda		Delaware
Takeovers
-	An acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:	-
Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock. Upon any such merger, and in the event the parent corporate does not own all of the stock of the subsidiary, dissenting stockholders of the subsidiary are entitled to certain appraisal rights.

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by a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement;

-
if the acquiring party is a company, it may compulsorily acquire all the shares of the target company by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice compulsorily acquire the shares of any nontendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.
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Delaware law also provides, subject to certain exceptions, that if a person acquires 15% of voting stock of a company, the person is an “interested stockholder” and may not engage in “business combinations” with the company for a period of three years from the time the person acquired 15% or more of voting stock.

Dissenter’s rights of appraisal
-	A dissenting shareholder (that did not vote in favor of the amalgamation or merger and who is not satisfied that the fair value has been offered for his shares) of a Bermuda exempted company may, within one month of notice of the shareholders’ meeting, apply to the Bermuda Supreme Court to appraise the fair value of those shares. Note that each share of an amalgamating or merging company carries this right to vote in respect of the amalgamation or merger whether or not it otherwise carries the right to vote.	-	With limited exceptions, appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation.

Bermuda	Delaware
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The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets.

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The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets.

Dissolution
-
Under Bermuda law, a solvent company may be wound up by way of a shareholders’ voluntary liquidation. Prior to the company entering liquidation, a majority of the directors shall each make a statutory declaration, which states that the directors have made a full enquiry into the affairs of the company and have formed the opinion that the company will be able to pay its debts within a period of 12 months of the commencement of the winding up and must file the statutory declaration with the Registrar. The general meeting must be held within five weeks of the making of the declaration and will be convened primarily for the purposes of passing a resolution that the company be wound up voluntarily and appointing a liquidator. The winding up of the company is deemed to commence at the time of the passing of the resolution.
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Under Delaware law, a corporation may voluntarily dissolve (i) if a majority of the board of directors adopts a resolution to that effect and the holders of a majority of the issued and outstanding shares entitled to vote thereon vote for such dissolution; or (ii) if all stockholders entitled to vote thereon consent in writing to such dissolution.

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Under Delaware law, a corporation may voluntarily dissolve (i) if a majority of the board of directors adopts a resolution to that effect and the holders of a majority of the issued and outstanding shares entitled to vote thereon vote for such dissolution; or (ii) if all stockholders entitled to vote thereon consent in writing to such dissolution.

Bermuda	Delaware
Shareholder’s derivative actions
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Class actions and derivative actions are generally not available to shareholders under Bermuda law. Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.
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In any derivative suit instituted by a stockholder of a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

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In any derivative suit instituted by a stockholder of a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

Indemnification of Directors and Officers
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A company’s bye-laws may contain provisions excluding personal liability of a director, alternate director, officer, member of a committee authorized under the company’s bye-laws, resident representative or their respective heirs, executors or administrators to the company for any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty. Companies also have the power, generally, to indemnify directors, alternate directors and officers of a company and any member of a committee authorized under the company’s bye-laws, resident representatives or their respective heirs, executors or administrators if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, alternate director or officer of the company or member of a committee authorized under the company’s bye-laws, resident representative or their respective heirs, executors or administrators or was serving in a similar capacity for another entity at the company’s request.
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A corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

COMMON SHARES ELIGIBLE FOR FUTURE SALE
Future sales of substantial amounts of our common shares in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common shares in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.
Upon completion of this offering, we will have    common shares outstanding, or    common shares outstanding assuming the exercise of the underwriters’ over-allotment option. Of these shares, the    shares, or    shares if the underwriters exercise their over-allotment option in full, sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act, which may be resold under Rule 144 or Regulation S under the Securities Act. Moreover, other common shares that have been acquired by a person who is not an affiliate of ours on the Euronext Expand or otherwise in the public market prior to this offering and that will be outstanding upon completion of this offering are not “restricted securities” as that term is defined in Rule 144 under the Securities Act and will be eligible for resale immediately upon consummation of this offering without restriction. As a result of the contractual   -day lock-up period described below and the provisions of Rule 144, these shares will be available for sale in the public market as follows:
Number of Shares	Date
32,152,857	On the date of this prospectus.
After days from the date of this prospectus.
Lock-up Agreements
We and our executive officers and directors comprising an aggregate of 1.2% of our outstanding share capital as of the date of this prospectus have agreed not to sell or transfer any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with common shares, for 180 days after the date of this prospectus without first obtaining the written consent of DNB Markets, Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:
•
offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any common shares, or any options or warrants to purchase any common shares, or any securities convertible into, exchangeable for or that represent the right to receive common shares;

•
enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise; or

•	otherwise publicly announce any intention to engage in or cause any action or activity described in the foregoing.
This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for or that represent the right to receive common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. See “Underwriting (Conflicts of Interest).”

Rule 144
In general, a person who has beneficially owned restricted shares of our common shares for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common shares for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:
•
1% of the number of shares of our common shares then outstanding, which will equal approximately   shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares; or

•	the average weekly trading volume of our common shares on the Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;
provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144 to the extent applicable.
Regulation S
Regulation S under the Securities Act (“Regulation S”) provides from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.
We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to any applicable distribution compliance period under Regulation S, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates.
Subject to certain limitations, holders of our securities who are our affiliates solely by virtue of their status as an officer or director of Himalaya, may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate or any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted securities by an officer or director who is our affiliate solely by virtue of holding such position, no selling concession, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted securities who is our affiliate other than by virtue of his or her status as an officer or director of Himalaya Shipping.

TAX CONSIDERATIONS
The following is a description of the material Bermuda, Liberian and U.S. federal income tax considerations relevant to an investment decision by a potential investor with respect to our common shares. This discussion does not address all of the tax consequences that may be relevant in light of the investor’s particular circumstances. Potential investors should consult their tax advisers regarding the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of our common shares in their particular circumstances.
Bermuda Tax Considerations
At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our common shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our common shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.
Liberian Tax Considerations
Our Liberian subsidiaries are non-resident Liberian corporations which, under the Liberia Revenue Code of 2000, as amended (including by the Consolidated Tax Amendments Act of 2011), are exempt from Liberian taxation.
U.S. Federal Income Tax Considerations
General
The following is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our common shares. This discussion addresses only U.S. Holders (as defined below) who acquire our common shares in this offering and hold our common shares as “capital assets” (generally, property held for investment) for U.S. federal income tax purposes. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder (“Regulations”), administrative pronouncements, judicial decisions and other relevant authorities, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.
This summary does not address U.S. federal estate, gift or other non-income tax considerations, the alternative minimum tax, the Medicare tax on certain net investment income, or any state, local or non-U.S. tax considerations, relating to the ownership or disposition of our common shares, nor does it address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. Holder in light of its particular circumstances or that may be relevant to U.S. Holders subject to special rules under U.S. federal income tax law, such as
•	banks and other financial institutions;
•	real estate investment trusts;
•	regulated investment companies;
•	insurance companies;
•	dealers in securities;
•	traders in securities that elect to use a mark-to-market method of accounting;
•	persons holding our common shares as part of a hedge, straddle, conversion, constructive sale or other integrated transaction;
•	persons whose functional currency is not the U.S. dollar;
•	tax-exempt entities;
•	persons who acquire our common shares pursuant to any employee share option or otherwise as compensation; or
•	persons who actually or constructively own ten percent or more of our common shares by vote or value.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of our common shares, that is, for U.S. federal income tax purposes:
•	a citizen or individual resident of the United States.;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of United States, any state thereof of the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust if (i) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. Persons have the authority to control all of its substantial decisions or (ii) it has a valid election in effect under applicable Regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common shares, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that hold our common shares and partners in such partnerships should consult their tax advisors regarding an investment in our common shares.
Prospective investors should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. income and other tax considerations relevant to the ownership and disposition of our common shares in light of their particular circumstances.
Distributions
Subject to the discussion below under the heading “—Passive Foreign Investment Company Considerations,” the gross amount of any distributions with respect to our common shares will generally be subject to tax as dividend income to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and will be includible in the gross income of a U.S. Holder on the day actually or constructively received. Distributions in excess of our current or accumulated earnings and profits will first be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in our common shares, and thereafter generally as capital gain. Any such dividend will not be eligible for the dividends-received deduction generally available to U.S. corporations. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distributions we pay will generally be treated as dividends for U.S. federal income tax purposes.
Individuals and other non-corporate U.S. Holders will generally be subject to tax on any such dividends at the lower capital gains rate applicable to “qualified dividend income,” provided that (i) certain holding period requirements are met, (ii) shares of our common stock on which dividends are paid are readily traded on an established securities market in the United States, and (ii) we are neither a PFIC (defined below) nor treated as such with respect to the U.S. Holder (as discussed below) for the taxable year in which the dividend is paid. Our common shares have been approved for listing on the Stock Market, so we expect our common shares to be considered readily tradable on an established securities market in the United States, although there can be no assurance in this regard. U.S. Holders should consult their tax advisors regarding the availability of the preferential tax rates on dividends in their particular circumstances.
Sale or Other Disposition of Our Common Shares
Subject to the discussion below under the heading “—Passive Foreign Investment Company Considerations,” a U.S. Holder will generally recognize gain or loss on the sale or other disposition of our common shares in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on the disposition and (ii) the U.S. Holder’s adjusted tax basis in our common shares. Any such gain or loss will generally be long-term capital gain or loss if the U.S. Holder’s holding period in our common shares exceeds one year at the time of the disposition. Long-term capital gains recognized by individuals and certain other non-corporate U.S. Holders are generally subject to a reduced rate of taxation. The deductibility of capital losses is subject to limitations.
In general, a non-U.S. corporation, such as us, will be classified as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for any taxable year if either (i) 75% or more of its gross income consists of passive income (the “income test”) or (ii) 50% or more of its assets (determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income (the “asset test”). Passive income generally includes dividends, interest, annuities, certain royalties and rents not derived in the active conduct of a business, and net gains from the sale or exchange of property that produces such income. Cash is generally treated as a passive asset for these purposes, and our goodwill and other unbooked intangibles are taken into account and may be classified as active or passive generally depending upon the relative amounts of our income in each category. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.
Pursuant to a start-up exception, a non-U.S. corporation will not be treated as a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of such corporation was a PFIC, (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year, and (3) the corporation is not in fact a PFIC for either of those two years.
We believe that the income we will earn from our time charters and voyage charters should not be treated as passive income for purposes of the income test. Although not free from doubt, we intend to take the position that the contracts entered into to acquire dry bulk vessels that are currently under construction are “active” assets for purposes of the asset test. Accordingly, based on the current composition of our income and assets, our expected income and operations and the application of the start-up exception, we believe that we were not a PFIC for our most recent taxable year ending December 31, 2022 (the “Start-Up Year”).
Although we likely met the income test for the Start-Up Year, the start-up exception only applies to prevent us from being treated as a PFIC for the Start-Up Year if we do not meet either of the income test or the asset test in the two taxable years subsequent to the Start-Up Year. Based on our expected income and operations, we do not expect to meet either of the income test or the asset test in the current taxable year or foreseeable future taxable years. PFIC status is a factual determination, however, and must be made annually after the close of each taxable year. The composition of our income and assets may change over the course of the year or from year to year, and the value of our unbooked intangibles will generally be determined by reference to the public price of our common shares. Therefore, there can be no assurance that we will not be classified as a PFIC for the current taxable year or for future taxable years.
Additionally, if we are a PFIC for any taxable year during which a U.S. Holder holds our common shares, we will generally continue to be treated as a PFIC with respect to such holder for subsequent taxable years during which such holder holds our common shares, whether or not we continue to be a PFIC.
If we are treated as a PFIC for any taxable year included in the holding period of a U.S. Holder, the U.S. Holder will generally be subject to special rules (the “Default PFIC Regime”) with respect to (i) any gain realized by such U.S. Holder on the sale or other disposition, including an indirect distribution such as a pledge, of our common shares and (ii) any “excess distribution” made to the U.S. Holder (which generally means any distribution paid during a taxable year to such U.S. Holder that is greater than 125% of the average annual distributions paid to such U.S. Holder in respect of our common shares during the three preceding taxable years of such U.S. Holder, or, if shorter, such U.S. Holder’s holding period for our common shares). Under the PFIC rules:
•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for our common shares;
•
amounts allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income; and

•
amounts allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest marginal tax rate in effect for individuals or corporations, as appropriate, for that year, and such amounts will be increased by an additional tax equal interest on the resulting tax deemed deferred with respect to such years.

A U.S. Holder owning shares in a PFIC that are treated as marketable securities may be able to avoid the Default PFIC Regime by making a “mark-to-market” election. If the U.S. Holder makes a valid mark-to-market election for the first year in its holding period in which we are treated as a PFIC (the “First PFIC Holding Year”), such holder will generally not be subject to the Default PFIC Regime in respect of its common shares as long as such shares continue to be treated as marketable shares. Instead, the U.S. Holder will generally include as ordinary income for each year in its holding period that we are treated as a PFIC the excess, if any, of the fair market value of its common shares at the end of its taxable year over the adjusted basis in its common shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its common shares over the fair market value of its common shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its common shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the common shares in a taxable year in which we are treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after such holder’s First PFIC Holding Year.
The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the Stock Market. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election in respect of our common shares under their particular circumstances.
If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, U.S. Holders would be deemed to own a portion of the shares of such lowertier PFIC, and could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A mark-to-market election would not be available with respect to such lower-tier PFIC. U.S. Holders should consult their tax advisors regarding the tax issues raised by lower-tier PFICs. .
We do not intend to prepare or provide the information necessary for a U.S. Holder to make and maintain a qualified electing fund election. U.S. Holders should consult their tax advisors regarding the potential tax consequences to such holder if we are or become a PFIC and the possibility of making certain PFIC elections.
Information with Respect to Foreign Financial Assets
A U.S. Holder that holds certain foreign financial assets (which may include our common shares) other than in IRS. Failure to report such information, if required, may result in substantial penalties. U.S. Holders should consult their tax advisors regarding the application of these reporting requirements, and the penalties for non-compliance.

UNDERWRITING (CONFLICTS OF INTEREST)
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom DNB Markets, Inc. is acting as representative, have severally and not jointly agreed to purchase, and we have agreed to sell to them, severally and not jointly, the number of common shares indicated below:
Name	Number of Common Shares
DNB Markets, Inc.
Clarksons Securities, Inc.
Total:
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the common shares sold under the underwriting agreement if any of these common shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non defaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the common shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The underwriters initially propose to offer part of common shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $    per common share under the public offering price. After the initial offering of the common shares, the offering price and other selling terms may from time to time be varied by the representatives. The offering of the common shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to    additional common shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common shares offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional common shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table.
The following table shows the per common share and total public offering price, underwriting discounts and commissions, and proceeds before expenses payable to us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional    common shares.
	Per Common Share	Total
		No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us:	$	$	$
Proceeds, before expenses, to us	$	$	$
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $   . We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $   .

No Sales of Similar Securities
We and our executive officers and directors comprising an aggregate of 1.2% of our outstanding share capital as of the date of this prospectus have agreed not to sell or transfer any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with common shares, for 180 days after the date of this prospectus without first obtaining the written consent of DNB Markets, Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly
•
offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any common shares, or any options or warrants to purchase any common shares, or any securities convertible into, exchangeable for or that represent the right to receive common shares;

•
enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise; or

•	otherwise publicly announce any intention to engage in or cause any action or activity described in the foregoing.
This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.
Stock Exchange Listing
We expect the common shares to be approved for listing on the Stock Exchange under the symbol “HSHP.”
Prior to this offering, common shares have not been listed in a United States stock exchange and have traded only on the Euronext Expand, operated by the Oslo Stock Exchange, under the symbol “HSHIP.” We expect the initial public offering price will be substantially similar to the trading price of our common shares on the Euronext Expand.
An active trading market for the common shares in the United States may not develop. It is also possible that after the offering the common shares will not trade in the public market in the United States at or above the initial public offering price.
The underwriters do not expect to sell more than 5% of the common shares in the aggregate to accounts over which they exercise discretionary authority.
Stabilization
Until the distribution of the common shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representative may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.
In connection with the offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of common shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional common shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional common shares or purchasing common shares in the open market. In determining the source of common shares to close out the covered short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase common shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased common shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Stock Exchange, in the over-the-counter market or otherwise.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Offer, Sale and Distribution of Common Shares
A prospectus in electronic format may be made available on websites maintained by one or more underwriters. The representative may agree to allocate a number of common shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.
Conflicts of Interest
As described in “Use of Proceeds,” we intend to use the net proceeds from this offering to repay a portion of the Bridge Facility, for which DNB Markets is acting as arranger and DNB Bank ASA is acting as the lender and agent. Because DNB Markets, Inc. is expected to receive 5% or more of the net proceeds of this offering, not including underwriting compensation, DNB Markets, Inc., an underwriter participating in this offering, is deemed to have a “conflict of interest” within the meaning of Rule 5121. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121, which requires that a QIU participate in the preparation of this prospectus and perform the usual standards of due diligence with respect thereto. Clarksons Securities, Inc. has agreed to act as the QIU for this offering and is undertaking the legal responsibilities and liabilities of an underwriter under the Securities Act, which specifically include those inherent in Section 11 thereunder. Clarksons Securities, Inc. will not receive any additional compensation for acting as the QIU. We have agreed to indemnify Clarksons Securities, Inc. against certain liabilities incurred in connection with acting as a QIU, including liabilities under the Securities Act. In accordance with Rule 5121, DNB Markets, Inc. will not confirm sales to discretionary accounts without the prior written approval of the customer.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Clarkson Research Services Limited, an affiliate of Clarksons Securities, Inc. has performed research and published industry publications relating to us and consented to the use and compilation of their database included under the “Industry Overview” section. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no common shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the common shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of common shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
b.
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

c.
in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of common shares shall require us or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any common shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the representative that it is a qualified investor within the meaning of the Prospectus Regulation.
In the case of any common shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the common shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.
We, the representative and its affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any common shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase or subscribe for any common shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
The above selling restriction is in addition to any other selling restrictions set out below.
In connection with the offering, the underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.
United Kingdom
In relation to the United Kingdom (“UK”), no common shares have been offered or will be offered pursuant to the offering to the public in the UK prior to the publication of a prospectus in relation to the common shares which has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the FSMA, except that offers of common shares may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:
a.	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;
b.
to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

c.	at any time in other circumstances falling within section 86 of the FSMA,

provided that no such offer of common shares shall require us or the representative to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
Each person in the UK who initially acquires any common shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the representative that it is a qualified investor within the meaning of the UK Prospectus Regulation.
In the case of any common shares being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the common shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.
We, the representative and its affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any common shares in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase or subscribe for any common shares, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000.
In connection with the offering, the underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.
This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
Canada
The common shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The common shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the common shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common shares pursuant to an offer made under Section 275 of the SFA except:
(c)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(d)	where no consideration is or will be given for the transfer;
(e)	where the transfer is by operation of law; or
(f)	as specified in Section 276(7) of the SFA.
Japan
The common shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the common shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common shares without disclosure to investors under Chapter 6D of the Corporations Act.
The common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring common shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

EXPENSES OF THE OFFERING
We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:
Expenses	Amount
SEC registration fee	$
Stock Exchange listing fee	$
FINRA filing fee	$
Printing and engraving expenses	$95,000
Legal fees and expenses	$
Accounting fees and expenses	$
Transfer agent and registrar fees and expenses	$5,000
Miscellaneous costs	$
Total	$
All amounts in the table are estimates except the U.S. Securities and Exchange Commission registration fee, the Stock Exchange listing fee and the FINRA filing fee. The Company will pay all of the expenses of this offering.

LEGAL MATTERS
The validity of the common shares and certain other matters of Bermuda law will be passed upon for us by MJM Limited, our special Bermuda counsel. Certain matters of U.S. federal and New York State law will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom (UK) LLP, and for the underwriters by White & Case LLP, both of which may rely upon MJM Limited with respect to matters governed by Bermuda law.

EXPERTS
The Consolidated Financial Statements as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and the period from March 17, 2021 to December 31, 2021 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the Consolidated Financial Statements) of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers AS is a member of Den norske Revisorforening.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES
We are a Bermuda exempted company. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. A number of our directors and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
Upon completion of this offering, we will become subject to the reporting requirements of the Exchange Act. Accordingly, we will be required to file and furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

GLOSSARY OF SHIPPING TERMS
The following are definitions of certain terms that are commonly used in the shipping industry.
Annual survey. The inspection of a vessel pursuant to international conventions, by a classification society surveyor, on behalf of the flag state or the classification society, that takes place every year.
Ballast. Heavy weight, often sea water, necessary for the stability and safety of a ship at sea which is not carrying cargo. Such a ship is said to steaming in ballast. It is also a voyage that positions a vessel from the last discharging port to the next port of loading with no cargo on board.
Baltic Exchange, The. The shipping industry’s widely acknowledged independent source of maritime market information for the trading and settlement of physical and derivative shipping contracts. Producer of the Baltic Indices.
Baltic Indices. Indices and assessments produced by The Baltic Exchange used as a settlement tool for freight derivative trades for benchmarking physical contracts and as a general indicator of the bulk market’s performance.
Bunker. Fuel oil used to operate a vessel’s engines, generators and boilers.
BWM Convention. The International Convention for the Control and Management of Ships’ Ballast Water and Sediments, adopted by the IMO in February 2004. The BWM Convention entered into force on September 8, 2017.
Capesize vessel. Capesize vessels refer to dry bulk vessels larger than 100,000 deadweight tonnes.
CERCLA. Comprehensive Environmental Response, Compensation and Liability Act.
Charter. The hiring of a vessel, or use of its carrying capacity, for either (1) a specified period of time or (2) to carry a cargo for a fixed fee from a loading port to a discharging port. The contract for a charter is called a charterparty.
Charterer. The party that hires a vessel pursuant to a charter.
Charter rate. The amount of money agreed between the charterer and the vessel-owner accrued on a daily or monthly basis.
Charter hire. Money paid to the vessel-owner by a charterer for the use of a vessel under a time charter or bareboat charter. Such payments are usually made during the course of the charter every 15 or 30 days in advance or in arrears by multiplying the daily charter rate times the number of days and, under a time charter only, subtracting any time the vessel was deemed to be off-hire. Under a bareboat charter, such payments are usually made monthly and are calculated on a 360- or 365-day calendar year basis.
Classification society. A non-governmental independent society that certifies that a vessel has been built and maintained according to the society’s and Flag administration’s rules for that type of vessel and complies with the applicable rules and regulations of the society as well as the country in which the vessel is registered, as well as the international conventions which that country has ratified. A vessel that receives its certification is referred to as being “in class” as of the date of issuance.
Deadweight ton or “dwt.” A unit of a vessel’s capacity for cargo, fuel oil, stores and crew, measured in metric tonnes of 1,000 kilograms. A vessel’s dwt or total deadweight is the total weight necessary to submerge the vessel to its maximum permitted draft. We use this term in describing the size of our vessels.
Demolition. See the definition of “Scrapping.”
Dry bulk vessel. Vessel designed for the carriage of free-flowing raw materials in bulk or unitized commodities and semi-finished goods. Dry bulk vessels carry a variety of products such as iron ore, coal, grains, fertilizers and steel products, among others.
Dry docking. The removal of a ship from the water for periodic inspection, maintenance and/or repair of submerged parts.
Flag administration. The Government of a State whose flag the ship is entitled to fly.
IMO. International Maritime Organization, a United Nations agency that issues international regulations and standards for seaborne transportation.

Intermediate survey. The inspection of a ship by a classification society surveyor that takes place between special surveys and is carried out concurrently with the second or the third annual survey after the last special survey.
ISM Code. International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, which, among other things, requires vessel-owners to obtain a safety management certification for each vessel they manage.
ISPS Code. International Security Code for Ports and Ships, which enacts measures to detect and prevent security threats to vessels and ports.
Laden. Loaded.
MARPOL Convention. The International Convention for the Prevention of Pollution from Ships.
Metric ton or metric tonne. A unit of weight equal to 1,000 kilograms.
Newcastlemax vessel. Newcastlemax vessels are dry bulk vessels ranging in size between 200,000 and 220,000 deadweight tonnes and can be considered as a category within the Capesize segment. See the definition of “Capesize vessel.”
Off-hire. The period a vessel is unable to perform the services for which it is required under a time charter. Off-hire periods typically include days spent undergoing repairs and dry docking, whether or not scheduled.
OPA. Oil Pollution Act of 1990 of the United States (as amended).
Pools. Revenue sharing arrangements, including RSAs.
Scrapping. The disposal of old or damaged vessel tonnage by way of sale as scrap metal.
Sister ship. Vessels constructed by the same shipyards with the same construction drawings and which have similar characteristics.
SOLAS Convention. The International Convention for the Safety of Life at Sea 1974, as amended, adopted under the auspices of the IMO.
Special survey. An extensive inspection of a vessel by classification society surveyors that must be carried out at intervals not exceeding five years. Special surveys require a vessel to be dry docked.
Spot charter. A spot charter is an industry term referring to both voyage and trip time charters. These charters are referred to as spot charters or spot market charters due to their short-term duration, consisting mostly of a single voyage between one load port and one discharge port.
Spot market. The market for the immediate chartering of a vessel, whether on a time charter or voyage charter.
Spot market-related time charters or index-linked charters. A time charter with a variable rate over the term of the time charter agreement typically based on published Baltic Indices.
Time charter. A time charter is a contract under which a charterer pays a fixed daily hire rate on a semi-monthly or monthly basis for a fixed period of time for use of the vessel. Subject to any restrictions in the charter, the charterer decides the type and quantity of cargo to be carried and the ports of loading and unloading. The charterer pays the voyage related expenses such as fuel, canal tolls, and port charges. The vessel-owner pays all vessel operating expenses such as the management expenses and crew costs as well as for the capital costs of the vessel. Any delays at port or during the voyages are the responsibility of the charterer, except for certain specific exceptions such as loss of time arising from vessel breakdown and routine maintenance.
Time Charter Equivalent (TCE). A measure of the average daily revenue performance of a vessel. TCE is calculated by dividing net allocated revenues by total available days for the fleet. Net allocated revenues are vessel revenues minus voyage expenses. In case the vessels are employed in RSAs, net allocated revenues also take into consideration any positive or negative RSA adjustment.
Ton or tonne. See the definition of “Metric ton or metric tonne.”
Total available days. Ownership days less aggregate off-hire days associated with scheduled maintenance, which includes major repairs, dry dockings, vessel upgrades or special intermediate surveys.

Very Large Ore Carriers or “VLOC.” VLOCs are dry bulk vessels ranging in size between 220,000 and 400,000 deadweight and can be considered as a category within the Capesize segment. See the definition of “Capesize vessel.”
Vessel operating expenses. The costs of operating a vessel, primarily consisting of crew wages and associated costs, technical management fees, insurance premiums, lubricants and spare parts, and repair and maintenance costs. Vessel operating expenses exclude fuel and port charges, which are known as “voyage expenses.” For a time charter, the vessel-owner pays vessel operating expenses. For a bareboat charter, the charterer pays vessel operating expenses.
Voyage charter. A voyage charter involves the carriage of a specific amount and type of cargo from specific load port(s) to specific discharge port(s), subject to various cargo handling terms. Most of these charters are of a single voyage nature between two specific ports. The owner of the vessel receives one payment derived by multiplying the tonnes of cargo loaded on board by the cost per cargo ton, as agreed to transport that cargo between the specific ports. The owner is responsible for the payment of all expenses including voyage, operating and capital costs of the vessel. The charterer is typically responsible for any delay at the loading or discharging ports.
Voyage expenses. Expenses incurred due to a vessel’s traveling from a loading port to a discharging port, such as fuel (bunker) cost, port expenses, agent’s fees, canal dues and extra war risk insurance, as well as commissions.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Financial Statements - Himalaya Shipping Ltd.
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Statements of Operations for the year ended December 31, 2022 and for the period from March 17, 2021 (inception) to December 31, 2021	F-3
Consolidated Balance Sheets as of December 31, 2022 and 2021	F-4
Consolidated Statements of Cash Flows for the year ended December 31, 2022 and for the period from March 17, 2021 (inception) to December 31, 2021	F-5
Consolidated Statements of Changes in Shareholders’ Equity for the year ended December 31, 2022 and for the period from March 17, 2021 (inception) to December 31, 2021	F-6
Notes to the Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Himalaya Shipping Ltd.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Himalaya Shipping Ltd. and its subsidiaries (the “Company”) as of December 31, 2022 and December 31, 2021, and the related consolidated statements of operations, of changes in shareholders’ equity and of cash flows for the year ended December 31, 2022 and the period from March 17, 2021 to December 31, 2021, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and December 31, 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and the period from March 17, 2021 to December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.
Substantial Doubt about the Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company is dependent on debt financing and equity financing to finance the scrubber installation under the current newbuilding contracts for the vessels and working capital requirements that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers AS
Oslo, Norway
January 27, 2023
We have served as the Company's auditor since 2021.

Himalaya Shipping Ltd.
Consolidated Statements of Operations
For the year ended December 31, 2022 and for the period from March 17, 2021 (inception) to December 31, 2021
(In $ millions, except share and per share data)
	Year ended December 31, 2022	Period from March 17 to December 31, 2021
Operating expenses
General and administrative expenses	(2.0)	(1.0)
Total operating expenses	(2.0)	(1.0)
Operating loss	(2.0)	(1.0)
Interest expense, net of capitalized interest	—	—
Net loss attributable to shareholders’ of Himalaya Shipping Ltd.	(2.0)	(1.0)

Loss per share:
Basic and diluted loss per share	(0.06)	(0.06)
Weighted average shares outstanding	32,152,857	18,316,970
The accompanying notes are an integral part of these Consolidated Financial Statements.

Himalaya Shipping Ltd.
Consolidated Balance Sheets
As of December 31, 2022 and 2021 (In $ millions, except share data)
	December 31, 2022	December 31, 2021
ASSETS

Current assets
Cash and cash equivalents	0.3	11.3
Other current assets	1.4	—
Total current assets	1.7	11.3

Non-current assets
Newbuildings	176.1	83.5
Other non-current assets	—	0.4
Total non-current assets	176.1	83.9
Total assets	177.8	95.2

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Current portion of long-term debt	7.0	—
Accounts payable	14.9	0.8
Amounts due to related parties	2.7	—
Accrued expenses	1.1	—
Other current liabilities	0.3	—
Total current liabilities	26.0	0.8

Non-current liabilities
Long-term debt	60.5	—
Amounts due to related parties	1.0	2.5
Total non-current liabilities	61.5	2.5
Total liabilities	87.5	3.3
Commitments and contingencies

Shareholders’ equity
Common shares of par value $1.0 per share: authorized at December 31, 2022 and 2021: 140,010,000 shares, issued and outstanding at December 31, 2022 and 2021: 32,152,857 shares	32.2	32.2
Additional paid-in capital	61.1	60.7
Retained loss	(3.0)	(1.0)
Total shareholders’ equity	90.3	91.9
Total liabilities and shareholders’ equity	177.8	95.2
The accompanying notes are an integral part of these Consolidated Financial Statements.

Himalaya Shipping Ltd.
Consolidated Statements of Cash Flows
For the year ended December 31, 2022 and for the period from March 17, 2021 (inception) to December 31, 2021 (In $ millions)
	Year ended December 31, 2022	Period from March 17 to December 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the period	(2.0)	(1.0)
Adjustments to reconcile net loss to net cash used in operating activities:
Share based compensation	0.4	—
Changes in assets and liabilities:
Other current assets	(0.5)	—
Accounts payable	0.4	0.4
Other current liabilities	0.3	0.1
Net cash used in operating activities	(1.4)	(0.5)
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to newbuildings	(78.3)	(68.8)
Net cash used in investing activities	(78.3)	(68.8)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds, net of deferred loan costs paid to lender, from issuance of long-term debt	69.6	—
Other deferred loan costs paid	(1.4)	—
Proceeds from issuance of long-term debt from related parties	1.0	—
Proceeds from the issuance of common shares, net of paid issuance costs	(0.5)	80.6
Net cash provided by financing activities	68.7	80.6
Net increase in cash and cash equivalents and restricted cash	(11.0)	11.3
Cash and cash equivalents and restricted cash at the beginning of the period	11.3	—
Cash and cash equivalents and restricted cash at the end of the period	0.3	11.3
Supplemental disclosure of cash flow information
Non-cash settlement of debt	—	(13.6)
Non-cash share issuance	—	13.6
Non-cash additions in respect of newbuildings	(13.7)	(13.6)
Issuance of liabilities for newbuilding instalments	13.7	13.6
Interest paid, net of capitalized interest	(0.4)	—
The accompanying notes are an integral part of these Consolidated Financial Statements.

Himalaya Shipping Ltd.
Consolidated Statements of Changes in Shareholders’ Equity
For the year ended December 31, 2022 and for the period from March 17, 2021 (inception) to December 31, 2021
(In $ millions, except share data)
	Number of shares	Share capital	Additional paid-in capital	Retained earnings (deficit)	Total
Incorporation March 17, 2021	10,000	—	—
Issue of common shares	32,142,857	32.2	62.8	—	95.0
Equity issuance costs	—	—	(2.1)	—	(2.1)
Total loss for the period	—	—	—	(1.0)	(1.0)
Balance as of December 31, 2021	32,152,857	32.2	60.7	(1.0)	91.9
Share based compensation	—	—	0.4	—	0.4
Total loss for the period	—	—	—	(2.0)	(2.0)
Balance as of December 31, 2022	32,152,857	32.2	61.1	(3.0)	90.3
The accompanying notes are an integral part of these Consolidated Financial Statements.

Himalaya Shipping Ltd.

Notes to Consolidated Financial Statements
1. General Information
Himalaya Shipping Ltd. was incorporated in Bermuda on March 17, 2021. The Company has been listed on the Euronext Expand since April 2022 under the ticker “HSHIP”. The Company was founded for the purpose of owning high-quality dry bulk vessels in the range of 210,000 dead weight tonnes (“dwt”) and has agreements to acquire twelve dual fueled Newcastlemax dry bulk vessels, which are currently under construction. The twelve vessels are expected to be delivered between March 2023 and August 2024. The Company has entered into sale leaseback financing arrangements for its newbuildings as described in Note 10.
As used herein, and unless otherwise required by the context, the term “Himalaya Shipping” refers to Himalaya Shipping Ltd. and the terms “Company”, “we”, “Group”, “our” and words of similar import refer to Himalaya Shipping and its consolidated companies. The use herein of such terms as “group”, “organization”, “we”, “us”, “our” and “its” or references to specific entities, is not intended to be a precise description of corporate relationships.
2. Basis of Preparation and Significant Accounting Policies
Basis of Preparation
The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Amounts are presented in United States Dollar (“US dollar or $”) rounded to the nearest million, unless otherwise stated.
The accounting policies set out below have been applied consistently to all periods in these consolidated financial statements.
The principal accounting policies are set out below.
Principle of Consolidation
The consolidated financial statements include the assets and liabilities of us and our wholly owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.
Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. Actual results could differ from those estimates.
Going concern
The financial statements have been prepared on a going concern basis. The Group is dependent on debt financing and equity financing to finance the scrubber installation under the current newbuilding contracts for the vessels and working capital requirements which raises substantial doubt about the Company’s ability to continue as a going concern. As of December 31, 2022, the Company has not commenced operations, has cash and cash equivalents of US$0.3 million and a working capital deficit of US$24.3 million. The Consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
The Company is planning to raise financing through a public offering of the Company’s shares. Given management expects completion of the planned debt financing for scrubber installation and our track record in terms of raising equity, we believe we will be able to meet our anticipated liquidity requirements for our business for at least the next twelve months as of the date of these consolidated financial statements. There is no assurance that the Himalaya Shipping group will be able to execute this financing.
Fair value measurement
We have determined the estimated fair value amounts presented in these consolidated financial statements using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in these consolidated financial statements are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

We account for fair value measurement in accordance with the accounting standards guidance using fair value to measure assets and liabilities. The guidance provides a single definition for fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities.
Reporting and functional currency
The Company and its subsidiaries use the U.S dollar as their functional currency as the majority of their expenses and financing are denominated in U.S. dollars. Accordingly, the Company’s reporting currency is also U.S. dollars. Transactions in foreign currencies are translated into U.S dollars at the rates of exchange in effect at the date of transaction. Gains and losses on foreign currency transactions are included in “Other financial expenses” in the Consolidated Statements of Operations.
Revenue recognition
Our shipping revenues will primarily be generated from time charters. In a time charter voyage, the vessel is hired by the charterer for a specified period of time in exchange for consideration which is based on a daily hire rate. The charterer has the full discretion over the ports visited, shipping routes and vessel speed. In a time charter contract, we are responsible for all the costs incurred for running the vessel such as crew costs, vessel insurance, repairs and maintenance and lubes. Costs incurred by the Company in connection with time charters are recognized on an accruals basis. The charterer bears the voyage related costs such as bunker expenses, port charges and canal tolls during the hire period. The performance obligations in a time charter contract will be satisfied over the term of the contract beginning when the vessel is delivered to the charterer until it is redelivered back to the Group. The time charter contracts will be considered operating leases and therefore will not fall under the scope of ASC 606 Revenue from Contracts with Customers because (i) the vessel is an identifiable asset (ii) we do not have substantive substitution rights and (iii) the charterer has the right to control the use of the vessel during the term of the contract and derives the economic benefits from such use. Time charter contracts will be accounted for as operating leases in accordance with ASC 842 Leases and related interpretations. For arrangements where the Company is the lessor, we intend to elect the practical expedient which allows the Company to treat the lease and non-lease components as a single lease component for the leases where the timing and pattern of transfer for the non-lease component and the associated lease component to the lessees are the same and the lease component, if accounted for separately, would be classified as an operating lease.
Income from time charter voyages will be recognized on a straight-line basis over the period of the time charter contract (or lease contract) and at the prevailing rate for the relevant assessment period for variable or index-linked time charter contracts.
As of December 31, 2022 Himalaya Shipping has entered into six index-linked time charters and one fixed time charter for the first seven newbuildings to be delivered from New Times Shipyard.
Share-based compensation
The cost of equity settled transactions is measured by reference to the fair value at the date on which the share options are granted. The fair value of the share options issued under the Company’s employee share option plans is determined at the grant date taking into account the terms and conditions upon which the options are granted, and using a valuation technique that is consistent with generally accepted valuation methodologies for pricing financial instruments, and that incorporates all factors and assumptions that knowledgeable, willing market participants would consider in determining fair value. The fair value of the share options is recognized in General and administrative expense in the Consolidated Statements of Operations, with a corresponding increase in equity over the period during which the employees become unconditionally entitled to the options. Compensation cost is initially recognized based upon options expected to vest, excluding forfeitures, with appropriate adjustments to reflect actual forfeitures.
Newbuildings
The carrying value of the vessels under construction (“Newbuildings”) represents the accumulated costs to the balance sheet date which we have had to pay by way of purchase installments and other capital expenditures plus capitalized interest. Capitalization ceases and depreciation commences once the asset is completed and available for its intended use.
Impairment of newbuildings
The carrying values of the Company’s newbuildings may not represent their fair market value at any point in time since the market prices of second-hand vessels and the cost of newbuildings tend to fluctuate with changes in charter rates. Historically, both charter rates and vessel values tend to be cyclical. The carrying amounts of newbuildings under construction are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular vessel or newbuilding may not be fully recoverable. Such indicators may include depressed spot rates and depressed second-hand vessel values. The Company assesses recoverability of the carrying value of each asset or newbuilding on an individual basis by estimating the future undiscounted cash flows expected to result from the asset, including any remaining construction costs for newbuildings and disposal. If the future net undiscounted cash flows are less than the carrying value of the asset, or the current carrying value plus future newbuilding commitments, an impairment loss is recorded equal to the difference between the asset’s or newbuildings carrying value and fair value. The Company believes that the estimated future undiscounted cash flows expected to be earned by each of its vessels over their remaining estimated useful life will exceed the vessels’ carrying value as of December 31, 2022, plus estimated costs to complete the vessels and accordingly, has not recorded an impairment charge.
Interest cost capitalized
Interest costs are capitalized on all qualifying assets that require a period of time to get them ready for their intended use. Qualifying assets consist of Newcastlemax dry bulk vessels under construction. The interest capitalized is calculated using our weighted average cost of borrowings, from commencement of the asset development until substantially all the activities necessary to prepare the asset for its intended use are complete. The Company does not capitalize amounts beyond the actual interest expense incurred in the period.
Sale lease-back transactions
When a sale and leaseback transaction does not qualify for sale accounting, the transaction is accounted for as a financing transaction by the seller-lessee. To account for a failed sale and leaseback transaction as a financing arrangement, the seller-lessee does not derecognize the underlying asset; the seller-lessee continues depreciating the asset as if it was the legal owner. The sales proceeds received from the buyer-lessor are recognized as a financial liability. A seller-lessee will make rental payments under the leaseback. These payments are allocated between interest expense and principal repayment of the financial liability. The amount allocated to interest expense is determined by the incremental borrowing rate or imputed interest rate.
Deferred charges
Costs associated with long-term financing, including debt arrangement fees, are deferred and amortized over the term of the relevant loan using the straight-line method as this approximates the effective interest method. Amortization of loan costs will be included in “Other financial expenses” in the Consolidated Statements of Operations. If a loan is repaid early, any unamortized portion of the related deferred charge is charged against “Other financial expenses” in the period in which the loan is repaid. Deferred charges are presented as either a gross asset or as a deduction from the corresponding liability in the Consolidated Balance Sheet.
Drydocking
Maintenance of class certification requires expenditure and can require taking a vessel out of service from time to time for survey, repairs or modifications to meet class requirements. When delivered, the Group’s vessels can generally be expected to have to undergo a class survey once every five years. The Group’s vessels are being built to the classification requirements of ABS and the Liberian Ship Register. Normal vessel repair and maintenance costs will be expensed when incurred. We will recognize the cost of a drydocking at the time the drydocking takes place. The Group will capitalize a substantial portion of the costs incurred during drydocking, including the survey costs and depreciates those costs on a straight-line basis from the time of completion of a drydocking or intermediate survey until the next scheduled drydocking or intermediate survey.
Earnings per share
Basic earnings per share (“EPS”) is computed based on the income available to common stockholders and the weighted average number of shares outstanding. Diluted earnings per share includes the effect of the assumed conversion of potentially dilutive instruments, which for the Company includes share options. The determination of dilutive EPS may require us to make adjustments to net loss and the weighted average shares outstanding used to compute basic EPS unless anti-dilutive.

Cash and cash equivalents
All demand and time deposits and highly liquid, low risk investments with original maturities of three months or less at the date of purchase are considered equivalent to cash.
Current and long-term classification
Assets and liabilities are classified as current assets and liabilities respectively, if their maturity is within one year of the balance sheet date. Otherwise, they are classified as non-current assets and liabilities.
Related parties
Parties are related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also related if they are subject to common control or common significant influence.
Equity issuance costs
Equity issuance costs are recorded as a reduction of additional paid-in-capital when the equity offering is effective. Prior to the effective date of an equity offering, specific incremental costs directly attributable to a proposed or actual offering of securities are deferred and recorded as “Other current assets” in the Consolidated balance sheets. Should the Company cancel the planned equity offering, these costs will be charged to the Consolidated statements of operations as an expense. US$0.9 million has been deferred as of December 31, 2022 to the proposed equity offering.
3. Recently issued accounting standards
Adoption of new accounting standards
In May 2021, the FASB issued ASU 2021-04 Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40).
The amendments clarify the issuer’s recognition and measurement considerations resulting from exchanges or modifications to freestanding instruments (written call options) classified in equity. Such exchanges or modifications are treated as adjustments to the cost to raise debt, to the cost to raise equity or as share based payments (ASC 718) when issued to compensate for goods or services. If not treated as costs of debt funding, equity funding or share-based payments, it results in an adjustment to EPS/net income (loss). These amendments are effective from January 1, 2022. The amendments did not have a material impact on the consolidated financial statements.
ASU 2020-04 (ASC 848 Reference Rate Reform)
In March 2020, the FASB issued ASU 2020-04 (ASC 848 Reference Rate Reform), which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. In January 2021, the FASB issued ASU 2021-01, which clarified the scope of Topic 848 in relation to derivative instruments and contract modifications. The amendments in these updates are elective and apply to all entities, subject to meeting certain criteria, that have contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The amendments in these updates are effective for all entities as of March 12, 2020 through December 31, 2022. The Company has determined that reference rate reforms will potentially impact any outstanding amount under the revolving credit facility to which it is a party. Based on the latest guidance from the applicable LIBOR administrator, the reference rates currently in use are expected to be available until June 30, 2023. The Company expects to agree alternative reference rates with its counterparties before the applicable discontinuation date. We expect to take advantage of the expedients and exceptions for applying GAAP provided by the updates to the extent reference rates currently in use are replaced with alternative reference rates before December 31, 2022. In December 2022, the FASB issued ASU 2022-06 Reference Rate Reform (Topic 848) which defer the sunset date of Topic 848 from December 31 2022 to December 31, 2024, after which entities will no longer be permitted to apply the relief of Topic 848.

4. Income taxes
Bermuda
Himalaya Shipping Ltd. is incorporated in Bermuda. Under current Bermuda law, the Company is not required to pay taxes in Bermuda on either income or capital gains. Himalaya Shipping Ltd. has received written assurance from the Minister of Finance in Bermuda that, in the event of any such taxes being imposed, the Company will be exempted from taxation until March 31, 2035.
Liberia
The vessel owning companies are not subject to tax on international shipping income.
5. Segment information
Our chief operating decision maker, or the CODM, being our Board of Directors, measures performance based on our overall return to shareholders based on consolidated net income. The CODM does not review a measure of operating result at a lower level than the consolidated group and we only have one reportable segment. Himalaya Shipping currently has twelve newbuildings under construction at New Times Shipyard in China.
6. Loss Per Share
The computation of basic loss per share is based on the weighted average number of shares outstanding during the period.
	Year ended December 31, 2022	Period from March 17 to December 31, 2021
Net loss available to common shareholders	(2.0)	(1.0)
Weighted average number of shares, basic and diluted	32,152,857	18,316,970
Loss per share in U.S. Dollars, basic and diluted	(0.06)	(0.06)
Diluted loss per share excludes the potential effect of conversion of 620,000 of share options outstanding issued to management resources and directors as the share options are anti-dilutive.
7. Interest expense
	Year ended December 31, 2022	Period from March 17 to December 31, 2021
Interest expense, gross	(1.8)	—
Capitalized interest on newbuildings	1.8	—
Interest expense, net	—	—

8. Leases
Lessor
The Company has entered into time charter contracts for seven of its vessels that will commence upon their respective deliveries to the Company under the sale and leaseback arrangements. One of the charters is a fixed rate contract, while the remaining six are variable rates as set out in the following table of operating lease contracts:
Ship name	Targeted delivery	Rate US$(3)	Charter period
Mount Norefjell	Mar. 2023	30,000	24 months
Mount Ita	Mar. 2023	BCI 5TC plus premium, scrubber benefit	32-38 months(1)
Mount Etna	Apr. 2023	BCI 5TC plus premium, scrubber benefit	32-38 months(2)
Mount Blanc	June 2023	BCI 5TC plus premium, scrubber benefit	24 months
Mount Matterhorn	July 2023	BCI 5TC plus premium, scrubber benefit	24 months
Mount Neblina	Sep. 2023	BCI 5TC plus premium, scrubber benefit	24 months
Mount Bandeira	Jan. 2024	BCI 5TC plus premium, scrubber benefit	24 months
(1)	Option for 11-13 months
(2)	Option for 11-13 months
(3)
The Company will earn revenues based on the Capesize Index published by the Baltic Exchange plus a premium which will vary depending on contract terms. In addition, the Company will earn a scrubber benefit based on the spread between high sulphur fuel oil and very low sulphur fuel oil or the spread between liquified natural gas and very low sulphur fuel oil.

The minimum future undiscounted minimum lease payments to be received under our fixed rate contract as of December 31, 2022 are as follows:
2023	8.7
2024	10.6
2025	1.8
Total	21.1
9. Newbuildings
Movements in the period ended December 31, 2021 and year ended December 31, 2022 are summarized below:
Balance at March 17, 2021	—
Installment payments	82.1
Other capitalized costs including newbuilding supervision costs	1.4
Balance at December 31, 2021	83.5
Installment payments	88.6
Capitalized interest	1.8
Other capitalized costs including newbuilding supervision costs	2.2
Balance at December 31, 2022	176.1
2021
Installment payments in the period ended December 31, 2021 include expenditures associated with the first and second installment payments to New Times Shipyard for the 12 dual fueled Newcastlemax dry bulk carriers including the non-cash payment of US$13.6 million paid by Magni on behalf of the Company, see note 13.
Other capitalized costs in the period ended December 31, 2021 include US$1.1 million in fees to Magni under the Corporate support agreement which was not paid as of December 31, 2022 and 2021 (see note 13) and expenditures associated with supervision of the newbuilding program.

2022
Installment payments in the year ended December 31, 2022 include US$74.9 million of non-cash payments associated with the third and fourth installment payments to New Times Shipyard for newbuildings “Mount Norefjell”, “Mount Ita”, “Mount Etna”, “Mount Blanc” and “Mount Matterhorn” and the third instalment for newbuilding “Mount Neblina”. The Company has drawn US$74.9 million on the sale leaseback financing to fund these instalments and the instalment payments were executed by AVIC and CCBFL on behalf of the Company during 2022. In December 2022, the Company agreed with New Times Shipyard to defer payments of the third instalment on newbuildings “Mount Hua” and “Mount Bandeira” of US$13.7 million from December 2022 until March 31, 2023. This amount has been capitalized as “Installment payments” as progress was made as agreed under the newbuilding contracts and recorded as “Accounts payable” in the “Consolidated balance sheets”.
Other capitalized costs in the year ended December 31, 2022 include US$0.8 million in pre-delivery cost of which US$0.5 million was not paid as of December 31, 2022, and US$1.4 million in expenditures associated with supervision of the newbuilding program of which US$0.1 million was not paid as of December 31, 2022.
There were no indications of impairment of newbuildings as of December 31, 2022 and 2021.
10. Long-Term Debt
	December 31, 2022	December 31, 2021
Other long-term debt
Vessel financing (Mount Norefjell)	13.6	—
Vessel financing (Mount Ita)	13.6	—
Vessel financing (Mount Etna)	13.6	—
Vessel financing (Mount Blanc)	13.6	—
Vessel financing (Mount Matterhorn)	13.7	—
Vessel financing (Mount Neblina)	6.8	—
Total long-term debt, gross	74.9	—
Less current portion	(7.0)	—
Less deferred loan costs	(7.4)	—
Total long-term debt	60.5	—
The outstanding debt as of December 31, 2022, is repayable as follows:
2023	7.0
2024	11.0
2025	11.7
2026	12.4
2027	13.4
Thereafter	19.4
Total	74.9
Avic International Leasing Co., Ltd. (“AVIC”) – Sale leaseback financing
The Company has entered into sale lease back transactions accounted for as financing transactions. In February 2022, the Company entered into sale lease back arrangements with AVIC for the first four newbuildings “Mount Norefjell”, “Mount Ita”, “Mount Etna”, “Mount Blanc” to be delivered from New Times Shipyard. Pursuant to the lease financing, Himalaya Shipping shall receive pre-delivery financing at a fixed interest rate of 5% per annum for the third and fourth pre-delivery instalments ($6,791,700 to be paid for each of the third and fourth instalment). As security for the pre-delivery financing, the Company has entered into an agreement to assign in favor of AVIC the first four newbuilding contracts (Carrying value of Newbuildings financed by AVIC is US$84.8 million as of December 31, 2022) and the related refund Guarantees, as well as a parent company guarantee from the Company, share pledges over the related Subsidiaries, account pledges over the related subsidiaries’ bank accounts and a share pledge over the shares in each related Subsidiary. In addition, upon delivery of the relevant vessels from New Times Shipyard, the vessels will be sold to companies owned and designated by AVIC. The financing amount is the lower of 90% of the newbuilding contract price and US$63.0 million. The vessels will be chartered back on seven-year bareboat charters which include purchase options each year from year 3 until the end of the bareboat period. The first purchase option in year 3 is US$56,934,360 and then declining to US$47,166,840 after year 7.
Payment of dividends or making of other distributions from each subsidiary to the Company will only be allowed if immediately following such payment or distribution there will be maintained in the bank account an amount no less than the higher of (a) US$3.6 million and (b) the aggregate of the hire and the operating expenses for the vessel that are payable within the next six months.
During 2022, the Company has drawn US$54.4 million on the financing to pay scheduled pre-delivery instalments for the first four newbuildings. The fixed price purchase options and a cash penalty of US$25 million per vessel for not exercising any of the purchase options under the sale leaseback transaction results in a failed sale leaseback and the transaction is accounted for as a financing transaction.
CCB Financial Leasing Co., Ltd. (“CCBFL”) – Sale leaseback financing
In April 2022, the Company entered into sale lease back arrangements with CCBFL for newbuildings “Mount Matterhorn”, “Mount Neblina”, “Mount Bandeira”, “Mount Hua”, “Mount Elbrus”, “Mount Denali”, “Mount Aconcagua” and “Mount Emai” to be delivered from New Times Shipyard. Pursuant to the lease financing, Himalaya Shipping shall receive pre-delivery financing at a fixed interest rate of 5% per annum for the third and fourth pre-delivery instalments (US$6,841,700 and US$6,891,700 to be paid for each of the third and fourth instalment for newbuildings “Mount Matterhorn”, “Mount Neblina”, “Mount Bandeira”, “Mount Hua” and “Mount Elbrus”, “Mount Denali”, “Mount Aconcagua” and “Mount Emai”, respectively. As security for the pre-delivery financing, the Company has entered into an agreement to assign in favor of CCBFL the first four newbuilding contracts (Carrying value of Newbuildings financed by CCBFL is US$91.3 million as of December 31, 2022) and the related refund guarantees, as well as a parent company guarantee from the Company, share pledges over the related subsidiaries, account pledges over the related subsidiaries’ bank accounts and a share pledge over the shares in each related subsidiary. In addition, upon delivery of the relevant vessels from New Times Shipyard, the vessels will be sold to companies owned and designated by CCBFL. The financing amount is the lower of 90% of the newbuilding contract price and US$63.0 million. The vessels will be chartered back on seven-year bareboat charters which include purchase options each year from year 3 until the end of the bareboat period. The first purchase option in year 3 is US$56.0 million declining to US$46.0 million after year 7.
During 2022, the Company has drawn US$20.5 million on the financing to pay scheduled pre-delivery instalments. The fixed price purchase options under the sale leaseback transaction results in a failed sale leaseback and the transaction is accounted for as a financing transaction.
Each subsidiary under the CCFL sale leaseback arrangement shall procure that at any time during the period from the date falling 180 days from the delivery of each newbuilding, there is maintained in the bank account an amount not less than the bareboat hire that will accrue within the next three months which amounts to approximately US$1.5 million.
The bareboat rate per day under both sale leaseback arrangements is fixed for the bareboat period and the average bareboat rate per day for the sale leaseback arrangements with AVIC and CCBFL is US$16,567. The Company has classified the estimated amortization of the bareboat payments due in 2023 as “Current portion of long-term debt” on the “Consolidated Balance sheet”.
In December 2022, the Company signed an agreement to transfer the sale leaseback arrangement for newbuildings “Mount Bandeira” and “Mount Hua” from CCBFL to Jiangsu Financial Leasing. The transfer will be effective in March, 2023. The terms under the sale leaseback arrangement remain unchanged.
Drew Holdings Ltd. (“Drew”) – Revolving Credit facility
In December 2022, the Company drew US$1.0 million on the Revolving Credit Facility with Drew. The amount is recorded as “Amounts due to related parties” in the consolidated balance sheets, see note 13.

11. Financial Instruments
Foreign exchange risk management
The majority of our transactions, assets and liabilities are denominated in United States dollars. However, we incur expenditure in currencies other than United States dollars, mainly in Norwegian Kroner. There is a risk that currency fluctuations in transactions incurred in currencies other than the functional currency will have a negative effect on the value of our cash flows. We are then exposed to currency fluctuations and we may enter into foreign currency swaps to mitigate such risk exposures. The company has not entered into derivative agreements to mitigate the risk of these fluctuations.
Concentrations of risk
There is a concentration of credit risk with respect to cash and cash equivalents to the extent that all of the amounts are carried with DNB. However, we believe this risk is remote, as DNB is an established financial institution.
There is a concentration of supplier risk with respect to our newbuilding as all newbuildings are being built by New Times Shipyard. However, we believe the risk is remote, as New Times Shipyard is an established shipyard.
Guarantees
The Bank of China Limited, Jiangsu Branch, has given letters of guarantee to two, and the Agricultural Bank of China, Jiangsu Branch to ten, of the twelve Liberian subsidiaries of the group for all installment payments made prior to delivery of the vessels under each of their respective newbuilding contracts.
The Company has issued guarantees to New Times Shipyard for payment of instalments on all the newbuilding contracts.
Fair values
The carrying value and estimated fair value of the Company’s financial instruments were as follows:
Level 1: Quoted market prices in active markets for identical assets or liabilities;
Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data;
Level 3: Unobservable inputs that are not corroborated by market data
		December 31, 2022		December 31, 2021
	Hierarchy	Fair value	Carrying value	Fair value	Carrying value
Assets
Cash and cash equivalents	1	0.3	0.3	11.3	11.3
Liabilities
Current portion of long-term debt(1)	2	7.0	7.0	—	—
Related party liabilities - current(2)	1	2.7	2.7	—	—
Long term debt(1)	2	66.9	60.5	—	—
Related party liabilities – non-current(3)	1	1.0	1.0	2.5	2.5
(1)	Fair value of long-term debt is estimated at US$66.9 million and have been corroborated using discounted cash flow model and market interest rate as of December 31, 2022.
(2)	The carrying value approximates the fair value due to their near term expected payment of cash, see description of Corporate Support Agreement in note 12.
(3)	The carrying value approximates the fair value due to their near term expected payment of cash, see description of Revolving Credit Facility in note 12.
There have been no transfers between different levels in the fair value hierarchy during the periods presented.

12. Commitments and Contingencies
As of December 31, 2022, the Company had twelve vessels under construction. In addition, in August 2022, the Company entered into agreements with New Times Shipyard to install exhaust gas cleaning systems on the twelve vessels under construction for a total cost of $28.8 million payable at delivery of the vessels. As of December 31, 2022, the outstanding commitments under the twelve newbuilding contracts, including the installation of the exhaust gas cleaning systems, are as follows:
2023	377.8
2024	324.1
Total	701.9
To the best of our knowledge, there are no legal or arbitration proceedings existing or pending which have had or may have significant effects on our financial position or profitability and no such proceedings are pending or known to be contemplated.
13. Related Party Transactions
Drew Holdings Ltd (“Drew”) and Magni Partners (Bermuda) Ltd.(“Magni”)
Drew is considered a related party due to its significant ownership in the Company and Magni is considered a related party since it is an affiliate of Drew.
In May 2021, Magni paid a total of US$13,583,400 in instalment payments to New Times Shipyard, on the Company’s behalf, which was structured as a loan. The loan was interest free. On June 15, 2021, the loan from Magni was converted and a payment of US$1,416,600 was made for issuance of 15,000,000 shares at par value US$1 to Magni.
In March 2022, the Company entered into a US$15.0 million revolving credit facility agreement with Magni. The facility is an unsecured revolving credit facility, which is interest-bearing at a rate of LIBOR for the applicable interest periods under the facility, plus a margin of 8% p.a. The Magni Facility is available to the Company until December 31, 2023 and must be repaid latest on December 31, 2024. In December 2022 the revolving credit facility was cancelled and a new revolving credit facility with Drew was entered into on same terms. US$1.0 million was drawn on December 19, 2022 and US$1.0 million was outstanding as of December 31, 2022.
Drew subscribed for 1,000,000 shares and 714,285 shares at a price of US$3 per share and US$7 per share in the private placements in July 2021 and October 2021, respectively. Both subscriptions were paid in cash.
Management agreement
In October 2021, the Company signed an agreement with 2020 Bulkers Management AS to purchase certain management services (this agreement replaced the agreement signed in June 2021). The contracted management of Himalaya Shipping are all employees of 2020 Bulkers Management AS. 2020 Bulkers Management AS was considered a related party at the time of the transaction. For the period from incorporation on March 17, 2021, until December 31, 2021, 2020 Bulkers Management AS charged Himalaya Shipping Ltd. and its subsidiaries US$0.3 million (US$0.1 million was recorded as general and administrative expenses in the Consolidated statements of operations and US$0.2 million was capitalized to “Newbuildings” on the Consolidated balance sheets) and US$0.09 million (included in Trade payables in the Consolidated balance sheet) was outstanding as of December 31, 2021. As of December 31, 2022, 2020 Bulkers Management AS is no longer considered a related party due to Drew’s reduced ownership in 2020 Bulkers Ltd.
Corporate support agreement
The Company’s incorporator and initial, sole shareholder, Magni has been the key initiator of the Himalaya project and has provided corporate and financial assistance throughout the process, including extensive assistance in connection with the financing of the instalments to date as well as the private placements. The Company has entered into a corporate support agreement with Magni whereby Magni is compensated for its services to the Group since the inception of the Company, and for its key role in identifying and pursuing business opportunities for the Group (the “Corporate Support Agreement”). As Magni indirectly held a controlling interest at the time the Corporate Support Agreement was entered into, the Company has treated the Corporate Support Agreement as a related party agreement. Pursuant to the Corporate Support Agreement, Magni shall continue to support the Company’s business development through assisting with the pre-financing and post-financing of the Company’s newbuilding program, in finding employment for the vessels, in recruiting suitable individuals to the Company’s organization and with general high-level administrative support. The parties agreed in 2021 a compensation in the amount of US$2.7 million which shall be paid by the Company in four equal tranches.
The tranches will be split equally on each of the first four newbuildings to be delivered from New Times Shipyard in 2023, so that US$0.674 million is payable on each such delivery. Such amount equals the address commission to be received on the first 4 vessels, which was agreed with the yard before the project opened to external investors.
As of December 31, 2022, the Company has recorded the total fee of US$2.7 million (US$2.5 million as of December 31, 2021) as related party liabilities for services provided since inception of the Company. The fee has been allocated to services provided in relation to the newbuilding contracts: US$1.1 million (2021:US$1.1 million) capitalized to “Newbuildings” in the consolidated balance sheets, the private placements: US$0.9 million (2021: US$0.9 million) recorded as a reduction in Additional paid-in capital in the Consolidated Statements of Changes in Shareholders’ Equity), the sale and leaseback arrangements: US$0.6 million (2021: US$0.4 million recorded as “Other non-current assets” which was transferred to deferred loan cost under “Long term debt” in 2022 when the Company drew on the sale leaseback financing) recorded as deferred loan cost to “Long term debt” in the Consolidated balance sheets) and other administration support: US$0.1 million (2021: US$0.1 million) recorded as “General and administrative expenses in the Consolidated Statements of Operations.
Affinity Shipholdings I LLP and affiliated companies (“Affinity”)
Affinity is considered a related party due to being a principal shareholder.
Affinity is the broker between New Times Shipyard and Himalaya Shipping for the twelve newbuilding contracts. No consideration has or will be paid from Himalaya Shipping to Affinity.
Affinity subscribed for 166,667 shares and 71,429 shares at a price of US$3 per share and US$7 per share in the private placements in July 2021 and October 2021, respectively. Both subscriptions were paid in cash.
Affinity is the broker on the fixed time charter agreement the Company has entered into. Affinity will receive 1.25% of the charter hire of US$30,000 per day.
14. Share based compensation
In September 2021, the Board of Directors established a long-term incentive plan and 800,000 of the Company’s authorized but unissued share capital was allocated for this purpose. In December 2021, the Board approved a grant of 500,000 share options to management resources (employees from 2020 Bulkers Management AS providing management services) and directors. In March 2022 the Board approved a further grant of 120,000 share options to management resources with the same terms. The share options granted to date have a five-year term and cliff vest three years from the date of grant. The exercise price is US$8.0 and will be reduced by any dividends and cash distributions paid. Stock compensation expense of US$0.4 million was expensed in 2022 (2021: US$0.03 million). and is recognized in “General and administrative expenses” in the Consolidated Statements of Operations.

The table below sets forth the number of share options, weighted average remaining life, weighted average exercise price and weighted average grant date fair value price for the years ended December 31, 2021 and 2022, respectively:
	Outstanding share options	Weighted Average remaining life	Weighted Average exercise price (in US$)	Weighted Average grant date fair value (in US$)
Outstanding at March 17, 2021	—	—	—	—
Granted	500,000	4.0	8.0	2.2
Exercisable	—	—	—	—
Forfeited	—	—	—	—
Outstanding at December 31, 2021 – unvested	500,000	4.0	8.0	2.2
Outstanding at December 31, 2021 – exercisable	—	—	—	—
Granted	120,000	4.0	8.0	1.95
Exercisable	—	—	—	—
Forfeited	—	—	—	—
Outstanding at December 31, 2022 – unvested	620,000	3.0	8.0	2.15
Outstanding at December 31, 2022 – exercisable	—	—	—	—
The fair value of the share options granted in March 2022 and December 2021 was calculated using the Black-Scholes option pricing model using the following inputs:
	2022	2021
Grant date	March 10	December 8
Risk-free rate	2%	1.52%
Expected life	4 years	4 years
Expected future volatility	56%	57%
In 2022 and 2021 the expected future volatility was based on peer group volatility due to the short lifetime of the Company. As of December 31, 2022 and 2021, there was no intrinsic value for both vested and unvested outstanding awards.
15. Share Capital
The authorized share capital of the Company as of December 31, 2022 and 2021 is $140,010,000 represented by 140,010,000 authorized common shares of par value $1.00 each.
The Company’s issued and outstanding share capital is as follows:
(number of shares of US$1.00 each)	2022	2021
Balance at the start of the year/period	32,152,857	—
Shares issued
March 17, 2021	—	10,000
June 15, 2021	—	15,000,000
July 16, 2021	—	10,000,000
October 11, 2021	—	7,142,857
Balance at the end of the year/period	32,152,857	32,152,857
Changes in the Company’s issued and outstanding share capital are described below:
•	Issuance of 10,000 common shares at inception at a purchase price of US$1.00 per common share;
•	Issuance of 15,000,000 common shares at US$1.00 per share on June 15, 2021 in a conversion of debt of US$13,583,400 and payment cash of US$1,416,600;

•
Issuance of 10,000,000 common shares at US$3.00 per share on July 16, 2021 in a private placement, for gross proceeds of US$30.0 million before issuance costs of US$0.8 million. US$0.4 million of the issuance costs relate to the Corporate support agreement and was not paid as of December 31, 2021 and 2022, respectively, see note 13.

•
Issuance of 7,142,857 common shares at US$7.00 per share on October 11, 2021 in a private placement, for gross proceeds of US$50.0 million before issuance costs of US$1.3 million. US$0.5 million of the issuance costs was paid in 2022. US$0.5 million of the issuance costs relating to the Corporate support agreement (see note 13) was not paid as of December 31, 2021 and 2022, respectively.

16. Subsequent Events
Subsequent events have been evaluated through January 27, 2023, the date these consolidated financial statements were available to be issued.

Common Shares

PROSPECTUS
DNB Markets
Clarksons Securities
   , 2023
Until      , 2023 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 6.	Indemnification of Directors and Officers
Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.
We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Subject to Section 14 of the Securities Act, which renders void any purported waiver of the provisions of the Securities Act, our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We are planning to purchase and maintain a directors’ and officers’ liability policy for such a purpose.
Item 7.	Recent Sales of Unregistered Securities
Set forth below is information regarding all securities issued by us since inception without registration under the Securities Act.
•	After our incorporation on March 19, 2021, we issued 10,000 common shares at a subscription price of $1.00 per share.
•
On June 15, 2021, we issued 15,000,000 common shares to Magni at a subscription price of $1.00 per share in exchange for (i) a contribution by Magni of receivables in the aggregate amount of $13.6 million, which related to receivables due an outstanding from our subsidiaries to Magni in connection with a loan made by Magni to pay the first installments under the 1-4 Shipbuilding Contract, and (ii) a capital contribution of $1.4 million in cash from Magni.

•
On July 16, 2021, we completed a private placement of 10,000,000 shares at a subscription price of $3.00 per share, raising gross proceeds of $30 million, a significant portion of which was (together with the proceeds of equity financings) used to pay the first and second installments of the Shipbuilding Contracts totaling $82.1 million.

•
On October 11, 2021, we completed a private placement of 7,142,857 common shares at a subscription price of $7.00 per share, raising gross proceeds of $50 million, a significant majority of which was to finance the first and second installments of the Shipbuilding Contracts totaling $82.1 million.

We believe the offers, sales and issuances of the securities described above are deemed to be exempt from registration under the Securities Act as transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 8.	Exhibits
(a)	The following documents are filed as part of this registration statement:
1.1	Form of Underwriting Agreement*
3.1	Certificate of Incorporation†
3.2	Memorandum of Association of Himalaya Shipping†
3.3	Amended and Restated Bye-laws†
5.1	Form of opinion of MJM Limited as to the validity of the common shares†
10.1	Form of Registration Rights Agreement†
10.2
Shipbuilding Contract for Construction of One 210,000 dwt Bulk Carrier between New Times Shipbuilding Co. Ltd. and MOUNT NOREFJELL INC. (formerly known as LHOTSE INC.), for vessel with hull number 0120833, dated March 10, 2021, as amended on November 16, 2022†,**,#

10.3
Amended and Restated Memorandum of Agreement and Bareboat Charter, dated February 22, 2023, between MOUNT NOREFJELL INC., a wholly owned subsidiary of Himalaya Shipping, and Great Lhotse Limited, providing for the sale and leaseback of the Mount Norefjell vessel, with hull number 0120833 (Avic Leasing)†,***,#

10.4
Memorandum of Agreement and Bareboat Charter, dated April 20, 2022, between MOUNT MATTERHORN INC. (formerly known as EVEREST INC.), a wholly owned subsidiary of Himalaya Shipping, and Jianxin Jinjiushiwu Leasing (Tianjin) Co. Ltd., providing for the sale and leaseback of the Mount Matterhorn vessel, with hull number 0120837 (CCBFL Leasing)†,****,#

10.5
Novation Agreement, dated December 14, 2022, between MOUNT BANDEIRA INC., a wholly owned subsidiary of Himalaya Shipping, Jianxin Jinjiushiqui Leasing (Tianjin) Co. Ltd., as original buyer, and Huinuo (Tianjin) Shipping Leasing Co. Ltd., in respect of Mount Bandeira vessel, with hull number 0120839 (Jiangsu Leasing)†,****,*****,#

10.6	Revolving Credit Facility Agreement between Himalaya Shipping Ltd. and Drew Holdings Limited. dated December 14, 2022†,#
10.7	Management Agreement between Himalaya Shipping Ltd. and 2020 Bulkers Management AS, dated February 27, 2023†
10.8	Corporate Support Agreement between Himalaya Shipping Ltd. and Magni Partners (Bermuda) Limited, dated September 15, 2021†, #
21.1	List of subsidiaries of Himalaya Shipping†
23.1	Consent of PricewaterhouseCoopers AS†
23.2	Consent of MJM Limited (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page to the registration statement)
99.1	Consent of Clarkson Research Services Limited†
107.1	Filing Fee Table†
†	Filed herewith
*	To be filed by amendment.
**	The other Shipbuilding Contracts with New Times are substantially the same as this one.
***	The other Sale and Leaseback Agreements with Avic are substantially the same as this one.
****
The other Sale and Leaseback Agreements with CCBFL, including the Sale and Leaseback Agreements transferred and assigned to Jiangsu Financial in the Jiangsu Leasing are substantially the same as this one.

*****	The other Novation Agreement with Jiangsu Financial is substantially the same as this one.
#
Portions of this exhibit have been omitted because such portions are not material and is the type of information that the registrant treats as private or confidential. The omissions have been indicated by Asterisks (“[***]”).

(b)	Consolidated Financial Statements Schedules
None.

Item 9.	Undertakings
The undersigned hereby undertakes:
(a)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oslo, Norway on March 7, 2023.
Himalaya Shipping Ltd.

By:	/s/ Herman Billung
Name: Herman Billung
Title: Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Herman Billung and Mi Hong Yoon, their attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendment or post-effective amendment to this registration statement on Form F-1, including, without limitation, any additional registration statement filed pursuant to Rule 462 under the Securities Act with respect hereto and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Name	Title	Date

/s/ Herman Billung	Chief Executive Officer (principal executive officer)	March 7, 2023
Herman Billung

/s/ Vidar Hasund	Chief Financial Officer (principal financial officer)	March 7, 2023
Vidar Hasund

/s/ Bjørn Isaksen	Director	March 7, 2023
Bjørn Isaksen

/s/ Jehan Mawjee	Director	March 7, 2023
Jehan Mawjee

/s/ Georgina Sousa	Director	March 7, 2023
Georgina Sousa

/s/ Carl Steen	Director	March 7, 2023
Carl Steen

/s/ Mi Hong Yoon	Director	March 7, 2023
Mi Hong Yoon

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Himalaya Shipping Ltd. has signed this registration statement in Newark, Delaware on March 7, 2023.
Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Authorized Representative